     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            VISION TWENTY-ONE, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                FLORIDA                                    8741                                  59-3384581
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)
                                                     THEODORE N. GILLETTE, PRESIDENT AND CEO
            VISION TWENTY-ONE, INC.                          VISION TWENTY-ONE, INC.
             7209 BRYAN DAIRY ROAD                            7209 BRYAN DAIRY ROAD
                LARGO, FL 33777                                  LARGO, FL 33777
                (813) 545-4300                                   (813) 545-4300
  (Address, including zip code, and telephone        (Name, address, including zip code, and
 number, area code, of registrant's principal      telephone including number, including area
              executive offices)                           code, of agent for service)

                             ---------------------
                                WITH COPIES TO:
                           DARRELL C. SMITH, ESQUIRE
                            MARK A. CATCHUR, ESQUIRE
                         SHUMAKER, LOOP & KENDRICK, LLP
                        101 E. KENNEDY BLVD., SUITE 2800
                              TAMPA, FLORIDA 33602
                                 (813) 229-7600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as practicable after this Registration Statement becomes effective as the Selling Stockholders may determine.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES         TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED         PER SHARE(1)       OFFERING PRICE(1)         FEE(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value per
  share............................      1,206,718            $9.625             $11,614,661            $3,426
=====================================================================================================================

(1) Estimated solely for purposes of determining the registration fee, pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933 and based upon the average of the high and low sales price of the Company's Common Stock as reported on the Nasdaq Stock Market's National Market System for April 27, 1998.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.
================================================================================

PROSPECTUS

                            VISION TWENTY-ONE, INC.

     This Prospectus relates to up to 1,206,718 shares of Common Stock, par value $.001 per share ("Common Stock") of Vision Twenty-One, Inc. (together with its subsidiaries as applicable, the "Company"), which are being offered and sold by certain stockholders of the Company described herein, (the "Selling Stockholders"). Such shares represent the number of shares that have been issued by the Company to the Selling Stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in connection with acquisitions made by the Company.

     The Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "EYES." On April 29, 1998, the last reported sales price for the Common Stock on the Nasdaq National Market was $9.625 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" ON PAGES 5 TO 16 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

     The Common Stock may be sold by the Selling Stockholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Common Stock in respect of which this Prospectus is being delivered and the applicable agent's commission or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). Furthermore, information concerning Selling Stockholders may change from time to time and the changes will be set forth in such a Prospectus Supplement.

     The Selling Stockholders will receive all of the net proceeds from the sale of the Common Stock pursuant to this Prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Common Stock. The Company is paying all other expenses incident to the registration of the securities registered hereunder.

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them, or purchases by them of the Common Stock at a price less than prevailing market price, may be deemed to be underwriting commissions or discounts under the Securities Act. All sales of Common Stock registered hereby shall be sold in connection with this Prospectus.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS           .

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and information under "Risk Factors." Unless the context otherwise requires, references in this Prospectus to the Company or Vision Twenty-One include Vision Twenty-One, Inc., its predecessors and its subsidiaries. As used herein, the term "Managed Providers" refers to the licensed optometrists and ophthalmologists employed by professional associations and providing eye care services at Company clinic facilities and ambulatory surgical centers ("ASCs"); "Managed Professional Associations" refers to the professional associations which are managed by the Company pursuant to long-term management agreements ("Management Agreements"); "Contract Providers" refers to the licensed optometrists and ophthalmologists who are credentialed, or in the process of being credentialed, to provide eye care services at optometry and ophthalmology clinics and ASCs pursuant to the Company's managed care contracts; "Affiliated Providers" refers collectively to the Managed Providers and the Contract Providers; "Initial Public Offering" refers to the Company's initial public offering of 2,100,000 shares of Common Stock on August 18, 1997; and "Secondary Offering" refers to the Company's second public offering of 2,300,000 shares of Common Stock on November 20, 1997. Except as otherwise indicated, the information contained in this Prospectus gives retroactive effect to a June, 1997 reverse stock split, resulting in an exchange of 1 share for 1.5 shares of Common Stock issued and outstanding at the time of such split.

                                  THE COMPANY

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS(sm)") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to LADS located throughout the United States through which its Affiliated Providers deliver eye care services. The Affiliated Providers consist of Managed Providers and Contract Providers. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's managed care contracts and discount fee-for-service plans covering the Company's exclusively contracted patient lives.

     The Company's goal is to enable each of its LADS to capture the leading market share of fee-for-service patients and managed care members. To achieve its goal, the Company is focused on the following strategies: (i) developing LADS in order to provide for a complete continuum of easily accessible, high quality and affordable eye care services, (ii) increasing patient revenue and cost efficiencies for each LADS through practice development and managed care initiatives and (iii) expanding into select new markets to create regional networks of LADS.

     The Company earns practice management fees by providing Managed Providers with a wide range of management and administrative services. These management and administrative services are designed to increase patient flow, while effecting cost efficiencies, and to permit the Managed Provider to concentrate on the delivery of easily accessible, high quality and affordable eye care services. The Company also earns revenues by entering into capitated managed care contracts with third-party insurers and payors and by administering indemnity fee-for-service plans for its Affiliated Providers. The Company believes it provides its Affiliated Providers with significant advantages in negotiating, obtaining and effectively administering managed care contracts through its experienced management team, management information systems, greater capital resources and more efficient cost structure.

                              RECENT DEVELOPMENTS

     To date in 1998 and in addition to the other acquisitions finalized or pending and described below, the Company completed the acquisition of the business assets of 28 optometry clinics two ophthalmology clinics and 20 optical dispensaries located in Texas, Arizona, New Jersey and Minnesota. Business assets consist of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing 31 optometrists and one ophthalmologist. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company closed the acquisition of all of the outstanding stock of The Complete Optical Laboratory, Ltd., Corp., located in New Jersey which services the New Jersey optometry clinics acquired by the Company and the Company closed the acquisition of substantially all of the business assets of a managed care company located in Florida servicing over 82,700 patient lives. These acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company provided aggregate consideration of approximately $16.7 million, consisting of 786,952 shares of Common Stock and approximately $8.7 million in cash and promissory notes in the aggregate principal amount of $21,000, subject to closing adjustments. In addition, the Company is required to provide additional contingent consideration consisting of 33,695 shares of Common Stock and up to $600,000, to be paid to certain sellers if certain post-acquisition performance targets are met.

     In March 1998, the Company completed pooling of interests transactions with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One was the parent company of Stein Optical which operates 16 optometric retail locations in Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. These transactions were accounted for by the Company as pooling of interests, and the costs of approximately $500,000 incurred in connection with such transactions were charged to expense. In connection with these transactions, the Company issued 1,109,806 shares of Common Stock, subject to closing adjustments, valued at approximately $10.5 million.

     The Company has also entered into binding letters of intent to acquire the business assets of four optometry clinics, one ophthalmology clinic, four optical dispensaries and one ASC located in Arizona and Florida. Concurrently with the closing of these acquisitions, the Company expects to enter into long-term Management Agreements with the related professional associations employing four optometrists and two ophthalmologists. These acquisitions are expected to be accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. In connection with these acquisitions, the Company is providing aggregate consideration of approximately $3.0 million, consisting of approximately 21,000 shares of Common Stock and approximately $2.8 million in cash, subject to closing adjustments.

                                  RISK FACTORS

     Investors should consider the material risk factors involved in connection with an investment in the Common Stock and the impact to investors from various events which could adversely affect the Company's business. See "Risk Factors."

                             SUMMARY FINANCIAL DATA

                                                                       YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                                                                PRO FORMA
                                                             1995        1996        1997        1997(1)
                                                           ---------   ---------   ---------   -----------
                                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARES DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................   $ 3,082     $ 9,564     $56,267      $181,534
Operating expenses.......................................     4,300      15,524      55,353       173,970
                                                            -------     -------     -------      --------
Income (loss) from operations............................    (1,218)     (5,960)        914         7,564
Income (loss) before extraordinary charge................    (1,226)     (6,120)       (199)        2,488
Pro forma income (loss) before extraordinary charge per
  common share(2) -- assuming dilution...................                                        $   0.17
                                                                                                 ========

                                                                  DECEMBER 31, 1997
                                                              -------------------------
                                                                           PRO FORMA
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $  4,554      $    970
Total assets................................................   116,558       136,135
Long-term debt and capital lease obligations, including
  current maturities........................................    25,883        34,865
          Total stockholders' equity........................  $ 66,647      $ 75,928

---------------

(1) Gives effect to the following transactions as if they were completed on January 1, 1997: (i) the 1997 Acquisitions, (ii) the Block Acquisition,
    (iii) the LaserSight Acquisitions, (iv) the EyeCare One and VIPA Merger, (v) the 1998 Acquisitions, (vi) the Pending Acquisitions, and (vii) the Company's Initial Public Offering and Secondary Offering and the application of the net proceeds therefrom. See "The Acquisitions" and "Selected Pro Forma Financial Data."
(2) Gives effect to the following transactions as if they were completed as of December 31, 1997 (i) the EyeCare One and VIPA Merger, (ii) the 1998 Acquisitions and (iii) the Pending Acquisitions. See "The Acquisitions" and "Selected Pro Forma Financial Data."

                      SUPPLEMENTAL SUMMARY FINANCIAL DATA

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------    PRO FORMA
                                                            1995(1)     1996(1)     1997(1)      1997(2)
                                                           ---------   ---------   ---------   -----------
                                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................   $14,865     $21,854     $69,544      $181,534
Operating expenses.......................................    15,535      27,241      67,887       173,970
                                                            -------     -------     -------      --------
Income (loss) from operations............................      (670)     (5,387)      1,657         7,564
Income (loss) before extraordinary charge................      (816)     (5,647)         83         2,488
Pro forma income (loss) before extraordinary charge per
  common share -- assuming dilution......................                                        $   0.17
                                                                                                 ========

                                                                     DECEMBER 31, 1997
                                                              --------------------------------
                                                                                  PRO FORMA
                                                              SUPPLEMENTAL(1)   AS ADJUSTED(3)
                                                              ---------------   --------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................     $  4,868          $    970
Total assets................................................      120,357           136,135
Long-term debt and capital lease obligations, including
  current maturities........................................       27,284            34,865
          Total stockholders' equity........................       67,731            75,928

---------------

(1) Gives effect to the EyeCare One and VIPA Merger which was accounted for as a pooling of interests.
(2) Gives effect to the following transactions as if they were completed on January 1, 1997: (i) the 1997 Acquisitions, (ii) the Block Acquisition,
    (iii) the LaserSight Acquisitions, (iv) the 1998 Acquisitions, (v) the Pending Acquisitions, and (vi) the Company's Initial Public Offering and Secondary Offering and the application of the net proceeds therefrom. See "The Acquisitions" and "Selected Pro Forma Financial Data."
(3) Gives effect to the 1998 Acquisitions and the Pending Acquisitions as if they were completed as of December 31, 1997. See "The Acquisitions" and "Selected Pro Forma Financial Data."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.

     This Prospectus and certain information provided periodically in writing and orally by the Company's designated officers and agents contain statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "believe," "goal," "plan," "intend," "estimate," and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Prospectus, particularly "Management's Discussion and Analysis of Financial Condition and Results of Operations," and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things; (i) the financial prospects of the Company; (ii) potential acquisitions by the Company and the successful integration of both completed and future acquisitions; (iii) the ability of the Company to efficiently and effectively manage its Managed Providers; (iv) the Company's financing plans including the Company's ability to raise additional debt and equity capital; (v) trends affecting the Company's financial condition or results of operations including the company's stock price and its potential impact on the number of shares utilized in acquisitions and on future earnings per share; (vi) the Company's growth strategy and operating strategy; (vii) the impact of current and future governmental regulations;
(viii) the Company's current and future managed care contracts; (ix) the Company's ability to continue to recruit Contract Providers, to convert Contract Providers to Managed Providers, and to maintain its relationships with Affiliated Providers; (x) the Company's relationships with affiliated retail optical companies; (xi) the Company's relationships with its buying group participants and suppliers of eye care products and supplies; (xii) the Company's ability to operate efficiently, profitably and effectively its new Block Vision subsidiary, which includes a new business line and a significant increase in the Company's managed care business; and (xiii) the Company's revenue run rate and the impact thereon of acquisitions by the Company. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) the Company experiencing future operating and net losses; (ii) any material inability of the Company to successfully integrate and profitably operate Block Vision and other acquisitions; (iii) any material inability of the Company to identify, consummate and integrate suitable acquisitions in conjunction with its growth strategy or to ultimately close pending and identified acquisitions; (iv) any material inability of the Company to acquire sufficient capital and financing to fund its growth strategy; (v) the inability of the Company to expand its managed care business, renew existing managed care contracts and maintain and expand its Contract Provider Network; (vi) the Company's inability to negotiate managed care contracts with HMOs; (vii) the inability of the Company to successfully and profitably operate its managed care business; (viii) the managed practices' inability to operate profitably; (ix) changes in state and/or federal governmental regulations which could materially affect the Company's ability to operate or materially affect the Company's profitability; (x) the inability of the Company to maintain or obtain required licensure in the states in which it operates and in the states in which it may seek to operate in the future, (xi) the inability of the Company to successfully obtain public and/or private investment capital to expand its operations; (xii) the Company's inability to meet its financing covenants and commitments; (xiii) consolidation of the Company's competitors, poor operating results by its competitors, or adverse governmental or judicial rulings against its competitors; and (xiv) any adverse change in the Company's medical claims to managed care revenue ratio. The Company undertakes no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     LIMITED OPERATING PROFITABILITY. Although the Company has recently operated profitably, the same has been for a short period of time and there can be no assurance that the Company will not incur operating and net losses or continue to achieve continued profitability in the future. Although the Company has experienced substantial revenue growth, the Company incurred operating and net losses in the past four years.

     RISKS ASSOCIATED WITH EXPANSION STRATEGY. A significant portion of the Company's expansion strategy is to grow its Managed Provider network through the acquisition of certain assets of ophthalmology and optometry practices, ASCs and related businesses. The Company from time to time reviews and will continue to review acquisition opportunities (some of which may be material to the Company) that will further broaden its LADS or geographic presence. The Company is currently engaged in preliminary discussions regarding various possible acquisitions, some of which are material. However, the Company currently has no agreement, arrangement or understanding which at this time, based upon all factors considered is reasonably certain to close, with respect to any acquisitions that are, individually or in the aggregate, material to the Company. The Company's acquisition strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy. The success of the Company's expansion strategy will depend on factors which include the following:

          The Company's Stock Price. The Company expects to continue to use its Common Stock as consideration for future acquisitions in conjunction with its expansion strategy, which will be a factor in the Company's future acquisitions, financial position and performance. The number of shares of Common Stock the Company is ultimately required to provide in connection with its acquisitions will be affected by the market price for its Common Stock and will affect the Company's future earnings per share.

          Ability to Identify and Consummate Suitable Acquisitions. The Company intends to devote substantial resources to identifying, negotiating and consummating appropriate acquisitions. The Company may compete for acquisition opportunities with entities that have greater resources than the Company. There can be no assurance that suitable acquisition candidates are available or can be identified or that acquisitions can be consummated on terms favorable to the Company. Additionally, several acquisitions by the Company have been closed in escrow and another acquisition which has been agreed to but not completed, all of which have been included in the pro forma calculations contained herein. Any failure by the Company ultimately to close a material portion of such acquisitions and, where applicable, to obtain a release from escrow could have a material adverse effect on the Company's pro forma financial statements contained herein and on the Company's future results of operations and financial condition. See "The Acquisitions."

          Integration of Acquisitions. The Company has made significant acquisitions in the past year. In the past twelve months, the size of its Contract Provider network, the number and size of its managed care contracts and related covered lives and the number of clinics and ASCs managed by the Company have increased significantly. The Company's financial results in fiscal quarters immediately following a material acquisition or series of acquisitions may be adversely impacted while the Company attempts to integrate the acquisition or acquisitions. There can be no assurance that there will not be substantial unanticipated costs or problems associated with the integration effort. During the first few months after an acquisition, the Company's expenses related to an acquisition may exceed the revenue it realizes from the acquisition and, accordingly, any such acquisition may have a negative effect on the Company's short-term operating results. As the Company pursues its expansion strategy, there can be no assurance that the Company will be able to continue to successfully integrate acquisitions and any failure or inability to do so may have a material adverse effect on the Company's results of operations or financial condition. In addition, acquisitions require the Company to attract and retain competent and experienced management personnel and require the integration of reporting and tracking systems, management information systems and other operating systems. At present, the Company's recent acquisitions have not been fully integrated into its management information systems and there can be no assurance that the Company will be able to successfully integrate its management information systems in the near future. There can also be no assurance that the Company will be able to attract suitable management or other personnel or effectively expand, its operating systems. The success of the Company's expansion strategy will depend on the Company's ability to effectively manage an increasing number of new acquisitions while continuing to manage its existing business. Additionally, in acquisitions where the practice does not, after closing, obtain employment agreements with its professionals due to its negotiations with the Company, the

     Company has a risk that the practice it manages could lose a significant portion of its income in the event such professionals terminate their affiliations with the practice.

          Availability of Funds for Expansion Strategy. The Company's expansion strategy will require that substantial capital investment and adequate financing be available to the Company. Capital is needed not only for acquisitions, but also for the integration of operations and the addition of equipment and technology. As of April 27, 1998, the Company had borrowed approximately $41.0 million under its current bank credit facility for use in repaying its previous bridge credit facility, funding certain acquisitions and for general working capital purposes. In the future, the Company may be required to obtain additional financing through other borrowings or the issuance of additional equity or debt securities to finance its growth and acquisition strategies, which could have an adverse effect on the value of the shares of the Company's Common Stock. There can be no assurance that the Company will be able to obtain such financing or that, if available, such financing will be on terms acceptable to the Company. An inability of the Company to obtain suitable additional future financing could cause the Company to substantially change its expansion strategy, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          Managed Care Contract Expansion. The success of the Company's expansion strategy also will be dependent on its ability to maintain and expand its managed care contract relationships with HMOs and other third party payors. The ability of the Company to maintain and expand its Contract Provider network and retail affiliations will be important in expanding these contractual relationships with both existing and new payors. Correspondingly, expanding managed care contract relationships will be important in maintaining and expanding its Contract Provider network and retail affiliations. Additionally, the ability to engage in acquisitions that add to the Company's Managed Provider network will be dependent upon the Company's ability to expand its managed care contract relationships.

          Risks Associated with Merger Transactions. Several of the Company's acquisitions have been accomplished by way of merger. As a result of such merger transactions, there could be potential liabilities to which the Company could be subject. The agreements entered into in connection with the acquisitions provide for the Company to be fully indemnified against any losses incurred by the Company as a result of certain material liabilities. However, while the Company is not aware of any such liabilities, there can be no assurance that the Company will not incur losses in the event that the indemnifications are inadequate to reimburse the Company for any such losses.

          Information Systems. The Company is currently in the process of modifying its information systems to be year 2000 compliant. The Company expects its information systems to be year 2000 compliant within a sufficient amount of time to meet its needs, however, expenses to the Company will result in connection with its effort to make these modifications. The Block Vision managed care information systems are currently year 2000 compliant and Block Vision is in the process of modifying its remaining information systems to be year 2000 compliant. While the Company also expects to initiate communications with significant suppliers, customers and other third parties with which the Company does business in an attempt to minimize the potential disruption to the Company's operations resulting from year 2000 problems at such other places, there can be no assurances, however, that the computer systems of other companies would not have an adverse effect on the Company's operations.

     RELIANCE ON AFFILIATED PROVIDERS. The Company's revenue depends on revenue generated by the Affiliated Providers. There can be no assurance that the practices managed by the Company will continue to maintain successful practices, that the Management Agreements between the Company and such professional associations will not be terminated or that the Managed Providers will continue to be employed by the professional associations. Under the Management Agreements, the Company has agreed with the professional associations that, subject to certain exceptions, it will not provide management services for any practice located within five miles of such professional associations without first obtaining the express written consent of the professional associations. The Company's ability to expand the managed care business will be dependent upon the Company's ability to recruit and maintain an expanded Contract Provider network as well as to market such network successfully to payors. The inability to effectively expand the network and contractual relationships with payors would have a material adverse effect on the Company's growth strategy. Additionally, the practice management fees earned by the Company pursuant to substantially all of its Management Agreements will fluctuate depending on variances in revenues and expenses of the Managed Professional Association and thus the Company's revenue and profitability in connection with its Management Agreements will be directly and adversely affected by poor operating results of its Managed Professional Associations.

     RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS. As a result of the Block Acquisition, the Company's managed care business has increased significantly. Additionally, as an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third party payors pursuant to which services will be provided on a risk sharing or capitated basis. Additionally, a significant portion of the Company's managed care business is pursuant to a small percentage of its contracts and the loss of any one of those could have an adverse effect on the Company's results of operations. Most of the Company's managed care contracts are for one year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Under some of these contracts, the health care provider may accept a pre-determined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. These contracts pass much of the risk of providing care from the payor to the provider. The proliferation of these contracts in markets served by the Company could result in greater predictability of revenue, but less certainty with respect to profitability. There can be no assurance, however, that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require, in the aggregate, more frequent or extensive care than is anticipated, operating margins may be reduced or the revenue derived from these contracts may be insufficient to cover the costs of the services provided. Any such developments could have a material adverse effect on the Company's results of operations or financial condition.

     RISKS ASSOCIATED WITH BLOCK VISION'S BUYING GROUP. As a result of the Block Acquisition, the Company provides billing and collection services to suppliers of optical products benefiting suppliers and buyers of eye care products. Block Vision had revenues of $54.6 million from its buying group division for the year ended April 30, 1997. The Company's business arrangements are terminable at any time by Block Vision or its customers. Any loss of a significant number of customers in connection with this business could have a material adverse effect on the results of operations of the Company. In connection with its buying group services, Block Vision bears substantial credit risk, which if not managed successfully could have a material adverse effect on the Company, its cash flows and results of operations. In addition, the operations of the buying group may be subject to certain federal laws, including anti-kickback laws. A determination that the buying group operations are in violation of such laws could have a material adverse effect on the results of operations of the buying group division.

     GOVERNMENT REGULATIONS. Business arrangements between business associations that provide practice management services and ophthalmologists and optometrists are regulated extensively at the state and federal levels, including regulation in the following areas:

          Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from employing eye care professionals, having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of optometry and ophthalmology. The Company contracts with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services. The Company performs only non-professional services, is not representing to the public or its customers that it provides professional eye care services, and is not exercising influence or control over the practices of the eye care practitioners employed by the professional associations. Furthermore, the Management Agreements between the Company and the Managed Professional Associations specifically provide that all decisions required by law to be made by professionals shall be made by such professionals. While certain shareholders of Managed Professional Associations that perform the practice of medicine or optometry are also involved in Company management, they act independently when making decisions on behalf of their professional corporations and the Company has no right (and does not attempt to exercise any right) to control those decisions.

          Fee-Splitting and Anti-kickback Laws

          State Law. Most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by eye care professionals with any party except other eye care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services (other than the generation of business), even if the payment is based on a percentage of the practice's revenues.

          The Florida fee-splitting law prohibits paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form for patient referrals or patronage. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice. However, the Florida Board of Medicine recently issued an order determining that a management fee charged by a publicly held national management company based upon a percentage of revenue constitutes illegal fee-splitting. The case before the Board involved arrangements that are different from the Company's arrangements in certain respects, including the fact the management fee was based on a percentage of the increase in net revenues of the practice after the management arrangement commenced. The ruling is limited to the facts presented to the Board. The Board's statement of the rationale for its opinion is unclear as to whether it would also apply to arrangements similar to those utilized by the Company. The Board of Medicine's order has been stayed to permit an appeal to a Florida district court of appeals. The appellate court could reverse or affirm the Board's opinion, or clarify that it is correct only in limited situations. If the Board's order is allowed to stand without clarification, there is a risk that the Company's arrangements with physicians in the State of Florida could be determined to be in violation of the fee-splitting statute. Since the same statute applies to optometrists, a risk would also exist as to the Company's arrangements with them. The Company's Management Agreements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement. In the event the form of Management Agreement utilized by the Company in Florida is ever determined to be in violation of state law, and the parties or the arbitrator are unable to arrive at a satisfactory modification to the Management Agreement, there could be a material adverse impact on the Company's current Florida Management Agreements and therefore, the Company's results of operations.

          An Arizona law prohibits "dividing a professional fee" only if it is done "for patient referrals," similar to the language of the Florida law. Other states, such as Illinois and New York, have fee-splitting statutes that have been interpreted to prohibit any compensation arrangements that are based on a percentage of a physician's revenue, and such laws shall preclude the Company from using its typical management arrangements at such time as Managed Provider relationships are created in those states.

          Federal Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program. For this reason, the Management Agreement provides that the Company will not engage in direct marketing to potential sources of business, but will only assist the practice's personnel in these endeavors by providing training, marketing materials and technical assistance. On April 15, 1998 the Office of Inspector General of the U.S. Department of Health and Human Services ("OIG") issued Advisory Opinion 98-4, which raised questions about whether a percentage of revenue management fee arrangement could be viewed as violating the federal anti-kickback law if the manager is involved in helping generate revenues derived from Medicare and Medicaid programs. Under the arrangement reviewed by the OIG, the manager's duties included management and marketing services, negotiation and oversight of health care contracts with various payors, including Federal health care programs, and setting up provider networks that included the physician. Payments to the management company included a "fair market value payment" for operating services provided by the manager, a payment based on a percentage of the cost of capital assets, and an additional 20% of net revenues of the practice for management services. The OIG noted that since the manager was paid a percentage of net revenue, including revenue from business derived from managed care contracts arranged by the manager, that a potential technical violation of the anti-kickback statute existed. The OIG further noted that since the manager would presumably receive some compensation for management efforts in connection with the development and operation of specialist networks, any evaluation by the OIG would require information about the relevant financial relationships. The OIG summarized that while the management arrangement "may" violate the anti-kickback statute, a definitive conclusion would require a determination of the parties' intent, which is beyond the scope of the advisory opinion process.

          The Company's Management Agreements under which the Company operates are factually distinct from the arrangements reviewed by the OIG in its advisory opinion. Therefore, management believes the opinion to be inapplicable relative to the relationships with its Managed Providers. As a result, management will not change the terms of these relationships, but will continue to monitor any clarifications or determinations in this area. The Company's Management Agreements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement, however, in the event the form of Management Agreement utilized by the Company is ever determined to be in violation of the federal anti-kickback statute, it is likely that there would be a material adverse impact on the Company and its results of operation.

          Advertising Restrictions. Many states prohibit eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non eye care professional is engaged in the delivery of eye care services. The Management Agreement provides that all advertising shall conform to these requirements.

          In addition, the Company's managed care arrangements with health care service payors on the one hand, and its network of Affiliated Providers on the other, are subject to federal and state regulations, including the following:

          Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs, and other companies that engage in the business of insurance. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a "capitated" basis, i.e. based on the number of covered persons the network is required to serve without regard to the cost of service actually rendered, unless the association with which the network provider is contracting is not a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care professionals. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

          Limited Health Service Plans and Third Party Administration Licensing. Some states permit managed care networks that assume insurance risk, but only as to a limited class of health services, to be licensed as limited health service plans, and thereby avoid the need to be licensed as an insurer or HMO even if its arrangements are with individual subscribers or self-insured employers. Additionally, some states require licensing for companies providing administrative services in connection with managed care business. The Company intends to seek such licenses in those states where it is available for eye care networks. However, the Company may not be able to meet such requirements in all cases and should this result in the loss of any material business (individually or in the aggregate) it could have a material adverse effect on the Company's business and operating results.

          Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If such incentive payments exceed 25 percent of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial projections and to conduct certain Medicare enrollee surveys.

          "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care networks in such states.

     The Company and its affiliated professional associations are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of the Company to enter into Management Agreements with separate practice groups that compete with one another in the same geographic market. This does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that would be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

     The several laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that review of the Company's business arrangements will not result in determinations that adversely affect the Company's operations or that certain agreements between the Company and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company.

     COST CONTAINMENT AND REIMBURSEMENT TRENDS. A significant portion of the revenues received by the Affiliated Providers are derived from government sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends may result in a reduction from historical levels in per patient revenue received by the professional associations. Recent changes in Medicare payment rates will reduce payments to optometrists and ophthalmologists. Medicare payments to physicians and other practitioners are based on the "relative value units" ("RVUs") assigned to the service in question. These RVUs were adjusted effective January 1, 1997 in a manner that generally assigns a relatively lower value to services performed by optometrists and ophthalmologists. As a result of these changes, the projected Medicare payments to optometrists and ophthalmologists have and will be reduced by less than five percent. Additionally, these RVUs were adjusted further as to ophthalmologists' services, effective January 1, 1998, whereupon projected Medicare payments for such services have and will be reduced by approximately two and one-half percent. Private insurance payments could also be affected to the extent that the payment methodologies used by insurance companies are based on the Medicare RVUs. Further reductions in payments to professionals or other changes in reimbursement for health care services could have an adverse effect on the Company's results of operations. There can be no assurance that any potential reduced revenues and operating margins from such trends could be offset through cost reductions, increased volume, introduction of new procedures or otherwise.

     RISKS ARISING FROM HEALTH CARE REFORM. There can be no assurance that the laws and regulations of the states in which the Company operates will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with its Affiliated Providers or the operation of the professional associations with which it contracts. Federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Affiliated Providers, which could have a material adverse effect on the Company. On August 5, 1997, the President signed into law a number of Medicare provisions as part of the Balanced Budget Act of 1997. When compared to projected Medicare spending levels under current law, the legislation would reduce Medicare spending by $115.0 billion over five years. The vast majority of these savings would come from reductions in payments for services of health care facilities, practitioners and other providers. The legislation eliminated disparities in payment rates for similar services by physicians in different specialties effective January 1, 1998. Payment rates for physician services will no longer necessarily be updated for inflation. Beginning in 1998, inflation increases have been adjusted based on a "sustainable growth rate" defined with reference to the change in (i) the number of Medicare beneficiaries, (ii) the gross domestic product per capita, and (iii) the level of expenditures for physician services. The legislation will also revise Medicare payments for practice expense costs. The legislation will also, among other things, change payments to managed care plans from the current rate of 95% of fee-for-service rates in the area to a system based on nationwide average per capita fee-for-service spending, with an adjustment factor for local area wage rates. This will result in curbing future increases in high payment urban areas while increasing payments in rural areas. The legislation will also reduce the annual inflation adjustment for ASC fees by two percentage points. It is impossible to determine precisely how these changes will affect payments for services of ophthalmologists, optometrists and ASC facilities. Any reductions in payment for these services could have an adverse effect on the Company's results of operations and financial condition.

     NON-COMPETITION COVENANTS. The Management Agreements require each professional association to use its best efforts to enter into employment agreements with each Managed Provider that include covenants not to compete with the professional association for periods ranging from one to two years after termination of employment, and which require the professional association's shareholders to pay certain specified amounts to the Company if such shareholder professionals violate their respective covenants not to compete. Laws affecting the enforceability of such covenants vary significantly from state to state. In most states, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought, and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, one cannot predict with certainty whether a court will enforce such a covenant in a given situation. In addition, it is unclear whether a management company's interest under a management agreement will be viewed by the courts as the type of protectable business interest that would permit the management company to enforce such a covenant or to require the managed professional association to enforce such a covenant against the employed Managed Provider. Furthermore, liquidated damages provisions will not be enforced unless the court determines that the amount is a reasonable estimate of actual damages that would be difficult to ascertain in a precise manner. Since the intangible value of the Management Agreement depends primarily on the ability of the professional association to preserve its business, which could be harmed if employed professionals went into competition with the professional association, a determination that these provisions will not be enforced could have a material adverse effect on the Company. See "Business -- Management Agreements." Additionally, the

Company is not permitted under certain circumstances to expand its Affiliated or Managed Provider network within a certain geographical area surrounding a Managed Provider without prior consent of the Managed Provider. Such covenants could serve to limit market penetration opportunities within a LADS and thus have an adverse effect on the Company's ability to expand within a LADS.

     RISKS ASSOCIATED WITH BSM RELATIONSHIP. The Company has exclusive consulting agreements with leading ophthalmology practice consultants BSM Consulting Group ("BSM") and Bruce S. Maller. The agreements are for a term of five years and may be terminated by a party only for "cause" in the event of a material breach which remains uncured for 30 days or the occurrence of certain events related to bankruptcy. Mr. Maller is the chief executive officer of BSM and a director of the Company. BSM and Mr. Maller assist the Company in identifying and evaluating suitable ophthalmology practices for acquisition, integrating the acquired practices and providing strategic planning designed to enhance the growth and development of the Affiliated Providers. A large part of the success of the Company in implementing its growth strategy will depend on the ability of such consultants to identify and evaluate suitable ophthalmology practices and to assist Managed Providers in growing their practices, and there can be no assurance that the consultants will be able to provide such services successfully. Furthermore, in the event that such consultants are no longer able to provide such services for any reason, there can be no assurance that the Company will be able to retain other consultants with similar expertise or undertake these tasks internally. Therefore, the loss of the services of either BSM or Maller could have a material adverse effect on the Company. See "Certain Transactions."

     RISKS RELATED TO AMORTIZATION OF INTANGIBLE VALUE IN MANAGEMENT
AGREEMENTS. The Company's pro forma combined total assets reflect substantial intangible assets in the form of Management Agreements with Managed Providers. The intangible asset value represents the excess of cost over the fair value of the separate net assets acquired in connection with rights received by the Company under its acquired Management Agreements and goodwill. There can be no assurance that the value of such assets will ever be realized by the Company. These intangible assets are expected to be amortized on a straight-line method over a life of 25 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the asset may no longer be recoverable, in which case an additional charge to earnings would become necessary. Any determination requiring the write-off of a significant portion of unamortized intangible assets would adversely affect the Company's results of operations. See "Selected Pro Forma Financial Data."

     COMPETITION. The health care industry is highly competitive and subject to continual changes in the methods by which services are provided and the manner in which health care providers are selected and compensated. The Company believes that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, individual or small practice providers to larger group practices, affiliated practice groups or other eye care delivery systems. The Company competes with other physician practice management companies which seek to acquire the allowable business assets of and provide management services to eye care professionals, some of which have substantially greater financial resources than the Company. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing management to providers of eye care services. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The basis for competition in the practice management area is service, pricing, strength of the delivery network, strength of operational systems, the degree of cost efficiencies and synergies, marketing strength, management information systems, managed care expertise, patient access and quality assessment programs. The Company also competes with other providers of eye care services, including HMOs, PPOs and private insurers, for managed care contracts, many of which have larger provider networks and greater financial and other resources than the Company. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price. The Company also competes with other buying group organizations for group members. Buying group organizations compete on the basis of size and purchasing power of its member buying group, the strength of its credit, and the strength of its supplier agreements and relationships. See "Business -- Competition."

     RISKS ASSOCIATED WITH EYE CARE SERVICES. The Company's business entails an inherent risk of claims of liability. The optometrists, ophthalmologists and ASCs which the Company contracts with are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. As a result of the Company providing management services pursuant to its Management Agreements, the Company may also be named as a co-defendant in professional liability lawsuits against its Affiliated Providers from time to time. The Company does not control the practice of optometry or ophthalmology by the Affiliated Providers or the compliance with regulatory and other requirements directly applicable to the Affiliated Providers and their practices. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under the Management Agreements for claims against the professional associations with which it contracts and maintains liability insurance for itself. Successful malpractice claims asserted against the professional associations, however, could have an adverse effect on the Company's profitability. While the Company believes it maintains reasonable levels of liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See "Business -- Management Agreements."

     DEPENDENCE ON KEY INDIVIDUALS. The success of the Company is dependent upon the continued services of the Company's senior management. The loss of the services of one or more of these individuals, including the Company's Chairman, President and Chief Executive Officer, Theodore N. Gillette, O.D. could have a material adverse effect on the Company. The Company and Dr. Gillette are parties to an employment agreement which expires on September 30, 2001 and is renewable for subsequent one year terms. See "Management -- Employment Agreements." There can be no assurance that Dr. Gillette will remain employed by the Company during such period or that his employment agreement will be renewed. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

     CONTROL BY CURRENT STOCKHOLDERS AND MANAGEMENT. The Company's current officers and directors own a significant portion of the outstanding shares of Common Stock. Accordingly, these individuals, as a group, will have the ability to significantly influence and may be able to control all matters requiring stockholder approval, including the election of the Company's directors and any amendments to the Company's Articles of Incorporation and Bylaws, and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

     SHARES ELIGIBLE FOR FUTURE SALE. Upon sale by the Selling Stockholders of the shares being offered hereby, the Company will have 14,180,657 shares of Common Stock outstanding of which 1,206,718 shares being offered hereby, 2,300,000 shares sold in the Secondary Offering, the 2,100,000 shares sold in the Initial Public Offering and 25,386 shares issued pursuant to the stock option exercises covered under the Company's Form S-8 registration statement will be freely tradeable without restriction or the requirement of future registration under the Securities Act of 1933 (the "Securities Act"). All of the remaining 8,548,553 shares are Restricted Securities ("Restricted Securities") as that term is defined by Rule 144 promulgated under the Securities Act and are subject to certain restrictions described below. Holders of 5,624,363 of the Restricted Shares are eligible to sell a portion of such shares pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements of Rule 144 and certain of such holders are subject to lock-up agreements described below. Holders of the 2,924,190 remaining Restricted Shares will be eligible to sell a portion of such shares pursuant to Rule 144 at differing dates on and after June 1, 1998. A portion of these shares are subject to certain registration rights agreements requiring the Company to register such shares under certain circumstances. See "Description of Capital
Stock -- Registration Rights" and "Shares Eligible for Future Sale." The Company has reserved 1,600,000 shares of Common Stock under the Incentive Plan and the Professional's Plan for issuance pursuant to stock options granted by the Company, of which options to purchase approximately 1.1 million shares have been granted. See "Management -- Stock Option Plans." In addition 974,808 shares of Common Stock are reserved for issuance in the event of the exercise of warrants granted by the Company. See "Description of Capital Stock -- Warrants." The warrant shares are subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for resale subject to all of the limitations on resale imposed by Rule 144. See "Description of Capital -- Stock Registration Rights."

     The Company has filed a Form S-8 registration statement under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Common Stock issuable pursuant to the Incentive Plan. Shares covered by this registration statement are eligible for sale in the public markets, subject to the Lock-up Agreements relating to shares held by executive officers. See "Management" and "Shares Eligible for Future Sale."

     The Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Plan of Distribution."

     The Company may issue its Common Stock from time to time in connection with the acquisition of stock or assets of other companies. Such securities may be issued in transactions exempt from registration under the Securities Act. The Company currently expects for the foreseeable future to continue to require contractual lock-up agreements and to provide registration rights consistent with previous transactions for sellers receiving stock in acquisitions.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions in the Company's Articles of Incorporation and Bylaws and Florida law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Such provisions include certain supermajority voting requirements contained in the Company's Articles of Incorporation. The Company's Articles of Incorporation also provide that the Board of Directors is divided into three classes of directors, elected for staggered three year terms. In addition, the Company's Articles of Incorporation allow the Board of Directors to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock, and thereby enable the Board of Directors to inhibit the ability of the holders of the Common Stock to effect a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of Florida Law." The Company has entered into employment agreements with executive officers Theodore Gillette, Richard Sanchez, Richard Welch and Michael Block, as well as certain other employees of the Company, that require the Company to pay certain amounts to such employees upon their termination following certain events including a change in control of the Company. Such agreements may inhibit a change in control of the Company. See "Management -- Employment Agreements."

     RESTRICTIONS ON PAYMENT OF DIVIDENDS. The Company's bank credit facility places certain restrictions on the future payment of dividends. Furthermore, the Company currently intends to retain all future earnings for the operation and expansion of its business and, accordingly, the Company does not anticipate that any dividends will be declared or paid for the foreseeable future. See "Dividend Policy" and "Management Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

     POTENTIAL CONFLICTS OF INTEREST FROM RELATED PARTY TRANSACTIONS. There are currently Management Agreements existing between the Company and professional associations owned and controlled by several of the Company's officers, directors and key employees which could create the potential for possible conflicts of interests for such individuals. Any future transactions and agreements or modifications of current agreements between the Company and such individuals, other affiliates and their professional associations will be approved by a majority of the Company's independent directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties. See "Certain Transactions."

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform and regulatory measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Company's Common Stock. Any such fluctuations that occur following completion of the sale of shares being registered hereby may adversely affect the market price of the Common Stock.

                                  THE COMPANY

     Vision 21 Physician Practice Management Company, Inc., a current subsidiary of the Company ("Vision 21 PPMC"), was founded in 1984 to provide management services to optometry practices owned primarily by the Company's Chief Executive Officer, Theodore N. Gillette, O.D. At such time, Vision 21 PPMC contracted with VisionWorks and Eckerd Optical (subsidiaries of Eckerd Corporation) to manage optometry practices located within VisionWorks and Eckerd retail optical centers. As Vision 21 PPMC expanded its network of optometry practices under management, its management services were also expanded to include management information systems, electronic claims processing, practice administration, continuing education and credentialing of associated optometrists. By 1987, management services were provided to over 20 optometry clinics located in the state of Florida in close proximity to retail optical centers. Additionally, during that period, Vision 21 PPMC began to form strategic relationships with independent ophthalmologists to provide its optometric patients with access to secondary and tertiary eye care services.

     In 1986, Vision 21 Managed Eye Care of Tampa Bay, Inc., a current subsidiary of the Company ("Vision 21 MCO"), began to provide management and administrative services to networks of eye care providers that offered primary, secondary and tertiary eye care services. Vision 21 MCO was awarded its first managed care contract in 1988 covering in excess of 18,000 patient lives, with retail optical and optometric services provided by its network of eye care providers.

     The Company was incorporated in Florida on May 9, 1996. The principal operating subsidiaries of the Company are Vision 21 MCO, Vision 21 PPMC and BBG-COA, Inc. (together with its subsidiaries "Block Vision"). Vision 21 MCO and Vision 21 PPMC were merged with the Company in November 1996. In the merger, all of the outstanding shares of stock of Vision 21 PPMC and Vision 21 MCO were exchanged for an aggregate of 2,685,318 shares of Common Stock of the Company. The previous shareholders of these two entities consisted of certain executive officers and directors of the Company. See "Certain Transactions."

     The Company's Affiliated Providers provide eye care services to LADS located throughout the United States. The Affiliated Providers consist of Managed Providers and Contract Providers. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's managed care contracts and discount fee-for-service plans covering the Company's exclusively contracted patient lives.

     The principal executive office of the Company is located at 7209 Bryan Dairy Road, Largo, Florida 33777, and its telephone number is (813) 545-4300.

                                THE ACQUISITIONS

1998 ACQUISITIONS

     To date in 1998 and in addition to the other acquisitions finalized or pending and described below, the Company completed the acquisition of the business assets of 28 optometry clinics two ophthalmology clinics and 20 optical dispensaries located in Texas, Arizona, New Jersey and Minnesota. Business assets consist of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing 31 optometrists and one ophthalmologist. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company closed the acquisition of all of the outstanding stock of The Complete Optical Laboratory, Ltd., Corp., located in New Jersey which services the New Jersey optometry clinics acquired by the Company and the Company closed the acquisition of substantially all of the business assets of a managed care company located in Florida servicing over 82,700 patient lives. These acquisitions were accounted for under the purchase method of accounting. Such acquisitions are collectively referred to herein as the "1998 Acquisitions." In connection with these acquisitions, the Company provided aggregate consideration of approximately $16.7 million, consisting of 786,952 shares of Common Stock and approximately $8.7 million in cash and promissory notes in the aggregate principal amount of $21,000, subject to closing adjustments. In addition, the Company is required to provide additional contingent consideration consisting of 33,695 shares of Common Stock and up to $600,000, to be paid to certain sellers if certain post-acquisition performance targets are met.

     In March 1998, the Company completed pooling of interests transactions with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One was the parent company of Stein Optical which operates 16 optometric retail locations in Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. Such transactions are collectively referred to herein as the "EyeCare One and VIPA Merger." These transactions were accounted for by the Company as pooling of interests, and the costs of approximately $500,000 incurred in connection with such transactions were charged to expense. In connection with these transactions, the Company issued 1,109,806 shares of Common Stock, subject to closing adjustments, valued at approximately $10.5 million.

     The Company has also entered into binding letters of intent to acquire the business assets of four optometry clinics, one ophthalmology clinic, four optical dispensaries and one ASC, located in Arizona and Florida. Concurrently with the closing of these acquisitions, the Company expects to enter into long-term Management Agreements with the related professional associations employing four optometrists and two ophthalmologists (the "Pending Acquisitions"). The Pending Acquisitions are expected to be accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. In connection with the Pending Acquisitions, the Company is providing aggregate consideration of approximately $3.0 million, consisting of approximately 21,000 shares of Common Stock and approximately $2.8 million in cash, subject to closing adjustments.

1997 ACQUISITIONS

     LaserSight Acquisition. Effective December 1, 1997, the Company acquired all of the issued and outstanding stock of LSI Acquisition, Inc. ("LSI") and MEC Health Care, Inc. ("MEC"), both of which were wholly-owned subsidiaries of LaserSight, Incorporated (the "LaserSight Acquisitions"). LSI has a twenty-five year service agreement with Northern New Jersey Eye Institute, an ophthalmology practice located in South Orange, New Jersey, with four locations including an ambulatory surgery center. The LSI acquisition allows the Company to further expand its LADS in the state of New Jersey. MEC is a managed care company located in Baltimore, Maryland. MEC operates an Administrative Service Center and holds eleven managed eye care contracts covering over 650,000 capitated optometry and ophthalmology lives which are serviced through a provider panel consisting of over 400 contracted eye care physicians, principally located in the greater Baltimore, Washington, D.C. and Virginia metropolitan areas. With the substantial increase in covered lives, the MEC acquisition continues the Company's strategy of capturing managed care business. The LaserSight Acquisitions were accounted for under the purchase method of accounting. The aggregate consideration paid by the Company for the LaserSight Acquisitions was approximately $13.0 million consisting of $6.5 million in cash and 820,085 shares of Company common stock, subject to certain post-closing adjustments. The cash portion of the consideration paid by the Company for the LaserSight Acquisitions was financed through a letter amendment to the Company's credit facility with Prudential Securities Credit Corporation. In addition, LaserSight, Incorporated and the Company entered into a Stock Distribution Agreement for the liquidation of the shares of Company common stock received by LaserSight, Incorporated by May 29, 1998 through, at the Company's option, the filing of a shelf registration statement, a private placement, a direct redemption by the Company, or other method acceptable to the Company and LaserSight, Incorporated. Under the Stock Distribution Agreement, LaserSight, Incorporated is entitled to receive a minimum of $6.5 million and a maximum of $7.475 million from the liquidation subject to certain post-closing adjustments and subsequent redemptions by the Company. On March 10, 1998 the Company redeemed 168,270 shares of its Common Stock from LaserSight Incorporated at $9.20 per share for an aggregate amount of $1,548,084.

     Block Acquisition. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of Block Vision (the "Block Acquisition"). Block Vision provides administration services on behalf of managed vision care plans for a nationwide network of 5,171 Contract Providers who provide eye care services pursuant to 58 capitated and five discount fee-for-service managed care contracts covering over 2.1 million exclusively contracted patient lives. The Block Acquisition has enabled the Company to establish 28 new LADS for future development. Furthermore, Block Vision has established a network of approximately 4,500 additional credentialed Contract Providers, and another 1,400 Contract Providers in the process of being credentialed, to provide eye care services to capture future managed care business in anticipated new local markets. In addition, Block Vision operates a buying group division which provides billing and collection services to suppliers of optical products. The Block Acquisition was accounted for under the purchase method of accounting. The aggregate consideration paid by the Company was approximately $35.0 million, consisting of $25.6 million in cash, 458,365 shares of Common Stock, subject to certain post-closing adjustments, and 219,633 shares of Common Stock to be held in escrow as contingent consideration, of which 109,816 shares of Common Stock are to be delivered by the Company to the sellers if earnings before interest, taxes, depreciation and amortization ("EBITDA") of Block Vision reaches $4.5 million for the year ended December 31, 1998. The remaining 109,817 shares will be deliverable on a pro rata escalating basis if Block Vision reaches $4.5 million of EBITDA for 1998 with the full contingent consideration deliverable upon Block Vision attaining $4.9 million of EBITDA for 1998.

     During 1997, the Company also completed the acquisition of the business assets of one optometry clinic, 19 ophthalmology clinics, nine optical dispensaries and five ASCs. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing nine optometrists and 29 ophthalmologists. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company completed the acquisition of substantially all the business assets of a managed care company servicing two capitated managed care contracts covering over 134,000 patient lives. Such acquisitions (excluding the Block and LaserSight Acquisitions) are collectively referred to herein as the "1997 Acquisitions." In connection with the 1997 Acquisitions, the Company provided aggregate consideration of $20.1 million, consisting of 1,480,122 shares of Common Stock, $6.7 million in cash and $364,000 in promissory notes. Additionally, the Company is required to provide additional contingent consideration, consisting of approximately 174,021 shares of Common Stock and approximately $821,000 in cash, and approximately $467,000 in shares of Common Stock, to be paid to certain sellers if post-acquisition performance targets are met.

1996 ACQUISITIONS

     In December 1996, the Company completed a series of transactions resulting in the acquisition of the business assets of 22 optometry clinics, nine ophthalmology clinics, 15 optical dispensaries and one ASC. Concurrently, the Company entered into Management Agreements with the related professional associations employing 34 optometrists and 13 ophthalmologists. These acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company acquired substantially all the business assets of a managed care company servicing four capitated managed care contracts covering over 100,000 patient lives, which was accounted for under the purchase method of accounting (collectively, the "1996 Acquisitions"). In connection with the 1996 Acquisitions, the Company provided aggregate consideration of $11.2 million, consisting of 2.1 million shares of Common Stock, promissory notes in the aggregate principal amount of $1.9 million and $800,000 in assumed debt. Additionally, the Company is required to provide additional consideration of up to $316,000, consisting of up to 79,805 shares of Common Stock, in connection with several of the 1996 Acquisitions, which will be transferred out of escrow to certain sellers in the event that certain post-acquisition performance targets are met. See "Certain Transactions."

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from sales of Common Stock pursuant to this Prospectus. Accordingly, the Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The Common Stock offered hereby was originally issued by the Company as a result of certain acquisition transactions exempt from the registration requirements of the Securities Act. The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of such Common Stock so owned. With the exception of a Selling Stockholders previous ownership of an entity acquired by the Company, the sale of such ownership to the Company and in some cases employment with the Company of certain individuals employed by the entity acquired (not as an executive officer or Director of the Company), none of the Selling Stockholders has, or within the past three years has had, any relationship with the Company or any of its predecessors or affiliates other than arising from or as a result of the Selling Stockholders acquisition transaction with the Company. None of the contractual relationships have been material. Because the Selling Stockholders may offer all or some portion of the Common Stock pursuant to this Prospectus, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Stockholders upon termination of any such sales. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Common
Stock since           in transactions exempt from the registration requirements
of the Securities Act. In addition, some of the Selling Stockholders may acquire or otherwise own varying interests in the Company's securities other than the securities described below and which are registered hereunder. The following table which has been prepared based upon information furnished to the Company by
the Selling Stockholders sets forth information, as of           with respect to
the Common Stock owned by the Selling Stockholders that may be offered or sold pursuant to this Prospectus.

                                              SHARES OF       PERCENT        NUMBER OF
                                               COMMON            OF         SHARES THAT     PERCENT OF
SELLING STOCKHOLDERS                         STOCK OWNED   OUTSTANDING(1)   MAY BE SOLD   OUTSTANDING(1)
--------------------                         -----------   --------------   -----------   --------------
LaserSight Incorporated(2).................     651,815         4.6%          651,815          4.6%
                         (3)...............     554,903         3.9%
                                              ---------         ---           -------          ---
          Total............................   1,206,718         8.5%
                                                                              -------          ---

---------------

(1) Based upon 14,180,657 shares of Common Stock outstanding as of April 27,
    1998.
(2) Represents shares of Common Stock received by LaserSight Incorporated pursuant to the Company's acquisition of all of the outstanding stock of LSI and MEC from LaserSight Incorporated. See "The Acquisitions," and "Description of Capital Stock -- Registration Rights."
(3) Represents a portion of the shares of Common Stock received by the stockholders of EyeCare One and VIPA pursuant to the EyeCare One and VIPA Merger. See "The Acquisitions," and "Description of Capital
    Stock -- Registration Rights."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been included for quotation in the Nasdaq National Market under the symbol "EYES" since August 18, 1997. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of Common Stock, as reported by the Nasdaq National Market:

                                                               HIGH       LOW
                                                              -------   -------
1997:
Third Quarter (beginning August 18, 1997)...................  $ 15.00   $  9.00
Fourth Quarter..............................................    14.75      7.00
1998:
First Quarter...............................................   11.875     7.875
Second Quarter (through April 29, 1998).....................   11.625      9.00

     On April 29, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $9.625 per share. The number of holders of record of the Common Stock on March 31, 1998 was approximately 165.

                                DIVIDEND POLICY

     The Company has not paid or declared any dividends since its inception. The Company currently intends to retain all future earnings for the operation and expansion of its business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other factors the Board of Directors deems relevant. In addition, the Company's bank credit facility places certain restrictions on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis and (ii) on a pro forma basis to give effect to the Eye Care One and VIPA Merger, the 1998 Acquisitions and the Pending Acquisitions. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

                                                               DECEMBER 31, 1997
                                                              -------------------
                                                              ACTUAL    PRO FORMA
                                                              -------   ---------
                                                                (IN THOUSANDS)
Current portion of long-term debt and capital lease
  obligations...............................................  $   670   $    670
Long-term debt and capital lease obligations................   25,213     34,195
Stockholders' equity(1):
  Common Stock: $.001 par value; 50,000,000 shares
     authorized, 12,420,086 shares outstanding, 14,357,702
     shares outstanding, pro forma..........................       12         14
Additional paid-in capital..................................   75,159     84,613
Deferred compensation.......................................     (409)      (409)
Notes receivable from officer...............................       --       (175)
Accumulated deficit.........................................   (8,115)    (8,115)
                                                              -------   --------
          Total stockholders' equity........................   66,647     75,928
                                                              -------   --------
          Total capitalization..............................  $92,530   $110,793

---------------

(1) Excludes (a) an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the Company's stock plans, pursuant to which options to purchase approximately 1,067,128 shares of Common Stock have been granted as of April 29, 1998, (b) an aggregate of 974,808 shares of Common Stock, which are reserved for issuance in the event of the exercise of warrants granted by the Company and (c) shares of Common Stock which are being held in escrow and represent contingent consideration to be paid by the Company in conjunction with certain acquisitions if post closing performance targets are met. See "Acquisitions," "Management -- Stock Option Plans," and "Certain Transactions."

                       SELECTED PRO FORMA FINANCIAL DATA

     The pro forma financial data are derived from the Unaudited Pro Forma Consolidated Financial Information of the Company appearing elsewhere in this Prospectus. The Pro Forma Statement of Operations Data for the year ended December 31, 1997 give effect to the following transactions as if they had occurred on January 1, 1997; (i) the 1997 Acquisitions, (ii) the Block Acquisitions, (iii) the LaserSight Acquisitions (iv) the EyeCare One and VIPA Merger, (v) the 1998 Acquisitions, (vi) the Pending Acquisitions and (vii) the Company's Initial Public Offering and Secondary Offering and the application of net proceeds therefrom. The Pro Forma Balance Sheet Data as of December 31, 1997 give effect to the (i) the 1998 Acquisitions and (ii) the EyeCare One and VIPA Merger, and (iii) the Pending Acquisitions if they had occurred as of December 31, 1997.

     The pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information of the Company and the related notes thereto included elsewhere in this Prospectus. Management believes the assumptions used in the Unaudited Pro Forma Consolidated Financial Information provide a reasonable basis on which to present the pro forma financial data. The Pro forma financial data are provided for informational purposes only and should not be construed to be indicative of the Company's financial position or results of operations had the transactions and events described in the notes thereto been consummated on the dates assumed and are not intended to project the Company's financial condition or results of operations on any future date or for any future period.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues:
  Practice management fees..................................      $ 72,433
  Managed care..............................................        41,444
  Buying group..............................................        54,233
  Sale of optical goods.....................................        12,570
  Other revenue.............................................           854
                                                                  --------
          Total revenues....................................       181,534
                                                                  --------
Operating expenses:
  Practice management expenses..............................        59,384
  Medical claims............................................        31,101
  Buying group..............................................        51,435
  Cost of optical goods sold................................         3,114
  Salaries, wages and benefits..............................        14,233
  General and administrative................................         8,300
  Depreciation and amortization.............................         6,403
                                                                  --------
          Total operating expenses..........................       173,970
                                                                  --------
  Income (loss) from operations.............................         7,564
  Amortization of loan fees.................................           179
  Interest expense..........................................         2,710
                                                                  --------
  Income (loss) before income taxes.........................         4,675
  Income tax expense........................................         2,187
                                                                  --------
  Net income before extraordinary charge....................      $  2,488
                                                                  ========

                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
Working capital.............................................      $    970
Total assets................................................       136,135
Long-term debt and capital lease obligations, including
  current maturities........................................        34,865
          Total stockholders' equity........................      $ 75,928

                            SELECTED FINANCIAL DATA

     The following selected financial data with respect to the Company's statements of operations for the years ended December 31, 1994, 1995, 1996, and 1997 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data presented below for the year ended December 31, 1993 are unaudited and were prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere herein and, in the opinion of management of the Company, include all adjustments necessary to present fairly the information set forth therein. The results for the year ended December 31, 1997 are not necessarily indicative of the results to be expected for future periods. The following data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                 1993    1994     1995       1996       1997
                                                 ----   ------   -------   --------   --------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Practice management fees.....................  $653   $  392   $   424   $  1,943   $ 30,952
  Managed care(1)..............................    --      669     2,446      7,315     17,446
  Buying group.................................    --       --        --         --      7,261
  Other revenue................................     6      131       212        306        608
                                                 ----   ------   -------   --------   --------
          Total revenues.......................   659    1,192     3,082      9,564     56,267
                                                 ----   ------   -------   --------   --------
Operating expenses:
  Practice management expenses.................    --       --        --      1,244     25,295
  Medical claims...............................    --      551     2,934      9,129     13,832
  Buying group.................................    --       --        --         --      6,882
  Salaries, wages and benefits.................   501      538       904      1,889      5,025
  Business development.........................    --       --        --      1,927         --
  General and administrative...................   168      238       443      1,209      2,515
  Depreciation and amortization................     8       13        18        126      1,804
                                                 ----   ------   -------   --------   --------
          Total operating expenses.............   677    1,340     4,299     15,524     55,353
                                                 ====   ======   =======   ========   ========
Income (loss) from operations..................   (18)    (148)   (1,217)    (5,960)       914
Amortization of loan fees......................    --       --        --         --        179
Interest expense...............................     5        5         9        160        934
                                                 ----   ------   -------   --------   --------
Loss before income taxes.......................   (23)    (153)   (1,226)    (6,120)      (199)
Income taxes...................................    --       --        --         --         --
Loss before extraordinary charge...............   (23)    (153)   (1,226)    (6,120)      (199)
                                                 ----   ------   -------   --------   --------
Extraordinary charge -- early extinguishment of
  debt.........................................    --       --        --         --       (323)
          Net loss.............................  $(23)  $ (153)  $(1,226)  $ (6,120)  $   (522)
                                                 ====   ======   =======   ========   ========
Loss before extraordinary charge per common
  share(2).....................................                            $  (2.13)  $  (0.03)
Extraordinary charge per common share(2).......                                  --      (0.05)
                                                                           --------   --------
          Net loss per common share(2).........                            $  (2.13)  $  (0.08)
                                                                           ========   ========

                                                                     DECEMBER 31,
                                                     ---------------------------------------------
                                                     1993    1994     1995       1996       1997
                                                     ----   ------   -------   --------   --------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital (deficit)..........................  $ (5)  $ (193)  $(1,499)  $ (2,857)  $  4,554
Total assets.......................................    67       49       165     15,712    116,558
Long-term debt and capital lease obligations,
  including current maturities.....................    89       85       363      7,735     25,883
Total stockholders' equity (deficit)...............   (38)    (191)   (1,439)     2,536     66,647

---------------

(1) Revenues related to managed care for 1993 are included under other revenue as managed care revenues were not separately accounted for during such period.
(2) The loss per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of loss per share and the impact of Statement No. 128, see the Notes to the Consolidated Financial Statements.

                      SUPPLEMENTAL SELECTED FINANCIAL DATA

     The following supplemental selected financial data with respect to the Company's supplemental statements of operations for the years ended December 31, 1995, 1996, and 1997 and the supplemental balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the Supplemental Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent certified public accountants and give effect to the EyeCare One and VIPA merger which was accounted for as a pooling of interests. The supplemental results for the year ended December 31, 1997 are not necessarily indicative of the results to be expected for future periods. The following data should be read in conjunction with the Supplemental Consolidated Financial Statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Supplemental Results of Operations" included elsewhere in this Prospectus.

                                                          YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1993      1994      1995      1996      1997
                                               -------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Practice management fees...................  $   653   $   392   $   424   $ 1,943   $30,952
  Managed care...............................       14     1,093     3,017     7,887    18,154
  Buying group...............................       --        --        --        --     7,261
  Sale of optical goods......................   10,929    10,914    11,212    11,719    12,569
  Other revenue..............................        6       131       212       305       608
                                               -------   -------   -------   -------   -------
          Total revenues.....................  $11,602   $12,530   $14,865   $21,854   $69,544
                                               -------   -------   -------   -------   -------
Operating Expenses:
  Practice management expenses...............       --        --        --     1,244    25,295
  Medical claims.............................        2       862     3,350     9,475    14,090
  Buying group...............................       --        --        --        --     6,882
  Cost of optical goods sold.................    2,545     2,480     2,684     2,808     3,114
  Salaries, wages and benefits...............    4,801     4,930     5,588     6,853    10,431
  Business development.......................       --        --        --     1,927        --
  General and administrative.................    3,117     3,330     3,524     4,447     5,879
  Depreciation and amortization..............      405       386       389       487     2,196
                                               -------   -------   -------   -------   -------
          Total operating expenses...........  $10,870   $11,988   $15,535   $27,241   $67,887
                                               -------   -------   -------   -------   -------
Income (loss) from operations................      732       542      (670)   (5,387)    1,657
Amortization of loan fees....................       --        --        --        --       179
Interest expense.............................      265       185       146       260     1,072
                                               -------   -------   -------   -------   -------
Income (loss) before income taxes............      467       357      (816)   (5,647)      406
Income taxes.................................       --        --        --        --        --
                                               -------   -------   -------   -------   -------
Loss before extraordinary charge.............      467       357      (816)   (5,647)      406
Extraordinary charge -- early extinguishment
  of debt....................................       --        --        --        --       323
                                               -------   -------   -------   -------   -------
Net income (loss)............................  $   467   $   357   $  (816)  $(5,647)  $    83
                                               =======   =======   =======   =======   =======
Loss before extraordinary charge per common
  share(1)...................................                      $ (0.24)  $ (1.42)  $  0.05
Extraordinary charge per common share........                           --        --     (0.04)
                                                                   -------   -------   -------
          Net loss per common share(1).......                      $ (0.24)  $ (1.42)  $  0.01
                                                                   =======   =======   =======

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                 1993     1994     1995      1996       1997
                                                ------   ------   -------   -------   --------
BALANCE SHEET DATA:
Working capital (deficit).....................  $  466   $ (131)  $(1,237)  $(2,303)  $  4,868
Total assets..................................   4,074    3,690     3,485    20,576    120,357
Long-term debt and capital lease obligations,
  including current maturities................   2,664    1,612     1,690     9,087     27,284
Total stockholders' equity....................     358      697      (289)    3,624     67,731

---------------

(1) The loss per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of loss per share and the impact of Statement No. 128, see the Notes to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. the Company currently provides its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers delivery eye care services. Of these Affiliated Providers, 105 are Managed Providers, consisting of 61 optometrists and 44 ophthalmologists practicing at 70 clinic locations and seven ASCs, and 5,705 are Contract Providers, consisting of 4,982 optometrists and 723 ophthalmologists practicing at over 4,300 clinic locations and 35 ASCs. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's 88 managed care contracts and 12 discount fee-for-service plans covering approximately 5.0 million exclusively contracted patient lives. Furthermore, the Company has established a nationwide eye care provider network of over 1,400 additional Contract Providers thereby positioning the Company to capture future managed care business in anticipated new local markets.

RECENT DEVELOPMENTS

     To date in 1998 and in addition to the other acquisitions finalized or pending and described below, the Company completed the acquisition of the business assets of 28 optometry clinics two ophthalmology clinics and 20 optical dispensaries located in Texas, Arizona, New Jersey and Minnesota. Business assets consist of certain non-medical and non-optometric assets, including accounts receivable, leases, contracts, equipment and other tangible and intangible assets. Concurrently with these acquisitions, the Company entered into long-term Management Agreements with the related professional associations employing 31 optometrists and one ophthalmologist. These acquisitions were accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. Additionally, the Company closed the acquisition of all of the outstanding stock of The Complete Optical Laboratory, Ltd., Corp., located in New Jersey which services the New Jersey optometry clinics acquired by the Company and the Company closed the acquisition of substantially all of the business assets of a managed care company located in Florida servicing over 82,700 patient lives. These acquisitions were accounted for under the purchase method of accounting. Such acquisitions are collectively referred to herein as the "1998 Acquisitions." In connection with these acquisitions, the Company provided aggregate consideration of approximately $16.7 million, consisting of 786,952 shares of Common Stock and approximately $8.7 million in cash and promissory notes in the aggregate principal amount of $21,000 , subject to closing adjustments. In addition, the Company is required to provide additional contingent consideration consisting of 33,695 shares of Common Stock and up to $600,000, to be paid to certain sellers if certain post-acquisition performance targets are met.

     In March 1998, the Company completed pooling of interests transactions with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One was the parent company of Stein Optical which operates 16 optometric retail locations in Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. These transactions were accounted for by the Company as pooling of interests, and the costs of approximately $500,000 incurred in connection with such transactions were charged to expense. In connection with these transactions, the Company issued 1,109,806 shares of Common Stock, subject to closing adjustments, valued at approximately $10.5 million.

     The Company has also entered into binding letters of intent to acquire the business assets of four optometry clinics, one ophthalmology clinic, four optical dispensaries and one ASC, located in Arizona and Florida. Concurrently with the closing of these acquisitions, the Company expects to enter into long-term Management Agreements with the related professional associations employing four optometrists and two ophthalmologists (the "Pending Acquisitions"). The Pending Acquisitions are expected to be accounted for by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. In connection with the Pending Acquisitions, the Company is providing aggregate consideration of approximately $3.0 million, consisting of approximately 21,000 shares of Common Stock and approximately $2.8 million in cash, subject to closing adjustments.

     In addition to the Company's acquisitions, Block Vision has entered into three new managed care contracts with Vanderbilt Health Plans, Southeast Medical Alliance and Methodist Care which added an additional 63,000 exclusively contracted patient lives. With these additions, the Company now has approximately 5.0 million exclusively covered patient lives under contract. During fiscal 1998, the Company has initiated a new managed care contract for the provision of ophthalmology services to 250,000 existing vision care lives.

     The Company expects to continue to use its Common Stock as consideration for future acquisitions in conjunction with its expansion strategy, which will be a factor in the Company's future acquisitions, financial position and performance. The number of shares of Common Stock the Company is ultimately required to provide in connection with its acquisitions will be effected by the market price for its Common Stock and will effect the Company's future earnings per share. The Company from time to time reviews and will continue to review acquisition opportunities (some of which may be material to the Company) that will further broaden its LADS or geographic presence. The Company is currently engaged in preliminary discussions regarding various possible acquisitions, some of which could be material. However, the Company currently has no agreement, arrangement or understanding which at this time, based upon all factors considered is reasonably certain to close, with respect to any acquisitions that are, individually or in the aggregate, material to the Company. The Company's acquisition strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy.

HISTORICAL OVERVIEW

     The Company enters into Management Agreements with the Managed Professional Associations pursuant to which the Company is the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the Professional Practices which obligate the Company to provide certain facilities and equipment, accounting services, purchasing, assistance in managed care, contract negotiations, management and clinical personnel information systems, training, and billing and collection services. Each managed Provider maintains full authority, control and responsibility over the provision of professional care and services to its patients. The Company does not provide professional care to patients nor does the Company employ any of the ophthalmologists or optometrists, or any other Professional health care provider personnel, of the Managed Professional Association. The Managed Professional Association is responsible for, among other things, hiring, supervising, and directing certain of the Managed Professional Association's professional employees, adopting a peer review/quality assurance program and maintaining appropriate workers' compensation, professional and comprehensive general liability insurance. The managed Professional Associations derive their revenues from fees received for the use of ASCs and sales of optical goods. The Managed Professional Associations currently receive revenues from a combination of sources, including capitation payments from managed care companies and government funded reimbursements (Medicare and Medicaid).

     The initial term of the Management Agreement is typically 40 years. Under substantially all of the Company's Management Agreements, the management fee ranges from 24% to 37% of the Managed Professional Association's gross revenues after deducting from such revenues all expenses of the clinic other than those related to shareholders of the Managed Professional Associations. This type of arrangement is usually utilized in management relationships with ophthalmology practices. Additionally, the Company has Management Agreements with management fees ranging form 70% to 87% of gross revenues of a practice and the Company is required to pay generally all of the expenses at the clinic with the exception of professional salaries and benefits. Such arrangements are typically utilized in management relations with optometrists. The practice management fees earned by the Company pursuant to these Management Agreements fluctuate depending on variances in clinic revenues and expenses of the Managed Professional Association. Therefore, in connection with the Management Agreements, the amount of such fees will be significantly affected by the degree of success of operations of the Managed Professional Association and the Company's ability to successfully manage the practice.

     The Company recognizes as managed care revenue certain fixed payments received pursuant to its managed care contracts on a capitated or risk-sharing basis. The Company also recognizes fees received for the provision of certain financial and administrative services related to its indemnity fee-for-service plans. The Company manages risk of capitated managed care contracts by monitoring utilization of each Affiliated Provider and comparing their utilization to national averages, expected utilization at the time the contract was bid, utilization of other providers and historical utilization of the Affiliated Provider. Abnormal utilization of an Affiliated Provider results in a medical chart review by the Company and further counseling on appropriate clinical protocols. To further manage the risk of capitated managed care contracts, the Company, in certain instances, enters into agreements to pay Affiliated Providers a fixed per member per month fee for eye care services rendered or a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers). The Company targets these payments at a range of 80% to 90% of total payments received pursuant to the Company's capitated managed care contracts. Pursuant to its capitated managed care contracts, the Company receives a fixed payment per member per month for a predetermined benefit level of eye care services, as negotiated between the Company and the payor. Profitability of the Company's capitated managed care contracts is directly related to the specific terms negotiated, utilization of eye care services by member patients and the effectiveness of administering the contracts. The Company receives a percentage of collected medical billings for administering indemnity fee-for-service plans for its Affiliated Providers. Although the terms and conditions of the Company's managed care contracts vary considerably, they are typically for a one-year term.

     The Company has made a substantial number of acquisitions beginning in December 1996 and continuing through to the present. Such acquisitions have made a significant impact on the Company's historical financial performance and will impact its future financial statements. See "The Acquisitions," and "-- Liquidity and Capital Resources."

     Effective October 1996, the Company renegotiated its agreements to pay certain ophthalmology Contract Providers a per member per month fee for surgical eye care services provided under the Company's largest capitated managed care contract. Previously, the Company had paid these Contract Providers pursuant to a fee schedule for eye care services provided under the same capitated managed care contract. In exchange for entering into the renegotiated agreement, selected ophthalmology Contract Providers obtained dedicated groups of managed care members and the right to manage the utilization by these members.

     Effective June 1997, the Company renegotiated its agreement to pay the existing operator of multiple surgical eye care facilities a per member per month fee for facility services provided at its facilities pursuant to the Company's largest capitated managed care contract. Previously, the Company had paid these Contract Providers, pursuant to a fee schedule for eye care services provided under the same capitated managed care contract. In exchange for entering into the renegotiated agreement, the facility operator obtained dedicated groups of managed care members. The effect of the renegotiated agreements of October 1996 and June 1997 was to shift the risk of any increased utilization of services by members from the Company to the Contract Providers.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, certain items in the Company's statement of operations for the periods indicated. As a result of the 1996 Acquisitions, 1997 Acquisitions, the Block Acquisition and LaserSight Acquisition, and the Company's entering into capitated arrangements with its Contract Providers, the Company does not believe that the historical percentage relationships for 1995, 1996 and 1997 reflect the Company's expected future operations.

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
REVENUES:
Practice management fees....................................   13.8%     20.3%     55.0%
Managed care................................................   79.4      76.5      31.0
Buying group................................................     --        --      12.9
Other revenues..............................................    6.8       3.2       1.1
                                                              -----     -----     -----
          Total revenues....................................  100.0     100.0     100.0
                                                              -----     -----     -----
OPERATING EXPENSES:
Practice management expenses................................     --      13.0      45.0
Medical claims..............................................   95.2      95.5      24.6
Buying group................................................     --        --      12.2
Salaries, wages and benefits................................   29.3      19.8       8.9
Business development........................................     --      20.1        --
General and administrative..................................   14.4      12.6       4.5
Depreciation and amortization...............................    0.6       1.3       3.2
                                                              -----     -----     -----
          Total operating expenses..........................  139.5     162.3      98.4
                                                              -----     -----     -----
Income (loss) from operations...............................  (39.5)    (62.3)      1.6
Interest expense............................................    0.3       1.7       2.0
                                                              -----     -----     -----
Loss before income taxes....................................  (39.8)    (64.0)     (0.4)
Income taxes................................................     --        --        --
                                                              -----     -----     -----
Loss before extraordinary charge............................  (39.8)%   (64.0)%    (0.4)%
Extraordinary charge -- early extinguishment of debt........     --        --      (0.5)
                                                              -----     -----     -----
          Net loss..........................................  (39.8)%   (64.0)%    (0.9)%
                                                              =====     =====     =====
Medical claims ratio........................................  120.0%    124.8%     79.3%
                                                              =====     =====     =====

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Revenues increased 488% from $9.6 million for the year ended December 31, 1996 to $56.3 million for the year ended December 31, 1997. This increase was caused primarily by an increase in practice management fees attributable to the 1996 Acquisitions, the 1997 Acquisitions and the Block Acquisition, which accounted for $29.1 million of the increase, and an increase in buying group revenues attributable to the Block Acquisition, which accounted for $7.3 million of the increase, and an increase in managed care revenues attributable to the 1996 Acquisitions,, the 1997 Acquisitions, the Block Acquisition, the addition of three capitated contracts and the expansion of an existing contract which accounted for $10.3 million of the increase. Comparable clinic revenues increased 12% over 1996 levels for practices managed by the Company for the entire year. Managed care revenues on a comparable basis increased 45% over 1996 levels for business units operated by the Company for the entire year.

     Practice Management Expenses. Practice management expenses were $25.3 million for the year ended December 31, 1997 as a result of the 1996 and the 1997 Acquisitions. Prior to the 1996 Acquisitions, the company recognized no practice management expenses related to its management services because the Company was not liable for such expenses. Practice management expenses consist of salaries, wages and benefits of certain clinic staff, professional fees, medical supplies, advertising, building and occupancy costs, and other general and administrative costs related to the operation of clinics and ASCs.

     Medical Claims. Medical claim expense increased 51.5% from $9.1 million for the year ended December 31, 1996 to $13.8 million for the year ended December 31, 1997. The Company's medical claims ratio decreased from 124.8% for the year ended December 31, 1996 to 79.3% for the year ended December 31, 1997. This decrease was caused primarily by the Company's Block Acquisition and the renegotiated agreement to pay its ophthalmology and ASC Contract Providers a per member per month fee for surgical eye care services provided under the Company's largest capitated managed care contract. Medical claims expense consists of payments by the Company to its Affiliated Providers for primary eye care services, medical and surgical eye care services and facility services. These payments are based on fixed payments per member per month, a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers) or negotiated fee-for-service schedules. Capitated payments and pro rata payments collectively represented 16.2% and fee-for-service claims represented 83.8% of total medical claims expense for the year ended December 31, 1997. Medical claims for the year ended December 31, 1996 were based entirely on negotiate fee-for-service schedules.

     Buying Group Cost of Sales. Buying group cost of sales were incurred by the Company as a result of its acquisition of Block Vision. The buying group cost of sales represents two months of expenses attributable to Block Vision's buying group business.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 166.0% from $1.9 million for the year ended December 31, 1996 to $5.0 million for the year ended December 31, 1997. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. Salaries, wages and benefits expense consists of expenses related to management and administrative staff located at the Company's corporate headquarters and regional offices. As a percentage of revenues, salaries, wages and benefits expense decreased from 19.8% for the year ended December 31, 1996 to 8.9% for the year ended December 31, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     General and Administrative. General and administrative expenses increased 108.1% from $1.2 million for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997. This increase was caused primarily by increases in travel expenses, professional fees and occupancy costs. As a percentage of revenues, general and administrative expenses decreased from 12.6% for the year ended December 31, 1996 to 4.5% for the year ended December 31, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased from $.1 million for the year ended December 31, 1996 to $1.8 million for the year ended December 31, 1997. As a percentage of revenues, depreciation and amortization expense increased from 1.3% for the year ended December 31, 1996 to 3.2% for the year ended December 31, 1997. These increases were caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions, the 1997 Acquisitions, and the Block Acquisition.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Revenues increased 210.3% from $3.1 million for 1995 to $9.6 million for 1996. This increase was caused primarily by a 358.3% increase in practice management fees attributable to the 1996 Acquisitions, which accounted for $1.5 million of the increase, and a 199.1% increase in managed care revenues attributable to the addition of one new capitated contract and the expansion of the Company's largest managed care contract, which accounted for $4.9 million of the increase.

     Practice Management Expenses. Practice management expenses were $1.2 million for 1996, all of which resulted from the 1996 Acquisitions. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services, because the Company was not liable for expenses of the practices.

     Medical Claims. Medical claims expense increased 211.1% from $2.9 million in 1995 to $9.1 million in 1996. The Company's medical claims ratio increased to 124.8% for 1996 from 120.0% for 1995. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract, which accounted for $4.8 million of the increase, and an increase in members covered by the Company's capitated managed care contracts, which accounted for $1.8 million of the increase. Capitated payments and pro rata payments represented 11.3% and fee-for-service payments represented 88.7% of total medical claim expense for 1996. Medical claims for 1995 were based entirely on negotiated fee-for-service schedules.

     Buying Group Cost of Sales. The Company incurred no buying group cost of sales during fiscal year ended December 31, 1995 and 1996.

     Salaries, Wages and Benefits. Salaries and benefits expense increased 109.0% from $904,000 in 1995 to $1.9 million in 1996. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 29.3% in 1995 to 19.8% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. Business development expenses were $1.9 million in 1996. Business development expenses consisted of a one-time charge of $1.4 million related to potential acquisitions that were not completed and $500,000 related to the amortization of deferred compensation charges attributable to consulting services.

     General and Administrative. General and administrative expenses increased 172.6% from $443,000 in 1995 to $1.2 million in 1996. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs, temporary labor and recruitment costs related to the Company's expanding business. As a percentage of revenues, general and administrative expenses decreased from 14.4% in 1995 to 12.6% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and amortization. Depreciation and amortization expense increased from $18,000 in 1995 to $126,000 in 1996. As a percentage of revenues, depreciation and amortization expense increased from 0.6% in 1995 to 1.3% in 1996. This increase was caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased 158.6% from $1.2 million for 1994 to $3.1 million for 1995. This increase was primarily caused by an increase in managed care revenues as a result of the Company obtaining its first complete eye care capitated contract from a leading HMO, which accounted for $1.8 million in the increase.

     Practice Management Expenses. The Company incurred no practice management expenses during 1994 or 1995. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services because the Company was not liable for the expenses of the practices.

     Medical Claims. Medical claims expense increased 432.1% from $551,000 for 1994 to $2.9 million for 1995. The Company's medical claims ratio increased to 120.0% for 1995 from 82.5% for 1994. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract. All medical claims for 1995 and 1994 were based on negotiated fee-for-service schedules.

     Buying Group Cost of Sales. The Company had no buying group business in 1994 and 1995. Such business was acquired in 1997 in conjunction with the Block Acquisition.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 68.1% from $538,000 in 1994 to $904,000 in 1995. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 45.1% in 1994 to 29.3% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. The Company incurred no business development expenses during 1994 or 1995.

     General and Administrative. General and administrative expenses increased 86.5% from $238,000 in 1994 to $443,000 in 1995. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs and temporary labor and recruitment costs. As a percentage of revenues, general and administrative expenses decreased from 19.9% in 1994 to 14.4% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased 37.9% from $13,000 in 1994 to $18,000 in 1995. This increase was caused primarily by the amortization of intangibles. As a percentage of revenues, depreciation and amortization expense decreased from 1.1% in 1994 to 0.6% in 1995.

SUPPLEMENTAL RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, certain items in the Company's statement of operations for the periods indicated which give effect to the EyeCare One and VIPA Merger accounted for as a pooling of interests. As a result of the 1996 Acquisitions, 1997 Acquisitions, the Block Acquisition and LaserSight Acquisition, and the Company's entering into capitated arrangements with its Contract Providers, the company does not believe that the historical percentage relationships for 1995, 1996 and 1997 reflect the Company's expected future operations.

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
REVENUES:
Practice management fees....................................    2.9%      8.9%     44.5%
Managed care................................................   20.3      36.1      26.1
Buying group................................................     --        --      10.4
Sale of optical goods.......................................   75.4      53.6      18.1
Other revenue...............................................    1.4       1.4       0.9
                                                              -----     -----     -----
          Total revenues....................................  100.0     100.0     100.0
                                                              -----     -----     -----
OPERATING EXPENSES:
Practice management expenses................................     --       5.7      36.3
Medical claims..............................................   22.5      43.4      20.3
Buying group................................................     --        --       9.9
Cost of optical goods sold..................................   18.1      12.8       4.5
Salaries, wages and benefits................................   37.6      31.4      15.0
Business development........................................     --       8.8        --
General and administrative..................................   23.7      20.3       8.4
Depreciation and amortization...............................    2.6       2.2       3.2
                                                              -----     -----     -----
          Total operating expenses..........................  104.5     124.6      97.6
                                                              -----     -----     -----
Income (loss) from operations...............................   (4.5)    (24.6)      2.4
Amortization of loan fees...................................     --        --       0.3
Interest expense............................................    1.0       1.2       1.5
                                                              -----     -----     -----
Income (loss) before income taxes...........................   (5.5)%   (25.8)%     0.6%
Income taxes................................................     --        --        --
                                                              -----     -----     -----
Net Income (loss) before extraordinary charge...............   (5.5)%   (25.8)%     0.6%
Extraordinary charge -- early extinguishment of debt........     --        --       0.5
                                                              -----     -----     -----
          Net Income (loss).................................   (5.5)%   (25.8)%     0.1%
                                                              =====     =====     =====

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Revenues increased 218% from $21.9 million for the year ended December 31, 1996 to $69.5 million for the year ended December 31, 1997. This increase was caused primarily by an increase in practice management fees attributable to the 1996 Acquisitions, the 1997 Acquisitions and the Block Acquisition, which accounted for $29.1 million of the increase, and an increase in buying group revenues attributable to the Block Acquisition, which accounted for $7.3 million of the increase, and an increase in managed care revenues attributable to the 1996 Acquisitions, the 1997 Acquisitions, the Block Acquisition, the addition of three capitated contracts and the expansion of an existing contract which accounted for $10.3 million of the increase. Comparable clinic revenues increased 12% over 1996 levels for practices managed by the Company for the entire year. Managed care revenues on a comparable basis increased 45% over 1996 levels for business units operated by the Company for the entire year.

     Practice Management Expenses. Practice management expenses were $25.3 million for the year ended December 31, 1997 as a result of the 1996 and the 1997 Acquisitions. Prior to the 1996 Acquisitions, the company recognized no practice management expenses related to its management services because the Company was not liable for such expenses. Practice management expenses consist of salaries, wages and benefits of certain clinic staff, professional fees, medical supplies, advertising, building and occupancy costs, and other general and administrative costs related to the operation of clinics and ASCs.

     Medical Claims. Medical claim expense increased 48.7% from $9.5 million for the year ended December 31, 1996 to $14.1 million for the year ended December 31, 1997. The Company's medical claims ratio decreased from 120.1% for the year ended December 31, 1996 to 77.6% for the year ended December 31, 1997. This decrease was caused primarily by the Company's Block Acquisition and the renegotiated agreement to pay its ophthalmology and ASC Contract Providers a per member per month fee for surgical eye care services provided under the Company's largest capitated managed care contract. Medical claims expense consists of payments by the Company to its Affiliated Providers for primary eye care services, medical and surgical eye care services and facility services. These payments are based on fixed payments per member per month, a pro rata share of managed care capitated payments received (as determined by the number of eye care procedures performed relative to other Affiliated Providers) or negotiated fee-for-service schedules. Capitated payments and pro rata payments collectively represented 16.2% and fee-for-service claims represented 83.8% of total medical claims expense for the year ended December 31, 1997. Medical claims for the year ended December 31, 1996 were based entirely on negotiate fee-for-service schedules.

     Buying Group Cost of Sales. Buying group cost of sales were incurred by the Company as a result of its acquisition of Block Vision. The buying group cost of sales represents two months of expenses attributable to Block Vision's buying group business.

     Cost of Optical Goods Sold. Optical costs of sales increased 10.9% from $2.8 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. The cost of sales as a percentage of optical sales was consistent from 24.0% in 1996 to 24.8% in 1997.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 52.2% from $6.9 million for the year ended December 31, 1996 to $10.4 million for the year ended December 31, 1997. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. Salaries, wages and benefits expense consists of expenses related to management and administrative staff located at the Company's corporate headquarters and regional offices. As a percentage of revenues, salaries, wages and benefits expense decreased from 31.4% for the year ended December 31, 1996 to 15.0% for the year ended December 31, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     General and Administrative. General and administrative expenses increased 32.2% from $4.4 million for the year ended December 31, 1996 to $5.9 million for the year ended December 31, 1997. This increase was caused primarily by increases in travel expenses, professional fees and occupancy costs. As a percentage of revenues, general and administrative expenses decreased from 20.3% for the year ended December 31, 1996 to

8.4% for the year ended December 31, 1997. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased from $.5 million for the year ended December 31, 1996 to $2.2 million for the year ended December 31, 1997. As a percentage of revenues, depreciation and amortization expense increased from 2.2% for the year ended December 31, 1996 to 3.2% for the year ended December 31, 1997. These increases were caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions, the 1997 Acquisitions, and the Block Acquisition.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Revenues increased 47.0% from $14.9 million for 1995 to $21.9 million for 1996. This increase was caused primarily by a 358.3% increase in practice management fees attributable to the 1996 Acquisitions, which accounted for $1.5 million of the increase, and a 199.1% increase in managed care revenues attributable to the addition of one new capitated contract and the expansion of the Company's largest managed care contract, which accounted for $4.9 million of the increase.

     Practice Management Expenses. Practice management expenses were $1.2 million for 1996, all of which resulted from the 1996 Acquisitions. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services, because the Company was not liable for expenses of the practices.

     Medical Claims. Medical claims expense increased 182.9% from $3.3 million in 1995 to $9.5 million in 1996. The Company's medical claims ratio increased to 120.1% for 1996 from 111.0% for 1995. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract, which accounted for $4.8 million of the increase, and an increase in members covered by the Company's capitated managed care contracts, which accounted for $1.8 million of the increase. Capitated payments and pro rata payments represented 11.3% and fee-for-service payments represented 88.7% of total medical claim expense for 1996. Medical claims for 1995 were based entirely on negotiated fee-for-service schedules.

     Buying Group Cost of Sales. The Company incurred no buying group cost of sales during fiscal year ended December 31, 1995 and 1996.

     Cost of Optical Goods Sold. Optical cost of sales increased 4.6% from $2.7 million for the year ended December 31, 1995 to $2.8 million for the year ended December 31, 1996. The cost of sales as a percentage of sales was consistent at 23.9% in 1995 and 24.0% in 1996.

     Salaries, Wages and Benefits. Salaries and benefits expense increased 22.6% from $5.6 million in 1995 to $6.9 million in 1996. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 37.6% in 1995 to 31.4% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. Business development expenses were $1.9 million in 1996. Business development expenses consisted of a one-time charge of $1.4 million related to potential acquisitions that were not completed and $500,000 related to the amortization of deferred compensation charges attributable to consulting services.

     General and Administrative. General and administrative expenses increased 26.2% from $3.5 million in 1995 to $4.4 million in 1996. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs, temporary labor and recruitment costs related to the Company's expanding business. As a percentage of revenues, general and administrative expenses decreased from 23.7% in 1995 to 20.3% in 1996. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased from $390,000 in 1995 to $487,000 in 1996. As a percentage of revenues, depreciation and amortization expense decreased from

2.6% in 1995 to 2.2% in 1996. This increase was caused primarily by the amortization of intangibles attributable to the 1996 Acquisitions.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased 18.6% from $12.5 million for 1994 to $14.9 million for 1995. This increase was primarily caused by an increase in managed care revenues as a result of the Company obtaining its first complete eye care capitated contract from a leading HMO, which accounted for $1.8 million in the increase.

     Practice Management Expenses. The Company incurred no practice management expenses during 1994 or 1995. Prior to the 1996 Acquisitions, the Company recognized no practice management expenses related to its management services because the Company was not liable for the expenses of the practices.

     Medical Claims. Medical claims expense increased 288.6% from $862,000 for 1994 to $3.3 million for 1995. The Company's medical claims ratio increased to 111.0% for 1995 from 78.9% for 1994. These increases were caused primarily by excess utilization of surgical eye care services and facility services related to the Company's largest managed care contract. All medical claims for 1995 and 1994 were based on negotiated fee-for-service schedules.

     Buying Group Cost of Sales. The Company had no buying group business in 1994 and 1995. Such business was acquired in 1997 in conjunction with the Block Acquisition.

     Cost of Optical Goods Sold. Optical cost of sales increased 8.2% from $2.5 million for the year ended December 31, 1994 to $2.7 million for the year ended December 31, 1995. The cost of sales as a percentage of sales increased from 22.7% in 1994 to 23.7% in 1995. The increase was caused primarily by lower margins on contact lenses as opposed to frames.

     Salaries, Wages and Benefits. Salaries, wages and benefits expense increased 13.3% from $4.9 million in 1994 to $5.6 million in 1995. This increase was caused primarily by an increase in corporate staff necessary to support the Company's expanded practice management and managed care business. As a percentage of revenues, salaries, wages and benefits expense decreased from 39.3% in 1994 to 37.6% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Business Development. The Company incurred no business development expenses during 1994 or 1995.

     General and Administrative. General and administrative expenses increased 5.8% from $3.3 million in 1994 to $3.5 million in 1995. This increase was caused primarily by increases in travel expenses, professional fees, occupancy costs and temporary labor and recruitment costs. As a percentage of revenues, general and administrative expenses decreased from 26.6% in 1994 to 23.7% in 1995. This decrease was caused primarily by increased economies of scale resulting from the Company's expanding business.

     Depreciation and Amortization. Depreciation and amortization expense increased 1.0% from $386,000 in 1994 to $390,000 in 1995. This increase was caused primarily by the amortization of intangibles. As a percentage of revenues, depreciation and amortization expense decreased from 3.1% in 1994 to 2.6% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its working capital and capital expenditure requirements primarily through institutional borrowings and private debt and equity financings. Net cash used in operating activities for the years ended December 31, 1995, 1996 and 1997 was $138,000, $4.2 million and $4.6 million, respectively. Net cash used in operating activities for the years ended December 31, 1995, 1996 and 1997 was caused primarily by net losses offset in part by increases in medical claims payable, deferred compensation and acquisition expenses.

     Net cash used in investing activities for the years ended December 31, 1995, 1996 and 1997 was $88,000, $1.6 million and $43.1 million, respectively, and was caused primarily by payments for acquisitions, the purchase of furniture and equipment and payments for capitalized acquisition and offering costs.

     Net cash provided by financing activities for the years ended December 31, 1995, 1996 and 1997 was $256,000, $5.8 million and $51.5 million, respectively. The amounts for 1996 and 1997 were attributable to debt and equity financings and higher levels of institutional borrowings to support the Company's internal expansion and acquisition activities.

     On January 30, 1998 the Company entered into a five year, $50.0 million bank credit agreement (the "Credit Agreement") with the Bank of Montreal as agent (the "Agent") for a consortium of banks. The Credit Agreement, which matures in January, 2003, provided the Company with a revolving credit facility component in an aggregate amount of up to $10.0 million and a term loan component in an aggregate amount of up to $40.0 million. The Credit Agreement is secured by a pledge of the stock of substantially all of the Company's subsidiaries and the assets of the Company and certain of its subsidiaries and is guaranteed by certain of the Company's subsidiaries. The Credit Agreement contains negative and affirmative covenants and agreements which place restrictions on the Company regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as requiring the maintenance of certain financial ratios. The interest rate on the Credit Agreement is, at the option of the Company, either (i) the London InterBank Offered Rate plus an applicable margin rate, (ii) the greater of (a) the Agent's prime commercial rate or (b) the "federal funds" rate plus 0.5%, or (iii) a fixed rate loan as determined by the Agent at each time of borrowing. At the closing of the Credit Agreement the Company used approximately $26.9 million of its available borrowing to repay the outstanding balance under the Company's Bridge Credit Facility with Prudential Credit and related accrued interest and transaction costs. The Company has used approximately $41.0 million of its available borrowings under the Credit Agreement and currently has a balance available of approximately $9.0 million which it expects will be utilized for acquisitions and for working capital and general corporate purposes.

     On November 20, 1997, the Company completed the sale of 2,300,000 shares of its common stock at a price of $9.50 in a secondary public offering (the "Secondary Offering"). The net proceeds of $20.5 million from the Secondary Offering were used to fund a portion of the consideration for the Block Acquisition.

     In October 1997, the Company received a commitment from Prudential Securities Credit Corporation ("Prudential Credit") for a credit facility in the aggregate amount of $37.0 million pursuant to a Note Purchase Agreement (the "Bridge Credit Facility"). Approximately $27.0 million of the Bridge Credit Facility was available, if needed, to fund the cash portion of the Block Acquisition to the extent the net proceeds from the Company's Secondary Offering were insufficient for such purpose. The remaining balance of approximately $10.0 million of the Bridge Credit Facility was available for optometry and ophthalmology practice acquisitions. The Company borrowed $5.6 million and $6.5 million for use in funding the cash portions of the Block Acquisition and LaserSight Acquisitions, respectively. Additionally, the Company borrowed approximately $3.5 million for use in the funding of certain optometry and ophthalmology practice acquisitions. Amounts borrowed pursuant to the Bridge Credit Facility were secured by a first security interest in all of the Company's assets. The Bridge Credit Facility was required to be repaid at the earlier of six months from the date of any borrowing from the Bridge Credit Facility or upon the closing of any future debt or equity offering by the Company. The Bridge Credit Facility contained negative and affirmative covenants and agreements which included covenants requiring the maintenance of certain financial ratios. The Company repaid its Bridge Credit Facility borrowings in full from available proceeds under its Credit Agreement.

     On August 18, 1997, the Company completed the sale of 2,100,000 shares of its common stock at a price of $10.00 per share in an initial public offering (the "Initial Public Offering"). The net proceeds from the Initial Public offering were used to repay substantially all of the Company's outstanding indebtedness and to provide funding to continue acquisitions of optometry and ophthalmology clinics and ASCs.

     In April 1997, the Company entered into a credit facility in the aggregate amount of $4.9 million with Prudential Securities Group Inc. ("Prudential") pursuant to a "Note and Warrant Purchase Agreement" (as amended and restated, the Note and Warrant Purchase Agreement'). The proceeds from the borrowing were used to repay the Company's credit facility with Barnett Bank N.A. in the principal amount of $2.0 million and for general working capital purposes. Under the Note and Warrant Purchase Agreement, the Company issued a senior note secured by all the Company's assets (the "Prudential Note"). The Prudential Note accrued interest at 10% per annum with a maturity of the earlier of January 1, 1998 or upon completion of the Initial Public Offering. In addition, the note and Warrant Purchase Agreement included a detachable warrant to purchase 210,000 shares of Common Stock at an exercise price per share equal to $10.00 per share, the price of the Common Stock in the Initial Public Offering. The Prudential Note was repaid by the Company from the net proceeds of the Initial Public Offering.

     In February 1997, the Company borrowed an aggregate of $2.0 million from Piper Jaffray Healthcare Fund II Limited Partnership ("Piper Jaffray") for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1997 Subordinated Notes"). The 1997 Subordinated Notes included a detachable warrant to purchase an aggregate of 333,333 shares of Common Stock which have an exercise price of $6.00 per share. The 1997 Subordinated Notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     In December 1996, the Company borrowed an aggregate of $1.3 million from certain individuals for working capital purposes pursuant to the issuance of senior subordinated notes bearing interest at 10% per annum (the "1996 Subordinated Notes"). The 1996 Subordinated Notes included detachable warrants to purchase an aggregate of 208,333 shares of Common Stock at an exercise price of $6.00 per share. The 1996 Subordinated Notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     In June 1996, the Company borrowed $3.0 million from Peter Fontaine, a director of the Company, for working capital purposes pursuant to an unsecured Promissory Note bearing interest at 8.0% per annum (the "Fontaine Note"). The Fontaine Note was repaid by the Company from the net proceeds of the Initial Public Offering. In addition, the Company borrowed $200,000 and $500,000 from Mr. Fontaine in November and December 1996, respectively, for working capital purposes pursuant to unsecured promissory notes bearing interest at 8.5% per annum. The unsecured promissory notes were repaid from the net proceeds of the Initial Public Offering.

     To date in 1998, the Company completed the 1998 Acquisitions and in connection with the 1998 Acquisitions, the Company provided aggregate consideration of approximately $16.7 million, consisting of 786,952 shares of Common Stock, $8.7 million in cash and promissory notes in the aggregate principal amount of approximately $21,000, subject to closing adjustments. In addition the Company is required to provide additional contingent consideration, consisting of 33,695 shares of Common Stock and up to $600,000 in cash, to be paid to certain sellers if certain post-acquisition performance targets are met.

     In March 1998, the Company closed pooling of interests transactions with EyeCare One and VIPA In connection with these pooling transactions, the Company issued 1,109,806 shares of Common Stock, subject to closing adjustments, valued at approximately $10.5 million.

     The Company has also entered into binding letters of intent with respect to the Pending Acquisitions for which the Company is providing aggregate consideration of approximately $3.0 million, consisting of approximately 21,000 shares of Common Stock and approximately $2.8 million in cash, subject to closing adjustments.

     Effective December 1, 1997, the Company completed the LaserSight Acquisitions in exchange for aggregate consideration paid to the seller of approximately $13.0 million, consisting of $6.5 million in cash and 812,500 shares of Common Stock, subject to certain post-closing adjustments. The cash portion of the consideration paid by the Company for the LaserSight Acquisitions was financed through a letter amendment to the Company's credit facility with Prudential Securities Credit Corporation. The LaserSight Acquisitions were accounted for under the purchase method of accounting. The aggregate consideration paid by the Company for the LaserSight Acquisitions was approximately $13.0 million consisting of $6.5 million in cash and 812,500 shares of Company common stock, subject to certain post-closing adjustments. The cash portion of the consideration paid by the Company for the LaserSight Acquisitions was financed through a letter amendment to the Company's credit facility with Prudential Securities Credit Corporation. In addition, LaserSight, Inc. and the Company entered into a Stock Distribution Agreement for the liquidation of the shares of Company Common Stock received by LaserSight, Inc. by May 29, 1998 through, at the Company's option, the filing of a shelf registration statement, a private placement, a direct redemption by the Company, or other method acceptable to the Company and LaserSight, Inc. Under the Stock Distribution Agreement, LaserSight, Inc. is entitled to receive a minimum of $6.5 million and a maximum of $7.475 million from the liquidation subject to certain post-closing adjustments. On March 11, 1998 the Company redeemed 168,270 shares of its Common Stock pursuant to the Stock Distribution Agreement from LaserSight, Inc. for an aggregate purchase price of approximately $1.5 million.

     Effective October 31, 1997, the Company completed the Block Acquisition in exchange for aggregate consideration paid to the sellers of approximately $35.0 million, consisting of $25.6 million in cash, 458,365 shares of Common Stock, subject to certain post-closing adjustments and 219, 633 shares of Common Stock to be held in escrow as contingent consideration, of which 109,816 shares are to be delivered by the Company to the sellers if EBITDA of Block Vision reaches $4.5 million for the year ended December 31, 1998. The remaining 109,817 shares will be deliverable on a pro rata escalating basis if Block Vision reaches $4.5 million of EBITDA for 1998 with the full contingent consideration deliverable upon Block Vision attaining $4.9 million of EBITDA for 1998. Approximately $2.4 million in net indebtedness of Block Vision was assumed in connection with the Block Acquisition.

     During 1997, the Company also completed the 1997 Acquisitions, and in connection with the 1997 Acquisitions, the Company provided aggregate consideration of $20.1 million, consisting of 1,480,122 shares of Common Stock, $6.7 million in cash and $364,000 in promissory notes. Additionally, the Company is required to provide additional contingent consideration, consisting of approximately 174,021 shares of Common Stock, approximately $821,000 in cash, and approximately $467,000 in shares of Common Stock, to be paid to certain sellers if post-acquisition performance targets are met.

     In December 1996, the Company completed the 1996 Acquisitions for an aggregate consideration of $11.2 million, consisting of 2.1 million shares of Common Stock, unsecured promissory notes in the aggregate principal amount of $1.9 million bearing interest at 8.0% per annum and $800,000 in assumed debt. The promissory notes were repaid by the Company from the net proceeds of the Initial Public Offering.

     The Company has treated as deferred compensation the issuance of shares of restricted stock in September and October 1996, for future services related to various business development initiatives and management incentives. In September 1996, the Company entered into a five-year services agreement with its Chief Medical Officer and current director of the Company and issued 108,133 shares of restricted Common Stock. These shares were valued at $2.77 per share or $300,000. Of these shares, 40% vested immediately and the Company recorded a business development charge of $120,000. The remaining 60% of the shares were recorded as an offset in stockholders' equity as deferred compensation for $180,000. In October 1996, the Company entered into a five-year advisory agreement with an industry consultant and issued 125,627 shares of restricted Common Stock which vest over the life of the advisory agreement. These shares were valued at $2.77 per share or $349,000. The Company recorded the issuance of these shares as an offset in stockholder's equity as deferred compensation. This deferred compensation is being amortized as the shares vest on a pro rata basis.

     Intangible assets consist of the excess of the purchase price over the fair values of the net assets acquired from the business acquisitions, which is being amortized on a straight-line method over 25 years, and the Management Agreements with the Managed Professional Associations. The Management Agreements have 40-year terms and are being amortized over an average life of 25 years. Intangible assets represented 72.2% of the Company's total assets as of December 31, 1997. In determining the useful life of a Management Agreement, the Company considers the operating history and other characteristics of each practice. A principal consideration is the degree to which the practice has demonstrated its ability to extend its existence indefinitely. The Company will review the carrying value of its intangible assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that amortization periods need to be modified. Among the factors the Company considers in making the valuation are changes in the Managed Professional Associations market position, reputation, profitability, and geographic penetration.

     In addition to the business assets purchased, the Company assumes certain payables and accrued expenses in connection with its acquisitions. Generally, the acquired tangible assets exceed the assumed liabilities. The Company has assumed liabilities of $3.2 million, including $791,000 of long-term debt, in connection with acquisitions (including the Block Acquisition) completed through December 31, 1997.

     Currently many computer systems in use today were designed and developed using two digits, rather than four, to specify the calendar year and as a result, such systems are unable to recognize the year "2000." The inability of a computer system to recognize the year 2000 could cause many computer applications to fail or create erroneous results unless corrective measures are taken. The Company utilizes software and related computer technologies essential to its operations that could be affected by the year "2000" computer system problem. Block Vision's managed care computer systems are year 2000 compliant. The Company has implemented a plan of action which it believes will make its other computer systems year 2000 compliant and the expense associated with such action is not expected to have a material effect on the Company's future financial condition and results of operations. The Company also expects to initiate communications with significant suppliers, customers and other third parties with which the Company does business, to minimize disruptions to the Company's operations resulting from the year 2000 problem and to ensure that year 2000 issues are satisfactorily resolved. There can be no assurances, however, that the computer systems of other companies may have an adverse effect on the Company's operations. The Company expects to work with such parties to resolve or minimize year 2000 problems. The Company believes it currently has no material exposure to contingencies related to the year 2000 issue.

     The Company believes the effects of inflation have not had a material adverse impact on its operations or financial condition to date. Substantial increases in prices in the future, however, could have a material adverse effect on the Company's results of operations.

     Based upon the Company's anticipated capital needs for operation of its business, general corporate purposes, the acquisition of clinics and ASCs and repayment of certain indebtedness, management believes that the combination of the funds expected to be provided from the Company's operations, Credit Agreement, anticipated future increases of borrowings under its Credit Agreement, supplemental borrowings and seller financing and the use of Common Stock in acquisitions will be sufficient to meet the Company's funding requirements to conduct its operations and for further implementation of its growth strategy for a period of approximately twelve months. The Company will continue to offer Common Stock, notes or combinations thereof as consideration for certain future mergers and acquisitions related to the growth of its LADS. After the twelve-month period, or in the event the Company's capital expenditures are greater than currently expected and to the extent additional capital resources are needed, the Company expects to utilize supplemental borrowings to the extent available and/or the net proceeds from the offering of debt or equity securities.

                                    BUSINESS

OVERVIEW

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS(sm)") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to LADS located throughout the United States through which its Affiliated Providers deliver eye care services. The Affiliated Providers consist of Managed Providers and Contract Providers. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's managed care contracts and discount fee-for-service plans covering the Company's exclusively contracted patient lives.

     The Company's goal is to enable each of its LADS to capture the leading market share of fee-for-service patients and managed care members. To achieve its goal, the Company is focused on the following strategies: (i) developing LADS in order to provide for a complete continuum of easily accessible, high quality and affordable eye care services, (ii) increasing patient revenue and cost efficiencies for each LADS through practice development and managed care initiatives and (iii) expanding into select new markets to create regional networks of LADS.

     The Company earns practice management fees by providing Managed Providers with a wide range of management and administrative services. These management and administrative services are designed to increase patient flow, while effecting cost efficiencies, and to permit the Managed Provider to concentrate on the delivery of easily accessible, high quality and affordable eye care services. The Company also earns revenues by entering into capitated managed care contracts with third-party insurers and payors and by administering indemnity fee-for-service plans for its Affiliated Providers. The Company believes it provides its Affiliated Providers with significant advantages in negotiating, obtaining and effectively administering managed care contracts through its experienced management team, management information systems, greater capital resources and more efficient cost structure.

MANAGEMENT AGREEMENTS

     The Company intends to continue to acquire the business assets of select optometry and ophthalmology practices as it establishes and develops LADS and expands into new markets. In conjunction with acquiring the assets of eye care practices, the Company has entered, and will continue to enter, into long-term business management agreements with the professional associations conducting such practices (the "Managed Professional Associations") to provide management and administrative services to Managed Professional Associations. The Company also expects to acquire ASC facilities.

     The Company enters into Management Agreements with the Managed Professional Associations pursuant to which the Company is the sole provider of comprehensive management, business and administrative services for the non-professional aspects of the professional practices. Each Managed Provider maintains full authority, control and responsibility over the provision of professional care and services to its patients. The Company does not provide professional care to patients nor does the Company employ any of the ophthalmologists or optometrists, or any other professional health care provider personnel, of the Managed Professional Association. The following is a summary of the typical form of the Management Agreements the Company enters into with each Managed Professional Association, and is qualified by reference to the actual Management Agreements and terms may vary depending upon the particular facts and circumstances, as well as the different laws and regulations of each state. Additionally, as health care governmental regulations and their interpretations change in the future, the Company may have to revise terms in its Management Agreements to comply with the regulatory changes. See "Risk
Factors -- Governmental Regulations."

     The Company enters into Management Agreements with professional associations managed by the Company, the initial term of which is typically 40 years. Under significantly all of the Company's Management Agreements, the management fee ranges from 24% to 37% of the Managed Professional

Associations' gross revenues after deducting from such revenues all expenses of the clinic other than those related to shareholders of the Managed Professional Associations. This type of arrangement is usually utilized in management relationships with ophthalmology practices. Additionally, the Company has Management Agreements with management fees ranging from 70% to 87% of gross revenues of a practice and the Company is required to pay generally all the expenses of the clinic with the exception of professional salaries and benefits. Such arrangements are typically utilized in management relations with optometrists. The practice management fees earned by the Company pursuant to these Management Agreements fluctuate depending on variances in revenues and expenses of the Managed Professional Associations.

     Under the Management Agreements, the Company is obligated, among other things, to (i) provide, maintain and repair office and clinical equipment for the Managed Professional Association, (ii) order and purchase all reasonable supplies on behalf of the Managed Professional Association, (iii) provide appropriate support services for the operation of the Managed Professional Association's offices, (iv) assist the Managed Professional Association in establishing and implementing quality assessment, risk management and utilization review programs, (v) employ all management, clinicians, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection personnel, and other nonprofessional personnel as necessary, (vi) assist the Managed Professional Association in negotiating managed care contracts, (vii) bill and collect professional and other fees on behalf of the Managed Professional Association, (viii) establish and administer accounting procedures, controls and systems for the financial books and records relating to the business of the Managed Professional Association, (ix) monitor and maintain the files and records of the Managed Professional Association and (x) provide such management services as are necessary and appropriate for the day-to-day administration of the business aspects of the Managed Professional Association.

     The Management Agreements provide that the Managed Professional Association is responsible for, among other things, (i) hiring, supervising, and directing certain of the Managed Professional Association's professional employees, (ii) adopting a peer review/quality assurance program and (iii) maintaining appropriate worker's compensation, professional and comprehensive general liability insurance.

     Pursuant to the Management Agreements, a Practice Advisory Council, consisting of equal representation for the Company and the Managed Professional Association, is responsible for (i) reviewing and making recommendations regarding any renovation and expansion plans and capital equipment expenditures relating to the Managed Professional Association's facilities, (ii) reviewing and making recommendations regarding all marketing and public relations services, (iii) reviewing and making recommendations regarding the fee schedule and collection policies for the Managed Professional Association, (iv) approving new nonprofessional ancillary services provided by the Managed Professional Association, (v) approving and making recommendations regarding agreements with institutional care providers and third party payors which are not in accordance with guidelines established by the applicable Local Advisory Council (described below), (vi) assisting the Managed Professional Association in developing long-term strategic planning objectives, (vii) making recommendations regarding the priority of major capital expenditures, (viii) recommending to the Managed Professional Association the number and type of health care personnel required for the efficient operation of the Managed Professional Association, (ix) making recommendations regarding fee disputes, (x) approving the decision to terminate higher level non-professional personnel employed by the Company who are performing services at the Managed Professional Associations' offices, (xi) approving any office relocation or expansion and the establishment of any new ASC or optical business of the Managed Professional Association and (xii) adopting, approving and amending the Managed Professional Association's budget.

     Local Advisory Councils consist of Company representatives and delegates from Managed Professional Associations located in each region. Each Managed Professional Association is entitled to appoint one delegate to the Local Advisory Council and the Company is entitled to appoint two delegates who will have voting power equal to the combined voting power of all delegates appointed by the Managed Professional Association. The Local Advisory Council makes recommendations to the Company and the Managed Professional Associations as to the regional policy and strategy issues within the region and as to (i) the establishment of private pay fee schedules where permitted by law, (ii) the establishment of guidelines for agreement with institutional health care providers and third party payors and (iii) any agreement with an institutional health care provider or third-party payor which materially differs from guidelines established by the Local Advisory Council. The Local Advisory Council may also select commercial carriers for professional, casualty and comprehensive general liability insurance for the Managed Professional Associations in the region. Finally, the Local Advisory Council considers and determines any issue upon which the Practice Advisory Council is deadlocked, except for the determination of the budget of each Managed Professional Association. Decisions of the Local Advisory Council may be appealed to the National Appeal Council consisting of one delegate appointed by each of the Local Advisory Councils and two delegates appointed by the Company.

     Each Managed Professional Association has the sole authority to set its fees for patients, subject to obligations pursuant to managed care contracts. In connection with managed care contracts the Managed Professional Associations may contract directly with third-party payors. Otherwise, the managed care contracts are entered into by the Company and at the option of the Managed Professional Association the practice can be part of the provider group offered by the Company in connection with the contract. See "-- Managed Care Contracts."

     In accordance with its standard Management Agreement entered into with each Managed Professional Association, the Company is responsible for, and authorized to bill, in the Managed Professional Association's name, patients, third-party payors and other fiscal intermediaries for all billable health care services rendered by the practice. The Company is responsible for collecting and receiving all payments for such health care services. Collections from receivables are deposited by the Company into a cash collateral account from which all amounts for the payment of expenses and other obligations are drawn. In the event that any payments for billable services are received by the Managed Professional Association or its employed professionals, such entities and individuals are obligated to transfer such funds to the cash collateral account. The Company has been provided a security interest in the cash collateral account whereupon the Company is permitted, except where specifically limited by the Management Agreement, to borrow against the account as well as against receivables of the practice. The Company has the power to endorse checks payable to the Managed Professional Association. The Company continuously monitors outstanding accounts receivable and is authorized to take certain collection actions, including extending the time for payment of accounts, and jointly decides with the Managed Professional Association concerning any decision to undertake extraordinary collection efforts. The Company has the obligation to fund shortages in the account as necessary to pay practice management expenses which must be paid as they become due. The Company reconciles the results of its billing and collection efforts for its Managed Professional Associations on a quarterly basis.

     The Management Agreements are terminable by either party if the other party materially defaults in the performance of any of its obligations under the Management Agreement and such default continues for a certain period of time after notice, if the other party files a petition for bankruptcy or upon the occurrence of other similar events. The Management Agreements may also be terminated by mutual agreement in writing.

     During the term of the Management Agreement, the Company and the Managed Professional Association agree not to compete with each other in the business of providing management services to professional associations and agree not to disclose certain confidential and proprietary information regarding the other. The Management Agreements require the Company and the Managed Professional Associations to indemnify and hold harmless the other party against claims resulting from negligent or intentional acts or omissions.

     The Managed Professional Association is generally required under each Management Agreement to enter into written employment agreements with each of its professional employees containing covenants not to compete with the Managed Professional Association in a specified geographic area for a specified period of time after termination of the employment agreement. The employment agreements also require the payments of significant liquidated damages in the event of a default by shareholders of the Managed Professional Associations and certain employees of the Managed Professional Associations, early termination by such shareholders and key non-shareholder professionals, or a breach of the covenant not to compete. In such acquisitions where the practice does not after closing obtain employment agents with professionals due to its negotiations with the Company, the Company has a risk that the practice it manages could lose a significant portion of its income in the event such professionals terminate their affiliations with the practice.

     Upon the expiration of the term of the Management Agreement, or in the event that the Managed Professional Association breaches the Management Agreement, and to the extent permitted by law, the Managed Professional Association is obligated to purchase the related assets owned by the Company (including the unamortized portion of the Management Agreement) at book value and assume all related liabilities. For a period of five years from the date of the Management Agreement, the shareholders of the Managed Professional Association are in most cases required to personally guarantee any note provided in connection with the repurchase. If the Company breaches the Management Agreement, the Managed Professional Association has the option to purchase the related assets owned by the Company pursuant to terms described in the Management Agreement.

MANAGED CARE CONTRACTS

     As an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis. The Company also has contracts for the provision of certain financial and administrative services related to its indemnity insurance and fee-for-service plans. Managed care contracts are typically for one year terms that renew automatically and the contracts are terminable by either party on sixty days notice.

     The Company's typical contracts with third-party health benefits payors (insurance companies and HMOs) provide that the Company will arrange and pay for eye care services that are needed by the payor's members in exchange for a fixed amount per patient per month or a percentage of the premiums paid on behalf of the patient, without regard to the volume of services that the patient requires. Under these arrangements, the Company accepts the risk that the cost and utilization of services may exceed expectations in exchange for its ability to profit if cost and utilization are kept below expected levels. The Company can directly benefit by effectively managing costs and utilizing its relationships with its Affiliated Providers. Because the Company assures the credentials of the providers, establishes quality and utilization control systems and implements payment arrangements with the providers, third-party payors are able to use their limited resources in other areas where they have greater expertise.

GOVERNMENTAL REGULATIONS

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies is increasing. Such governmental regulations can significantly limit and restrict various areas the Company conducts its business and such restrictions and limitations could increase in the future and could affect the Company's financial performance. See "Risk Factors -- Governmental Regulations, -- Risks Arising From Health Care Reform and -- Cost Containment And Reimbursement Trends."

COMPETITION

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. The Company believes that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, individual or small practice -providers to larger group practices or other eye care delivery services. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing management to providers of eye care services. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The basis for competition in the practice management area includes service, pricing, strength of the Company's delivery network (where applicable), strength of operational systems, the degree of cost efficiencies and synergies, marketing strength, managed care expertise, patient access and quality assessments and assurances programs.

The Company also competes with other providers of eye care services for managed care contracts, many of which have greater financial and other resources than the Company. These include HMOs, PPOs and private insurers. The basis for competition in the managed care organization area includes administrative strength, size and quality of network, marketing abilities, informational systems and operating efficiencies. The future success of the Company will be directly related to its ability to expand the managed eye care delivery network geographically, attract reputable providers, expand the scope of services offered by associated practices (i.e. not only optical and optometric, but also ophthalmological), and dedicate resources to an active sales team focused exclusively on the Company's sales effort.

EMPLOYEES

     In most circumstances, at the time of its integration into the Company's managed operations, each Managed Provider enters into an employment agreement with his or her respective professional association. The employment agreements with shareholder professionals are for an initial term of five years and for non-shareholder professionals are for an initial term of two years. Shareholder professionals are obligated to work for the full five-year term unless the professional employment is terminated for reasons such as the professional's death or disability or the occurrence of certain events outside the professional's control. The professional employment agreements provide that the employed professionals will not compete with the professional association during the term of the agreement and following the termination of the agreement for a term of two years for a shareholder professional and one year for a non-shareholder professional in a specified geographical area. At April 29, 1998, the Company had approximately 1,250 employees.

INSURANCE

     The Company's business entails an inherent risk of claims of liability. The optometrists and ophthalmologists with which the Company associates and certain employees of the Company are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under its service agreements for claims against the its Managed Providers practices and maintains a blanket liability insurance policy for itself. Successful malpractice claims asserted against the Managed Practices, however, could have an adverse effect on the Company's profitability. The Company maintains umbrella general liability insurance on a claims made basis in the amounts of $5.0 million per incident, and $5.0 million in the aggregate per annum. While the Company believes it has adequate liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

LITIGATION

     There are no material pending legal proceedings against the Company.

SERVICE MARKS

     The Company believes that its trademarks and service marks are important and accordingly, it has registered "A Different Point of View," "LADS," and the Company's "Vision Twenty-One" design logo with the United States Patent and Trademark Office and has applied for registration of "Vision 21," "Eye Care for the 21st Century" and "Elite Vision Plans," with the United States Patent and Trademark Office, which applications are currently pending. Through its LaserSight Acquisition, the Company also acquired New Jersey State registrations for "Rapid Vision Cataract Surgery" and "Instant Vision Cataract Surgery."

PROPERTIES

     The Company leases 9,902 square feet of office space in Largo, Florida, for its corporate headquarters. The lease is for a term through September 1998, and the Company believes that the facility is adequate for its current needs.

     The Company leases 10,586 square feet of office space in Boca Raton, Florida for Block Vision's corporate office under a lease expiring May 31, 2001. The Company believes that the facility is adequate for Block Vision's current needs.

     The Company leases or subleases the clinic locations it manages pursuant to the Management Agreements with the Managed Professional Associations. The Company anticipates that expanded facilities will be needed as the Managed Professional Associations grow. The Company also expects to enter into leases and subleases in the future as it acquires the allowable assets of Contract Providers and enters into Management Agreements.

     The Company also leases and subleases the ASC facilities it manages. The Company does not expect that the current ASCs will need to be expanded. However, the Company does anticipate that it will enter into leases and subleases as it acquires additional ASC facilities.

     The Company also leases minimal but adequate facilities in certain business regions for regional support.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the Directors and executive officers of the Company and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Theodore N. Gillette, O.D..................  44    Chairman of the Board, Chief Executive
                                                     Officer, President and Director(1)
Richard L. Sanchez.........................  44    Chief Development Officer, Secretary and
                                                     Director
Richard T. Welch...........................  46    Chief Financial Officer, Treasurer and
                                                     Director(2)
Richard L. Lindstrom, M.D..................  50    Chief Medical Officer and Director
Michael P. Block...........................  46    Executive Vice President -- Managed Care
                                                     and President -- Block Vision
Peter J. Fontaine..........................  45    Director(1)(2)
Herbert U. Pegues, II, M.D.................  47    Director(1)(2)
Bruce S. Maller............................  44    Director
Jeffrey I. Katz, M.D.......................  51    Director

---------------

(1) Member of Compensation Committee.
(2) Member of Audit Committee.

     THEODORE N. GILLETTE, O.D., CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR. Dr. Gillette has served as Chairman of the Board, Chief Executive Officer, President, and Director of the Company since its inception. Dr. Gillette has served as President and Director of the Company's wholly-owned subsidiaries, Vision 21 Physician Practice Management Company and Vision 21 Managed Eyecare of Tampa Bay, Inc. since 1984 and 1993, respectively. He obtained his Doctorate of Optometry from Southern California College of Optometry in 1979 and his Bachelor of Science from Florida State University in 1975.

     RICHARD L. SANCHEZ, CHIEF DEVELOPMENT OFFICER, SECRETARY AND DIRECTOR. Mr. Sanchez has served as Chief Development Officer, Secretary and Director of the Company since its inception. From 1993 until assuming his positions with the Company, Mr. Sanchez was Vice President of Marketing and Administration of the Company's wholly-owned subsidiary, Vision 21 Managed Eyecare of Tampa Bay, Inc. Prior to November of 1992, Mr. Sanchez worked for Exxon Corporation for over 18 years in various management positions including divisional management responsibility for over 300 employees and $600 million in revenues. Mr. Sanchez obtained his Bachelor of Science in Chemistry from Florida State University in 1975.

     RICHARD T. WELCH, CHIEF FINANCIAL OFFICER, TREASURER AND DIRECTOR. Mr. Welch has served as Chief Financial Officer, Treasurer and Director of the Company since August 1996. Prior to joining the Company, Mr. Welch served as Executive Vice President of Finance and Administration, and as Vice Chairman of the Board of Directors of Sports & Recreation, Inc., a public company engaged in the business of retail sporting goods and equipment sales generating over $500 million in annual revenue, from December 1994 to March 1996. He served as its Chief Financial Officer and a Director from January 1992 to December 1994. Mr. Welch is a certified public accountant and graduated from Louisiana State University in 1973 with a Bachelor of Science in Management and Accounting.

     RICHARD L. LINDSTROM, M.D., CHIEF MEDICAL OFFICER AND DIRECTOR. Dr. Lindstrom has served as Chief Medical Officer of the Company since September 1996 and has served as a Director since January 1997. Since October 1989, Dr. Lindstrom has maintained a private practice adjacent to the Phillips Eye Institute in Minneapolis where he serves as the Medical Director for Research and Teaching. Dr. Lindstrom holds 22 patents in ophthalmology and has given numerous presentations throughout the world including 13 named lectures. He is active on multiple educational and advisory boards including chief medical editor of Ocular

Surgery News. He has co-authored two books, published 50 chapters in other books and published over 300 articles in referred journals. Dr. Lindstrom graduated from the University of Minnesota Medical School in 1972 followed by a research residency and cornea fellowship at the University of Minnesota, an Anterior Segment fellowship at Mary Shields Eye Hospital in Dallas and a third fellowship in Glaucoma/Anterior Segment at University Hospitals in Salt Lake City.

     MICHAEL P. BLOCK, EXECUTIVE VICE PRESIDENT -- MANAGED CARE AND
PRESIDENT -- BLOCK VISION. Mr. Block has served as Executive Vice President of Managed Care for the Company and President of the Company's wholly owned subsidiary BBG-COA, Inc. (together with its subsidiaries "Block Vision"), since the Company's acquisition of Block Vision in November 1997. Mr. Block was the founder of Block Vision and served as its Chairman of the Board, President and Treasurer since its inception in 1984. Mr. Block graduated from Farleigh Dickinson University in 1973 with a Bachelor of Arts degree and has been a licensed optician in the State of New Jersey since 1974. Mr. Block is a member of the New Jersey Society of Dispensing Opticians, holds a Fellowship with the National Academy of Opticianary and is a member of the Board of Overseers of Lynn University.

     PETER J. FONTAINE, DIRECTOR. Mr. Fontaine has served as a Director of the Company since July 1996. Mr. Fontaine is currently the Chairman of the Board of Directors and Chief Executive Officer of Discount Auto Parts, Inc., a public company engaged in the business of retail automotive parts sales, and he has been employed by Discount Auto Parts, Inc. in various capacities since 1977. Mr. Fontaine has served on the Board of Directors of Discount Auto Parts, Inc. since 1996 and as its Chief Executive Officer since 1994. From 1994 to January 1997, Mr. Fontaine also served as its President.

     HERBERT U. PEGUES, II, M.D., DIRECTOR. Dr. Pegues has served as a Director of the Company since November 1996. He is currently Medical Director for managed care at the Miami Children's Hospital, Miami, Florida and administers its physician hospital organization. He has been the Vice President/Medical Director for Memorial Sisters of Charity Health System in Houston, Texas from 1995 to 1996. From 1988 to 1992, Dr. Pegues was the Associate Executive Director of Medical Affairs for Humana Healthcare Plans in Tampa, Florida and Assistant Clinical Professor of the Department of Family Medicine at the University of South Florida College of Medicine. Dr. Pegues graduated from the University of Illinois College of Medicine in 1975. He received his B.A. from Grinnell College in Grinnell, Iowa and is a Diplomate, Certified by the American Board of Family Practice and National Board of Medical Examiners. Dr. Pegues is also a Fellow of the American Academy of Family Physicians, and is licensed to practice medicine in Florida.

     BRUCE S. MALLER, DIRECTOR. Mr. Maller has served as a Director of Vision Twenty-One since November 1996 and is an ophthalmology practice management consultant to the Company. He is the founder of, and has been the President of, the BSM Consulting Group of Incline Village, Nevada since 1978. BSM provides consulting services predominantly in the fields of ophthalmology, cardiology and to individual physicians and corporate clients such as Allergan, Inc., Boston Scientific, Columbia/HCA Healthcare, Inc. and Vision Twenty-One. Mr. Maller has served as a Vice-President of Summit Medical Systems, Inc., the parent company of BSM since October 1995. Mr. Maller is a frequent lecturer for various medical societies, including the American Academy of Ophthalmology and the American Society of Cataract and Refractive Surgery. Mr. Maller also heads BSM Healthcare Publications, which produces works related to the field of medical practice management. Mr. Maller received his Bachelor of Arts degree from the University of Colorado in 1975.

     JEFFREY KATZ, M.D., DIRECTOR. Dr. Katz has served as a Director of the Company since January 1997. Dr. Katz has operated an ophthalmology practice at the Eye Institute of Southern Arizona in Tucson since 1984. He also serves as a clinical associate professor in the Department of Ophthalmology at the University of Arizona in Tucson and is the past president of the Tucson Ophthalmologic Society. Dr. Katz graduated from George Washington University Medical School in 1972. He was chief of ophthalmic surgery at El Dorado Hospital in Tucson and has served as the Medical Director for the Tucson Laboratory of the Arizona Lions eye Bank since 1978.

     Pursuant to the terms of the Company's Articles of Incorporation and Bylaws, the Board of directors has the power to set the number of directors. The number of directors is presently set at eight members. The directors are divided into three classes. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. The classes are staggered so that their terms expire in successive years resulting in the election of only one class of directors each year. The Class I directors are Mr. Welch and Drs. Pegues and Katz, the Class II directors are Messrs. Sanchez and Fontaine, and the Class III directors are Drs. Gillette and Lindstrom and Mr. Maller. The initial terms of the current Class I, Class II and Class III directors will expire at the annual meeting of the stockholders of the Company in 1998, 1999 and 2000, respectively. Officers of the Company are appointed by the Board of Directors and hold office until the first meeting of directors following the annual meeting of stockholders and until their successors are appointed, subject to earlier removal by the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation (the "Articles") provide that a Director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under the Florida Business Corporation Act (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The Company's Bylaws provides that the Company will indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extend provided by the Florida Business Corporation Act.

     The Company has entered into indemnification agreements (the "Indemnification Agreements") with all of its directors and certain of its officers. Similar Indemnification Agreements may from time to time be entered into with additional officers of the Company or certain other employees or agents of the Company. At present, there is no material pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification is required or permitted, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for such indemnification. The Company is also empowered under its Articles to purchase and maintain insurance or furnish similar protection on behalf of any person who is required or permitted to indemnify and the Company has acquired such insurance in connection with such individuals that the Company believes is warranted.

DIRECTORS' COMPENSATION

     Directors are reimbursed for expenses in connection with attendance at Board of Director and Committee meetings. Directors who are not officers of the Company or affiliates of major stockholders are paid $1,000 per meeting plus expenses. In addition, non-employee directors may be awarded options under the Company's Stock Incentive Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee, the members of which are Messrs. Welch, Fontaine and Pegues, and a Compensation Committee, the members of which are Messrs. Gillette, Fontaine and Pegues. A majority of the members of the Audit and Compensation Committees are non-employee directors.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, to review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the accounting controls, review compliance with federal and state laws relating to accounting practices and review and approve (with the concurrence of a majority of the disinterested directors of the Company) transactions, if any, with affiliated parties.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for the executive officers, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, to administer the Company's stock option plans, and to carry out the responsibilities required by state rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

     The following table is a summary of the compensation paid or accrued by the Company for the years ended December 31, 1996 and 1997 for services rendered in all capacities to the Company by the Chief Executive Officer and each of the persons who qualified as a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) during fiscal year 1997 ("Named Executive Officers"). The Company anticipates that it will pay compensation in excess of $100,000 to the Chief Executive Officer, Chief Financial Officer, Chief Development Officer, and the President of its Block Vision subsidiary for the year ended December 31, 1998 pursuant to certain employment agreements. See "-- Employment Agreements." The Company made no other awards of any other type of compensation to the Chief Executive Officer during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                 ANNUAL         ---------------
                                              COMPENSATION        SECURITIES
                                             ---------------      UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY         OPTIONS        COMPENSATION(2)
---------------------------                  ----   --------    ---------------    ---------------
Theodore N. Gillette, O.D. ................  1996   $189,072                           $ 8,200
  Chief Executive Officer                    1997    220,000                           $11,138
Richard L. Sanchez.........................  1996   $143,984                           $ 5,700
  Chief Development Officer                  1997    180,000                           $ 8,368
Richard T. Welch...........................  1996   $ 57,600(1)                             --
  Chief Financial Officer                    1997    150,000         70,000                 --

---------------

(1) Represents the salary earned by Mr. Welch for the portion of the year he was employed.
(2) Amounts for fiscal 1997 represent automobile allowances of $8,174 and $5,586 and premiums paid by the Company for life insurance policies of $2,964 and $2,782 for Dr. Gillette and Mr. Sanchez, respectively. Amounts for fiscal 1996 represent automobile allowances.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                  ---------------------------------------------------    POTENTIAL REALIZABLE
                                                  % OF TOTAL                               VALUE AT ASSUMED
                                     NUMBER        OPTIONS     EXERCISE                 ANNUAL RATES OF STOCK
                                  OF SECURITIES   GRANTED TO      OR                      PRICE APPRECIATION
                                   UNDERLYING     EMPLOYEES      BASE                     FOR OPTION TERM(2)
                                     OPTIONS      IN FISCAL      PRICE     EXPIRATION   ----------------------
NAME                                 GRANTED       YEAR(1)     ($/SHARE)      DATE         5%           10%
----                              -------------   ----------   ---------   ----------   ---------    ---------
Theodore N. Gillette............          0            --%          --             --    $    --      $    --
Richard L. Sanchez..............          0            --           --             --         --           --
Richard T. Welch(3).............     20,000           5.5        10.00     07/01/2007    125,779      318,748
                                     50,000          13.8        11.38     10/27/2007    357,841      906,839

---------------

(1) Based upon 362,496 shares of Common Stock underlying stock options, granted during 1997.
(2) The U.S. dollar amounts under these columns are the result of calculations at 5% and 10% which reflect rates of potential appreciation set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to recipients only if the Company's stock price advances beyond the grant date price shown in the table during the effective option periods.
(3) Mr. Welch was granted options to purchase 20,000 and 50,000 shares of Common Stock in July and October of 1997, respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                            OPTIONS AT                    OPTIONS AT
                               ACQUIRED                        DECEMBER 31, 1997           DECEMBER 31, 1997(2)
                                  ON           VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(1)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Richard T. Welch............        --            --        68,000         82,000        $417,520        $73,680

---------------

(1) There were no options exercised during fiscal year 1997 by any Named Executive Officer.
(2) Based upon the Company's closing stock price of $9.25 at December 31, 1997.

EMPLOYMENT AGREEMENTS

     Theodore N. Gillette, O.D. and Richard L. Sanchez have each entered into Employment Agreements with the Company (the "Employment Agreements"), pursuant to which they have agreed to serve as the Company's Chief Executive Officer and Chief Development Officer, respectively. Each Employment Agreement is for a term of five years subsequent one-year terms by mutual agreement of the parties. Dr. Gillette and Mr. Sanchez will receive annual base salaries which are subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems to be appropriate. Under the Employment Agreements, Dr. Gillette and Mr. Sanchez have agreed to devote their best efforts and substantially all of their business time and services to the business and affairs of the Company. Dr. Gillette and Mr. Sanchez will each be eligible for annual incentive bonuses, up to 50% of their annual base salary, in an amount to be determined by the Compensation Committee to the extent that the Company achieves certain performance measures set by the Committee. Dr. Gillette and Mr. Sanchez are also entitled to receive stock options or other stock awards under the Company's Stock Incentive Plan to the extent that the Compensation Committee determines such awards to be appropriate. Each Employment Agreement provides that in the event that employment is terminated by the Company other than (i) for cause,
(ii) upon death or disability, or (iii) upon voluntary termination by the employee, such employee will be entitled to receive from the Company monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of such Employment Agreement, but not less than twenty-four months. In the event of a change in control (as defined in the Employment Agreements), each Employment Agreement provides that if such employee's employment is terminated other than for cause within twelve months following a change of control of the Company, the Company shall pay such employee thirty-six monthly payments of one-twelfth of the sum of such employee's base salary plus his previous year's bonus. Each Employment Agreement also contains a covenant not to compete with the Company for a period of twenty-four months following termination of employment.

     The Company and Richard T. Welch are parties to an Employment Agreement (the "Employment Agreement"), pursuant to which Mr. Welch has agreed to serve as Chief Financial Officer of the Company. The term of the Employment Agreement is for two years ending on August 31, 1998, and is renewable for subsequent one-year terms by mutual agreement of the parties. Under the Employment Agreement, Mr. Welch will receive an annual base salary which is subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems to be appropriate. Under the Employment Agreement, Mr. Welch has agreed to devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. Mr. Welch will be eligible for annual incentive bonuses, up to 50% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors to the extent that the Company achieves certain performance measures set by the Committee. Under the Employment Agreement, Mr. Welch received non-statutory stock options to purchase 80,000 shares of Common Stock pursuant to the Company's Stock Incentive Plan. The options are exercisable at a price of $3.11 per share and 64,000 shares became vested at the time of the Company's Initial Public Offering on August 18, 1997. The remaining 16,000 shares vest pro rata on an equal basis over a four-year period. Mr. Welch is also entitled to receive such additional stock options or other stock awards under the Company's Stock Incentive Plan to the extent the

Compensation Committee determines such awards to be appropriate. The Employment Agreement provides substantially similar terms with respect to termination and changes in control as the employment agreements with Dr. Gillette and Mr. Sanchez. The Employment Agreement also contains a covenant not to compete with the Company for a period of twelve months following termination of employment.

     At the time of the Block Acquisition, Michael Block entered into an employment agreement with the Company (the "Employment Agreement"), pursuant to which he has agreed to serve as President of Block Vision, Inc., the Company's wholly-owned subsidiary. The Employment Agreement is for a term of two years ending on October 30, 1999, and is renewable for subsequent one-year terms by mutual agreement of the parties. Mr. Block will receive an annual base salary of $250,000, which is subject to review by the Compensation Committee of the Board of Directors at annual intervals and may be adjusted from time to time as the Compensation Committee deems appropriate. Under the Employment Agreement, Mr. Block has agreed to devote his best efforts and substantially all of his business time and services to the business and affairs of Block Vision. Mr. Block will be eligible for an annual incentive bonus of up to 25% of his annual base salary, if Block Vision's earnings before interest, taxes, depreciation and amortization reaches certain levels, which target levels will increase in 1999. Under the Employment Agreement, Mr. Block received non-statutory stock options to purchase 40,000 shares of Common Stock, pursuant to the Company's Stock Incentive Plan. The options are exercisable at a price of $13.20 per share and vest pro rata on an equal basis over a four-year period subject to acceleration upon the occurrence of certain events. In the event 25% of Block Vision's capitated lives are expanded to include medical and surgical services, 50% of the unvested options would vest at such time and in the event that 50% of Block Vision's capitated lives are expanded to include medical and surgical services, all remaining options will vest at such time. Mr. Block is also entitled to receive such additional stock options or other stock awards under the Company's Stock Incentive Plan to the extent determined by the Compensation Committee as successful integration and growth of Block Vision occurs. The Employment Agreement provides substantially similar terms with respect to termination and changes in control as the employment agreements with Dr. Gillette and Mr. Sanchez. The Employment Agreement also contains a covenant not to compete with the Company for a period of three years following termination of employment.

STOCK OPTION PLANS

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Stock Incentive Plan (the "Incentive Plan") and the 1996 Affiliated Professionals Stock Plan (the "Professionals Plan," and together with the Incentive Plan, the "Plans"). The purpose of the Plans is to provide non-employee directors, officers, key employees, advisors and medical professionals employed by Affiliated Practices with additional incentives by increasing their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's Common Stock. The aggregate number of shares of Common Stock subject to the Plans is 1,600,000 shares. The Company has granted options to purchase the aggregate maximum number of shares available under the Incentive Plan. The Company expects to submit an amendment to its shareholders for approval at the next annual meeting for the purpose of amending the Incentive Plan to increase the aggregate number of shares available for issuance thereunder. Additionally, the Company expects to submit a proposal at its next annual meeting for approval by shareholders to authorize the Company's Board of Directors to reallocate shares currently reserved for issuance under the Professionals Plan to and for issuance pursuant to the Company's Incentive Plan.

     The Incentive Plan permits the Company to grant incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("Nonqualified Options"), stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and performance shares of Common Stock (individually, an "Award" and collectively, "Awards") to directors, officers, key employees and consultants of the Company. The Professionals Plan permits the Company to grant Awards of Nonqualified Stock Options, SARs and Restricted Shares to medical professionals employed by Affiliated Practices. The various types of Awards are described in more detail below.

     The Incentive Plan is intended to qualify for favorable treatment under
Section 16 of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder ("Rule 16b-3") and Awards under the Incentive Plan are intended to qualify for treatment as "performance-based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Following the consummation of this Offering, the Plans will be administered by the Compensation Committee, which will be comprised of two or more non-employee directors who are "disinterested" within the meaning of Rule 16b-3 and Section 162(m) (the "Committee"). The Committee will have, subject to the terms of the Plans, the sole authority to grant Awards under the Plans, to construe and interpret the Plans and to make all other determinations and take any and all actions necessary or advisable for the administration of the Plans. Prior to the consummation of this Offering, the Plans have been administered by the Company's full Board of Directors.

     Options. Options for the purchase of shares of the Common Stock may be granted under both Plans. The exercise price for the ISOs granted under the Incentive Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock). Only employees of the Company are eligible to receive ISOs. The exercise price for Nonqualified Options granted under the Plans will generally be the fair market value of the Common Stock on the date of grant; however, the Compensation Committee may set an exercise price at less than fair market value if it determines that special circumstances warrant a lower price. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. No Option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock).

     SARs. Stock appreciation rights may be granted under both Plans in tandem with Options. An SAR represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100 percent, between the exercise price of the related Option and the market value of the Common Stock on the date of exercise of the SAR. SARs may only be exercised at a time when the related Option is exercisable and the Spread is positive, and the exercise requires the surrender of the related Option for cancellation. The amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof, as determined by the Committee.

     Restricted Shares. Restricted Shares may be granted under both Plans. An award of Restricted Shares involves the immediate issuance by the Company to a participating employee of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The employee is entitled immediately to voting, dividend and other ownership rights in the shares. The issuance may be made without additional consideration, or for payment of an amount that is less than the market value of the shares on the date of grant, as the Committee may determine. Restricted Shares must be subject to a "substantial risk of forfeiture" for a period to be determined by the Committee. An example of such forfeiture would be a provision that the employee's Restricted Shares would be forfeited if he or she ceased to serve the Company as an officer at any time before the end of a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue. The Committee may also condition the vesting of the Restricted Shares on the achievement of specified performance objectives ("Management Objectives").

     Performance Shares. Performance Shares may be granted under the Incentive Plan. A Performance Share is the equivalent of one share of Common Stock. An Incentive Plan participant may be granted any number of Performance Shares. The participant will be given one or more Management Objectives to meet within a specified period (the "Performance Period"). Maximum or minimum level of acceptable achievement for each Management Objective will be established by the Committee. If, by the end of the Performance Period, the specified Management Objectives have been satisfied, the participant will be deemed to have fully earned the Performance Shares. If the Management Objectives have not been satisfied in full but predetermined minimum level of acceptable achievement has been attained or exceeded, the participant will be deemed to have partly earned the Performance Shares in accordance with a predetermined formula. To the extent earned, the Performance Shares will be paid to the participant at the time and in the manner determined by the Committee in cash or in shares of Common Stock or any combination thereof.

     Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of a department or function within the Company or with respect to which the participant provides services. The Committee may adjust any Management Objectives and the related minimum level of acceptable achievement if, in its judgment, transactions or events have occurred after the date of grant that are unrelated to the participant's performance and result in distortion of the Management Objectives or the related minimum level of acceptable achievement.

     Notwithstanding the provisions of any agreement relating to an Award, in the event of a change or threatened "change in control" (as defined in the Plans) of the Company and in the event of certain mergers and reorganizations of the Company, the Committee will have the discretion to (i) declare all Options immediately exercisable, (ii) determine that all or any portion of conditions associated with a Restricted Share or Performance Share award have been met,
(iii) grant SARs or cash bonus awards to holders of outstanding Options, (iv) pay cash in exchange for the cancellation of Nonqualified Options, SARs, Performance Share Awards or Restricted Shares, or (v) make other adjustments or amendments to the Plans and outstanding Awards and/or substitute new Awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Executive compensation in the past has been determined by the Company's chief executive officer and approved by the Board of Directors. After completion of the Initial Public Offering, the Company established the Compensation Committee of the Board of Directors, which is comprised of a majority of non-employee independent directors and is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers.

                              CERTAIN TRANSACTIONS

     The information set forth herein briefly describes transactions since the beginning of the Company's last fiscal year between the Company and its directors, officers and 5% stockholders. These transactions have been approved by the Company's Board of Directors. Transactions after the Company's Initial Public Offering, if any, with affiliated parties were approved by a majority of the Company's independent directors and were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

     As part of a reorganization of the Company in November 1996, the Company completed an acquisition of all the outstanding stock of Vision 21 Managed Eyecare of Tampa Bay, Inc. in exchange for a certain number of shares of Common Stock of the Company. In addition, in November 1996, the Company completed an acquisition of all of the outstanding stock of Dr. Gillette & Associates, Inc. (renamed Vision 21 Physician Practice Management Company). The shareholders of these entities acquired by the Company were Theodore Gillette, Richard Sanchez and Peter Fontaine. Dr. Gillette and Mr. Sanchez are executive officers and directors of the Company and Mr. Fontaine is a director of the Company. In connection with these transactions, Gillette, Sanchez and Fontaine received an aggregate of 1,724,574, 600,302 and 360,442 shares of Common Stock, respectively.

     Effective December 1, 1996 the Company acquired all the business assets of Gillette, Beiler & Associates, #6965 P.A. ("G&A"), a Florida professional association owned in part by Theodore Gillette, an executive officer and director of the Company, with nine optometry offices located in Tampa, Port Richey, Clearwater, St. Petersburg, Palm Harbor, and Seminole, Florida. As consideration for the acquisition, G&A received 373,971 shares of Common Stock, of which Dr. Gillette is the beneficial owner of 196,064 shares, and a promissory note in the amount of $416,103, which bears interest at 8% per annum. The promissory note was repaid in full from the net proceeds of the Initial Public Offering.

     The Company has an agreement to provide practice management services to G&A, pursuant to which G&A made payments of $392,206, $423,890 and $538,882 in 1994, 1995 and 1996, respectively. In December 1996, the Company and G&A entered into a new Management Agreement pursuant to which the Company provides practice management services for a management fee equal to a gross percentage of the revenue of G&A's eye care practice. Payments earned by the Company under the new Management Agreement in the year ended December 31, 1997 were approximately $1.2 million.

     The Company entered into an Agreement with Bruce S. Maller, a director of the Company, dated May 10, 1996, pursuant to which the Company issued to Maller 144,705 shares of Common Stock for services previously rendered by Mr. Maller to the Company. In October 1996, the Company finalized a five-year Advisory Agreement with Mr. Maller (the "Advisory Agreement"), pursuant to which Mr. Maller agreed to render certain advisory services to the Company, including the identification and integration of ophthalmology practices and the provision of assistance to the Company with its strategic planning, growth and development. In consideration for such services, the Company issued to Mr. Maller 125,627 shares of Common Stock. A decreasing percentage of such shares are subject to forfeiture in the event the Advisory Agreement is terminated "for cause" prior to January 1, 2000. The shares issued to Mr. Maller pursuant to the Advisory Agreement are subject to certain piggyback and demand registration rights. See "Description of Capital Stock -- Registration Rights."

     The Company entered into a Services Agreement with the BSM Consulting Group ("BSM"), a consulting company which employs Mr. Maller, dated as of March 10, 1996 (the "BSM Services Agreement"), pursuant to which BSM agreed to provide substantial consulting services to assist the Company with its operational and management development. The BSM Services Agreement is for a term of five years and the fees payable to BSM for such services are approximately $40,000 per month. Payments earned by BSM under the BSM Services Agreement were approximately $333,000 and approximately $600,000 in the years ended December 31, 1996 and 1997, respectively.

     The Company borrowed $3.0 million from Mr. Fontaine pursuant to a Promissory Note dated June 1996 (the "Fontaine Note") bearing interest at 8% per annum. The Fontaine Note was repaid in full from the proceeds of the Initial Public Offering. In addition, the Company borrowed 200,000 and $500,000 from Mr. Fontaine in November and December 1996, respectively, for working capital pursuant to unsecured promissory notes bearing interest at 8.5% per annum. The unsecured promissory notes were repaid in full from the net proceeds from the Initial Public Offering.

     Effective September 9, 1996, the Company entered into a Services Agreement (the "Lindstrom Services Agreement") with Dr. Richard L. Lindstrom, a director of the Company, who pursuant to the Lindstrom Services Agreement provides certain consulting and advisory services primarily related to assisting the Company in the identification and integration of Affiliated Providers into the Company's managed eye care delivery network and assistance in the development of Affiliated Provider practices. In consideration for his services, Dr. Lindstrom is paid $60,000 annually and received 108,133 shares of Common Stock, of which 40% is nonforfeitable and the remaining 60% is subject to forfeiture in various amounts if the Lindstrom Services Agreement is terminated by the Company for cause or by Dr. Lindstrom prior to August 31, 2000. The shares issued to Dr. Lindstrom pursuant to the Lindstrom Services Agreement are subject to certain piggyback and demand registration rights. Payments earned by Dr. Lindstrom under the Lindstrom Services Agreement were $5,000 and $60,000 in the years ended December 31, 1996 and 1997, respectively. See "Description of Capital
Stock -- Registration Rights."

     Effective December 1, 1996, the Company acquired all the business assets of Lindstrom, Samuelson and Hardten Ophthalmology Associates, P.A. ("Lindstrom P.A."), in which Dr. Lindstrom owns a majority interest, at a purchase price of 247,108 shares of Common Stock of the Company, of which Lindstrom received 151,732 shares, and a promissory note in the amount of $460,416 bearing interest at 8% per annum. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." In connection with the acquisition, Lindstrom P.A. and the Company entered into a Management Agreement which provides for a management fee of 30% of the amounts remaining after certain expenses are paid as set forth in the Management Agreement. The Company earned fees of $3,800 and $526,000 under the Management Agreement in the years ended December 31, 1996 and 1997, respectively. The promissory note was repaid in full from the net proceeds of the Initial Public Offering.

     The Company acquired all of the stock of Midwest Eye Care Alliance, Inc. ("M.E.C.A."), a corporation in which Dr. Lindstrom owned an 8% interest, for a total purchase price of $700,000, which was paid in full from the net proceeds from the Initial Public Offering. The Company also entered into Regional Services Agreements with the shareholders of M.E.C.A., including Dr. Lindstrom (collectively the "Coordinators"), effective at the time of the Initial Public Offering of the Company (collectively the "Regional Agreements"). The Regional Agreements provide for the Coordinators to render advisory services to the Company in connection with identifying potential ophthalmology and optometry practices in the Midwestern region of the United States for acquisition or affiliation and assisting the Company in negotiating agreements with such practices in exchange for specific cash compensation that varies among the Regional Agreements. Dr. Lindstrom will receive a total of $40,000 per year for each of three years for his advisory services.

     Effective December 1, 1996, the Company acquired all the business assets of Eye Institute of Southern Arizona, P.C. ("Eye Institute"), an Arizona professional corporation located in Tucson, Arizona and engaged in the provision of ophthalmology services. Jeffrey I. Katz, M.D., a director of the Company, owns a 50% interest in Eye Institute. The acquisition was accomplished by a merger of Eye Institute into the Company's wholly-owned subsidiary, Vision 21 of Southern Arizona, Inc. As consideration for the acquisition, Dr. Katz received 198,306 shares Common Stock. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." As a result of the merger of Eye Institute with and into Vision 21 of Southern Arizona, Inc., Vision 21 of Southern Arizona, Inc. assumed Eye Institute's role as business manager under a Management Agreement between Eye Institute and Vital Sight, P.C., a newly-formed Arizona professional corporation to which Eye Institute had transferred its medical assets prior to the merger. The Management Agreement provides for a management fee of 35% of the amounts remaining after certain expenses are paid as set forth in the Management Agreement. The Company earned fees of approximately $38,000 and $564,000 under the Management Agreement in the years ended December 31, 1996 and 1997, respectively. The Company, the former shareholders of Eye Institute and certain other related entities closed in escrow an agreement dated as of July 31, 1997 to transfer certain ASC assets from Vital Sight, P.C. and such shareholders' limited liability company to Vision 21 of Southern Arizona, Inc. When the State of Arizona approves Vital Sight, P.C.'s application for a license to conduct an ASC business, all income associated with such ASC business shall be subject to the business management fee and until such time the Company receives a fee approximately equal to the business management fee. The Company earned fees of approximately $111,000 for the year ended December 31, 1997. The Company's obligation to purchase the ASC business shall terminate if the ASC license is not obtained within eighteen months of the closing date of the merger of Eye Institute into Vision Twenty-One of Southern Arizona, Inc. As consideration for this ASC transaction, Dr. Katz will be entitled, subject to post-closing adjustments, to receive 69,169 shares of Common Stock.

     Effective October 31, 1997, the Company acquired all of the stock of BBG-COA, Inc., a corporation in which Michael P. Block, President of Block Vision, Inc., and his wife owned a 25.6% interest, for a total purchase price of approximately $35.0 million consisting of cash and Common Stock of which Mr. Block received his pro rata share. The shares are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights." Additionally, Mr. and Mrs. Block may receive up to an additional 56,018 shares of Common Stock contingent upon Block Vision successfully attaining certain 1998 targets agreed to as part of the Block Acquisition. See "The
Acquisitions -- Block Acquisition."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of April 29, 1998 and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person or entity known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares of Common Stock, (iii) each Selling Stockholder, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                              SHARES BENEFICIALLY   PERCENT BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                            OWNED(2)               OWNED(2)
---------------------------------------                       -------------------   --------------------
Theodore N. Gillette, O.D.(3)...............................       1,860,558                13.1%
Gillette Family Limited Partnership(4)......................       1,702,494                12.0
Richard L. Sanchez(5).......................................         593,329                 4.2
Peter J. Fontaine(6)........................................         361,755                 2.6
Bruce S. Maller(7)..........................................         271,644                 1.9
Jeffrey I. Katz, M.D.(8)....................................         270,808                 1.9
Richard L. Lindstrom, M.D.(9)...............................         261,197                 1.8
Michael P. Block(10)........................................         116,908                   *
Richard T. Welch(11)........................................          68,000                   *
Herbert U. Pegues, II, M.D.(11).............................           1,333                   *
All directors and executive officers as a group (9
  persons)..................................................       3,805,532                26.7

---------------

   * Less than one percent.
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 7209 Bryan Dairy Road, Largo, Florida 33777.
 (2) Based on 14,180,657 shares of Common Stock outstanding (excluding contingent shares held in escrow in conjunction with certain acquisitions). Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (3) Represents (a) 1,702,494 shares owned by the Gillette Family Limited Partnership over which Dr. Theodore Gillette has voting control as the sole shareholder of the corporate general partners (b) 9,077 shares owned by Gillette, Beiler & Associates, P.A. and (c) 148,987 shares owned individually. See "Certain Transactions."
 (4) Shares are owned by the Gillette Family Limited Partnership, a Nevada Limited Partnership, in which Dr. Theodore Gillette exercises voting and investment control as the majority shareholder of the corporate general partner.
 (5) Represents shares owned by the Sanchez Family Limited Partnership over which Richard L. Sanchez has voting and investment control as the majority shareholder of the corporate general partner.
 (6) Represents 360,422 shares owned by the Fontaine Industries Limited Partnership over which Peter Fontaine has voting and investment control and 1,333 shares issuable upon the exercise of stock options granted, pursuant to the Company's 1996 Stock Incentive Plan, which have vested and are fully exercisable.
 (7) Includes 108,976 owned by BSM Investment, Ltd., over which Bruce Maller has voting and investment control and 1,333 shares issuable upon the exercise of stock options granted, pursuant to the Company's 1996 Stock Incentive Plan, which have vested and are fully exercisable.

 (8) Includes 1,333 shares issuable upon the exercise of stock options granted, pursuant to the Company's Stock Incentive Plan, which have vested and are fully exercisable and 69,189 shares held in escrow pending receipt by the Company of an ASC license in the state of Arizona.
 (9) Includes 1,333 shares issuable upon the exercise of stock options granted, pursuant to the Company's Stock Incentive Plan, which have vested and are fully exercisable.
(10) Includes 58,670 shares owned by Mr. Block's wife and excludes 56,018 contingent shares Mr. and Mrs. Block may receive in connection with the Company's acquisition of Block Vision if certain post acquisition performance targets are met.
(11) Represents shares issuable upon the exercise of stock options granted pursuant to the Company's Stock Incentive Plan, which have vested and are fully exercisable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of April 29, 1998, an aggregate of 14,180,657 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. At March 31, 1998 there were approximately 165 stockholders of record. Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement and are incorporated by reference herein.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior fights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution. The Common Stock has no preemptive rights and no subscription or redemption privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. See "Principal and Selling Shareholders." All the outstanding shares of Common Stock are fully paid and not liable for further call or assessment. The Common Stock being registered hereby was issued in connection with certain acquisitions made by the Company. The acquisition transactions were exempt from the registration requirements of the Act. Accordingly, the Common Stock issued in the acquisition transactions and being registered hereby is subject to resale restrictions and any sale of such shares must be registered under the Act or exempt from the registration requirements of the Act.

WARRANTS

     In December 1996, the Company issued to certain unrelated parties warrants exchangeable for an aggregate maximum of 208,333 shares of Common Stock at an exchange price of $6.00 per share, or in a cashless exchange for a reduced number of shares pursuant to a formula. The warrants are exchangeable at any time through August 18, 2002. Pursuant to exchanges in 1997, warrants exchangeable for an aggregate of 200,000 shares of Common Stock remain outstanding.

     In February 1997, the Company issued to Piper Jaffray Healthcare Fund 11 Limited Partnership ("Piper Jaffray") a warrant exchangeable for an aggregate maximum of 333,333 shares of Common Stock at an exchange price of $6.00, or in a cashless exchange for a reduced number of shares pursuant to a formula. The warrants are exchangeable at any time through August 18, 2002.

     In July 1997, the Company entered into an amended and restated credit facility in the aggregate amount of $4.9 million with Prudential, pursuant to the Note and Warrant Purchase Agreement. Under the Note and Warrant Purchase Agreement, the Company sold to Prudential for $126,000 a warrant exchangeable for 210,000 shares of Common Stock at any time during the five-year period commencing at the effective date of the Initial Public Offering, at an exercise price of $10.00 per share (equal to the Initial Public Offering price). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 to Notes to Consolidated Financial Statements.

     In October 1997, the Company received a commitment from Prudential Credit for a credit facility in the aggregate amount of $37.0 million pursuant to the Bridge Credit Facility. As a commitment fee for the Bridge Credit Facility, Prudential Credit received warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $11.50 per share based upon the closing price of the Common Stock on the date of issuance, for which Prudential Credit paid the Company $2.80 per warrant. In addition, upon borrowings by the Company, Prudential Credit received funding fees which included warrants to purchase up to 107,000 shares of Common Stock calculated on a pro rata basis with respect to the actual amount borrowed by the Company at exercise prices between $8.25 and $12.50 per share based upon the closing prices of the Company's Common Stock on the date of issuance, for which Prudential Credit paid to the Company $2.80 per warrant. The Bridge Credit Facility was repaid in full with proceeds from the Company's Credit Agreement.

     In addition, in October 1997 the Company entered into an advisory agreement with Prudential Securities Incorporated whereby Prudential Securities Incorporated provided certain advisory services in connection with the Block Acquisition. Prudential Securities Incorporated received an advisory fee which included warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $13.25 per share.

     In October 1997, Prudential Securities Incorporated also received warrants to purchase up to 10,000 shares of Common Stock at an exercise price of $13.625 per share as a retainer in connection with the Company's obtaining a bank credit facility which the Company subsequently obtained in January 1997. At the closing of the bank credit facility, Prudential Securities Incorporated received certain compensation including warrants to purchase an additional 40,000 shares of Common Stock at an exercise price of $8.75 per share.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion or exchange rights, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. The Company has no present plans to issue any shares of Preferred Stock.

     Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

CERTAIN FLORIDA LEGISLATION

     The Company is subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and
(ii) the Florida Fair Price Act, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation (or their affiliates).

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of the Articles of Incorporation and the Bylaws of the Company could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interests of the Company and its stockholders.

     Classified Board of Directors. The Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.

     The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board will be enhanced by staggered three-year terms.

     The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years, unless they can show cause and obtain the requisite vote. See "Number of Directors; Removal" below.

     Special Meetings of Stockholders. The Articles of Incorporation provide that no business may be brought up by a stockholder at a meeting of stockholders except in accordance with certain provisions set forth in the Articles. Such provisions require a minimum amount of notice to the Company of any such business and certain disclosures relating to the business intended to be brought up.

     Amendment of Certain Provisions of the Articles of Incorporation. The Articles of Incorporation requires the affirmative vote of the holders of at least 8.0% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock in order to amend the Articles' provisions relating to (i) the classified board, (ii) the method of bringing up business at stockholders' meetings, (iii) the limitation on the liability of directors, (iv) indemnification of officers and directors, and (v) the required vote to amend the foregoing provisions. These voting requirements will make it more difficult for stockholders to make changes in the Articles which would be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least an 8.0% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions of the Articles.

     Number of Directors; Removal. The Articles of Incorporation provide that the Board of Directors will consist of between two and fifteen members, the exact number to be fixed from time to time by resolution adopted by a majority of the directors then in office. The Company currently has eight directors and no vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Articles provide that directors of the Company may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock. This provision will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

REGISTRATION RIGHTS

     The Company has granted holders of 3,518,813 shares of Common Stock received in connection with the Company's acquisitions of the allowable assets of certain optometric and ophthalmology practices certain piggyback and demand registration rights pursuant to registration rights agreements. In general, each holder has piggyback registration rights with respect to a maximum of 60% of such holder's shares in the event the Company proposes to file a registration statement under the Securities Act of 1933 for the purposes of effecting an underwritten public offering of shares of the Company's Common Stock. Each holder also has demand registration rights, which are effective one year after completion of the Initial Public Offering, to obligate the Company to file up to two registration statements covering shares that were not registered in a prior registration statement up to the 60% maximum. These rights expire two years from the date of completion of an initial public offering and are subject to certain conditions and limitations, including the right of the Company to limit the number of shares included in the registration statement to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

     The Company has granted certain piggyback and demand registration rights to Bruce Maller and Richard Lindstrom with respect to a total of 378,463 shares of Common Stock. Following an initial public offering of Common Stock of the Company, if the Company proposes to file a registration statement under the Securities Act for purposes of effecting a public offering of the Company's Common Stock, Maller and Lindstrom will be entitled to include up to 20% of their shares in the registration statement. If Maller and Lindstrom are unable to sell 20% of their shares pursuant to such piggyback registration rights, they may require the Company, on one occasion, to file a registration statement under the Securities Act registering such number of shares as is necessary to permit them to sell the full 20%. These rights expire upon the expiration of their respective advisory and services agreements with the Company and are subject to certain conditions and limitations, including the right of the Company to limit the number of shares included in the registration statement to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

     The Company has granted certain piggyback and demand registration rights to Michael Block, his wife, Saree Block and certain unrelated parties (the "BBG Shareholders") with respect to an aggregate of 475,397 shares issued in connection with the Company's acquisition of the stock of BBG-COA, Inc. In the event the Company files a registration statement under the Securities Act for purposes of effecting a public offering of shares of Common Stock, the BBG Shareholders will be entitled to include their shares in the registration statement. The BBG Shareholders also have demanded registration rights to obligate the Company at any time after six months from the date of any public offering, on up to two occasions, to use its best efforts to file a registration statement covering shares not registered in a prior registration statement. These rights are subject to certain conditions and limitations including the right of the Company to limit the number of shares in the registration to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts and commissions.

     The Company has granted certain piggyback and demand registration rights to Prudential Securities Incorporated and its affiliates, Piper Jaffray and certain unrelated parties (the "Warrant Holders") with respect to a maximum total of 974,808 shares of Common Stock underlying the warrants issued to the Warrant Holders. In the event the warrants are exchanged for shares, the Warrant Holders have piggyback registration rights with respect to the shares in the event the Company proposes to file a registration statement under the Securities Act for purposes of effecting a public offering of shares of the Common Stock. Each of the Warrant Holders also have demand registration rights to obligate the Company at any time after six months from the date of any public offering, on one occasion, to use its best efforts to file a registration statement covering any or all shares not registered in a prior registration statement. These rights are subject to certain conditions and limitations, including the right of the Company to limit the number of shares in the registration to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts, fees and commissions.

     Under the terms of a Stock Distribution Agreement between the Company and LaserSight, Inc., the Company is obligated to include in this registration statement 651,815 shares of Common Stock received by LaserSight, Inc. in connection with the Company's acquisition of MEC Health Care, Inc. and LSI Acquisition, Inc. The Stock Distribution Agreement limits the amount that LaserSight, Inc. can receive from the sale of the shares to a minimum of approximately $4.952 million and a maximum of approximately $5.927 million and if LaserSight, Inc. realizes such maximum amount prior to the sale of all of the shares then it will be obligated to return the remaining shares to the Company. The Company has the right to redeem the shares at any time prior to sale for a per share price equal to the greater of the Valuation Price (as defined in the

Stock Purchase Agreement among the parties) and the closing price on Nasdaq on the date of the redemption. The Company is obligated to pay all costs and expenses of the registration statement except for underwriting discounts and commissions.

     The Company has granted certain mandatory and piggyback registration rights to holders (the "EyeCare Shareholders") of an aggregate of 1,109,806 shares of Common Stock received in connection with the Company's acquisitions of EyeCare One Corporation and Vision Insurance Plan of America, Inc. The Company is obligated to include 554,903 of the EyeCare Shareholders' shares in this registration statement. If the Company files a secondary registration statement covering an underwritten offering for selling stockholders, the above-referenced 554,903 shares may be included in such registration statement. After the initial 554,903 shares are disposed of pursuant to such registration statements, each EyeCare Shareholder has piggyback registration rights with respect to the remaining 554,903 shares in the event the Company files a registration statement under the Securities Act of 1933 for the purposes of effecting a public offering of shares. These rights expire March 31, 2000 and are subject to certain conditions and limitations including the right of the Company to limit the number of shares carrying piggyback rights included in a registration statement to the amount recommended by the managing underwriter. The Company is obligated to pay all costs and expenses of the registration statements except for underwriting discounts and commissions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 14,180,657 shares of Common Stock outstanding. Of these shares, the 1,206,718 shares offered hereby, the 4,400,000 shares sold in the Company's Initial and Secondary Public Offerings and 25,386 shares issued pursuant to the stock option exercises covered under the Company's Form S-8 registration statement will be freely tradeable without restriction or further registration under the Securities Act except for those shares, if any, purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 8,548,553 shares outstanding are "Restricted Securities" as that term is defined in Rule 144 and fall into four categories: (i) 3,580,830 shares held by "affiliates" who have already held their shares for more than one year, (ii) 186,077 shares held by affiliates who have not held their shares for more than one year, (iii) 2,043,533 shares held by non-affiliates who have held their shares for more than one year, and (iv) 2,918,674 shares held by non-affiliates who have not held their shares for more than one year. In addition, 1,600,000 shares of Common Stock are reserved under the Plans for exercise of stock options granted by the Company, of which options to purchase approximately 1.1 million shares have been granted (the "Option Shares"). See "Management -- Stock Option Plans." Finally, 974,808 shares of Common Stock are reserved for issuance in the event the warrants issued to Prudential, Piper Jaffray and certain unrelated parties are exercised (the "Warrant Shares"). See "Description of Capital Stock -- Warrants" and "Plan of Distribution."

     The Restricted Securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Rule 144 imposes certain restrictions and limitations on resale. In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule), who has beneficially owned Restricted Securities for at least one year would be entitled to sell, within any three-month period a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 141,806 shares after the Offering), or the reported average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, is currently entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sales provisions or notice requirements. Currently, 3,580,830 Restricted Securities held by affiliates are eligible for sale in the public market pursuant to Rule 144, but are subject to certain "lock-up" agreements described below and beginning July 1, 1998 and October 31, 1998, respectively, 69,169 and 121,702 Restricted Securities held by affiliates will be eligible for sale in the public market pursuant to Rule 144 unless otherwise registered pursuant to certain registration rights agreements, but are subject to certain lock-up and other contractual arrangements described below. Currently, 2,065,273 Restricted Securities held by non-affiliates are eligible for sale in the public market pursuant to Rule 144 and beginning on June 1, 1998; July 1, 1998; September 1, 1998; October 22, 1998; October 31, 1998;
December 24, 1998; January 1, 1999; January 13, 1999; February 1, 1999; March 30, 1999; March 31, 1999; and April 1, 1999, respectively, 429,084; 79,645;
374,759; 70,659; 341,457; 4,833; 96,833; 57,604; 16,779; 541,998; 554,903; and
221,442 Restricted Securities held by non-affiliates will be eligible for sale on the public market pursuant to Rule 144 unless otherwise registered pursuant to certain registration rights agreements, but are subject to certain lock-up and other contractual agreements related to Rule 144 described below.

     Option Shares granted under the Professional's Plan are subject to the resale restrictions of Rule 144. Additionally, the Company filed a Form S-8 registration statement under the Securities Act to register the shares of Common Stock subject to then outstanding stock options and the 933,333 shares of Common Stock issuable pursuant to the Incentive Plan. Shares covered by this registration statement will thereupon be eligible for sale in the public markets. The Warrant Shares are also subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for resale subject to all of the limitations on resale imposed by Rule 144.

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect market prices for the Common Stock and could impair the Company's future ability to obtain capital through offerings of equity securities.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Common Stock for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Common Stock may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing and exercise of options or the related hedging transactions thereunder. At the time a particular offering of the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to such underwriters or agents.

     To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Pursuant to the registration agreements, with the Selling Stockholders, all expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. Pursuant to their respective acquisition agreements, certain Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Additionally, Selling Stockholders may agree to indemnify any broker-dealer or agents that participate in transactions involving sales of Common Stock against certain liabilities arising under the Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Tampa, Florida. Members in the law firm of Shumaker, Loop & Kendrick, LLP own an aggregate of approximately 15,000 shares of Common Stock as of April 29, 1998.

                                    EXPERTS

     The financial statements of the following entities, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, to the extent indicated in their reports thereon also appearing elsewhere in this Prospectus and the Registration
Statement:

     - Vision Twenty-One, Inc. and Subsidiaries

     - Supplemental Financial Statements of Vision Twenty-One, Inc. and Subsidiaries.

     - Vision Insurance Plan of America, Inc.

     - EyeCare One Corp.

     - Managed Health Service, Inc.

     - MEC Health Care, Inc. and LSI Acquisition, Inc.

     - Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership

     - Cochise Eye & Laser, P.C.

     - Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas

     - Retina Associates, Southwest, P.C. and DGL Properties, Inc.

     The financial statements of BBG-COA, Inc. as of April 30, 1997 and 1996 and for each of the three years in the period ended April 30, 1997 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants.

     Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirement of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     Reports and other information filed by the Company with the Commission and copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington DC 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such material can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation.......................................    F-4
Unaudited Pro Forma Consolidated Statements of
  Operations -- Year Ended December 31, 1997................    F-6
Unaudited Pro Forma Consolidated Balance Sheet as of
  December 31, 1997.........................................    F-7
Notes to Unaudited Pro Forma Consolidated Financial
  Information...............................................    F-8

 SUPPLEMENTAL FINANCIAL STATEMENTS OF VISION TWENTY-ONE, INC. AND
                            SUBSIDIARIES

Report of Independent Certified Public Accountants..........   F-11
Supplemental Consolidated Balance Sheets as of December 31,
  1996 and 1997.............................................   F-12
Supplemental Consolidated Statements of Operations for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-13
Supplemental Consolidated Statements of Stockholders' Equity
  for the Years Ended December 31, 1995, 1996 and 1997......   F-14
Supplemental Consolidated Statements of Cash Flows for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-15
Notes to Supplemental Consolidated Financial Statements.....   F-16

 FINANCIAL STATEMENTS OF VISION TWENTY-ONE, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants..........   F-32
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................   F-33
Consolidated Statements of Operations for the Years Ended
  December 31, 1995, 1996 and 1997..........................   F-34
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-35
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997..........................   F-36
Notes to Consolidated Financial Statements..................   F-37

             FINANCIAL STATEMENTS OF EYECARE ONE CORP.

Report of Independent Certified Public Accountants..........   F-52
Balance Sheets as of December 31, 1996 and 1997.............   F-53
Statements of Income and Retained Earnings for the Years
  Ended December 31, 1995, 1996 and 1997....................   F-54
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................   F-55
Notes to Financial Statements...............................   F-56

  FINANCIAL STATEMENTS OF VISION INSURANCE PLAN OF AMERICA, INC.

Report of Independent Certified Public Accountants..........   F-60
Balance Sheets as of December 31, 1996 and 1997.............   F-61
Statements of Income for the Years Ended December 31, 1995,
  1996 and 1997.............................................   F-62
Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 1995, 1996 and 1997....................   F-63
Statement of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................   F-64
Notes to Financial Statements...............................   F-65

                                                              PAGE
                                                              -----
               FINANCIAL STATEMENTS OF BBG-COA, INC.

Report of Independent Certified Public Accountants..........   F-67
Consolidated Balance Sheets as of April 30, 1997 and 1996...   F-68
Consolidated Statements of Operations and Accumulated
  Deficit for the Years Ended April 30, 1997, 1996 and
  1995......................................................   F-69
Consolidated Statements of Cash Flows for the Years Ended
  April 30, 1997, 1996 and 1995.............................   F-70
Notes to Consolidated Financial Statements..................   F-71
Consolidated Balance Sheets as of July 31, 1997
  (Unaudited)...............................................   F-77
Consolidated Statements of Operations and Accumulated
  Deficit for the Three-Month Periods Ended July 31, 1997
  and 1996 (Unaudited)......................................   F-78
Consolidated Statements of Cash Flows for the Three-Month
  Periods Ended July 31, 1997 and 1996 (Unaudited)..........   F-79
Notes to Consolidated Financial Statements (Unaudited)......   F-80

    FINANCIAL STATEMENTS OF SWAGEL-WOOTTON EYE CENTER, LTD. AND
                 AZTEC OPTICAL LIMITED PARTNERSHIP

Report of Independent Certified Public Accountants..........   F-81
Combined Balance Sheets as of December 31, 1996 and May 31,
  1997 (Unaudited)..........................................   F-82
Combined Statements of Operations for the Year Ended
  December 31, 1996 and the Five-Month Periods Ended May 31,
  1996 and 1997 (Unaudited).................................   F-83
Combined Statements of Stockholders' (Partners') Equity for
  the Year Ended December 31, 1996, and the Five-Month
  Period Ended May 31, 1997 (Unaudited).....................   F-84
Combined Statements of Cash Flows for the Year Ended
  December 31, 1996 and the Five-Month Period Ended May 31,
  1996 and 1997 (Unaudited).................................   F-85
Notes to Combined Financial Statements......................   F-86

       FINANCIAL STATEMENTS OF RICHARD L. SHORT, D.O., P.A.
                 D/B/A EYE ASSOCIATES OF PINELLAS

Report of Independent Certified Public Accountants..........   F-90
Balance Sheet as of December 31, 1996.......................   F-91
Statement of Income for the Year Ended December 31, 1996....   F-92
Statement of Stockholder's Equity for the Year Ended
  December 31, 1996.........................................   F-93
Statement of Cash Flows for the Year Ended December 31,
  1996......................................................   F-94
Notes to Financial Statements...............................   F-95

         FINANCIAL STATEMENTS OF COCHISE EYE & LASER, P.C.

Report of Independent Certified Public Accountants..........  F-101
Balance Sheets as of July 31, 1996 and April 30, 1997
  (Unaudited)...............................................  F-102
Statements of Income for the Year Ended July 31, 1996 and
  the Nine-Month Periods Ended April 30, 1996 and 1997
  (Unaudited)...............................................  F-103
Statements of Stockholders' Equity for the Year Ended July
  31, 1996 and the Nine-Month Period Ended April 30, 1997
  (Unaudited)...............................................  F-104
Statements of Cash Flows for the Year Ended July 31, 1996
  and the Nine-Month Periods Ended April 30, 1996 and 1997
  (Unaudited)...............................................  F-105
Notes to Financial Statements...............................  F-106

                                                              PAGE
                                                              -----
FINANCIAL STATEMENTS OF RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL
                          PROPERTIES, INC.
Report of Independent Certified Public Accountants..........  F-110
Combined Balance Sheet as of July 31, 1997..................  F-111
Combined Statement of Operations for the Year Ended July 31,
  1997......................................................  F-112
Combined Statement of Stockholders' Equity for the Year
  Ended July 31, 1997.......................................  F-113
Combined Statement of Cash Flows for the Year Ended July 31,
  1997......................................................  F-114
Notes to Combined Financial Statements......................  F-115
       FINANCIAL STATEMENTS OF MANAGED HEALTH SERVICE, INC.
Report of Independent Certified Public Accountants..........  F-119
Balance Sheets as of December 31, 1996 and August 31, 1997
  (Unaudited)...............................................  F-120
Statements of Operations for the Year Ended December 31,
  1996 and the Eight-Month Periods Ended August 31, 1996 and
  1997 (Unaudited)..........................................  F-121
Statements of Stockholders' Equity (Deficit) for the Year
  Ended December 31, 1996 and the Eight-Month Period Ended
  August 31, 1997 (Unaudited)...............................  F-122
Statements of Cash Flows for the Year Ended December 31,
  1996 and the Eight-Month Periods Ended August 31, 1996 and
  1997......................................................  F-123
Notes to Financial Statements...............................  F-124
FINANCIAL STATEMENTS OF MEC HEALTH CARE, INC. AND LSI ACQUISITION,
                                INC.
Report of Independent Certified Public Accountants..........  F-126
Combined Balance Sheet as of November 30, 1997..............  F-127
Combined Statement of Operations for the Eleven-Month Period
  November 30, 1997.........................................  F-128
Combined Statement of Stockholder's Equity for the
  Eleven-Month Period Ended November 30, 1997...............  F-129
Combined Statement of Cash Flows for the Eleven-Month Period
  Ended November 30, 1997...................................  F-130
Notes to Combined Financial Statements......................  F-131

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

     During the time period from March 1, 1997 to the Company's Initial Public Offering on August 18, 1997 (the "Initial Public Offering"), the Company acquired the business assets of one optometry clinic, 11 ophthalmology clinics, six optical dispensaries and four ASCs located in Arizona and Florida (the "Pre IPO Acquisitions"). In conjunction with the Pre IPO Acquisitions, the Company entered into Management Agreements with the professional associations operating the practices. In September 1997, the Company acquired the business assets of four ophthalmology clinics and two optical dispensaries located in Arizona, Florida and New York and acquired the business assets of a managed care company (the "September Acquisitions"). In October 1997, the Company acquired the business assets of one optical dispensary, two ophthalmology clinics and one ASC located in Florida (the "October Acquisitions"). In December 1997, the Company acquired the business assets of one optical dispensary and two ophthalmology clinics in Arizona and Minnesota (the "December Acquisitions"). In conjunction with the September, October and December Acquisitions, the Company entered into various Management Agreements with the professional associations operating those practices. The Pre IPO Acquisitions, the September Acquisitions, the October Acquisitions and the December Acquisitions are collectively referred to as the "Managed Professional Associations & Managed Care Company" under the 1997 Acquisitions caption on pages F-6 through F-7 herein. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of BBG-COA, Inc. (the "Block Acquisition"). The Company completed a secondary public offering in November, 1997 (the "Offering") in order to fund a portion of the cash consideration for the Block Acquisition. Effective December 1, 1997, the Company acquired all of the issued and outstanding stock of MEC Health Care, Inc. (the "MEC Acquisition") and LSI Acquisition, Inc. ("LSIA"). LSIA is included in "Managed Professional Associations & Managed Care Company" under the 1997 Acquisitions caption on pages F-6 through F-7 herein. Except for the Company's acquisitions of managed care companies, the Block Acquisition and the MEC Acquisition, which were accounted for under the purchase method of accounting, its acquisitions have been accounted for by recording the assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements.

     During 1998, the Company acquired six eye care practices, one managed care company and one optical company and has also entered into binding letters of intent to acquire two eye care practices. The Company expects to enter into long-term Management Agreements with the related professional associations operating these practices. These acquisitions are expected to be accounted for under the purchase method of accounting by recording assets and liabilities at fair value and allocating the remaining costs to the related Management Agreements. The acquisitions are referred to as "Managed Professional Associations, Managed Care Company & Optical Company" under the 1998 Acquisitions caption on pages F-6 through F-7 herein. On March 31, 1998, the Company completed a merger with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA") referred to hereinafter as the "EyeCare One & VIPA Merger". This merger transaction was accounted for as a pooling of interests.

     The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of the Company, adjusted to give effect to the transactions described below. The unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1997 give effect to the following transactions as if they had occurred on January 1, 1997: (i) the Block Acquisition and the MEC Acquisition,
(ii) the Managed Professional Associations & Managed Care Company (1997), (iii) the EyeCare One & VIPA Merger, (iv) the Managed Professional Associations, Managed Care Company & Optical Company (1998) and (v) the Initial Public Offering and the Offering and the application of the net proceeds therefrom. The unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997 gives effect to the following transactions as if they had occurred on December 31, 1997: (i) the EyeCare One & VIPA Merger and (ii) the Managed Professional Associations, Managed Care Company & Optical Company (1998).

     The unaudited pro forma consolidated financial statements are based on the historical financial statements of the Company, BBG-COA, Inc., MEC Health Care, Inc., EyeCare One & VIPA and the professional or other entities which owned the business assets which were the subject of the 1997 and 1998 Acquisitions and give effect to the 1997 Acquisitions, the 1998 Acquisitions, the Initial Public Offering and the Offering and the assumptions and adjustments described in the notes thereto. The unaudited pro forma consolidated financial information does not purport to indicate what the results of operations or financial condition of the Company would have been if the 1997 Acquisitions, the 1998 Acquisitions, the Initial Public Offering and the Offering had been effected on the dates indicated or to project the future results of operations or financial condition of the Company. Such pro forma financial information should be read in conjunction with the consolidated financial statements of the Company and the financial statements of the other entities included in this Registration Statement.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                        1997 ACQUISITIONS                       1998 ACQUISITIONS
                                           -------------------------------------------     ---------------------------
                                                                                                            MANAGED
                                                             MANAGED                                     PROFESSIONAL
                            HISTORICAL                     PROFESSIONAL                                  ASSOCIATIONS,
                           COMPANY FOR         BLOCK       ASSOCIATIONS                                  MANAGED CARE
                          THE YEAR ENDED   ACQUISITION &        &             1997         EYECARE ONE     COMPANY &
                           DECEMBER 31,         MEC        MANAGED CARE    ACQUISITION       & VIPA         OPTICAL
                               1997         ACQUISITION      COMPANY       ADJUSTMENTS       MERGER         COMPANY
                          --------------   -------------   ------------    -----------     -----------   -------------
Revenues:
 Practice management
   fees.................    $30,951,922                    $14,497,000(2)  $        --              --    $26,984,000(2)
 Managed care...........     17,446,107     $21,363,000      1,461,000(1)           --         708,000        466,000(1)
 Buying group...........      7,260,797      46,972,000             --              --              --             --
 Sale of optical
   goods................             --              --             --              --      12,570,000             --
 Other revenue..........        607,953         246,000                             --              --             --
                            -----------     -----------    -----------     -----------     -----------    -----------
                             56,266,779      68,581,000     15,958,000              --      13,278,000     27,450,000
                            -----------     -----------    -----------     -----------     -----------    -----------
Expenses:
 Practice management
   expenses.............     25,294,565              --     11,376,000(2)           --              --     22,713,000(2)
 Medical claims.........     13,831,360      15,452,000      1,186,000(1)           --         259,000        373,000(1)
 Buying group...........      6,882,199      44,553,000             --              --              --             --
 Cost of optical goods
   sold.................             --              --             --              --       3,114,000             --
 Salaries, wages and
   benefits.............      5,025,105       3,605,000        272,000(1)      (75,000)(4)   5,406,000             --
 General and
   administrative.......      2,515,257       2,317,000        104,000(1)           --       3,364,000             --
 Depreciation and
   amortization.........      1,803,991         648,000      1,203,500(3)     (330,000)(5)     392,000      1,197,000(3)
                                                                             1,142,000(5)
                                                                               (61,000)(6)
                                                                               407,000(6)
                            -----------     -----------    -----------     -----------     -----------    -----------
                             55,352,477      66,575,000     14,141,500       1,083,000      12,535,000     24,283,000
                            -----------     -----------    -----------     -----------     -----------    -----------
Income (loss) from
 operations.............        914,302       2,006,000      1,816,500      (1,083,000)        743,000      3,167,000
Amortization of loan
 fees...................        178,677              --             --              --              --             --
Interest expense........        934,190         203,000         34,000              --         138,000             --
                                                                               468,000(9)
                                                                               280,000(9)
                                                                               595,000(9)
                            -----------     -----------    -----------     -----------     -----------    -----------
Income (loss) before
 income taxes...........       (198,565)      1,803,000      1,782,500      (2,426,000)        605,000      3,167,000
Income tax expense
 (benefit)..............             --         866,000             --         109,000(8)                   1,234,000(8)
                            -----------     -----------    -----------     -----------     -----------    -----------
Income (loss) before
 extraordinary
 charge(10).............    $  (198,565)    $   937,000    $ 1,782,500     $(2,535,000)    $   605,000    $ 1,933,000
                            ===========     ===========    ===========     ===========     ===========    ===========
Income (loss) before
 extraordinary charge
 per common share.......    $     (0.03)
                            ===========
Income (loss) before
 extraordinary charge
 per common share --
 assuming dilution......    $     (0.03)
                            ===========


                                           INITIAL
                                           PUBLIC         PRO FORMA
                                          OFFERING       CONSOLIDATED
                                          AND 1998      AFTER OFFERING
                           PRO FORMA     ACQUISITION         AND
                          CONSOLIDATED   ADJUSTMENTS     ADJUSTMENTS
                          ------------   -----------    --------------
Revenues:
 Practice management
   fees.................  $ 72,432,922           --      $ 72,432,922
 Managed care...........    41,444,107                     41,444,107
 Buying group...........    54,232,797           --        54,232,797
 Sale of optical
   goods................    12,570,000           --        12,570,000
 Other revenue..........       853,953           --           853,953
                          ------------    ---------      ------------
                           181,533,779           --       181,533,779
                          ------------    ---------      ------------
Expenses:
 Practice management
   expenses.............    59,383,565           --        59,383,565
 Medical claims.........    31,101,360           --        31,101,360
 Buying group...........    51,435,199           --        51,435,199
 Cost of optical goods
   sold.................     3,114,000           --         3,114,000
 Salaries, wages and
   benefits.............    14,233,105           --        14,233,105
 General and
   administrative.......     8,300,257           --         8,300,257
 Depreciation and
   amortization.........     6,402,491           --         6,402,491
                          ------------    ---------      ------------
                           173,969,977           --       173,969,977
                          ------------    ---------      ------------
Income (loss) from
 operations.............     7,563,802           --         7,563,802
Amortization of loan
 fees...................       178,677           --           178,677
Interest expense........     2,652,190     (700,000)(7)     2,710,190
                                            758,000(12)
                          ------------    ---------      ------------
Income (loss) before
 income taxes...........     4,732,935      (58,000)        4,674,935
Income tax expense
 (benefit)..............     2,209,000      (22,000)(8)     2,187,000
                          ------------    ---------      ------------
Income (loss) before
 extraordinary
 charge(10).............  $  2,523,935    $ (36,000)     $  2,487,935
                          ============    =========      ============
Income (loss) before
 extraordinary charge
 per common share.......                                 $       0.18
                                                         ============
Income (loss) before
 extraordinary charge
 per common share --
 assuming dilution......                                 $       0.17
                                                         ============

      See accompanying notes to unaudited pro forma consolidated financial information.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                                                    1998 ACQUISITIONS
                                                          -------------------------------------
                                           HISTORICAL                      MANAGED PROFESSIONAL
                                            COMPANY                           ASSOCIATIONS,                         PRO FORMA
                                             AS OF                             MANAGED CARE                       CONSOLIDATED
                                          DECEMBER 31,     EYECARE ONE      COMPANY & OPTICAL      ACQUISITION        AFTER
                                              1997        & VIPA MERGER          COMPANY           ADJUSTMENTS     ADJUSTMENTS
                                          ------------    -------------    --------------------    -----------    -------------
ASSETS
Current assets:
 Cash and cash equivalents..............  $  3,871,864     $   176,494         $(11,479,000)(11)   $7,581,000(12) $     150,358
Accounts receivable due from:
 Buying group members...................     5,427,592              --                   --                --         5,427,592
 Patients...............................     5,387,381         114,729                   --                --         5,502,110
 Managed Professional Associations......     4,950,067              --                   --                --         4,950,067
 Managed health benefits payors.........     1,276,790              --                   --                --         1,276,790
 Other receivables......................       146,436          18,856                   --                --           165,292
Inventories.............................            --         936,242                   --                --           936,242
Prepaid expenses and other current
 assets.................................     1,819,475         196,561                   --                --         2,016,036
                                          ------------     -----------         ------------        ----------     -------------
       Total Current Assets.............    22,879,605       1,442,882          (11,479,000)        7,581,000        20,424,487
Fixed assets, net.......................     6,503,719       2,123,245                   --                --         8,626,964
Intangible Assets.......................    84,143,508          20,833           19,676,000(11)            --       103,840,341
Deferred tax asset......................     1,882,000              --                   --                --         1,882,000
Cash surrender value of life
 insurance..............................            --         205,596                   --                --           205,596
Other Assets............................     1,149,559           5,800                   --                --         1,155,359
                                          ------------     -----------         ------------        ----------     -------------
       Total assets.....................  $116,558,391     $ 3,798,356         $  8,197,000        $7,581,000     $ 136,134,747
                                          ============     ===========         ============        ==========     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.....................  $  5,015,668     $   303,986         $         --        $       --     $   5,319,654
   Accrued expenses.....................     1,917,028         791,713                   --                --         2,708,741
   Accrued acquisition and offering
     costs..............................     1,045,905              --                   --                --         1,045,905
   Accrued compensation.................     1,381,497              --                   --                --         1,381,497
   Due to managed professional
     associations.......................     1,938,309              --                   --                --         1,938,309
   Due to selling shareholders..........     2,811,809              --                   --                --         2,811,809
   Current portion of deferred leasehold
     incentive..........................            --          23,046                   --                --            23,046
   Current portion of long-term debt....       104,371              --                   --                --           104,371
   Current portion of obligations under
     capital leases.....................       566,084              --                   --                --           566,084
   Medical claims payable...............     3,545,195          10,000                                                3,555,195
                                          ------------     -----------         ------------        ----------     -------------
   Total current liabilities............    18,325,866       1,128,745                   --                --        19,454,611
Deferred rent payable...................       261,117              --                   --                --           261,117
Obligations under capital leases........       632,850              --                   --                --           632,850
Long-term debt, less current portion....    24,580,071       1,400,182                   --         7,581,000(12)    33,561,253
Deferred leasehold incentive............            --         186,323                   --                --           186,323
Deferred income taxes...................     6,111,000              --                   --                --         6,111,000
Stockholders' equity:
   Common stock.........................        12,421           1,109                  828(11)            --            14,358
   Additional paid-in capital...........    75,158,995       1,257,481            8,196,172(11)            --        84,612,648
   Deffered compensation................      (408,735)             --                   --                --          (408,735)
   Notes receivable from officer........            --        (175,484)                  --                --          (175,484)
   Accumulated deficit..................    (8,115,194)             --                   --                --        (8,115,194)
                                          ------------     -----------         ------------        ----------     -------------
       Total stockholders equity........    66,647,487       1,083,106            8,197,000                --        75,927,593
                                          ------------     -----------         ------------        ----------     -------------
   Total liabilities and stockholders'
     equity.............................  $116,558,391     $ 3,798,356         $  8,197,000        $7,581,000     $ 136,134,747
                                          ============     ===========         ============        ==========     =============

      See accompanying notes to unaudited pro forma consolidated financial information.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     (1) The Company acquired two managed care businesses effective September 1, 1997 and February 1, 1998. The managed care revenue, medical claims, salaries, wages and benefits and general and administrative expenses for the year ended December 31, 1997 reflect the pro forma additional amounts that would have been incurred if the Acquisitions had occurred on January 1, 1997.

                                                                  1997            1998
                                                              ACQUISITIONS    ACQUISITIONS
                                                              ------------    ------------
                                                               YEAR ENDED      YEAR ENDED
                                                                12/31/97        12/31/97
                                                              ------------    ------------
Revenues:
  Managed care..............................................   $1,461,000       $466,000
  Other.....................................................           --             --
                                                               ----------       --------
                                                                1,461,000       $466,000
                                                               ----------       --------
Expenses:
  Medical claims............................................    1,186,000        373,000
  Salaries, wages and benefits..............................      272,000             --
  General and administrative................................      104,000             --
                                                               ----------       --------
                                                                1,562,000        373,000
                                                               ----------       --------
Net.........................................................   $ (101,000)      $ 93,000
                                                               ==========       ========

     (2) The practice management fees and practice management expenses for the year ended December 31, 1997 reflect the pro forma additional practice management fee revenue that would have been earned through the management of the related managed professional entities under the Management Agreements if the Acquisitions had occurred on January 1, 1997. This revenue represents reimbursement of practice management expenses incurred by the Company, including depreciation of fixed assets. In addition, the Company receives a percentage (ranging from 24 to 37 percent) of the related managed professional entities net earnings before interest, taxes and shareholder physician expenses, as determined under the related Management Agreements.

     The following analysis summarizes the adjustments related to practice management fees:

                                                                1997            1998
                                                            ACQUISITIONS    ACQUISITIONS
                                                            ------------    ------------
                                                             YEAR ENDED      YEAR ENDED
                                                              12/31/97        12/31/97
                                                            ------------    ------------
Practice management fee summary:
Reimbursement of practice management expenses:
  Practice management expenses............................  $11,376,000     $22,713,000
  Depreciation............................................      751,000         359,000
                                                            -----------     -----------
                                                             12,127,000      23,072,000
Share of Managed Professional Associations' net
  earnings................................................    2,370,000       3,912,000
                                                            -----------     -----------
Practice management fee revenue...........................  $14,497,000     $26,984,000
                                                            ===========     ===========

     The share of Managed Professional Associations' net earnings was computed as follows:

                                                                1997            1998
                                                            ACQUISITIONS    ACQUISITIONS
                                                            ------------    ------------
                                                             YEAR ENDED      YEAR ENDED
                                                              12/31/97        12/31/97
                                                            ------------    ------------
Gross practice revenues...................................  $20,027,000     $36,112,000
  less defined practice expenses including depreciation...   12,127,000      23,072,000
                                                            -----------     -----------
Managed Professional Associations' net earnings...........  $ 7,900,000      13,040,000
Weighted-average management fee percentage................      30%             30%
                                                            -----------     -----------
Share of Managed Professional Associations' net
  earnings................................................  $ 2,370,000     $ 3,912,000
                                                            ===========     ===========

     The pro forma adjustments for practice management fees and practice management expenses are based on the actual results of operations of the individual practices, as adjusted for the terms of the Management Agreements. While the Company expects the operations of the practices to improve under its management, there can be no assurance that operations will not deteriorate. However, the Company believes this information is the best available objective information upon which to evaluate the performance of the practices.

     (3) Depreciation and amortization reflect depreciation of the related managed professional entities' fixed assets acquired over their estimated useful life and amortization of intangible assets over a life of 25 years:

                                                                  1997            1998
                                                              ACQUISITIONS    ACQUISITIONS
                                                              ------------    ------------
                                                               YEAR ENDED      YEAR ENDED
                                                                12/31/97        12/31/97
                                                              ------------    ------------
Fixed assets(a).............................................   $  751,000      $  359,000
Intangible assets(b)........................................      452,500         838,000
                                                               ----------      ----------
                                                               $1,203,500      $1,197,000
                                                               ==========      ==========

     (a) Depreciation on fixed assets is calculated on a straight-line method over the estimated useful lives of the various classes of assets, which range from three to ten years.

     (b) Amortization of intangible assets is calculated on a straight-line method over a life of 25 years. Included in amortization expense is $153,000 for the year ended December 31, 1997 for the addition to intangible assets and corresponding increase in deferred income taxes for the value of the portion of the Management Agreements acquired in non-taxable transactions as if they had occurred on January 1, 1997.

     (4) The adjustment reduces certain salaries of the management of Block by $75,000 for the ten month period ended October 31, 1997 to levels that will be paid by the Company.

     (5) The adjustment removes the goodwill amortization previously recorded by Block of $330,000 for the ten month period ended October 31, 1997, and records the goodwill amortization of $1,142,000 for the ten month period ended October 31, 1997, related to the acquisition of Block by the Company.

     (6) The adjustment removes the goodwill amortization previously recorded by MEC of $61,000 for the eleven month period ended November 30, 1997, and records the goodwill amortization of $407,000 for the eleven month period ended November 30, 1997, related to the acquisition of MEC by the Company.

     (7) The adjustment reflects the savings on interest expense due to the repayment of debt with proceeds from the Initial Public Offering.

                                                               YEAR ENDED
                                                                12/31/97
                                                              ------------
Unsecured notes payable, 8%.................................    $275,000
Senior subordinated note, 10%...............................     114,000
Senior subordinated note, 10%...............................     122,000
Certain notes payable and capital lease obligations,
  9.25%.....................................................          --
Credit facilities, 10%......................................     189,000
                                                                --------
                                                                $700,000
                                                                ========

     (8) The adjustment records the income tax expense (benefit) that would have been recorded if the 1997 Acquisitions and 1998 Acquisitions had occurred on January 1, 1997. The expense (benefit) is calculated using an estimated average income tax rate of 38% on income (loss) before income taxes adjusted for the amortization of the non-deductible goodwill resulting from the Block Acquisition.

     (9) The adjustment reflects the additional interest expense relating to the Block acquisition of $468,000 for the ten month period ended October 31, 1997 that would have been incurred from the borrowing of approximately $5.6 million on the credit facility at an estimated interest rate of 10.0%. The adjustment reflects the additional interest expense relating to the MEC Acquisition of $595,000 for the eleven month period ended November 30, 1997 that would have been incurred from the borrowing of approximately $6.5 million on the credit facility at an estimated interest rate of 10%. The adjustment reflects the additional interest expense relating to certain 1998 acquisitions of $280,000 for the year ended December 31, 1997 that would have been incurred from the borrowing of approximately $2.8 million on the credit facility at an estimated interest rate of 10.0%.

     (10) Net income (loss) excludes the extraordinary charge for early extinguishment of debt of $323,346.

     (11) To reflect the 1998 Acquisitions of Managed Professional Associations, a Managed Care Company and an Optical Company. The fair value of the net assets and Management Agreements is expected to approximate $19,676,000. The Acquisitions were financed through the payment of $11,479,000 in cash and the issuance of 808,000 shares of the Company's Common Stock, valued at the average closing prices of the Company's Common Stock five days before and after the closing dates. The adjustment assume the fair value of the net business assets is immaterial and, accordingly, allocates the entire fair value of $19,676,000 to intangible assets, principally representing the fair value of the Management Agreements.

     (12) The adjustment reflects the additional interest expense relating to the 1998 Managed Professional Associations, Managed Care Company & Optical Company of $758,000 for the year ended December 31, 1997 that would have been incurred from the borrowing of approximately $7.6 million on the credit facility at an estimated interest rate of 10.0%.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Vision Twenty-One, Inc. and Subsidiaries

     We have audited the supplemental consolidated balance sheets of Vision Twenty-One, Inc. and Subsidiaries (formed as a result of the consolidation of Vision Twenty-One, Inc. and Subsidiaries, EyeCare One Corp. and Vision Insurance Plan of America, Inc.) as of December 31, 1996 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Vision Twenty-One, Inc. and Subsidiaries, EyeCare One Corp. and Vision Insurance Plan of America, Inc. on March 31, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Vision Twenty-One, Inc. and Subsidiaries. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision Twenty-One, Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Vision Twenty-One, Inc. and Subsidiaries, EyeCare One Corp. and Vision Insurance Plan of America, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP

Tampa, Florida
March 11, 1998

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $   251,832   $  4,048,358
  Accounts receivable due from:
    Buying group members, net of allowances for doubtful
     accounts of $33,000 at December 31, 1997...............           --      5,427,592
    Patients, net of allowances for uncollectible accounts
     and contractual adjustments of $685,000 and $3,446,000
     at December 31, 1996 and 1997, respectively............    1,638,703      5,502,110
    Managed Professional Associations.......................      424,271      4,950,067
    Managed health benefits payors..........................           --      1,276,790
    Other...................................................      199,999        165,292
  Notes receivable, officers and shareholders...............      163,489             --
  Inventories...............................................      936,739        936,242
  Prepaid expenses and other current assets.................      227,370      2,016,036
                                                              -----------   ------------
        Total current assets................................    3,842,403     24,322,487
Fixed assets, net...........................................    3,737,964      8,626,964
Intangible assets, net of accumulated amortization of
  $29,125 and $1,131,501 at December 31, 1996 and 1997,
  respectively..............................................   11,022,396     84,164,341
Cash surrender value of life insurance, net of policy loans
  of $558,179 and $624,464 at December 31, 1996 and 1997,
  respectively..............................................      166,822        205,596
Deferred offering costs.....................................      287,792             --
Deferred tax asset..........................................    1,468,000      1,882,000
Other assets................................................       50,592      1,155,359
                                                              -----------   ------------
        Total assets........................................  $20,575,969   $120,356,747
                                                              ===========   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   745,207   $  5,319,654
  Accrued expenses..........................................    1,595,571      2,708,741
  Medical claims payable....................................    1,793,861      3,555,195
  Accrued compensation......................................      546,740      1,381,497
  Accrued acquisition and offering costs....................    1,362,012      1,045,905
  Due to Managed Professional Associations..................           --      1,938,309
  Due to selling shareholders...............................           --      2,811,809
  Current portion of deferred leasehold incentive...........        9,568         23,046
  Current portion of long-term debt.........................       48,249        104,371
  Current portion of obligations under capital leases.......       43,849        566,084
                                                              -----------   ------------
        Total current liabilities...........................    6,145,057     19,454,611
Deferred rent payable.......................................      263,006        261,117
Obligations under capital leases............................       71,870        632,850
Long-term debt, less current portion ($5,983,098 to related
  parties in 1996)..........................................    8,922,974     25,980,253
Deferred leasehold incentive................................       81,330        186,323
Deferred income taxes.......................................    1,468,000      6,111,000
Stockholders' equity:
  Preferred stock, $.001 par value; 10,000,000 shares
    authorized; no shares issued............................           --             --
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 4,825,431 (1996) and 13,529,892 (1997)
    shares issued and outstanding...........................        4,825         13,530
  Additional paid-in capital................................    5,987,335     76,416,476
  Common stock to be issued (1,491,397 shares in 1996)......    5,905,965             --
  Deferred compensation.....................................     (517,035)      (408,735)
  Notes receivable from officer.............................     (164,075)      (175,484)
  Accumulated deficit.......................................   (7,593,283)    (8,115,194)
                                                              -----------   ------------
        Total stockholders' equity..........................    3,623,732     67,730,593
                                                              -----------   ------------
        Total liabilities and stockholders' equity..........  $20,575,969   $120,356,747
                                                              ===========   ============

                      See accompanying supplemental notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Revenues:
  Practice management fees ($423,890, and $479,004 from
     a related party in 1995 and 1996, respectively)....  $   423,890   $ 1,942,843   $30,951,922
  Managed care..........................................    3,017,384     7,886,802    18,154,205
  Buying group..........................................           --            --     7,260,797
  Sale of optical goods.................................   11,212,385    11,718,979    12,569,321
  Other revenue.........................................      211,746       305,654       607,953
                                                          -----------   -----------   -----------
                                                           14,865,405    21,854,278    69,544,198
Operating expenses:
  Practice management expenses..........................           --     1,244,173    25,294,565
  Medical claims........................................    3,349,791     9,475,395    14,090,250
  Buying group..........................................           --            --     6,882,199
  Cost of optical goods sold............................    2,683,633     2,807,621     3,113,851
  Salaries, wages and benefits..........................    5,588,098     6,852,726    10,431,103
  Business development..................................           --     1,926,895            --
  General and administrative............................    3,523,664     4,446,681     5,879,074
  Depreciation and amortization.........................      389,527       487,360     2,195,668
                                                          -----------   -----------   -----------
                                                           15,534,713    27,240,851    67,886,710
                                                          -----------   -----------   -----------
Income (loss) from operations...........................     (669,308)   (5,386,573)    1,657,488
Amortization of loan fees...............................           --            --       178,677
Interest expense........................................      146,509       260,597     1,072,589
                                                          -----------   -----------   -----------
Income (loss) before income taxes.......................     (815,817)   (5,647,170)      406,222
Income taxes............................................           --            --            --
                                                          -----------   -----------   -----------
Income (loss) before extraordinary charge...............     (815,817)   (5,647,170)      406,222
Extraordinary charge -- early extinguishment of debt....           --            --       323,346
                                                          -----------   -----------   -----------
Net income (loss).......................................  $  (815,817)  $(5,647,170)  $    82,876
                                                          ===========   ===========   ===========
Earnings (loss) per common share:
  Income (loss) before extraordinary charge.............  $     (0.24)  $     (1.42)  $      0.05
  Extraordinary charge..................................           --            --         (0.04)
                                                          -----------   -----------   -----------
Net income (loss) per common share......................  $     (0.24)  $     (1.42)  $      0.01
                                                          ===========   ===========   ===========
Earnings (loss) per common share -- assuming dilution:
  Income (loss) before extraordinary charge.............  $     (0.24)  $     (1.42)  $      0.05
  Extraordinary charge..................................           --            --         (0.04)
                                                          -----------   -----------   -----------
Net income (loss) per common share -- assuming
  dilution..............................................  $     (0.24)  $     (1.42)  $      0.01
                                                          ===========   ===========   ===========

                      See accompanying supplemental notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 COMMON                      NOTES
                                              COMMON STOCK       ADDITIONAL      STOCK                     RECEIVABLE
                                          --------------------     PAID-IN       TO BE        DEFERRED        FROM      ACCUMULATED
                                            SHARES     AMOUNT      CAPITAL       ISSUED     COMPENSATION    OFFICERS      DEFICIT
                                          ----------   -------   -----------   ----------   ------------   ----------   -----------
Balance at December 31, 1995, as
 previously reported....................   2,324,876   $ 2,325   $    32,271   $       --    $      --     $      --    $(1,473,646)
 Adjustments for EyeCare One Corp. and
   Vision Insurance Plan of America,
   Inc. pooling of interests............   1,109,806     1,109     1,304,899           --           --      (164,075)            --
                                          ----------   -------   -----------   ----------    ---------     ---------    -----------
Balance at December 31, 1995, as
 restated...............................   3,434,682     3,434     1,337,170           --           --      (164,075)    (1,473,646)
 Sale of common stock...................     360,442       360       999,640           --           --            --             --
 Issuance of shares of common stock for
   1996 Acquisitions consummated
   effective December 1, 1996...........     651,842       652     2,580,645           --           --            --             --
 1,491,397 shares of common stock to be
   issued in 1997 for 1996 Acquisitions
   consummated effective December 1,
   1996.................................          --        --            --    5,905,965           --            --             --
 Issuance of detachable stock purchase
   warrants.............................          --        --       125,000           --           --            --             --
 Issuance of shares of common stock for
   prior service........................     144,705       145       401,410           --           --            --             --
 Issuance of shares of common stock for
   advisory agreement...................     125,627       126       348,488           --     (348,614)           --             --
 Issuance of shares of common stock for
   services agreement...................     108,133       108       299,960           --     (180,041)           --             --
 Amortization of deferred
   compensation.........................          --        --            --           --       11,620            --             --
 Net loss...............................          --        --            --           --           --            --     (5,647,170)
 Reclassify undistributed earnings in S
   Corporation to additional paid-in
   capital..............................                             472,467                                               (472,467)
 Capital distribution...................          --        --      (577,445)          --           --            --             --
                                          ----------   -------   -----------   ----------    ---------     ---------    -----------
Balance at December 31, 1996............   4,825,431     4,825     5,987,335    5,905,965     (517,035)     (164,075)    (7,593,283)
 Initial and second public offering of
   common shares........................   4,400,000     4,400    37,618,793           --           --            --             --
 Issuance of shares of common stock for
   business combinations................   4,298,740     4,299    31,826,620   (5,905,965)          --            --             --
 Issuance of detachable stock purchase
   warrants.............................          --        --       301,500           --           --            --             --
 Sale of detachable stock purchase
   warrants.............................          --        --       548,021           --           --            --             --
 Compensatory stock options accounted
   for under SFAS 123...................          --        --       124,949           --           --            --             --
 Exercise of warrants and options.......       5,721         6         2,751           --           --            --             --
 Amortization of deferred
   compensation.........................          --        --            --           --      108,300            --             --
 Issuance of note receivable............          --        --            --           --           --       (11,409)            --
 Net income.............................          --        --            --           --           --            --         82,876
 Reclassify undistributed earnings in S
   Corporation to additional paid-in
   capital..............................                             604,787                                               (604,787)
 Capital distribution...................          --        --      (598,280)          --           --            --             --
                                          ----------   -------   -----------   ----------    ---------     ---------    -----------
Balance at December 31, 1997............  13,529,892   $13,530   $76,416,476   $       --    $(408,735)    $(175,484)   $(8,115,194)
                                          ==========   =======   ===========   ==========    =========     =========    ===========


                                              TOTAL
                                          STOCKHOLDERS'
                                             EQUITY
                                          -------------
Balance at December 31, 1995, as
 previously reported....................   $(1,439,050)
 Adjustments for EyeCare One Corp. and
   Vision Insurance Plan of America,
   Inc. pooling of interests............     1,141,933
                                           -----------
Balance at December 31, 1995, as
 restated...............................      (297,117)
 Sale of common stock...................     1,000,000
 Issuance of shares of common stock for
   1996 Acquisitions consummated
   effective December 1, 1996...........     2,581,297
 1,491,397 shares of common stock to be
   issued in 1997 for 1996 Acquisitions
   consummated effective December 1,
   1996.................................     5,905,965
 Issuance of detachable stock purchase
   warrants.............................       125,000
 Issuance of shares of common stock for
   prior service........................       401,555
 Issuance of shares of common stock for
   advisory agreement...................            --
 Issuance of shares of common stock for
   services agreement...................       120,027
 Amortization of deferred
   compensation.........................        11,620
 Net loss...............................    (5,647,170)
 Reclassify undistributed earnings in S
   Corporation to additional paid-in
   capital..............................            --
 Capital distribution...................      (577,445)
                                           -----------
Balance at December 31, 1996............     3,623,732
 Initial and second public offering of
   common shares........................    37,623,193
 Issuance of shares of common stock for
   business combinations................    25,924,954
 Issuance of detachable stock purchase
   warrants.............................       301,500
 Sale of detachable stock purchase
   warrants.............................       548,021
 Compensatory stock options accounted
   for under SFAS 123...................       124,949
 Exercise of warrants and options.......         2,757
 Amortization of deferred
   compensation.........................       108,300
 Issuance of note receivable............       (11,409)
 Net income.............................        82,876
 Reclassify undistributed earnings in S
   Corporation to additional paid-in
   capital..............................            --
 Capital distribution...................      (598,280)
                                           -----------
Balance at December 31, 1997............   $67,730,593
                                           ===========

                      See accompanying supplemental notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1995         1996           1997
                                                              ---------   -----------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $(815,817)  $(5,647,170)  $     82,876
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Extraordinary charge -- early extinguishment of debt......         --            --        323,346
  Depreciation and amortization.............................    389,527       492,144      2,211,975
  Amortization of deferred leasehold incentive..............         --        (4,784)       (16,307)
  Amortization of loan fees.................................         --            --        178,677
  Noncash compensation expense..............................         --       521,582        124,949
  Amortization of deferred compensation.....................         --        11,620             --
  Interest accretion........................................         --            --         50,260
  Loss on disposal of fixed assets..........................         --        18,458             --
  Changes in operating assets and liabilities, net of
    effects from business combinations:
    Accounts receivable, net................................     84,378      (512,811)    (5,522,779)
    Prepaid expenses and other current assets...............     71,715      (132,865)      (173,620)
    Other assets............................................         --       (32,984)      (521,371)
    Accounts payable........................................     23,320       432,665     (2,651,604)
    Accrued expenses........................................    (71,216)      176,659        690,617
    Accrued acquisition and offering costs..................         --       522,963       (522,963)
    Accrued compensation....................................     43,138        48,342        834,759
    Deferred rent payable...................................         --            --         (1,889)
    Medical claims payable..................................    928,602       737,720       (552,064)
    Due to Managed Professional Associations................     10,184       (27,741)     1,938,309
                                                              ---------   -----------   ------------
Net cash provided by (used in) operating activities.........    663,831    (3,396,202)    (3,526,829)
INVESTING ACTIVITIES
Purchases of furniture and equipment........................   (184,778)   (1,221,626)    (1,965,105)
Payments for acquisitions, net of cash acquired.............         --            --    (35,452,640)
Increase in cash surrender value of life insurance..........    (72,930)      (68,979)       (74,644)
Payments for capitalized acquisition costs..................    (20,240)   (1,138,829)    (6,170,767)
Other.......................................................         --        (3,800)      (396,603)
                                                              ---------   -----------   ------------
Net cash used in investing activities.......................   (277,948)   (2,433,234)   (44,059,759)
FINANCING ACTIVITIES
Net proceeds from sale of common stock......................         --       750,000     42,850,000
Payments for offering costs.................................         --            --     (4,385,413)
Proceeds from long term debt................................    310,413     4,950,000     33,094,128
Payments on long term debt..................................   (352,694)      (61,695)   (19,866,349)
Net proceeds from line of credit............................         --       184,264             --
Proceeds from credit facility...............................         --            --      4,922,182
Payments on credit facility.................................         --            --     (4,874,000)
Payments for financing fees.................................         --            --       (717,882)
Proceeds from leaseholds incentives.........................         --       175,000        220,000
Sale of detachable stock purchase warrants and exercise of
  options...................................................         --            --        550,778
Additional borrowings on cash surrender value of life
  insurance.................................................     44,279        33,585         35,870
(Increase) decrease in notes receivable, officers and
  shareholders..............................................   (127,444)      429,430        152,080
Capital distribution........................................   (157,950)     (577,445)      (598,280)
                                                              ---------   -----------   ------------
Net cash provided by (used in) financing activities.........   (283,396)    5,883,139     51,383,114
                                                              ---------   -----------   ------------
Increase in cash and cash equivalents.......................    102,487        53,703      3,796,526
Cash and cash equivalents at beginning of year..............     95,642       198,129        251,832
                                                              ---------   -----------   ------------
Cash and cash equivalents at end of year....................  $ 198,129   $   251,832   $  4,048,358
                                                              =========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $ 141,069   $   107,776   $  1,039,606
                                                              =========   ===========   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Common stock issued upon conversion of a note payable.......  $      --   $   250,000   $         --
                                                              =========   ===========   ============
Issuance of detachable stock purchase warrants..............  $      --   $   125,000   $    301,500
                                                              =========   ===========   ============
Assets purchased under capital leases.......................  $      --   $        --   $     41,000
                                                              =========   ===========   ============
See Note 2 regarding affiliations with practices financed
through the issuance of common stock and notes payable.

                      See accompanying supplemental notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  DESCRIPTION OF BUSINESS

     Vision Twenty-One, Inc. and Subsidiaries (Vision Twenty-One or the Company) is a Florida corporation formed in May 1996 as a holding company. The Company's principal subsidiaries include Vision 21 Physician Practice Management Company
(MSO) and Vision 21 Managed EyeCare of Tampa Bay, Inc. (MCO). The MSO provides business management services for eye care professionals and related businesses. The MCO is a managed care organization which contracts with third-party health benefits payors to provide eye care services through a network of associated optometry and ophthalmology practices, retail optical companies and ambulatory surgical centers. Most of the managed care contracts are for one-year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Revenues from one payor constituted approximately 94%, 79% and 31% of managed care revenues and 75%, 60% and 10% of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

     Vision Twenty-One was formed to be a holding company to own the MSO and MCO. The MSO and MCO were owned in identical proportions by two executive officers and a member of the Board of Directors of the Company. During 1996, the Company acquired the MSO and MCO through an exchange of 2,685,318 shares of Common Stock for all of the outstanding shares of the MSO and MCO. There was no other consideration paid by the Company. This transaction was accounted for as a reorganization of companies under common control in a manner similar to that used in a pooling of interests transaction. As a result, the accompanying financial statements have been prepared to reflect the accounts of the Company as if the reorganization had occurred as of the beginning of the earliest period presented.

     In 1997, significant business acquisitions include BBG-COA, Inc., MEC Health Care, Inc. and LSI Acquisition, Inc., now subsidiaries of the Company (see Note 4).

EYECARE ONE CORP. AND VISION INSURANCE PLAN OF AMERICA, INC. MERGER

     On March 31, 1998, the Company completed a merger with EyeCare One Corp. (EyeCare One) and Vision Insurance Plan of America, Inc. (VIPA). EyeCare One Corp. is an optical retailer, selling frames, lenses and contact lenses, with optometric services by licensed Doctors of Optometry in each of its 16 locations in the Milwaukee, Wisconsin area. VIPA provides subscriber group member enrollees with covered vision care services through EyeCare One Corp. and its provider network under a master provider agreement with began in 1997. The Company issued 1,109,806 shares of common stock for all of the outstanding common stock of EyeCare One Corp. and VIPA. The merger was accounted for as a pooling of interests and accordingly, the Company's financial statements have been restated as supplemental consolidated financial statements to include the results of EyeCare One Corp. and VIPA for all periods presented. The supplemental consolidated financial statements will become the historical financial statements upon issuance of the Company's financial statements for the period that includes March 31, 1998.

2.  AFFILIATIONS WITH MANAGED PROFESSIONAL ASSOCIATIONS

     As part of its business strategy, the Company acquires substantially all of the assets and assumes certain liabilities of ophthalmology and optometry practices (Managed Professional Associations). In connection with these acquisition, the Company enters into business management agreements (Management Agreements) with the Managed Professional Associations and the Managed Professional Associations stockholders.

     Effective December 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of 10 ophthalmology and optometry practices located in Minnesota, Arizona and Florida. In conjunction with these acquisitions, the Company entered into Management Agreements with the Managed Professional Associations and the Managed Professional Associations' stockholders (collectively referred to as the 1996 Acquisitions).

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     In connection with the 1996 Acquisition, Vision Twenty-One issued 651,842 shares of Common Stock in 1996 and 1,491,397 shares of Common Stock in 1997 and issued long-term notes payable to stockholders of approximately $1,925,000. The shares which were issued in 1997 were reported as Common Stock to be issued as of December 31, 1996. All 2,143,239 shares of Common Stock were valued at $3.96 per share based on an independent valuation.

     During 1996, the Company incurred approximately $1,710,000 of acquisition costs which were capitalized and allocated to the assets acquired and Management Agreements entered into, including approximately $839,000 which is included in accrued acquisition and offering costs in the accompanying consolidated balance sheets at December 31, 1996.

     During 1997, the Company acquired substantially all of the assets and assumed certain liabilities of 11 ophthalmology and optometry practices, a managed care company, a medical consulting company and an ambulatory surgical center. In conjunction with these acquisitions, the Company entered into various Management Agreements with the Managed Professional Associations and the Managed Professional Associations' stockholders (collectively referred to as the 1997 Acquisitions). In connection with the 1997 Acquisitions, the Company holds in escrow approximately 196,000 shares of Common Stock valued at approximately $1,887,000, and $395,000 in cash. Such shares and cash held in escrow, along with additional contingent consideration of approximately $426,000 in cash and approximately $244,000 in shares of Common Stock, will be due the owners of certain of the eye care practices if certain financial goals are met during the eighteen-month period following the effective date of the transactions (generally at several dates through February 1999). Such financial goals were established to resolve certain differences between the Company and the owners of the eye care practices regarding the purchase price valuations of the respective practices. The contingent consideration which is ultimately issued by the Company is such financial goals are met will be treated as an increase in the purchase price of the assets acquired from the respective practices. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

     In connection with the 1997 Acquisitions, the Company paid cash of approximately $4,152,000, issued 1,480,122 shares of Common Stock valued at approximately $13,151,000 and $2,812,000 due to selling shareholders. The shares of Common Stock were valued from $8.22 to $13.20 per share.

     During 1997, the owners of an ophthalmology practice included within the 1996 Acquisitions met certain financial goals which were established to the resolve differences between the owners and the Company regarding the purchase price valuations of the practice. The Company issued to the owners of the ophthalmology practice 56,356 shares valued at approximately $223,000, which were previously held in escrow as contingent consideration for this 1996 Acquisition. The Company accounted for the additional consideration issued as an increase in the purchase price of the assets acquired from this practice.

     During 1997, the Company incurred approximately $4,911,000 of acquisition costs which were capitalized and allocated to the assets acquired and Management Agreements entered into, including approximately $462,000 which is included in accrued acquisition and offering costs in the accompanying consolidated balance sheets at December 31, 1997.

     The 1996 and 1997 Acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. The Management Agreements are being amortized on a straight-line method over 25 years. Under the Management Agreements, the Company provides management, marketing and administrative services to the Managed Professional Associations in return for a management fee. The Management Agreements have 40-year terms and are cancelable only for breach of its provisions or insolvency. The Managed Professional Associations employ ophthalmologists and optometrists and provide all eye care services to patients.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     As part of the purchase price allocation, no consideration has been allocated to employment and noncompete agreements between the Company and the Managed Professional Associations' stockholders because the Company believes these agreements have no material value.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The Supplemental Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. The Company does not own any interests in or control the activities of the Managed Professional Associations. Accordingly, the financial statements of the Managed Professional Associations are not consolidated with those of the Company.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which supersedes Statement of Financial Accounting Standards No. 14. SFAS 131 uses a management approach to report financial and descriptive information about a Company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that total comprehensive income and comprehensive income per share be disclosed and be given equal prominence with net income and earnings per share. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

  Managed Care

     Managed care revenues are derived from monthly capitation payments from health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue at contractually agreed-upon rates.

  Practice Management Fees

     Prior to December 1, 1996, practice management fee revenue was earned through contractual arrangements between the Company and several optometry practices under common control. This revenue totaled $423,890 and $479,004 for the years ended December 31, 1995 and 1996, respectively.

     Subsequent to December 1, 1996, practice management fee revenue was earned through management of the Managed Professional Associations under the Management Agreements. This revenue represents reimbursement of practice management expenses incurred by the Company, including depreciation expense of $31,123 and $491,743 for the years ended December 31, 1996 and 1997, respectively. In addition, the

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

Company generally receives a percentage (ranging from 24% to 37%) of the Managed Professional Associations' net earnings before interest, taxes, and shareholder-physician expenses, as determined under the related Management Agreements. For the years ended December 31, 1996 and 1997, this revenue was as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Medical service revenues of Managed Professional
  Associations..............................................  $1,667,025   $36,949,565
Less amounts retained by physician shareholders of Managed
  Professional Associations.................................    (203,186)   (5,997,643)
                                                              ----------   -----------
Management fees under Management Agreements with Managed
  Professional Associations.................................  $1,463,839   $30,951,922
                                                              ==========   ===========

     Included in net management fees are amounts representing reimbursement of expenses for practice management expenses and a portion of depreciation and amortization. These amounts were $1,275,296 and $25,786,309 for the years ended December 31, 1996 and 1997, respectively.

  Buying Group

     The buying group business provides billing and collection services to suppliers of optical products, whereby providers receive merchandise from suppliers for direct shipment to the providers. The Company pays the supplier and likewise bills the providers for such products. The Company receives a commission of approximately 5% of the total receivables collected. This commission revenue is included in buying group revenue in the accompanying consolidated statements of operations and is recognized upon shipment of merchandise by the suppliers.

  Sale of Optical Goods

     Revenues from the sale of optical goods are recognized on the accrual basis in the period that the related sales occur.

  Other Revenues

     Other revenues consist of fees earned through consulting and other contractual arrangements.

MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain managed health benefits payors, the Company is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to the Company and an estimate of provider claims incurred but not reported (IBNR).

     The Company and its actuary estimate the amount of IBNR using standard actuarial methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by the Company.

     Prior to December 1, 1996, certain medical claims were paid to several optometry practices under common control. Expense related to these transactions totaled approximately $299,000, and $249,000 for the years ended December 31, 1995 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents approximates its fair value.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     The fair value of long-term debt approximates its carrying amount based on current rates offered to the Company for debt of similar maturities.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out basis) or market.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of lease or the estimated useful life of the improvements. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized.

DEFERRED OFFERING COSTS

     Deferred offering costs consist primarily of costs deferred in connection with the Company's initial public offering. These costs were charged against the offering proceeds when the initial public offering was completed in August 1997.

TRANSACTIONS AND BUSINESS DEVELOPMENT COSTS

     Direct external legal, accounting and other costs associated with successful acquisitions are capitalized as part of the related purchase price allocation. External costs associated with unsuccessful acquisitions, including start-up consulting services (Note 10), are expensed and are shown as business development expense in the accompanying consolidated statements of operations. All internal costs associated with acquisitions are expensed as incurred.

INTANGIBLE ASSETS

     Intangible assets consist of the excess of the purchase price over the fair values of the net assets acquired from the business acquisitions, which is being amortized on a straight-line method over 25 years, and the Management Agreements with the Managed Professional Associations. The Management Agreements have 40-year terms and are being amortized on a straight-line method over 25 years. In evaluating the useful life of a Management Agreement, the Company considers the operating history and other characteristics of each practice. The primary consideration is the degree to which a practice has demonstrated its ability to extend its existence indefinitely. In making this determination, the Company considers (i) the number of physicians recruited into the practice, (ii) the number of staff members including physicians, (iii) the number of locations, and
(iv) the complexity of the procedures being performed, including disease treatment and control.

     Amortization expense with respect to intangible assets was approximately $29,000 and $1,098,000 for the year ended December 31, 1996 and 1997, respectively.

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). In accordance with SFAS 121, the Company reviews the carrying value of its intangible assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the acquired companies' or Managed Professional Associations' market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairments, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to fair value.

CONCENTRATIONS OF CREDIT RISK

     The Company has accounts receivable from patients of the Managed Professional Associations. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Any concentration of credit risk from other payors of the Managed Professional Associations is limited by the number of patients and payors. The Company and the Managed Professional Associations do not require any form of collateral from their patients or third-party payors. The Company does not believe that there are any substantial credit risks associated with receivables due from buying group members or from any of the Managed Professional Associations.

     The Company places cash and cash equivalents with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

NET EARNINGS (LOSS) PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS 128 requirements.

CONTINGENT CONSIDERATION

     As part of its business strategy, the Company enters into various transactions to acquire substantially all of the assets of various eye care practices and enters into business management agreements with the eye care practices. The Company also enters into strategic business acquisitions with other companies from time to time. In connection with certain of the acquisitions, the Company will hold shares of its common stock in escrow as contingent consideration. Such shares of common stock held in escrow are due to the owners of the certain eye care practices or other companies if certain financial goals are met in the future, generally within twelve to eighteen months of the effective date of the acquisition. The financial goals are established on an acquisition by acquisition basis and are generally established to resolve differences between the Company and the applicable eye care practices or other companies regarding the purchase price valuation.

     Depending on the relevant facts and circumstances of each acquisition and the business reason for issuing contingent consideration, the Company accounts for the issuance of common stock held in escrow as either additional purchase consideration or compensation to the owners of the applicable eye care practices or other companies utilizing the provisions of Emerging Issues Task Force Issue No. 95-8 (EITF 95-8). Under EITF 95-8, the factors to be considered in making the aforementioned accounting determination include, but are not limited to, terms of continuing employment, components of the shareholder group, reasons for contingent payment provisions, formulas for determining contingent consideration and other agreements and issues.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

COMMON STOCK TO BE ISSUED

     Common stock to be issued represents stock to be issued in connection with certain of the 1996 Acquisitions consummated on December 1, 1996. The stock was issued in January 1997.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25, and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted.

     The Company accounts for any stock-based compensation arrangements not specifically addressed by APB 25 under the fair value provisions of SFAS 123, including options granted to nonemployees and professionals employed by the Managed Professional Associations. The amounts for 1995 and 1996 are immaterial. The pro forma disclosures required by SFAS 123 are provided for all stock-based compensation which are accounted for under APB 25.

INCOME TAXES

     Vision Twenty-One has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and lives that will be in effect when the differences are expected to reverse.

     EyeCare One Corp. and Vision Insurance Plan of America, Inc. have elected to have their income taxed as an S corporation for income tax purposes. As a result, in lieu of corporate income tax, EyeCare One and VIPA's taxable income is passed through to the stockholders of EyeCare One and VIPA at the individual level.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified in order to conform with the 1997 presentation.

4.  BUSINESS COMBINATIONS

BBG-COA, INC. ACQUISITION

     During November 1997, the Company acquired all of the outstanding stock of BBG-COA, Inc. and all related subsidiaries and affiliated companies (Block Vision) from Block Vision stockholders. Block Vision provides billing and collection services to suppliers of optical products through its buying group division and provides vision benefit management services to health management organizations preferred provider organizations and other managed care entities through its managed care division. The purchase price for Block Vision included 458,365 shares of the Company's common stock valued at approximately $6,050,000, cash of approximately $25,651,000 and the assumption of approximately $3,243,000 in long-term debt. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed, subject to the final determination of certain items in connection with the acquisition. The excess of the purchase price over the fair values of the net assets amounted to approximately $34 million and is being amortized on a straight-line method over 25 years. The

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES operating results of Block Vision are included in the Company's Supplemental Consolidated Financial Statements since November 1, 1997. In connection with the Block Vision acquisition, the Company holds in escrow approximately 220,000 shares of Common Stock. Such shares held in escrow will be due the owners of Block Vision if certain financial goals are met during the twelve-month period ending December 31, 1998. Such financial goals were established to resolve certain differences between the Company and the owners of Block Vision regarding the purchase price valuations of Block Vision. Any shares of Common Stock held in escrow which are ultimately issued by the Company if such financial goals are met will be valued at $13.20 per share and will be treated as an increase in the purchase price of the net assets acquired from Block Vision. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

ACQUISITION FROM LASERSIGHT, INCORPORATED

     During December 1997, the Company acquired all of the outstanding stock of MEC Health Care, Inc. (MEC) and LSI Acquisition, Inc. (LSIA) from LaserSight, Incorporated. MEC provides vision benefit management services to health maintenance organizations, preferred provider organizations and other managed care entities. LSIA provides practice management services to an ophthalmology practice in New Jersey. The purchase price for MEC and LSIA included 812,500 shares of the Company's common stock valued at $6,500,000 and cash of $6,500,000. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed, subject to the final determination of certain items in connection with the acquisition. The excess of the purchase price over the fair values of the net assets amounted to approximately $13 million and is being amortized on a straight-line method over 25 years. The operating results of MEC and LSIA are included in the Company's Supplemental Consolidated Financial Statements since December 1, 1997.

     The following unaudited pro forma results of operations for the years ended December 31 assume the acquisitions described above and the affiliations with Managed Professional Associations described in Note 2 had occurred at the beginning of the year prior to their acquisition, and do not purport to be indicative of the results that actually would have occurred if the acquisitions and affiliations had been made as of those dates or of results which may occur in the future.

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        -----------   ------------   ------------
Pro forma information (unaudited):
  Total revenues......................................  $30,767,000   $142,760,000   $151,956,000
                                                        ===========   ============   ============
  Income (loss) before extraordinary charge...........  $ 1,247,000   $ (2,443,000)  $    976,000
                                                        ===========   ============   ============
  Net income (loss)...................................  $ 1,247,000   $ (2,443,000)  $    652,000
                                                        ===========   ============   ============
  Net income (loss) per common share..................  $      0.22   $      (0.32)  $       0.05
                                                        ===========   ============   ============
  Net income (loss) per common share -- assuming
     dilution.........................................  $      0.22   $      (0.32)  $       0.05
                                                        ===========   ============   ============

5.  NOTES RECEIVABLE

     At December 31, 1996 and 1997, the Company had promissory notes with an officer/shareholder with balances of $164,075 and $175,484, respectively. The notes mature from December 31, 2001 through April 30, 2002, with interest payable annually at a rate of 7.5%.

     The Company had other notes with certain officers and shareholders that were due on demand and carried interest rates ranging from 6% to 9%. During 1996, the remaining principal was paid by the officers and

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES shareholders. The balance outstanding at December 31, 1996 of $163,489 related to outstanding interest which was collected in 1997.

6.  FIXED ASSETS

     Fixed assets consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
DESCRIPTION                                                      1996          1997
-----------                                                   -----------   -----------
Office furniture and equipment..............................  $ 4,493,473   $ 8,351,180
Leased equipment............................................      119,825     1,179,376
Leasehold improvements......................................    2,160,910     3,047,287
                                                              -----------   -----------
                                                                6,774,208    12,577,843
Less accumulated depreciation and amortization..............   (3,036,244)   (3,950,879)
                                                              -----------   -----------
                                                              $ 3,737,964   $ 8,626,964
                                                              ===========   ===========

     Depreciation and amortization of fixed assets totaled approximately $390,000, $463,000 and $1,114,000 in 1995, 1996 and 1997, respectively.
Amortization expense related to capital leases is included in depreciation and amortization in the consolidated statements of operations.

7.  DEFERRED LEASEHOLD INCENTIVES

     During 1997, EyeCare One Corp. was requested by a lessor to move its location within a particular mall. The lessor made a payment of $220,000 to EyeCare One Corp. as an incentive. EyeCare One Corp. offset the remaining unamortized balance ($85,222) of leasehold improvements at the abandoned location against the amount received and will amortize the excess ($134,778) against rent expense over the remaining term of the lease. The amortization in 1997 was $6,739.

     During 1996, EyeCare One Corp. was requested by a different lessor to move its location within a particular mall. The lessor made a payment of $175,000 to EyeCare One Corp. as an incentive. EyeCare One Corp. offset the remaining unamortized balance ($79,317) of leasehold improvements at the abandoned location against the amount received and will amortize the excess ($95,683) against rent expense over the remaining term of the lease. The amortization in 1996 and 1997 was $4,784 and $9,568, respectively.

8.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Unsecured notes payable to a stockholder, interest and
  principal due on January 1, 1998, with interest at 8.5%
  per annum. The notes were repaid in 1997..................  $  700,000   $        --
Notes payable under $300,000 line of credit, due on demand,
  bearing interest at prime plus 1% (9.25% at December 31,
  1996). Interest due monthly. The notes were collateralized
  by accounts receivable and were repaid in 1997............     252,124            --
Unsecured note payable to a stockholder, due on demand, with interest at 9% per annum. Interest due monthly. The note
  was repaid in 1997........................................     293,262            --

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Unsecured note payable to a stockholder with interest at 8%
  per annum. Interest and principal due upon completion of
  an initial public offering The note was repaid in 1997....   3,000,000            --
Unsecured notes payable to stockholders, interest at 8%.
  Principal and interest due the earlier of 15 business days after closing of an initial public offering or March 1,
  1998. The notes were repaid in 1997.......................   1,924,959            --
10% senior subordinated note, interest due semiannually at
  an effective rate of 13.5%. The note is unsecured and
  matures on the earlier of a first liquidity event (initial public offering) or December 19, 1999. The note was repaid
  in 1997...................................................   1,125,000            --
Note payable under a $37 million credit facility, due on the earlier of May 4, 1998 or upon completion of an offering,
  bearing interest at a rate equal to the three-month London
  Interbank Offered Rate plus 4.0% (9.8% at December 31,
  1997). The note is collateralized by substantially all
  assets of the Company. The note was refinanced with a bank
  in 1998 (Note 15).........................................          --   $24,422,807
Note payable, due April 1, 2000, with interest due monthly
  at prime less .25% (8.25% at December 31, 1996 and 1997).
  The note is collateralized by certain assets of the
  Company and is guaranteed to the extent of $500,000 by
  certain of the Company's shareholders.....................   1,352,000     1,400,182
Notes payable due in monthly installments through 2001, with interest rates ranging from 8% to 10% per annum. The notes
  are collateralized by certain equipment...................     323,878       261,635
                                                              ----------   -----------
                                                               8,971,223    26,084,624
Less current portion........................................     (48,249)     (104,371)
                                                              ----------   -----------
                                                              $8,922,974   $25,980,253
                                                              ==========   ===========

     As of December 31, 1997, the aggregate principal maturities of long-term debt, giving effect to the refinancing on January 30, 1998 (Note 15), are as follows:

1998........................................................  $   104,371
1999........................................................       84,771
2000........................................................    3,888,129
2001........................................................    2,469,108
2002........................................................    2,442,281
Thereafter..................................................   17,095,964
                                                              -----------
                                                              $26,084,624
                                                              ===========

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

9.  CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under noncancelable capital leases (with an initial or remaining term in excess of one year). Future minimum lease commitments are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1998......................................................  $  570,855
  1999......................................................     525,871
  2000......................................................     270,694
  2001......................................................       6,830
  2002......................................................          --
                                                              ----------
Total minimum lease payments................................   1,374,250
Less amount representing interest...........................     175,316
                                                              ----------
Present value of minimum lease payments (including current
  portion of $566,084)......................................  $1,198,934
                                                              ==========

10.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company leases its headquarters, store locations and certain office equipment under noncancelable operating lease arrangements which expire at various dates, most with options for renewal. Certain locations are leased from stockholders of the Managed Professional Associations. As of December 31, 1997, future minimum lease payments under noncancelable operating leases with original terms of more than one year are as follows:

1998........................................................  $ 3,055,000
1999........................................................    2,885,000
2000........................................................    2,435,000
2001........................................................    2,210,000
2002........................................................    2,074,000
Thereafter..................................................   10,092,000
                                                              -----------
          Total.............................................  $22,751,000
                                                              ===========

     Rent expense in 1995, 1996 and 1997 was approximately $984,000, $1,185,000 and $3,343,000, respectively. Rent expense related to locations leased from stockholders of the Managed Professional Associations was approximately $53,000 and $1,284,000 during 1996 and 1997, respectively. Rent expense paid to an officer/shareholder by EyeCare One was approximately $291,000, $331,000 and $276,000 in 1995, 1996 and 1997, respectively.

MALPRACTICE

     The Company and the Managed Professional Associations are insured with respect to medical malpractice risks primarily on a claims-made basis. Management is not aware of any reported claims pending against the Company or a Managed Professional Association.

     Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying Supplemental Consolidated Financial Statements.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

OTHER

     Laws and regulations governing the Medicare, Medicaid and other programs are complex and subject to interpretation. In the opinion of management, the Company and its Managed Professional Associations are in compliance with all applicable laws and regulations. The Company is not aware of any pending or threatened investigations involving allegations of potential wrongdoing at the Company or any of its Managed Professional Associations. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other programs.

11.  STOCKHOLDERS' EQUITY -- STATUTORY REQUIREMENTS

     Dividends paid by VIPA are restricted by regulations of the Officer of the Commissioner of Insurance (OCI). The payment of cash dividends is limited to available stockholders' equity derived from realized net profits. Based upon the regulatory formula, no amount is available for dividends in 1997 without regulatory approval.

     VIPA is subject to regulation by the OCI, which requires, among other matters, the maintenance of a minimum shareholders' equity. At December 31, 1997, $128,747 of available letters of credit were outstanding to satisfy VIPA's minimum shareholders' equity requirements.

12.  INCOME TAXES

     Vision Twenty-One did not have a current or deferred tax provision or benefit for the years ended December 31, 1995, 1996 and 1997 due to its net losses.

     At December 31, 1996 and 1997, Vision Twenty-One had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by income tax/reporting purposes. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of Vision Twenty-One's deferred tax assets and liabilities as of December 31 are as follows:

                                                                    DEFERRED TAX
                                                                 ASSET (LIABILITY)
                                                              ------------------------
                                                                    DECEMBER 31,
                                                              ------------------------
TEMPORARY DIFFERENCES/CARRYFORWARDS                              1996         1997
-----------------------------------                           ----------   -----------
Net operating losses........................................  $1,736,000   $ 1,586,000
Accrual to cash conversions.................................     470,000            --
Book: tax differences in leases.............................          --       228,000
Other.......................................................     220,000       149,000
Valuation allowance.........................................    (958,000)      (81,000)
                                                              ----------   -----------
          Total deferred tax assets.........................   1,468,000     1,882,000
                                                              ----------   -----------
Identifiable intangible assets not deductible for tax
  purposes..................................................  (1,190,000)   (5,705,000)
Accrual to cash conversions.................................          --       (37,000)
Difference in book: tax amortization........................          --       (98,000)
Other deferred tax liabilities..............................    (278,000)     (271,000)
                                                              ----------   -----------
          Total deferred tax liabilities....................   1,468,000     6,111,000
                                                              ----------   -----------
Net deferred taxes..........................................  $       --   $(4,229,000)
                                                              ==========   ===========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES realized. After consideration of all the evidence, both positive and negative, management has determined that a $81,000 valuation allowance at December 31, 1997 is necessary to reduce the deferred tax asset to the amount that will more likely than not be realized. The decrease in the valuation allowance for 1997 is $877,000.

     Income taxes are different from the amount computed by applying the United States statutory rate to income (loss) before income taxes for the following reasons:

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                       1995         1996         1997
                                                     ---------   -----------   ---------
Income tax expense (benefit) at the statutory
  rate.............................................  $(277,377)  $(1,920,037)  $  27,166
Permanent differences..............................     78,078         7,888     101,139
Effect of purchase price allocation................         --            --     877,000
S-Corporation (income) loss........................    108,575       763,564    (198,243)
State taxes, net of federal benefit................     (9,686)     (122,628)     (7,467)
Other..............................................                               77,405
Change in valuation allowance......................    100,410     1,271,213    (877,000)
                                                     ---------   -----------   ---------
Income taxes.......................................  $      --   $        --   $      --
                                                     =========   ===========   =========

     Vision Twenty-One has net operating loss carryforwards of approximately $4,215,000 at December 31, 1997 that expire in various amounts from 2009 to 2012. These net operating loss carryforwards will be subject to the "ownership change" rules of Section 382 of the Internal Revenue Code of 1986 and, as a result, the future use of these losses may be limited.

     No supplemental pro forma provision for income tax expense has been included in the accompanying supplemental consolidated financial statements because the amount would not have a material effect on the Company's financial position at December 31, 1997 or its results of operations for the year ended December 31, 1997.

13.  STOCKHOLDERS' EQUITY

PUBLIC OFFERINGS

     During 1997, the Company completed its initial public offering and a second offering (collectively referred to as the Offerings) of 2,100,000 and 2,300,000 shares of Common Stock, respectively. The Offerings resulted in gross proceeds of $42,850,000 and net proceeds to the Company, net of underwriters' discounts and other offering expenses, of approximately $37,623,000. The net proceeds of the offerings were used to repay outstanding indebtedness, finance the Block Vision acquisition and for other general corporate uses. In connection with the early extinguishment of certain indebtedness repaid from the net proceeds of the initial public offering, the Company incurred an extraordinary charge of $323,346 during the year ended December 31, 1997.

STOCK OPTION PLANS

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, two stock option plans: the Stock Incentive Plan (the Incentive Plan) and the Affiliated Professionals Stock Plan (the Professionals Plan and together with the Incentive Plan, the Plans). The purpose of the Plans is to provide directors, officers, key employees, advisors and professionals employed by the Managed Professional Associations with additional incentives increasing their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's common stock. The aggregate number of shares of common stock reserved for issuance related to the Incentive Plan and the Professionals Plan is 1,000,000 shares and 600,000 shares, respectively. Compensation expense under SFAS No. 123 for the options issued to

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES nonemployees was immaterial for the year ended December 31, 1996 and approximately $125,000 for the year ended December 31, 1997. The options vest over three to four-year periods.

     Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rates of 6.00% and 6.06%; a dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on industry trends of .645 and .605; and a weighted-average expected life of the options of 3 years. In addition, for pro forma purposes, the estimated fair value of the options is amortized to expense over the options' vesting period. Based on these assumptions, the pro forma net loss and basic and diluted net loss per common share for the year ended December 31, 1996 and 1997 would be approximately $(5,762,000) and $(1.45) and $(387,000) and $(0.05), respectively.

     A summary of the Company's stock option activity and related information is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                           1996                 1997
                                                    ------------------   ------------------
                                                              WEIGHTED             WEIGHTED
                                                              AVERAGE              AVERAGE
                                                              EXERCISE             EXERCISE
                                                    OPTIONS    PRICE     OPTIONS    PRICE
                                                    -------   --------   -------   --------
Outstanding -- beginning of the year..............       --       --     562,000    $ 4.48
  Granted.........................................  562,000    $4.48     381,465    $10.33
  Exercised.......................................                          (888)   $ 3.11
  Forfeited.......................................                        (1,778)   $ 3.11
                                                    -------    -----     -------    ------
Outstanding -- end of year........................  562,000    $4.48     940,779    $ 6.90
                                                    =======    =====     =======    ======
Exercisable at end of year........................       --       --     107,999    $ 3.21
                                                    =======    =====     =======    ======
Weighted-average fair value of options granted
  during the year.................................  $  1.91              $  4.90
                                                    =======              =======

     Exercise prices for options outstanding as of December 31, 1997 ranged from $3.11 to $13.20. The weighted-average remaining contractual life of those options is approximately 9 years.

STOCK COMPENSATION

     In May 1996, the Company granted 144,705 shares of common stock to a consultant as compensation for prior service (the Grant). In October 1996, the Company entered into advisory and services agreements (the Agreements) with the consultant and its chief medical officer whereby they would be entitled to 233,760 shares of common stock as compensation over the term of the Agreements. The Company recorded issuance of the common stock at its fair value on the dates of the Agreements and Grant. The expense is recognized in 1996 for the Grant and over the related terms for the Agreements. For the year ended December 31, 1996, the Company recognized expense of approximately $401,000 and $132,000, related to the Grant and Agreements, respectively. For the year ended December 31, 1997, the Company amortized approximately $108,000 of deferred compensation under the Agreements. Such amount was capitalized and included in acquisition costs.

WARRANTS

     From time to time, the Company has issued detachable stock purchase warrants ("warrants"). Each warrant enables the holder to purchase one share of the Company's Common Stock. The warrants generally are issued in connection with debt financings or as advisory fees. Certain of the warrants are sold and others are issued for no consideration. Warrants issued for no consideration are recorded at their fair value at the time of issuance. Fair value is determined by the Company in consultation with its investment bankers based on

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES certain facts and circumstances at the time of issuance. A summary of warrants outstanding at December 31, 1997 is as follows:

                                                             EXERCISE
NUMBER OF                                                      PRICE
WARRANTS         GRANT DATE           EXPIRATION DATE        PER SHARE
---------  ----------------------  ----------------------  -------------
  200,000  December 1996           December 2003                   $6.00
  333,333  February 1997           December 2003                   $6.00
  210,000  August 1997             August 2002                    $10.00
   35,000  October 1997            October 2002            $13.25-$13.63
   50,000  November 1997           November 2002                  $11.50
  100,722  November-December 1997  November-December 2002   $8.25-$12.38

OTHER

     On June 6, 1997, the Company's Board of Directors approved a l-for-1.5 reverse stock split pursuant to the Company's initial public offering of common stock. All share and per share amounts in the accompanying Supplemental Consolidated Financial Statements have been restated to retroactively reflect the reverse split.

14.  EARNINGS (LOSS) PER SHARE

     The following table sets forth the computation of basic and diluted loss per share for income (loss) from continuing operations:

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                       1995         1996          1997
                                                    ----------   -----------   ----------
Numerator:
  Numerator for basic and diluted earnings (loss)
  per share-income (loss) available to common
  stockholders....................................  $ (815,817)  $(5,647,170)  $  406,222
Denominator:
  Denominator for basic earnings (loss) per share-
  weighted average shares.........................   3,434,682     3,977,537    7,975,671
                                                    ----------   -----------   ----------
Effect of dilutive securities:
  Stock options...................................          --            --      215,164
  Warrants........................................          --            --      246,551
  Nonvested stock.................................          --            --      134,349
                                                    ----------   -----------   ----------
Dilutive potential common shares..................          --            --      596,064
                                                    ----------   -----------   ----------
Denominator for diluted earnings (loss) per share-
  adjusted weighted-average shares and assumed
  conversions.....................................   3,434,682     3,977,537    8,571,735
                                                    ==========   ===========   ==========
Basic earnings (loss) per common share............  $    (0.24)  $     (1.42)  $     0.05
                                                    ==========   ===========   ==========
Diluted earnings (loss) per common share..........  $    (0.24)  $     (1.42)  $     0.05
                                                    ==========   ===========   ==========

     Options and warrants to purchase approximately 186,000 shares of common stock were outstanding at December 31, 1997, but were not included in the computation of diluted loss per share because the exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive. The Company has issued contingent stock consideration which would entitle the stockholders of Block Vision and certain Managed Professional Associations to receive approximately 416,000 of additional

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES shares of Common Stock. The additional shares were not included in the computation of basic and diluted earnings per share for 1997 since certain financial goals were not attained as of December 31, 1997.

15.  SUBSEQUENT EVENTS

     On January 30, 1998, the Company entered into a $50 million credit facility with a bank. The interest rate on the credit facility is, at the option of the Company, either (i) the London Interbank Offered Rate plus an applicable margin rate, (ii) the greater of (a) the Agent's prime commercial rate or (b) the "federal funds" rate plus 0.5%, or (iii) a fixed rate loan as determined by the Agent at each time of borrowing. The loan will be due on January 30, 2003. Principal repayments will commence March 31, 2000. The loan will be collateralized by substantially all assets of the Company. The credit facility contains negative and affirmative covenants and agreements which place restrictions on the Company regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as requiring the maintenance of certain financial ratios.

     On March 10, 1998, the Company repurchased approximately 168,000 shares of its Common Stock from LaserSight, Incorporated for approximately $1,548,000.

16.  OTHER TRANSACTIONS (UNAUDITED)

     Through April 27, 1998, the Company acquired six eye care practices, one managed care company and one optical company and has also entered into binding letters of intent to acquire two eye care practices. The fair value of the net assets and business management agreements associated with these entities is expected to approximate $19.7 million (subject to certain adjustments), and will be paid through the issuance of approximately 808,000 shares of the Company's common stock and approximately $11.5 million in cash from the Company's $50 million credit facility.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Vision Twenty-One, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Vision Twenty-One, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision Twenty-One, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Tampa, Florida
March 11, 1998

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $    67,353   $  3,871,864
  Accounts receivable due from:
     Buying group members, net of allowances for doubtful
      accounts of $33,000 at December 31, 1997..............           --      5,427,592
     Patients, net of allowances for uncollectible accounts
      and contractual adjustments of $685,000 and $3,438,000
      at December 31, 1996 and 1997, respectively...........    1,544,316      5,387,381
     Managed Professional Associations......................      424,271      4,950,067
     Managed health benefits payors.........................           --      1,276,790
     Other..................................................      185,263        146,436
  Prepaid expenses and other current assets.................      192,789      1,819,475
                                                              -----------   ------------
          Total current assets..............................    2,413,992     22,879,605
Fixed assets, net...........................................    1,941,359      6,503,719
Intangible assets, net of accumulated amortization of
  $29,125 and $1,127,334 at December 31, 1996 and 1997,
  respectively..............................................   11,022,396     84,143,508
Deferred offering costs.....................................      287,792             --
Deferred tax asset..........................................    1,468,000      1,882,000
Other assets................................................       46,792      1,149,559
                                                              -----------   ------------
          Total assets......................................  $17,180,231   $116,558,391
                                                              ===========   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   529,427   $  5,015,668
  Accrued expenses..........................................      946,519      1,917,028
  Medical claims payable....................................    1,793,861      3,545,195
  Accrued compensation......................................      546,740      1,381,497
  Accrued acquisition and offering costs....................    1,362,012      1,045,905
  Due to Managed Professional Associations..................           --      1,938,309
  Due to selling shareholders...............................           --      2,811,809
  Current portion of long-term debt.........................       48,249        104,371
  Current portion of obligations under capital leases.......       43,849        566,084
                                                              -----------   ------------
          Total current liabilities.........................    5,270,657     18,325,866
Deferred rent payable.......................................      263,006        261,117
Obligations under capital leases............................       71,870        632,850
Long-term debt, less current portion ($5,983,098 to related
  parties in 1996)..........................................    7,570,974     24,580,071
Deferred income taxes.......................................    1,468,000      6,111,000
Stockholders' equity:
  Preferred stock, $.001 par value; 10,000,000 shares
     authorized; no shares issued...........................           --             --
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 3,715,625 (1996) and 12,420,086 (1997)
     shares issued and outstanding..........................        3,716         12,421
  Additional paid-in capital................................    4,736,361     75,158,995
  Common stock to be issued (1,491,397 shares in 1996)......    5,905,965             --
  Deferred compensation.....................................     (517,035)      (408,735)
  Accumulated deficit.......................................   (7,593,283)    (8,115,194)
                                                              -----------   ------------
          Total stockholders' equity........................    2,535,724     66,647,487
                                                              -----------   ------------
          Total liabilities and stockholders' equity........  $17,180,231   $116,558,391
                                                              ===========   ============

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Revenues:
  Practice management fees ($423,890, and $479,004 from
     a related party in 1995 and 1996, respectively)....  $   423,890   $ 1,942,843   $30,951,922
  Managed care..........................................    2,446,010     7,315,196    17,446,107
  Buying group..........................................           --            --     7,260,797
  Other revenue.........................................      211,746       305,654       607,953
                                                          -----------   -----------   -----------
                                                            3,081,646     9,563,693    56,266,779
Operating expenses:
  Practice management expenses..........................           --     1,244,173    25,294,565
  Medical claims........................................    2,934,180     9,128,659    13,831,360
  Buying group..........................................           --            --     6,882,199
  Salaries, wages and benefits..........................      903,966     1,889,395     5,025,105
  Business development..................................           --     1,926,895            --
  General and administrative............................      443,374     1,208,678     2,515,257
  Depreciation and amortization.........................       18,005       126,046     1,803,991
                                                          -----------   -----------   -----------
                                                            4,299,525    15,523,846    55,352,477
                                                          -----------   -----------   -----------
Income (loss) from operations...........................   (1,217,879)   (5,960,153)      914,302
Amortization of loan fees...............................           --            --       178,677
Interest expense........................................        8,557       159,484       934,190
                                                          -----------   -----------   -----------
Loss before income taxes................................   (1,226,436)   (6,119,637)     (198,565)
Income taxes............................................           --            --            --
                                                          -----------   -----------   -----------
Loss before extraordinary charge........................   (1,226,436)   (6,119,637)     (198,565)
Extraordinary charge -- early extinguishment of debt....           --            --       323,346
                                                          -----------   -----------   -----------
Net loss................................................  $(1,226,436)  $(6,119,637)  $  (521,911)
                                                          ===========   ===========   ===========
Basic and diluted loss per common share:
  Loss before extraordinary charge......................  $     (0.53)  $     (2.13)  $     (0.03)
  Extraordinary charge..................................           --            --         (0.05)
                                                          ===========   ===========   ===========
Net loss per common share...............................  $     (0.53)  $     (2.13)  $     (0.08)
                                                          ===========   ===========   ===========

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           COMMON
                                        COMMON STOCK       ADDITIONAL       STOCK                                       TOTAL
                                    --------------------     PAID-IN        TO BE        DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                      SHARES     AMOUNT      CAPITAL       ISSUED      COMPENSATION     DEFICIT        EQUITY
                                    ----------   -------   -----------   -----------   ------------   -----------   -------------
Balance at December 31, 1995......   2,324,876   $ 2,325   $    32,271   $        --    $      --     $(1,473,646)   $(1,439,050)
  Sale of common stock............     360,442       360       999,640            --           --              --      1,000,000
  Issuance of shares of common
    stock for 1996 Acquisitions
    consummated effective December
    1, 1996.......................     651,842       652     2,580,645            --           --              --      2,581,297
  1,491,397 shares of common stock
    to be issued in 1997 for 1996
    Acquisitions consummated
    effective December 1, 1996....          --        --            --     5,905,965           --              --      5,905,965
  Issuance of detachable stock
    purchase warrants.............          --        --       125,000            --           --              --        125,000
  Issuance of shares of common
    stock for prior service.......     144,705       145       401,410            --           --              --        401,555
  Issuance of shares of common
    stock for advisory
    agreement.....................     125,627       126       348,488            --     (348,614)             --             --
  Issuance of shares of common
    stock for services
    agreement.....................     108,133       108       299,960            --     (180,041)             --        120,027
  Amortization of deferred
    compensation..................          --        --            --            --       11,620              --         11,620
  Net loss........................          --        --            --            --           --      (6,119,637)    (6,119,637)
  Capital distribution............          --        --       (51,053)           --           --              --        (51,053)
                                    ----------   -------   -----------   -----------    ---------     -----------    -----------
Balance at December 31, 1996......   3,715,625     3,716     4,736,361     5,905,965     (517,035)     (7,593,283)     2,535,724
  Initial and second public
    offering of common shares.....   4,400,000     4,400    37,618,793            --           --              --     37,623,193
  Issuance of shares of common
    stock for business
    combinations..................   4,298,740     4,299    31,826,620    (5,905,965)          --              --     25,924,954
  Issuance of detachable stock
    purchase warrants.............          --        --       301,500            --           --              --        301,500
  Sale of detachable stock
    purchase warrants.............          --        --       548,021            --           --              --        548,021
  Compensatory stock options
    accounted for under SFAS
    123...........................          --        --       124,949            --           --              --        124,949
  Exercise of warrants and
    options.......................       5,721         6         2,751            --           --              --          2,757
  Amortization of deferred
    compensation..................          --        --            --            --      108,300              --        108,300
  Net loss........................          --        --            --            --           --        (521,911)      (521,911)
                                    ==========   =======   ===========   ===========    =========     ===========    ===========
Balance at December 31, 1997......  12,420,086   $12,421   $75,158,995   $        --    $(408,735)    $(8,115,194)   $66,647,487
                                    ==========   =======   ===========   ===========    =========     ===========    ===========

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1995          1996           1997
                                                              -----------   -----------   ------------
OPERATING ACTIVITIES
Net loss....................................................  $(1,226,436)  $(6,119,637)  $   (521,911)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Extraordinary charge -- early extinguishment of debt......           --            --        323,346
  Depreciation and amortization.............................       18,005       126,046      1,803,991
  Amortization of loan fees.................................           --            --        178,677
  Noncash compensation expense..............................           --       521,582        124,949
  Amortization of deferred compensation.....................           --        11,620             --
  Interest accretion........................................           --            --         50,260
  Changes in operating assets and liabilities, net of
    effects from business combinations:
    Accounts receivable, net................................           --      (483,591)    (5,497,996)
    Prepaid expenses and other current assets...............          516       (22,766)        (8,144)
    Other assets............................................           --       (32,984)      (521,371)
    Accounts payable........................................       87,141       429,496     (2,739,310)
    Accrued expenses........................................          614       119,955        543,963
    Accrued acquisition and offering costs..................           --       522,963       (522,963)
    Accrued compensation....................................       43,138        48,342        834,759
    Deferred rent payable...................................           --            --         (1,889)
    Medical claims payable..................................      928,602       737,720       (562,064)
    Due to Managed Professional Associations................       10,184       (27,741)     1,938,309
                                                              -----------   -----------   ------------
Net cash used in operating activities.......................     (138,236)   (4,168,995)    (4,577,394)
INVESTING ACTIVITIES
Purchases of furniture and equipment........................      (68,138)     (443,577)    (1,145,359)
Payments for acquisitions, net of cash acquired.............           --            --    (35,431,807)
Payments for capitalized acquisition costs..................      (20,240)   (1,138,829)    (6,170,767)
Other.......................................................           --            --       (394,603)
                                                              -----------   -----------   ------------
Net cash used in investing activities.......................      (88,378)   (1,582,406)   (43,142,536)
FINANCING ACTIVITIES
Net proceeds from sale of common stock......................                    750,000     42,850,000
Payments for offering costs.................................           --            --     (4,385,413)
Proceeds from long term debt................................      310,413     4,950,000     33,093,307
Payments on long term debt..................................      (32,694)      (56,729)   (19,866,349)
Net proceeds from line of credit............................           --       184,264             --
Proceeds from credit facility...............................           --            --      4,874,000
Payments on credit facility.................................           --            --     (4,874,000)
Payments for financing fees.................................           --            --       (717,882)
Sale of detachable stock purchase warrants and exercise of
  options...................................................           --            --        550,778
Capital distribution........................................      (21,914)      (51,053)            --
                                                              -----------   -----------   ------------
Net cash provided by financing activities...................      255,805     5,776,482     51,524,441
                                                              -----------   -----------   ------------
Increase in cash and cash equivalents.......................       29,191        25,081      3,804,511
Cash and cash equivalents at beginning of year..............       13,081        42,272         67,353
                                                              -----------   -----------   ------------
Cash and cash equivalents at end of year....................  $    42,272   $    67,353   $  3,871,864
                                                              ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $     9,000   $    17,000   $    903,000
                                                              ===========   ===========   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Common stock issued upon conversion of a note payable.......  $        --   $   250,000   $         --
                                                              ===========   ===========   ============
Issuance of detachable stock purchase warrants..............  $        --   $   125,000   $    301,500
                                                              ===========   ===========   ============
Assets purchased under capital leases.......................  $        --   $        --   $     41,000
                                                              ===========   ===========   ============

     See Note 2 regarding affiliations with practices financed through the issuance of common stock and notes payable.

                            See accompanying notes.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. DESCRIPTION OF BUSINESS

     Vision Twenty-One, Inc. and Subsidiaries (Vision Twenty-One or the Company) is a Florida corporation formed in May 1996 as a holding company. The Company's principal subsidiaries include Vision 21 Physician Practice Management Company
(MSO) and Vision 21 Managed Eyecare of Tampa Bay, Inc. (MCO). The MSO provides business management services for eye care professionals and related businesses. The MCO is a managed care organization which contracts with third-party health benefits payors to provide eye care services through a network of associated optometry and ophthalmology practices, retail optical companies and ambulatory surgical centers. Most of the managed care contracts are for one-year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Revenues from one payor constituted approximately 94%, 79% and 31% of managed care revenues and 75%, 60% and 10% of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

     Vision Twenty-One was formed to be a holding company to own the MSO and MCO. The MSO and MCO were owned in identical proportions by two executive officers and a member of the Board of Directors of the Company. During 1996, the Company acquired the MSO and MCO through an exchange of 2,685,318 shares of Common Stock for all of the outstanding shares of the MSO and MCO. There was no other consideration paid by the Company. This transaction was accounted for as a reorganization of companies under common control in a manner similar to that used in a pooling of interests transaction. As a result, the accompanying financial statements have been prepared to reflect the accounts of the Company as if the reorganization had occurred as of the beginning of the earliest period presented.

     In 1997, significant business acquisitions include BBG-COA, Inc., MEC Health Care, Inc. and LSI Acquisition, Inc., now subsidiaries of the Company (see Note 4).

2. AFFILIATIONS WITH MANAGED PROFESSIONAL ASSOCIATIONS

     As part of its business strategy, the Company acquires substantially all of the assets and assumes certain liabilities of ophthalmology and optometry practices (Managed Professional Associations). In connection with these acquisitions, the Company enters into business management agreements (Management Agreements) with the Managed Professional Associations and the Managed Professional Associations stockholders.

     Effective December 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of 10 ophthalmology and optometry practices located in Minnesota, Arizona and Florida. In conjunction with these acquisitions, the Company entered into Management Agreements with the Managed Professional Associations and the Managed Professional Associations' stockholders (collectively referred to as the 1996 Acquisitions).

     In connection with the 1996 Acquisitions, Vision Twenty-One issued 651,842 shares of Common Stock in 1996 and 1,491,397 shares of Common Stock in 1997 and issued long-term notes payable to stockholders of approximately $1,925,000. The shares which were issued in 1997 were reported as Common Stock to be issued as of December 31, 1996. All 2,143,239 shares of Common Stock were valued at $3.96 per share based on an independent valuation.

     During 1996, the Company incurred approximately $1,710,000 of acquisition costs which were capitalized and allocated to the assets acquired and Management Agreements entered into, including approximately $839,000 which is included in accrued acquisition and offering costs in the accompanying consolidated balance sheets at December 31, 1996.

     During 1997, the Company acquired substantially all of the assets and assumed certain liabilities of 11 ophthalmology and optometry practices, a managed care company, a medical consulting company and an ambulatory surgical center. In conjunction with these acquisitions, the Company entered into various

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

Management Agreements with the Managed Professional Associations and the Managed Professional Associations' stockholders (collectively referred to as the 1997 Acquisitions). In connection with the 1997 Acquisitions, the Company holds in escrow approximately 196,000 shares of Common Stock valued at approximately $1,887,000, and $395,000 in cash. Such shares and cash held in escrow, along with additional contingent consideration of approximately $426,000 in cash and approximately $244,000 in shares of Common Stock, will be due the owners of certain of the eye care practices if certain financial goals are met during the eighteen-month period following the effective date of the transactions (generally at several dates through February 1999). Such financial goals were established to resolve certain differences between the Company and the owners of the eye care practices regarding the purchase price valuations of the respective practices. The contingent consideration which is ultimately issued by the Company if such financial goals are met will be treated as an increase in the purchase price of the assets acquired from the respective practices. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

     In connection with the 1997 Acquisitions, the Company paid cash of approximately $4,152,000, issued 1,480,122 shares of Common Stock valued at approximately $13,151,000 and $2,812,000 due to selling shareholders. The shares of Common Stock were valued from $8.22 to $13.20 per share.

     During 1997, the owners of an ophthalmology practice included within the 1996 Acquisitions met certain financial goals which were established to resolve differences between the owners and the Company regarding the purchase price valuations of the practice. The Company issued to the owners of the ophthalmology practice 56,356 shares valued at approximately $223,000, which were previously held in escrow as contingent consideration for this 1996 Acquisition. The Company accounted for the additional consideration issued as an increase in the purchase price of the assets acquired from this practice.

     During 1997, the Company incurred approximately $4,911,000 of acquisition costs which were capitalized and allocated to the assets acquired and Management Agreements entered into, including approximately $462,000 which is included in accrued acquisition and offering costs in the accompanying consolidated balance sheets at December 31, 1997.

     The 1996 and 1997 Acquisitions were accounted for by recording the assets and liabilities at fair value and allocating the remaining cost to the related Management Agreements. The Management Agreements are being amortized on a straight-line method over 25 years. Under the Management Agreements, the Company provides management, marketing and administrative services to the Managed Professional Associations in return for a management fee. The Management Agreements have 40-year terms and are cancelable only for breach of its provisions or insolvency. The Managed Professional Associations employ ophthalmologists and optometrists and provide all eye care services to patients.

     As part of the purchase price allocation, no consideration has been allocated to employment and noncompete agreements between the Company and the Managed Professional Associations' stockholders because the Company believes these agreements have no material value.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. The Company does not own any interests in or control the activities of the Managed Professional Associations. Accordingly, the financial statements of the Managed Professional Associations are not consolidated with those of the Company.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which supersedes Statement of Financial Accounting Standards No. 14. SFAS 131 uses a management approach to report financial and descriptive information about a Company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that total comprehensive income and comprehensive income per share be disclosed and be given equal prominence with net income and earnings per share. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

  Managed Care

     Managed care revenues are derived from monthly capitation payments from managed health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue at contractually agreed-upon rates.

  Practice Management Fees

     Prior to December 1, 1996, practice management fee revenue was earned through contractual arrangements between the Company and several optometry practices under common control. This revenue totaled $423,890 and $479,004 for the years ended December 31, 1995 and 1996, respectively.

     Subsequent to December 1, 1996, practice management fee revenue was earned through management of the Managed Professional Associations under the Management Agreements. This revenue represents reimbursement of practice management expenses incurred by the Company, including depreciation expense of $31,123 and $491,743 for the years ended December 31, 1996 and 1997, respectively. In addition, the Company generally receives a percentage (ranging from 24% to 37%) of the Managed Professional Associations' net earnings before interest, taxes, and shareholder-physician expenses, as determined under the related Management Agreements. For the years ended December 31, 1996 and 1997, this revenue was as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Medical service revenues of Managed Professional
  Associations..............................................  $1,667,025   $36,949,565
Less amounts retained by physician shareholders of Managed
  Professional Associations.................................    (203,186)   (5,997,643)
                                                              ----------   -----------
Management fees under Management Agreements with Managed
  Professional Associations.................................  $1,463,839   $30,951,922
                                                              ==========   ===========

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     Included in net management fees are amounts representing reimbursement of expenses for practice management expenses and a portion of depreciation and amortization. These amounts were $1,275,296 and $25,786,309 for the years ended December 31, 1996 and 1997, respectively.

  Buying Group

     The buying group business provides billing and collection services to suppliers of optical products, whereby providers receive merchandise from suppliers for direct shipment to the providers. The Company pays the supplier and likewise bills the providers for such products. The Company receives a commission of approximately 5% of the total receivables collected. This commission revenue is included in buying group revenue in the accompanying consolidated statements of operations and is recognized upon shipment of merchandise by the suppliers.

  Other Revenues

     Other revenues consist of fees earned through consulting and other contractual arrangements.

MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain managed health benefits payors, the Company is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to the Company and an estimate of provider claims incurred but not reported (IBNR).

     The Company and its actuary estimate the amount of IBNR using standard actuarial methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by the Company.

     Prior to December 1, 1996, certain medical claims were paid to several optometry practices under common control. Expense related to these transactions totaled approximately $299,000, and $249,000 for the years ended December 31, 1995 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents approximates its fair value.

     The fair value of long-term debt approximates its carrying amount based on current rates offered to the Company for debt of similar maturities.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of lease or the estimated useful life of the improvements. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

DEFERRED OFFERING COSTS

     Deferred offering costs consist primarily of costs deferred in connection with the Company's initial public offering. These costs were charged against the offering proceeds when the initial public offering was completed in August 1997.

TRANSACTIONS AND BUSINESS DEVELOPMENT COSTS

     Direct external legal, accounting and other costs associated with successful acquisitions are capitalized as part of the related purchase price allocation. External costs associated with unsuccessful acquisitions, including start-up consulting services (Note 10), are expensed and are shown as business development expense in the accompanying consolidated statements of operations. All internal costs associated with acquisitions are expensed as incurred.

INTANGIBLE ASSETS

     Intangible assets consist of the excess of the purchase price over the fair values of the net assets acquired from the business acquisitions, which is being amortized on a straight-line method over 25 years, and the Management Agreements with the Managed Professional Associations. The Management Agreements have 40-year terms and are being amortized on a straight-line method over 25 years. In evaluating the useful life of a Management Agreement, the Company considers the operating history and other characteristics of each practice. The primary consideration is the degree to which a practice has demonstrated its ability to extend its existence indefinitely. In making this determination, the Company considers (i) the number of physicians recruited into the practice, (ii) the number of staff members including physicians, (iii) the number of locations, and
(iv) the complexity of the procedures being performed, including disease treatment and control.

     Amortization expense with respect to intangible assets was approximately $29,000 and $1,098,000 for the year ended December 31, 1996 and 1997, respectively.

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). In accordance with SFAS 121, the Company reviews the carrying value of its intangible assets at least quarterly on an entity-by-entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the acquired companies' or Managed Professional Associations' market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairments, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to fair value.

CONCENTRATIONS OF CREDIT RISK

     The Company has accounts receivable from patients of the Managed Professional Associations. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Any concentration of credit risk from other payors of the Managed Professional Associations is limited by the number of patients and payors. The Company and the Managed Professional Associations do not require any form of collateral from their patients or third-party payors. The Company does not believe that there are any substantial credit risks associated with receivables due from buying group members or from any of the Managed Professional Associations.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     The Company places cash and cash equivalents with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

NET LOSS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS 128 requirements.

CONTINGENT CONSIDERATION

     As part of its business strategy, the Company enters into various transactions to acquire substantially all of the assets of various eye care practices and enters into business management agreements with the eye care practices. The Company also enters into strategic business acquisitions with other companies from time to time. In connection with certain of the acquisitions, the Company will hold shares of its common stock in escrow as contingent consideration. Such shares of common stock held in escrow are due to the owners of the certain eye care practices or other companies if certain financial goals are met in the future, generally within twelve to eighteen months of the effective date of the acquisition. The financial goals are established on an acquisition by acquisition basis and are generally established to resolve differences between the Company and the applicable eye care practices or other companies regarding the purchase price valuation.

     Depending on the relevant facts and circumstances of each acquisition and the business reason for issuing contingent consideration, the Company accounts for the issuance of common stock held in escrow as either additional purchase consideration or compensation to the owners of the applicable eye care practices or other companies utilizing the provisions of Emerging Issues Task Force Issue No. 95-8 (EITF 95-8). Under EITF 95-8, the factors to be considered in making the aforementioned accounting determination include, but are not limited to, terms of continuing employment, components of the shareholder group, reasons for contingent payment provisions, formulas for determining contingent consideration and other agreements and issues.

COMMON STOCK TO BE ISSUED

     Common stock to be issued represents stock to be issued in connection with certain of the 1996 Acquisitions consummated on December 1, 1996. The stock was issued in January 1997.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25, and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted.

     The Company accounts for any stock-based compensation arrangements not specifically addressed by APB 25 under the fair value provisions of SFAS 123, including options granted to nonemployees and professionals employed by the Managed Professional Associations. The amounts for 1995 and 1996 are

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES immaterial. The pro forma disclosures required by SFAS 123 are provided for all stock-based compensation which are accounted for under APB 25.

INCOME TAXES

     The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and lives that will be in effect when the differences are expected to reverse.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified in order to conform with the 1997 presentation.

4. BUSINESS COMBINATIONS

BBG-COA, INC. ACQUISITION

     During November 1997, the Company acquired all of the outstanding stock of BBG-COA, Inc. and all related subsidiaries and affiliated companies (Block Vision) from Block Vision stockholders. Block Vision provides billing and collection services to suppliers of optical products through its buying group division and provides vision benefit management services to health management organizations, preferred provider organizations and other managed care entities through its managed care division. The purchase price for Block Vision included 458,365 shares of the Company's common stock valued at approximately $6,050,000, cash of approximately $25,651,000 and the assumption of approximately $3,243,000 in long-term debt. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed, subject to the final determination of certain items in connection with the acquisition. The excess of the purchase price over the fair values of the net assets amounted to approximately $34 million and is being amortized on a straight-line method over 25 years. The operating results of Block Vision are included in the Company's consolidated financial statements since November 1, 1997. In connection with the Block Vision acquisition, the Company holds in escrow approximately 220,000 shares of Common Stock. Such shares held in escrow will be due the owners of Block Vision if certain financial goals are met during the twelve-month period ending December 31, 1998. Such financial goals were established to resolve certain differences between the Company and the owners of Block Vision regarding the purchase price valuations of Block Vision. Any shares of Common Stock held in escrow which are ultimately issued by the Company if such financial goals are met will be valued at $13.20 per share and will be treated as an increase in the purchase price of the net assets acquired from Block Vision. Based upon information to date, management of the Company believes that the ultimate issuance of any such shares held in escrow will not have a material adverse effect on the results of operations, financial condition or liquidity of the Company.

ACQUISITION FROM LASERSIGHT, INCORPORATED

     During December 1997, the Company acquired all of the outstanding stock of MEC Health Care, Inc. (MEC) and LSI Acquisition, Inc. (LSIA) from LaserSight, Incorporated. MEC provides vision benefit management services to health maintenance organizations, preferred provider organizations and other managed care entities. LSIA provides practice management services to an ophthalmology practice in New Jersey. The purchase price for MEC and LSIA included 812,500 shares of the Company's common stock valued at $6,500,000 and cash of $6,500,000. The acquisition was accounted for by the purchase method of accounting, with the purchase price allocated to the fair value of the assets acquired and liabilities assumed, subject to the final determination of certain items in connection with the acquisition. The excess of the

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES purchase price over the fair values of the net assets amounted to approximately $13 million and is being amortized on a straight-line method over 25 years. The operating results of MEC and LSIA are included in the Company's consolidated financial statements since December 1, 1997.

     The following unaudited pro forma results of operations for the years ended December 31 assume the acquisitions described above and the affiliations with Managed Professional Associations described in Note 2 had occurred at the beginning of the year prior to their acquisition, and do not purport to be indicative of the results that actually would have occurred if the acquisitions and affiliations had been made as of those dates or of results which may occur in the future.

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        -----------   ------------   ------------
Pro forma information (unaudited):
  Total revenues......................................  $18,983,000   $130,469,000   $138,679,000
                                                        ===========   ============   ============
  Income (loss) before extraordinary charge...........  $   836,000   $ (2,915,000)  $    371,000
                                                        ===========   ============   ============
  Net income (loss)...................................  $   836,000   $ (2,915,000)  $     47,000
                                                        ===========   ============   ============
  Basic and diluted net income (loss) per common
     share............................................  $      0.19   $      (0.45)  $       0.01
                                                        ===========   ============   ============

5. FIXED ASSETS

     Fixed assets consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
DESCRIPTION                                                      1996         1997
-----------                                                   ----------   ----------
Office furniture and equipment..............................  $1,828,855   $5,488,266
Leased equipment............................................     119,825    1,179,376
Leasehold improvements......................................     169,335      724,693
                                                              ----------   ----------
                                                               2,118,015    7,392,335
Less accumulated depreciation and amortization..............    (176,756)    (888,616)
                                                              ----------   ----------
                                                              $1,941,259   $6,503,719
                                                              ==========   ==========

     Depreciation and amortization of fixed assets totaled approximately $18,000, $97,000 and $706,000 in 1995, 1996 and 1997, respectively. Amortization expense related to capital leases is included in depreciation and amortization in the consolidated statements of operations.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Unsecured notes payable to a stockholder, interest and
  principal due on January 1, 1998, with interest at 8.5%
  per annum. The notes were repaid in 1997..................  $  700,000   $        --
Notes payable under $300,000 line of credit, due on demand,
  bearing interest at prime plus 1% (9.25% at December 31,
  1996). Interest due monthly. The notes were collateralized
  by accounts receivable and were repaid in 1997............     252,124            --
Unsecured note payable to a stockholder, due on demand, with interest at 9% per annum. Interest due monthly. The note
  was repaid in 1997........................................     293,262            --
Unsecured note payable to a stockholder with interest at 8%
  per annum. Interest and principal due upon completion of
  an initial public offering. The note was repaid in
  1997......................................................   3,000,000            --
Unsecured notes payable to stockholders, interest at 8%.
  Principal and interest due the earlier of 15 business days after closing of an initial public offering or March 1,
  1998. The notes were repaid in 1997.......................   1,924,959            --
10% senior subordinated note, interest due semiannually at
  an effective rate of 13.5%. The note is unsecured and
  matures on the earlier of a first liquidity event (initial public offering) or December 19, 1999. The note was repaid
  in 1997...................................................   1,125,000            --
Note payable under a $37 million credit facility, due on the earlier of May 4, 1998 or upon completion of an offering,
  bearing interest at a rate equal to the three-month London
  Interbank Offered Rate plus 4.0% (9.8% at December 31,
  1997). The note is collateralized by substantially all
  assets of the Company. The note was refinanced with a bank
  in 1998 (Note 12).........................................          --    24,422,807
Notes payable due in monthly installments through 2001, with interest rates ranging from 8% to 10% per annum. The notes
  are collateralized by certain equipment...................     323,878       261,635
                                                              ----------   -----------
                                                               7,619,223    24,684,442
Less current portion........................................     (48,249)     (104,371)
                                                              ----------   -----------
                                                              $7,570,974   $24,580,071
                                                              ==========   ===========

     As of December 31, 1997, the aggregate principal maturities of long-term debt, giving effect to the refinancing on January 30, 1998 (Note 12), are as follows:

1998........................................................  $   104,371
1999........................................................       84,771
2000........................................................    2,487,947
2001........................................................    2,469,108
2002........................................................    2,442,281
Thereafter..................................................   17,095,964
                                                              -----------
                                                              $24,684,442
                                                              ===========

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

7. CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under noncancelable capital leases (with an initial or remaining term in excess of one year). Future minimum lease commitments are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1998......................................................  $  570,855
  1999......................................................     525,871
  2000......................................................     270,694
  2001......................................................       6,830
  2002......................................................          --
                                                              ----------
Total minimum lease payments................................   1,374,250
Less amount representing interest...........................     175,316
                                                              ----------
Present value of minimum lease payments (including current
  portion of $566,084)......................................  $1,198,934
                                                              ==========

8. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company leases its headquarters, store locations and certain office equipment under noncancelable operating lease arrangements which expire at various dates, most with options for renewal. Certain locations are leased from stockholders of the Managed Professional Associations. As of December 31, 1997, future minimum lease payments under noncancelable operating leases with original terms of more than one year are as follows:

1998........................................................  $ 2,018,000
1999........................................................    1,824,000
2000........................................................    1,650,000
2001........................................................    1,535,000
2002........................................................    1,416,000
Thereafter..................................................    7,592,000
                                                              -----------
          Total.............................................  $16,035,000
                                                              ===========

     Rent expense in 1995, 1996 and 1997 was approximately $76,000, $280,000 and $2,442,000, respectively. Rent expense related to locations leased from stockholders of the Managed Professional Associations was approximately $53,000 and $1,284,000 during 1996 and 1997, respectively.

MALPRACTICE

     The Company and the Managed Professional Associations are insured with respect to medical malpractice risks primarily on a claims-made basis. Management is not aware of any reported claims pending against the Company or a Managed Professional Association.

     Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying consolidated financial statements.

OTHER

     Laws and regulations governing the Medicare, Medicaid and other programs are complex and subject to interpretation. In the opinion of management, the Company and its Managed Professional Associations are in compliance with all applicable laws and regulations. The Company is not aware of any pending or threatened

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES investigations involving allegations of potential wrongdoing at the Company or any of its Managed Professional Associations. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other programs.

9. INCOME TAXES

     The Company did not have a current or deferred tax provision or benefit for the years ended December 31, 1995, 1996 and 1997 due to its net losses.

     At December 31, 1996 and 1997, the Company had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by income tax reporting purposes. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                    DEFERRED TAX
                                                                  ASSET (LIABILITY)
                                                              -------------------------
                                                                    DECEMBER 31,
                                                              -------------------------
TEMPORARY DIFFERENCES/CARRYFORWARDS                              1996          1997
-----------------------------------                           -----------   -----------
Net operating losses........................................  $ 1,736,000   $ 1,586,000
Accrual to cash conversions.................................      470,000            --
Book: tax differences in leases.............................           --       228,000
Other.......................................................      220,000       149,000
Valuation allowance.........................................     (958,000)      (81,000)
                                                              -----------   -----------
          Total deferred tax assets.........................    1,468,000     1,882,000
                                                              -----------   -----------
Identifiable intangible assets not deductible for tax
  purposes..................................................   (1,190,000)   (5,705,000)
Accrual to cash conversions.................................           --       (37,000)
Difference in book: tax amortization........................           --       (98,000)
Other deferred tax liabilities..............................     (278,000)     (271,000)
                                                              -----------   -----------
          Total deferred tax liabilities....................    1,468,000     6,111,000
                                                              -----------   -----------
Net deferred taxes..........................................  $        --   $(4,229,000)
                                                              ===========   ===========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $81,000 valuation allowance at December 31, 1997 is necessary to reduce the deferred tax asset to the amount that will more likely than not be realized. The decrease in the valuation allowance for 1997 is $877,000.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                       1995         1996         1997
                                                     ---------   -----------   ---------
Income tax benefit at the statutory rate...........  $(416,987)  $(2,080,676)  $(171,077)
Permanent differences..............................     78,078         7,888     101,139
Effect of purchase price allocation................         --            --     877,000
S-Corporation (income) loss........................    248,185       924,203          --
State taxes, net of federal benefit................     (9,686)     (122,628)     (7,467)
Other..............................................                               77,405
Change in valuation allowance......................    100,410     1,271,213    (877,000)
                                                     ---------   -----------   ---------
Income taxes.......................................  $      --   $        --   $      --
                                                     =========   ===========   =========

     The Company has net operating loss carryforwards of approximately $4,215,000 at December 31, 1997 that expire in various amounts from 2009 to 2012. These net operating loss carryforwards will be subject to the "ownership change" rules of Section 382 of the Internal Revenue Code of 1986 and as a result the future use of these losses may be limited.

10. STOCKHOLDERS' EQUITY

PUBLIC OFFERINGS

     During 1997, the Company completed its initial public offering and a second offering (collectively referred to as the Offerings) of 2,100,000 and 2,300,000 shares of Common Stock, respectively. The Offerings resulted in gross proceeds of $42,850,000 and net proceeds to the Company, net of underwriters' discounts and other offering expenses, of approximately $37,623,000. The net proceeds of the offerings were used to repay outstanding indebtedness, finance the Block Vision acquisition and for other general corporate uses. In connection with the early extinguishment of certain indebtedness repaid from the net proceeds of the initial public offering, the Company incurred an extraordinary charge of $323,346 during the year ended December 31, 1997.

STOCK OPTION PLANS

     In July 1996, the Board of Directors adopted, and the stockholders of the Company approved, two stock option plans: the Stock Incentive Plan (the Incentive Plan) and the Affiliated Professionals Stock Plan (the Professionals Plan and together with the Incentive Plan, the Plans). The purpose of the Plans is to provide directors, officers, key employees, advisors and professionals employed by the Managed Professional Associations with additional incentives, an increase in their proprietary interest in the Company or tying a portion of their compensation to increases in the price of the Company's common stock. The aggregate number of shares of common stock reserved for issuance related to the Incentive Plan and the Professionals Plan is 1,000,000 shares and 600,000 shares, respectively. Compensation expense under SFAS No. 123 for the options issued to nonemployees was immaterial for the year ended December 31, 1996 and approximately $125,000 for the year ended December 31, 1997. The options vest over three to four-year periods.

     Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rates of 6.00% and 6.06%; a dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on industry trends of .645 and .605; and a weighted-average expected life of the options of 3 years. In addition, for pro forma purposes, the estimated fair value of the options is amortized to expense

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES over the options' vesting period. Based on these assumptions, the pro forma net loss and basic and diluted net loss per common share for the year ended December 31, 1996 and 1997 would be approximately $(6,235,000) and $(2.17) and $(992,000)
and $(0.14), respectively.

     A summary of the Company's stock option activity and related information is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------
                                                   1996                          1997
                                        ---------------------------   ---------------------------
                                                       WEIGHTED                      WEIGHTED
                                                   AVERAGE EXERCISE              AVERAGE EXERCISE
                                        OPTIONS         PRICE         OPTIONS         PRICE
                                        --------   ----------------   --------   ----------------
Outstanding -- beginning of the
  year................................        --           --          562,000        $ 4.48
  Granted.............................   562,000        $4.48          381,465         10.33
  Exercised...........................                                    (888)         3.11
  Forfeited...........................                                  (1,778)         3.11
                                        --------        -----         --------        ------
Outstanding -- end of year............   562,000        $4.48          940,779        $ 6.90
                                        ========        =====         ========        ======
Exercisable at end of year............        --           --          107,999        $ 3.21
                                        ========        =====         ========        ======
Weighted-average fair value of options
  granted during the year.............  $   1.91                      $   4.90
                                        ========                      ========

     Exercise prices for options outstanding as of December 31, 1997 ranged from $3.11 to $13.20. The weighted-average remaining contractual life of those options is approximately 9 years.

STOCK COMPENSATION

     In May 1996, the Company granted 144,705 shares of common stock to a consultant as compensation for prior service (the Grant). In October 1996, the Company entered into advisory and services agreements (the Agreements) with the consultant and its chief medical officer whereby they would be entitled to 233,760 shares of common stock as compensation over the term of the Agreements. The Company recorded issuance of the common stock at its fair value on the dates of the Agreements and Grant. The expense is recognized in 1996 for the Grant and over the related terms for the Agreements. For the year ended December 31, 1996, the Company recognized expense of approximately $401,000 and $132,000, related to the Grant and Agreements, respectively. For the year ended December 31, 1997, the Company amortized approximately $108,000 of deferred compensation under the Agreements. Such amount was capitalized and included in acquisition costs.

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

WARRANTS

     From time to time, the Company has issued detachable stock purchase warrants ("warrants"). Each warrant enables the holder to purchase one share of the Company's Common Stock. The warrants generally are issued in connection with debt financings or as advisory fees. Certain of the warrants are sold and others are issued for no consideration. Warrants issued for no consideration are recorded at their fair value at the time of issuance. Fair value is determined by the Company in consultation with its investment bankers based on certain facts and circumstances at the time of issuance. A summary of warrants outstanding at December 31, 1997 is as follows:

                                                                             EXERCISE
                                                                               PRICE
NUMBER OF WARRANTS            GRANT DATE             EXPIRATION DATE         PER SHARE
------------------            ----------             ---------------         ---------
200,000..............  December 1996             December 2003                 $6.00
333,333..............  February 1997             December 2003                 $6.00
210,000..............  August 1997               August 2002                  $10.00
35,000...............  October 1997              October 2002              $13.25-$13.63
50,000...............  November 1997             November 2002                $11.50
100,722..............  November-December 1997    November-December 2002    $8.25-$12.38

OTHER

     On June 6, 1997, the Company's Board of Directors approved a l-for-1.5 reverse stock split pursuant to the Company's initial public offering of common stock. All share and per share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the reverse split.

11. LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share for loss from continuing operations:

                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                      1995          1996          1997
                                                   -----------   -----------   ----------
Numerator for basic and diluted loss per
  share-loss available to common stockholders....  $(1,226,436)  $(6,119,637)  $ (198,565)
Denominator for basic and diluted loss per share-
  weighted-average shares........................    2,324,876     2,867,731    6,865,865
                                                   -----------   -----------   ----------
          Basic and diluted loss per share.......  $     (0.53)  $     (2.13)  $    (0.03)
                                                   ===========   ===========   ==========

     Options and warrants to purchase approximately 1,870,000 shares of common stock were outstanding at December 31, 1997, but were not included in the computation of diluted loss per share because the effect would be antidilutive. The Company has issued contingent stock consideration which would entitle the stockholders of Block Vision and certain Managed Professional Associations to receive approximately 416,000 of additional shares of Common Stock. The additional shares were not included in the computation of basic and diluted loss per share for 1997 since certain financial goals were not attained as of December 31, 1997 and the inclusion of the shares would be antidilutive.

12. SUBSEQUENT EVENTS

     On January 30, 1998, the Company entered into a $50 million credit facility with a bank. The interest rate on the credit facility is, at the option of the Company, either (i) the London InterBank Offered Rate plus an applicable margin rate, (ii) the greater of (a) the Agent's prime commercial rate or (b) the "federal funds"

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES rate plus 0.5%, or (iii) a fixed rate loan as determined by the Agent at each time of borrowing. The loan will be due on January 30, 2003. Principal repayments will commence March 31, 2000. The loan will be collateralized by substantially all assets of the Company. The credit facility contains negative and affirmative covenants and agreements which place restrictions on the Company regarding disposition of assets, capital expenditures, additional indebtedness, permitted liens and payment of dividends, as well as requiring the maintenance of certain financial ratios.

     On March 10, 1998, the Company repurchased approximately 168,000 shares of its Common Stock from LaserSight, Incorporated for approximately $1,548,000.

13. OTHER TRANSACTIONS (UNAUDITED)

     On March 31, 1998, the Company completed a merger with EyeCare One Corp. (EyeCare One) and Vision Insurance Plan of America, Inc. (VIPA). EyeCare One Corp. is an optical retailer, selling frames, lenses and contact lenses, with optometric services by licensed Doctors of Optometry in each of its 16 locations in the Milwaukee, Wisconsin area. VIPA provides subscriber group member enrollees with covered vision care services through EyeCare One Corp. and it provider network under a master provider agreement which began in 1997. The Company issued 1,109,806 shares of common stock for all of the outstanding common stock of EyeCare One Corp. and VIPA. The merger was accounted for as a pooling of interests and accordingly, the Company's financial statements have been restated as supplemental consolidated financial statements to include the results of EyeCare One Corp. and VIPA for all periods presented. The supplemental consolidated financial statements will become the historical financial statements upon issuance of the Company's financial statements for the period that includes March 31, 1998.

     The following unaudited pro forma results of operations for the years ended December 31 assume the merger described above (excluding the acquisitions and affiliations described in Notes 2 and 4) had occurred at the beginning of each year presented, and do not purport to be indicative of the results that actually would have occurred if the merger had been made as of those dates or of results which may occur in the future.

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Pro forma information (unaudited):
  Total revenues........................................  $14,865,000   $21,854,000   $69,544,000
                                                          ===========   ===========   ===========
  Income (loss) before extraordinary charge.............  $  (816,000)  $(5,647,000)  $   406,000
                                                          ===========   ===========   ===========
  Net income (loss).....................................  $  (816,000)  $(5,647,000)  $    83,000
                                                          ===========   ===========   ===========
  Net income (loss) per common share....................  $     (0.24)  $     (1.42)  $      0.01
                                                          ===========   ===========   ===========
  Net income (loss) per common share -- assuming
     dilution...........................................  $     (0.24)  $     (1.42)  $      0.01
                                                          ===========   ===========   ===========

     Through April 27, 1998, the Company acquired six eye care practices, one managed care company and one optical company and has also entered into binding letters of intent to acquire two eye care practices. The fair value of the net assets and business management agreements associated with these entities is expected to approximate $19.7 million (subject to certain adjustments), and will be paid through the issuance of approximately 808,000 shares of the Company's common stock and approximately $11.5 million in cash from the Company's $50 million credit facility.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
EyeCare One Corp.

     We have audited the accompanying balance sheets of EyeCare One Corp. (the Company) as of December 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Milwaukee, Wisconsin
February 4, 1998

                               EYECARE ONE CORP.

                                 BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
ASSETS
Current assets:
  Cash......................................................  $  140,650   $  134,141
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $7,500................................................      84,415      109,563
     Other..................................................      14,736       18,856
                                                              ----------   ----------
                                                                  99,151      128,419
  Notes receivable -- officers and shareholders.............     163,489           --
  Inventories...............................................     936,739      936,242
  Prepaid expenses..........................................      34,581      196,561
                                                              ----------   ----------
          Total current assets..............................   1,374,610    1,395,363
Cash surrender value of life insurance, net of policy
  loans of $588,179 in 1996 and $624,464 in 1997............     166,822      205,596
Noncompete agreement, net of accumulated amortization of
  $4,167....................................................          --       20,833
Other.......................................................       3,800        5,800
Equipment and leasehold improvements, at cost:
  Equipment.................................................      73,234      112,978
  Computer equipment........................................     270,701      313,733
  Lab equipment.............................................     625,365      683,230
  Furniture and fixtures....................................   1,393,992    1,397,619
  Leasehold improvements....................................   1,991,575    2,322,594
  Signs.....................................................     254,187      274,912
                                                              ----------   ----------
                                                               4,609,054    5,105,066
  Less accumulated depreciation and amortization............   2,839,841    3,027,765
                                                              ----------   ----------
          Net equipment and leasehold improvements..........   1,769,213    2,077,301
                                                              ----------   ----------
                                                              $3,314,445   $3,704,893
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Due to affiliate..........................................  $       --   $   25,821
  Accounts payable..........................................     209,341      292,089
  Current portion of deferred leasehold incentives..........       9,568       23,046
  Accrued liabilities:
     Payroll and employee benefits..........................     463,173      519,288
     Taxes other than income................................     121,333      151,606
     Other..................................................      14,510       73,643
                                                              ----------   ----------
                                                                 599,016      744,537
                                                              ----------   ----------
          Total current liabilities.........................     817,925    1,085,493
Bank term note..............................................   1,352,000    1,400,182
Deferred leasehold incentive................................      81,330      186,323
Commitments
Shareholders' equity:
  Common stock, no par value, 10,000 shares authorized
     and 9,996 and 9,772 shares issued in 1996 and 1997,
      respectively..........................................     620,928      602,946
  Retained earnings.........................................     624,319      602,933
                                                              ----------   ----------
                                                               1,245,247    1,205,879
  Less cost of 224 shares of common stock held in
     treasury...............................................     (17,982)          --
  Less note receivable -- officer and shareholder...........    (164,075)    (172,984)
                                                              ----------   ----------
          Total shareholders' equity........................   1,063,190    1,032,895
                                                              ----------   ----------
                                                              $3,314,445   $3,704,893
                                                              ==========   ==========

                            See accompanying notes.

                               EYECARE ONE CORP.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
Net revenue.............................................  $11,340,397   $11,863,187   $12,711,514
Cost of sales...........................................    2,683,633     2,807,621     3,113,851
                                                          -----------   -----------   -----------
Gross profit............................................    8,656,764     9,055,566     9,597,663
Operating expenses......................................    6,890,223     7,203,312     7,700,684
Advertising expenses....................................      492,573       527,800       461,005
                                                          -----------   -----------   -----------
Store operating profit..................................    1,273,968     1,324,454     1,435,974
Corporate management expenses...........................      582,749       582,014       669,717
                                                          -----------   -----------   -----------
Income from operations..................................      691,219       742,440       766,257
Interest expense........................................      133,864       100,489       138,399
Other expense...........................................      170,174       224,611        48,464
                                                          -----------   -----------   -----------
                                                              304,038       325,100       186,863
                                                          -----------   -----------   -----------
Net income..............................................      387,181       417,340       579,394
Retained earnings:
  Beginning of fiscal year..............................      482,226       733,371       624,319
  Distributions to shareholders.........................     (136,036)     (526,392)     (600,780)
                                                          -----------   -----------   -----------
  End of fiscal year....................................  $   733,371   $   624,319   $   602,933
                                                          ===========   ===========   ===========

                            See accompanying notes.

                               EYECARE ONE CORP.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995        1996        1997
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
Net income..................................................  $ 387,181   $ 417,340   $ 579,394
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    366,385     357,445     393,133
  Amortization of deferred leasehold incentives.............         --      (4,784)    (16,307)
  Loss on disposal of equipment and leasehold
     improvements...........................................         --      18,458          --
  Changes in:
     Receivables............................................     92,772     (18,642)    (29,268)
     Inventories............................................     49,943    (112,712)        497
     Prepaid expenses.......................................      9,725         701    (161,980)
     Accounts payable.......................................    (73,036)      1,530      82,748
     Accrued liabilities....................................    (71,830)     46,668     145,521
                                                              ---------   ---------   ---------
                                                                373,959     288,664     414,344
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................    761,140     706,004     993,738
INVESTING ACTIVITIES
Additions to intangible assets..............................         --          --     (20,833)
Additions to equipment and leasehold improvements...........   (106,464)   (757,192)   (786,443)
Increase in cash surrender value of life insurance..........    (72,930)    (68,979)    (74,644)
Investment in First Look LLC................................         --      (3,800)     (2,000)
                                                              ---------   ---------   ---------
Net cash used by investing activities.......................   (179,394)   (829,971)   (883,920)
FINANCING ACTIVITIES
Net (payments) borrowings under term note...................   (300,000)     25,034      48,182
(Increase) decrease in notes and interest
  receivable -- officers and shareholders...................   (127,444)    429,430     154,580
Net proceeds from note to affiliate.........................         --          --      25,821
Additional borrowings on cash surrender value of life
  insurance.................................................     44,279      33,585      35,870
Proceeds from leasehold incentives..........................         --     175,000     220,000
Distributions to shareholders...............................   (136,036)   (526,392)   (600,780)
                                                              ---------   ---------   ---------
Net cash (used) provided by financing activities............   (519,201)    136,657    (116,327)
                                                              ---------   ---------   ---------
Increase (decrease) in cash.................................     62,545      12,690      (6,509)
Cash at beginning of year...................................     65,415     127,960     140,650
                                                              ---------   ---------   ---------
Cash at end of year.........................................  $ 127,960   $ 140,650   $ 134,141
                                                              =========   =========   =========
Supplemental disclosure of cash flows information --
  Cash paid during the year for interest....................  $ 132,069   $  90,776   $ 136,606
                                                              =========   =========   =========

                            See accompanying notes.

                               EYECARE ONE CORP.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     EyeCare One Corp. (the Company) is a state-of-the-art optical retailer, selling frames, lenses and contact lenses, with optometric services by licensed Doctors of Optometry in each of its 16 locations in the Milwaukee area. The locations are predominantly in high profile, enclosed malls and successful strip shopping centers. The stores range in size from 1,400 sq. ft. to 5,200 sq. ft. A central warehouse and distribution center service its entire store network.

     The Company began in a traditional optical format (where glasses are manufactured in a central location and sent back to the store for sale), and built its business using extensive, effective advertising and excellent value and service. All of the stores have been converted to "Express" or "Super Store" format, where glasses are made in one hour on the premises.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out basis) or market.

RECLASSIFICATIONS

     Certain items in the accompanying 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

REVENUE RECOGNITION

     The Company basically recognizes revenue upon sales of eyewear products and services.

ADVERTISING

     The Company expenses the production costs of advertising as incurred or the first time the advertising takes place.

INCOME TAXES

     No provision for income taxes is recorded in these financial statements because the Company's shareholders have elected Subchapter S of the Internal Revenue Code. Accordingly, the Company's taxable income is reported in the personal tax returns of the shareholders.

                               EYECARE ONE CORP.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization have been provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                              YEARS
                                                              ------
Equipment...................................................  3 - 10
Computer equipment..........................................  3 - 10
Lab equipment...............................................      10
Furniture and fixtures......................................      10
Leasehold improvements......................................      10
Signs.......................................................      10
Noncompete agreement........................................       5

     In substantially all instances, the remaining lives of leasehold improvements are not in excess of the remaining terms of the leases, including renewal options.

2.  NOTES RECEIVABLE

     At December 31, 1996 and 1997, the Company had a promissory note with an officer/shareholder with balances of $164,075 and $172,984, respectively. The note matures on December 31, 2001, with interest payable annually at a rate of 7.5%.

     The Company had other notes with certain officers and shareholders that were due on demand and carried interest rates ranging from 6% to 9%. During 1996, the remaining principal was paid by the officers and shareholders. The balance outstanding at December 31, 1996 of $163,489 related to outstanding interest which was collected in 1997.

3.  BANK TERM NOTE

     The Company has a term note payable to a bank with the principal balance due April 1, 2000. Interest is payable monthly at prime less .25% (8.25% at both December 31, 1996 and 1997). The note is collateralized by substantially all assets of the Company and is guaranteed to the extent of $500,000 by each of the Company's principal shareholders. The agreement also contains certain covenants which require minimum levels of net worth, operating profit and net profit.

4.  DESCRIPTION OF LEASING ARRANGEMENTS

     The Company has leasing arrangements for its office and warehouse, optical store facilities, office and store equipment and automobiles. All lease agreements are accounted for as operating leases. Certain store leases provide for additional percentage rents, based on sales. Property taxes, insurance, utilities and maintenance costs are generally paid by the Company. Original lease terms on the facilities are 5 - 10 years with certain leases providing for renewal options for an additional five-year period. Rent expense in 1995, 1996 and 1997 was approximately $908,000, $905,000 and $901,000, respectively. Of the total rent expense, approximately $291,000, $330,900 and $276,000 in 1995, 1996 and 1997, respectively, was paid to an officer/shareholder.

                               EYECARE ONE CORP.

     Future rent commitments follow:

                                                      OFFICER/
                                                     SHAREHOLDER     OTHERS       TOTAL
                                                     -----------   ----------   ----------
Year ended in:
  1998.............................................  $  364,442    $  672,462   $1,036,904
  1999.............................................     374,742       686,354    1,061,096
  2000.............................................     345,157       439,672      784,829
  2001.............................................     345,157       329,923      675,080
  2002.............................................     345,157       312,472      657,629
Thereafter through 2003............................   1,386,674     1,113,357    2,500,031
                                                     ----------    ----------   ----------
Total minimum lease payments.......................  $3,161,329    $3,554,240   $6,715,569
                                                     ==========    ==========   ==========

5.  DEFERRED LEASEHOLD INCENTIVES

     During 1997, the Company was requested by a lessor to move its location within a particular mall. The lessor made a payment of $220,000 to the Company as an incentive. The Company offset the remaining unamortized balance ($85,222) of leasehold improvements at the abandoned location against the amount received and will amortize the excess ($134,778) against rent expense over the remaining term of the lease. The amortization in 1997 was $6,739.

     During 1996, the Company was requested by a different lessor to move its location within a particular mall. The lessor made a payment of $175,000 to the Company as an incentive. The Company offset the remaining unamortized balance ($79,317) of leasehold improvements at the abandoned location against the amount received and will amortize the excess ($95,683) against rent expense over the remaining term of the lease. The amortization in 1996 and 1997 was $4,784 and $9,568, respectively.

6.  EMPLOYEE BENEFITS

     The Company has a 401(k) profit-sharing plan covering substantially all employees. Participants can make salary reduction contributions of up to 10% of compensation up to the limit allowable under IRS guidelines. The Company makes matching contributions equal to 25% of the first 4% of each employee's salary contributed to the plan. Additional discretionary contributions may also be made by the Company. The Company's total expense related to the 401(k) plan was $25,311, $32,101 and $34,438 in 1995, 1996 and 1997, respectively. No additional discretionary contributions were made. The Company declared a discretionary bonus of $80,000 in fiscal 1995 and 1996 and $90,000 in fiscal 1997.

7.  STOCK REPURCHASE AGREEMENT

     In the event of the death of either of the Company's two officer/shareholders, there is a shareholder agreement which requires the Company to repurchase the shareholder's common stock at the fair market value of the common stock to be determined by an appraisal.

                               EYECARE ONE CORP.

8.  RELATED COMPANY

     The principal officers and shareholders of the Company are also the principal shareholders of Vision Insurance Plan of America, Inc. (VIPA), a Limited Health Service Organization (LHSO) in the State of Wisconsin. VIPA contracts with corporate customers to provide vision care benefits. The Company, under a capitation agreement with VIPA, provides optical services in its own stores and through other providers within its network. The capitation received by the Company during 1997 for professional eye care products and services and administrative fees was approximately $365,279. Of the cash received by EyeCare One from VIPA, $128,012, $135,208 and $133,693 are included in revenues in 1995, 1996 and 1997, respectively. The Company also administers payroll for VIPA. At December 31, 1996 and 1997, the Company had a $9,000 and $8,500 receivable, respectively, from VIPA relating to previous payroll costs paid by the Company.

     During 1997, the Company entered into a term loan agreement with VIPA. The note bears interest at 7% per annum and is due August 6, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Vision Insurance Plan of America, Inc.

     We have audited the accompanying balance sheets of Vision Insurance Plan of America, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes ex-amining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Milwaukee, Wisconsin
March 3, 1998

                     VISION INSURANCE PLAN OF AMERICA, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                               1996       1997
                                                              -------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $43,829   $ 42,353
  Accounts receivable.......................................   18,972     13,666
  Notes receivable from related party.......................       --     25,821
                                                              -------   --------
          Total current assets..............................   62,801     81,840
Furniture and equipment, at cost, less accumulated
  depreciation ($19,647 -- 1996; $34,498 -- 1997)...........   27,492     45,944
                                                              -------   --------
          Total assets......................................  $90,293   $127,784
                                                              =======   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Due to network............................................  $40,000   $ 36,007
  Accounts payable..........................................   15,439     20,397
  Advance premiums..........................................   10,036     11,169
  Reserve for designated claims.............................       --     10,000
                                                              -------   --------
          Total current liabilities.........................   65,475     77,573
Shareholders' equity:
  Common stock ($.01 par value, 9,000 shares authorized,
     5,000 shares issued)...................................       50         50
  Additional paid-in capital................................   24,950     24,950
  Retained earnings.........................................    4,818     30,211
                                                              -------   --------
                                                               29,818     55,211
  Less (1,000 shares -- 1996; 500 shares -- 1997) treasury
     stock, at cost.........................................    5,000      2,500
  Less note receivable from officer.........................       --      2,500
                                                              -------   --------
                                                               24,818     50,211
                                                              -------   --------
          Total liabilities and shareholders' equity........  $90,293   $127,784
                                                              =======   ========

                            See accompanying notes.

                     VISION INSURANCE PLAN OF AMERICA, INC.

                              STATEMENTS OF INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
Revenues:
  Premiums..................................................  $571,374   $571,606   $708,098
Operating expenses:
  Professional services.....................................   415,611    346,736    392,583
                                                              --------   --------   --------
Operating profit............................................   155,763    224,870    315,515
Administrative expenses:
  Management fee............................................        --         --     32,195
  Payroll and related expenses..............................    35,856     52,590     82,813
  Depreciation..............................................     5,137      8,653     14,851
  Other.....................................................    87,244    107,876    160,263
                                                              --------   --------   --------
Total administrative expenses...............................   128,237    169,119    290,122
                                                              --------   --------   --------
Income from operations......................................    27,526     55,751     25,393
Interest expense............................................     4,088        624         --
                                                              --------   --------   --------
Net income..................................................  $ 23,438   $ 55,127   $ 25,393
                                                              ========   ========   ========

                            See accompanying notes.

                     VISION INSURANCE PLAN OF AMERICA, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                        NOTE
                                                 ADDITIONAL   RETAINED    TREASURY   RECEIVABLE
                                        COMMON    PAID-IN     EARNINGS     STOCK,       FROM
                                        STOCK     CAPITAL     (DEFICIT)   AT COST     OFFICER      TOTAL
                                        ------   ----------   ---------   --------   ----------   --------
Balance at January 1, 1995............    50      $24,950     $(73,747)   $(5,000)    $    --     $(53,747)
  Net income for 1995.................    --           --       23,438         --          --       23,438
                                          --      -------     --------    -------     -------     --------
Balance at December 31, 1995..........    50       24,950      (50,309)    (5,000)         --      (30,309)
  Net income for 1996.................    --           --       55,127         --          --       55,127
                                          --      -------     --------    -------     -------     --------
Balance at December 31, 1996..........    50       24,950        4,818     (5,000)         --       24,818
  Net income for 1997.................    --           --       25,393         --          --       25,393
  Issuance of treasury common stock...    --           --           --      2,500          --        2,500
                                          --      -------     --------    -------     -------     --------
                                          50       24,950       30,211     (2,500)         --       52,711
Note receivable from officer (Note
  3)..................................    --           --           --         --      (2,500)      (2,500)
                                          --      -------     --------    -------     -------     --------
Balance at December 31, 1997..........    50      $24,950     $ 30,211    $(2,500)    $(2,500)    $ 50,211
                                          ==      =======     ========    =======     =======     ========

                            See accompanying notes.

                     VISION INSURANCE PLAN OF AMERICA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net income..................................................  $ 23,438   $ 55,127   $ 25,393
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation..............................................     5,137      8,653     14,851
  Changes in operating accounts:
     Accounts receivable....................................    (8,394)   (10,578)     4,485
     Due to network.........................................    11,531      1,912     (3,993)
     Accounts payable.......................................     9,215      1,639      4,958
     Advance premiums.......................................        --     10,036      1,133
     Reserve for designated claims..........................        --         --     10,000
                                                              --------   --------   --------
Net cash provided by operating activities...................    40,927     66,789     56,827
INVESTING ACTIVITY
Purchase of furniture and equipment.........................   (10,176)   (20,857)   (33,303)
FINANCING ACTIVITIES
Increase in note receivable from related party..............        --         --    (25,000)
Increase in note receivable from officer....................        --         --     (2,500)
Decrease in note payable....................................   (20,000)   (30,000)        --
Sale of treasury stock......................................        --         --      2,500
                                                              --------   --------   --------
Net cash used in financing activities.......................   (20,000)   (30,000)   (25,000)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............    10,751     15,932     (1,476)
Cash and cash equivalents at beginning of year .............    17,146     27,897     43,829
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $ 27,897   $ 43,829   $ 42,353
                                                              ========   ========   ========

                            See accompanying notes.

                     VISION INSURANCE PLAN OF AMERICA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  DESCRIPTION OF BUSINESS

     Vision Insurance Plan of America, Inc. (VIPA), a for-profit stock corporation, was licensed in 1992 to operate as a Limited Health Service Organization (LHSO) in the State of Wisconsin. The principal shareholders of VIPA are also principal shareholders of EyeCare One Corp. (EyeCare One). VIPA provides subscriber group member enrollees with covered vision care services through EyeCare One and its provider network under a master provider agreement which began in 1997. The EyeCare One network agrees to provide covered vision care benefits at a contracted rate (capitation).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include operating cash and short-term investments with maturities when acquired of three months or less. These amounts are recorded at cost, which approximates market. Included in cash is $10,000 provided to VIPA in 1997 to begin the "Glasses for Kids" program. This amount has been earmarked for payment of claims and administrative services related to this program and is recorded on the balance sheet as a liability in the reserve for designated claims.

ACCOUNTS RECEIVABLE

     Accounts receivable are stated at net realizable value based upon historical collection trends and management's judgement of the ultimate collectibility of the accounts. These collection trends are monitored and any adjustments required are reflected in earnings currently.

PREMIUMS

     Premiums are billed monthly for coverage in the following month and are recognized as revenue in the month for which vision care coverage is provided.

PROFESSIONAL SERVICES

     In 1997, EyeCare One is the master service provider under a capitation agreement with VIPA requiring an agreed-upon percentage of premiums to be remitted to EyeCare One on a monthly basis. EyeCare One is then responsible for delivery of and payment for all professional services performed. VIPA also pays a 5% administrative service fee to EyeCare One for the processing of this business and other management services. In prior years, VIPA paid claims on a fee-for-service basis out of a due to network fund.

FURNITURE AND EQUIPMENT

     Furniture and equipment are carried at depreciated cost. Furniture and equipment are being depreciated using the straight-line method over the useful lives of the assets.

NOTE PAYABLE

     VIPA's note payable was satisfied in full during 1996, had a stated interest rate of prime rate plus 1.5%, and was payable monthly.

                     VISION INSURANCE PLAN OF AMERICA, INC.

INCOME TAXES

     No provision for income taxes is recorded in these financial statements because the Company's shareholders have elected Subchapter S of the Internal Revenue Code. Accordingly, the Company's taxable income is reported in the personal tax returns of the shareholders.

RECLASSIFICATIONS

     Certain reclassifications have been made to the financial statements for 1995 and 1996 to conform with the 1997 presentation.

ADVERTISING

     The Company expenses the production costs of advertising as incurred or the first time the advertising takes place. Advertising costs were $1,311, $11,928 and $4,122, respectively, for the years ended December 31, 1995, 1996 and 1997.

3.  RELATED-PARTY TRANSACTIONS

     In 1997 under the master service provider agreement, VIPA paid $365,279 for professional optical services and management and administrative services to EyeCare One.

     Included in professional services is approximately $128,012 and $135,208 paid to EyeCare One in 1995 and 1996, respectively.

     During 1997, the Company entered into a term note agreement with EyeCare One Corp. The note bears interest at 7% per annum and is due August 6, 1998.

     At December 31, 1997, a $2,500 promissory note was outstanding from an officer/shareholder related to the purchase of VIPA stock. The note matures on April 30, 2002, with interest payable annually at a rate of 7%.

     At December 31, 1996 and 1997, the Company had a $9,000 and $8,500 payable, respectively, to EyeCare One relating to previous payroll costs paid by EyeCare One.

4.  SHAREHOLDERS' EQUITY -- STATUTORY REQUIREMENTS

     Dividends paid by VIPA are restricted by regulations of the Office of the Commissioner of Insurance (OCI). The payment of cash dividends is limited to available shareholders' equity derived from realized net profits. Based upon the regulatory formula, no amount is available for dividends in 1997 without regulatory approval.

     VIPA is subject to regulation by the OCI, which requires, among other matters, the maintenance of a minimum shareholders' equity. At December 31, 1997, $128,747 of available letters of credit were outstanding to satisfy VIPA's minimum shareholders' equity requirements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Shareholders of
BBG-COA, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of BBG-COA, Inc. and its subsidiaries (the "Company") at April 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida
July 1, 1997, except as to Note 10,
which is as of August 19, 1997

                                 BBG-COA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      APRIL 30,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets
  Cash......................................................  $   653,228   $   704,312
  Accounts receivable:
     Receivables from buying group members, less allowance
      for doubtful accounts of $35,632 and $56,406..........    6,031,354     6,441,516
     Managed vision care fees receivable....................      284,529       211,484
     Receivables from fee for service plans.................      727,802        18,128
     Other..................................................      237,603       106,862
  Prepaid expenses and other current assets.................       81,334       143,510
  Prepaid income taxes......................................      191,971       273,055
  Deferred income taxes.....................................       31,810       122,243
                                                              -----------   -----------
          Total current assets..............................    8,239,631     8,021,110
Restricted cash.............................................      125,000       125,000
Furniture, fixtures and purchased software, net.............      915,913       482,225
Other assets................................................       50,826       156,083
Goodwill, less accumulated amortization of $2,684,636 and
  $2,312,735................................................    5,144,180     5,516,081
                                                              -----------   -----------
          Total assets......................................  $14,475,550   $14,300,499
                                                              ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations..............  $    33,750   $    40,000
  Accounts payable:
     Payables to buying group suppliers.....................    5,726,000     6,126,767
     Managed vision care claim reserves.....................    1,507,835     1,018,607
     Fee for service plans claims payable...................      719,455        13,458
  Accrued liabilities.......................................      306,699       394,311
                                                              -----------   -----------
          Total current liabilities.........................    8,293,739     7,593,143
Line of credit..............................................    3,302,352     4,446,415
Capital lease obligations...................................       18,414        24,890
                                                              -----------   -----------
          Total liabilities.................................   11,614,505    12,064,448
                                                              -----------   -----------
Shareholders' equity
  Common stock, $0.01 par value, authorized 3,000,000
     shares; issued and outstanding 1,363,814 shares........       13,638        13,638
  Additional paid-in capital................................    3,828,365     3,828,365
  Accumulated deficit.......................................     (980,958)   (1,605,952)
                                                              -----------   -----------
          Total shareholders' equity........................    2,861,045     2,236,051
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $14,475,550   $14,300,499
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                   YEAR ENDED APRIL 30,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
  Buying group sales....................................  $54,589,487   $56,361,820   $63,245,994
  Managed vision care division fees.....................   14,386,981     8,283,865            --
                                                          -----------   -----------   -----------
          Total revenues................................   68,976,468    64,645,685    63,245,994
Expenses:
  Cost of product -- buying group.......................   51,816,568    53,448,373    58,287,963
  Cost of service -- managed vision care division.......   10,220,761     5,965,721            --
  Selling and administrative expenses...................    5,474,972     4,747,000     4,135,986
  Provision for relocation costs........................           --            --       552,000
                                                          -----------   -----------   -----------
                                                           67,512,301    64,161,094    62,975,949
Income from operations..................................    1,464,167       484,591       270,045
Interest expense........................................      291,354       364,163       335,956
Other (income) expense, net.............................      (14,303)       36,454        31,348
                                                          -----------   -----------   -----------
Income (loss) before income taxes.......................    1,187,116        83,974       (97,259)
Provision for income taxes..............................      562,122       166,479       126,188
                                                          -----------   -----------   -----------
          Net income (loss).............................      624,994       (82,505)     (223,447)
Accumulated deficit -- beginning of year................   (1,605,952)   (1,523,447)   (1,300,000)
                                                          -----------   -----------   -----------
Accumulated deficit -- end of year......................  $  (980,958)  $(1,605,952)  $(1,523,447)
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED APRIL 30,
                                                           -------------------------------------
                                                              1997          1996         1995
                                                           -----------   -----------   ---------
Cash flows from operating activities
  Net income (loss)......................................  $   624,994   $   (82,505)  $(223,447)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization.......................      646,901       478,256     455,220
     Changes in assets and liabilities
       (Increase) decrease in accounts receivable........     (503,298)     (510,244)    426,424
       Decrease (increase) in prepaid expenses and other
          current assets.................................       62,176        53,292    (119,765)
       Decrease (increase) in prepaid income taxes.......       81,084      (215,000)    (42,654)
       Decrease (increase) in deferred income taxes......       90,433       187,640    (134,142)
       Increase in restricted cash.......................           --      (125,000)         --
       Decrease (increase) in other assets...............      105,257       (78,386)     14,021
       Increase (decrease) in accounts payable...........      794,458     1,502,110    (368,754)
       (Decrease) increase in accrued liabilities........      (87,612)   (1,044,481)    710,756
       Other.............................................           --        37,337          --
                                                           -----------   -----------   ---------
          Net cash provided by operating activities......    1,814,393       203,019     717,659
                                                           -----------   -----------   ---------
Cash flows from investing activities
  Capital expenditures...................................     (708,688)     (347,175)    (51,513)
                                                           -----------   -----------   ---------
          Net cash used in investing activities..........     (708,688)     (347,175)    (51,513)
                                                           -----------   -----------   ---------
Cash flows from financing activities
  (Repayments of) proceeds from revolving credit loan,
     net.................................................   (1,144,063)      881,675     (33,220)
  Repayments of capital lease obligations................      (12,726)      (37,000)    (11,304)
  Repayments of long-term debt and notes payable --
     shareholders........................................           --      (370,000)   (666,667)
                                                           -----------   -----------   ---------
          Net cash (used in) provided by financing
            activities...................................   (1,156,789)      474,675    (711,191)
                                                           -----------   -----------   ---------
Net (decrease) increase in cash..........................      (51,084)      330,519     (45,045)
Cash -- beginning of year................................      704,312       373,793     418,838
                                                           -----------   -----------   ---------
Cash -- end of year......................................  $   653,228   $   704,312   $ 373,793
                                                           ===========   ===========   =========
Supplemental cash flow information
  Cash paid during the year for:
     Interest............................................  $   291,354   $   378,000   $ 364,290
                                                           ===========   ===========   =========
     Income taxes........................................  $   652,532   $   265,000   $ 251,400
                                                           ===========   ===========   =========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

NATURE OF BUSINESS

     BBG-COA, Inc. (the "Company") through its wholly-owned subsidiary, Block Vision, Inc. ("BVI") (formerly Block Buying Group, Inc.), provides billing and collection services to suppliers of optical products, through its buying group division ("buying group"). The Company, through its managed care division and through BVI's wholly-owned subsidiary, Block Vision of Texas, Inc. ("BVT") provides vision benefit management services to health maintenance organizations, preferred provider organizations and other managed care entities.

BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reflect management's estimates and assumptions, such as those regarding managed vision care costs that affect the recorded amounts. These consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated. References to 1997, 1996 and 1995 refer to the fiscal years ended April 30, 1997, 1996 and 1995, respectively.

REVENUE RECOGNITION

     The buying group business provides billing and collection services to suppliers of optical products, whereby providers receive merchandise from suppliers for direct shipment to the providers. The Company pays the vendors and likewise bills the providers for such products. The Company receives revenue by retaining generally 5% of the total receivables collected by the Company. This commission revenue is included in buying group sales in the accompanying statements of operations and is recognized upon shipment of merchandise by the suppliers.

     The managed vision care division of the Company provides vision care administrative services to health maintenance organizations and other groups, generally based on predetermined monthly fees. The Company reimburses participating vision care providers for vision care services rendered by such providers to enrollees of the Company's clients.

CASH AND CASH EQUIVALENTS

     Short-term investments with a maturity of three months or less at the time of purchase are reported as cash equivalents and include a certificate of deposit.

RESTRICTED CASH

     The Company established a Texas subsidiary during 1996 which is subject to various regulatory restrictions. At April 30, 1997 and 1996, the Company maintained a minimum required surplus of $125,000, including a statutory deposit of $50,000.

FURNITURE, FIXTURES AND PURCHASED SOFTWARE

     Furniture, fixtures and purchased software are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method based on estimated useful lives of the assets ranging from 5 to 7 years.

GOODWILL

     The cost of acquired businesses in excess of values assigned to net assets is amortized over 20 years. Amortization expense for each of the years ended April 30, 1997, 1996 and 1995 was $371,901, and is included in selling and administrative expenses. The Company periodically reviews the recoverability of goodwill from future cash flows, and adjusts the carrying value as required. At April 30, 1997 and 1996, the Company determined that goodwill, net of accumulated amortization, was not impaired.

                                 BBG-COA, INC.

MANAGED VISION CARE CLAIM RESERVES

     The Company has accrued a liability for unpaid claims of $546,054 and $328,142 at April 30, 1997 and 1996, respectively, and a liability for claims incurred but not reported (IBNR) of $961,781 and $690,465 at April 30, 1997 and 1996, respectively. The liability for IBNR claims includes amounts for which services by a vision care provider have been rendered but are not yet paid and an estimate of costs incurred but not reported. Accruals are based on estimations of the Company's incurred claims. The accrued liabilities for unpaid claims and for claims incurred but not reported are included in accounts payable.

INCOME TAXES

     The Company provides for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

CASH FLOW INFORMATION

     Certain noncash transactions are excluded from the consolidated statement of cash flows as follows:

                                                               1997     1996     1995
                                                              -------   ----   --------
Noncash investing and financing activities
  Fixed assets acquired under capital leases................  $29,181   $ --   $113,194

STOCK BASED COMPENSATION

     The Company's employee stock option plan is accounted for using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Effective May 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation". SFAS No. 123 establishes a fair value based accounting method of accounting for stock based compensation plans. As permitted under the Statement, the Company has elected to continue to apply the provisions of APB 25 and to comply with the disclosure requirements of SFAS No. 123. There was no effect on the Company's results of operations or financial position upon adoption of the Statement (see Note 7).

2.  FURNITURE, FIXTURES AND PURCHASED SOFTWARE

     Furniture, fixtures and purchased software consist of the following:

                                                                     APRIL 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Furniture and fixtures......................................  $  442,088   $  368,354
Computer equipment..........................................     432,603      383,147
Purchased software..........................................     933,735      348,237
Leasehold improvements......................................      16,001       16,001
                                                              ----------   ----------
                                                               1,824,427    1,115,739
Less: Accumulated depreciation and amortization.............     908,514      633,514
                                                              ----------   ----------
                                                              $  915,913   $  482,225
                                                              ==========   ==========

                                 BBG-COA, INC.

     Included in selling and administrative expenses is depreciation and amortization expense for the years ended April 30, 1997, 1996 and 1995 of $275,000, $106,355 and $83,319, respectively. The Company leases certain computer equipment under capital leases with an aggregate cost of $142,375 and $113,058 at April 30, 1997 and 1996, respectively.

3.  DEBT AND CREDIT AGREEMENTS

                                                                     APRIL 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Line of credit..............................................  $3,302,352   $4,446,415
Capital lease obligations...................................      52,164       64,890
                                                              ----------   ----------
                                                               3,354,516    4,511,305
Less: Current portion.......................................      33,750       40,000
                                                              ----------   ----------
                                                              $3,320,766   $4,471,305
                                                              ==========   ==========

     At April 30, 1997 and 1996, the Company had $3,302,352 and $4,446,415,
respectively, outstanding under a financing agreement (the "Agreement") with NationsBank. The Agreement expires on September 30, 1997. Under the Agreement, borrowings under a line of credit facility are limited to the lesser of $6,500,000 or approximately 85% of accounts receivable (maximum line of approximately $6,189,095 at April 30, 1997). The Agreement also contains a letter of credit facility which is limited to $2,200,000. The exposure under the letters of credit, calculated from time to time, reduces the amount available under the line of credit. As of April 30, 1997 and 1996, the Company had caused letters of credit to be issued to suppliers to guarantee future payments for up to $1,425,000 and $1,770,000, respectively. The outstanding borrowings under the line of credit bear interest at the prime interest rate plus 1%. Additionally, the Company is required to pay a commitment fee of .5% annually on the unused portion of the commitment. Borrowings under the Agreement are secured by substantially all assets of the Company. The Agreement, as amended, contains certain financial covenants including the maintenance of minimum levels of profitability and maximum debt to equity leverage ratios.

4.  INCOME TAXES

     A summary of the provision (benefit) for income taxes follows:

                                                              YEAR ENDED APRIL 30,
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
Current
  Federal..............................................  $402,748   $(33,654)  $188,305
  State................................................    68,942     13,493     72,337
                                                         --------   --------   --------
                                                          471,690    (20,161)   260,642
                                                         --------   --------   --------
Deferred
  Federal..............................................    76,728    136,166    (98,027)
  State................................................    13,704     51,474    (36,545)
                                                         --------   --------   --------
                                                           90,432    187,640   (134,572)
                                                         --------   --------   --------
                                                         $562,122   $167,479   $126,070
                                                         ========   ========   ========

     At April 30, 1997, 1996 and 1995, the Company has net operating loss carryforwards of approximately $0, $95,000 and $0, respectively, for both financial reporting and federal income tax purposes. Differences between book and taxable income primarily relate to non-deductible amortization of goodwill.

                                 BBG-COA, INC.

     The tax effect of temporary differences which give rise to deferred income tax assets as of April 30, 1997 and 1996 are as follows:

                                                               1997       1996
                                                              -------   --------
Allowance for doubtful accounts.............................  $13,408   $ 20,037
Returns and allowance reserve...............................       --     30,400
Net operating loss carryforwards............................       --     32,020
Deferred gains..............................................    6,593     11,850
Other.......................................................   11,809     27,936
                                                              -------   --------
Deferred tax asset..........................................  $31,810   $122,243
                                                              =======   ========

5.  CREDIT AND CONCENTRATION RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of buying group accounts receivables. The Company provides credit, in the normal course of business, to a large number of optometrists.

     Revenues generated from sales of products from one vendor constituted approximately 15%, 16% and 19% of the Company's buying group sales revenue during the years ended April 30, 1997, 1996 and 1995, respectively. Revenues generated from sales of products from a second vendor constituted 14%, 13% and 12% of the Company's buying group sales revenue during the years ended April 30, 1997, 1996 and 1995, respectively.

     Capitation payments generated from three managed care customers comprised 12%, 11% and 7% of total capitation payments during the year ended April 30, 1997.

6.  EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) plan to which employees can contribute 1% -15% of their pretax salary. The Company makes a discretionary match of this amount. During the years ended April 30, 1997 and 1996, the Company's expense for this plan was $57,364 and $33,478, respectively.

     During the year ended April 30, 1995, the Company sponsored defined benefit and contribution plans. The Company's pension expense under these plans in 1995 was $75,323.

7.  STOCK OPTIONS

     In May 1993, the Company adopted an incentive stock option plan ("Plan"), which authorized the granting of options to purchase 100,000 shares of the Company's common stock. On June 15, 1993, the Company granted 67,500 options to key employees at an option price of $4.33 per share which was determined to be the fair market value on the date of grant. In fiscal year 1995, 6,250 options lapsed due to the resignation of an employee. On May 18, 1995, the Company authorized the grant of 23,750 options at an option price of $7.00 per share which was determined to be the fair market value on the date of grant. Of the 23,750 options authorized for grant in May 1995, only 21,250 were issued. On December 26, 1995, the Company granted the remaining 17,500 options to key employees at an option price of $7.00 per share which was determined to be the fair market value on the date of grant. These options vest over 36 to 48 months and can be exercised over a 10-year period beginning with the respective date of grant. At April 30, 1997, there were no options available for issuance under the Plan and no options had been exercised as of April 30, 1997.

     The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal year 1996: dividend yield of 0%; risk-free interest rate of 6.76%; and expected lives of 7.5 years.

                                 BBG-COA, INC.

     A summary of the Company's stock option plan as of and for each of the three years ended April 30, 1997 is as follows:

                                                   1997                 1996                1995
                                            ------------------   ------------------   -----------------
                                                      WEIGHTED             WEIGHTED            WEIGHTED
                                                      AVERAGE              AVERAGE             AVERAGE
                                                      EXERCISE             EXERCISE            EXERCISE
                                            SHARES     PRICE     SHARES     PRICE     SHARES    PRICE
                                            -------   --------   -------   --------   ------   --------
Outstanding at beginning of year..........  100,000    $5.36      61,250    $4.33     67,500    $4.33
  Granted.................................       --       --      41,250     7.00         --       --
  Exercised...............................       --       --          --       --         --       --
  Forfeited...............................       --       --      (2,500)    7.00     (6,250)    4.33
                                            -------    -----     -------    -----     ------    -----
Outstanding at end of year................  100,000    $5.36     100,000    $5.36     61,250    $4.33
                                            =======    =====     =======    =====     ======    =====
Weighted-average fair value of options
  granted during the year.................             $  --                $7.00               $  --
                                                       =====                =====               =====

     The following table summarizes information about stock options outstanding at April 30, 1997:

                                                                 OPTIONS OUTSTANDING
                                                           --------------------------------
                                                                      WEIGHTED
                                                                       AVERAGE     WEIGHTED
                        RANGE OF                                     CONTRACTUAL   AVERAGE
                        EXERCISE                                      REMAINING    EXERCISE
                         PRICES                            NUMBER       LIFE        PRICE
                        --------                           -------   -----------   --------
$4.33....................................................   61,250     6 years      $4.33
$7.00....................................................   38,750     8 years       7.00
-------------                                              -------   ---------     ------
$4.33 - $7.00............................................  100,000     7 years      $5.36
=============                                              =======   =========     ======

8.  RELOCATION COSTS

     In January 1995, the Company's Board of Directors approved the relocation of the Company's operations to Florida. In 1995, the Company recorded a $552,000 charge for the costs associated with the move. These charges cover office moving costs, severance payments to approximately 15 employees not relocating, and moving costs for employees relocating including closing costs and real estate commissions on new homes.

9.  COMMITMENTS

OPERATING LEASES

     The Company leases its office facilities and various equipment. Total rental expense for the years ended April 30, 1997, 1996 and 1995 was $256,648, $227,662 and $149,316, respectively. Approximate minimum annual rental commitments under non-cancelable operating leases at April 30, 1997 are as follows:

1998........................................................  $224,731
1999........................................................   199,926
2000........................................................   205,055
2001........................................................   210,804
2002........................................................    17,637
Thereafter..................................................        --
                                                              --------
                                                              $858,153
                                                              ========

                                 BBG-COA, INC.

CUSTOMER CONTRACTS

     The Company has entered into several contracts with health maintenance organizations ("HMO's"). These contracts define a business relationship whereby the Company, through its network of providers, arranges vision care services to members of the HMO's pursuant to a predetermined reimbursement schedule. The HMO contracts generally have a term of one to two years, but generally may be terminated by either party without cause on 60-90 days notice.

10.  SUBSEQUENT EVENT

     On August 19, 1997, the Company and NationsBank entered into a verbal agreement to renew the Company's line of credit facility through September 30, 1998.

                                   * * * * *

                                 BBG-COA, INC.

                           CONSOLIDATED BALANCE SHEET

                                                               JULY 31,
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
                                 ASSETS
Current assets
  Cash......................................................  $   338,845
  Accounts receivable:
     Receivables from buying group members, less allowance
       for doubtful accounts of $41,632.....................    5,058,177
     Managed vision care fee receivables....................      718,420
     Receivables from fee for service plans.................      785,701
  Prepaid expenses and other current assets.................       41,848
  Prepaid income taxes......................................       (9,163)
  Deferred income taxes.....................................       24,173
                                                              -----------
          Total current assets..............................    6,958,001
Restricted cash.............................................      125,000
Furniture, fixtures and purchased software, net.............      977,787
Other assets................................................      133,513
Goodwill, less accumulated amortization of $2,777,612.......    5,051,204
                                                              -----------
          Total assets......................................  $13,245,505
                                                              ===========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations..............  $    27,511
  Accounts payable:
     Payables to buying group suppliers.....................    4,830,741
     Managed vision care claim reserves.....................    1,207,326
     Fee for service plans claims payable...................      563,568
  Accrued liabilities.......................................      193,956
                                                              -----------
          Total current liabilities.........................    6,823,102
Line of credit..............................................    3,124,134
Other long-term liabilities.................................       40,211
                                                              -----------
          Total liabilities.................................    9,987,447
                                                              -----------
Shareholders' equity
  Common stock, $0.01 par value, authorized 3,000,000
     shares;
     issued and outstanding 1,363,814 shares................       13,638
  Additional paid-in capital................................    3,828,365
  Accumulated deficit.......................................     (583,945)
                                                              -----------
          Total shareholders' equity........................    3,258,058
                                                              -----------
          Total liabilities and shareholders' equity........  $13,245,505
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                               THREE-MONTH PERIOD ENDED
                                                                       JULY 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                                     (UNAUDITED)
Revenues:
  Buying group sales........................................  $13,921,435    $14,021,144
  Managed vision care division fees.........................    3,913,145      2,883,234
                                                              -----------    -----------
          Total revenues....................................   17,834,580     16,904,378
Expenses:
  Cost of product -- buying group...........................   13,233,812     13,322,123
  Cost of service -- managed vision care division...........    2,418,131      1,973,292
  Selling and administrative expenses.......................    1,428,039      1,257,195
                                                              -----------    -----------
                                                               17,079,982     16,552,610
          Income from operations............................      754,598        351,768
Interest expense............................................       60,228         92,968
Other income, net...........................................       (8,596)        (8,363)
                                                              -----------    -----------
Income before income taxes..................................      702,966        267,163
Provision for income taxes..................................      305,953        210,259
                                                              -----------    -----------
          Net income........................................      397,013         56,904
Accumulated deficit -- beginning of period..................     (980,958)    (1,605,952)
                                                              -----------    -----------
Accumulated deficit -- end of period........................  $  (583,945)   $(1,549,048)
                                                              ===========    ===========

                  The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE-MONTH PERIOD ENDED
                                                                       JULY 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                                     (UNAUDITED)
Cash flows from operating activities
  Net income................................................  $   397,013    $    56,904
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization..........................      164,975        140,975
     Changes in assets and liabilities
       Decrease in accounts receivable......................      718,990      1,179,937
       Decrease in prepaid expenses and other current
        assets..............................................       39,486         30,963
       Decrease in prepaid income taxes.....................      201,134        109,064
       Decrease in deferred income taxes....................        7,637         41,734
       Increase in other assets.............................      (82,687)       (41,875)
       Decrease in accounts payable.........................   (1,351,655)    (1,186,636)
       Decrease in accrued liabilities......................     (112,743)      (220,019)
       Other................................................       40,211        115,502
                                                              -----------    -----------
          Net cash provided by operating activities.........       22,361        226,549
                                                              -----------    -----------
Cash flows from investing activities
  Capital expenditures......................................     (133,874)      (143,380)
                                                              -----------    -----------
          Net cash used in investing activities.............     (133,874)      (143,380)
                                                              -----------    -----------
Cash flows from financing activities
  Repayments of revolving credit loan, net..................     (178,217)      (436,518)
  Repayments of capital lease obligations...................      (24,653)       (13,015)
                                                              -----------    -----------
          Net cash used in financing activities.............     (202,870)      (449,533)
                                                              -----------    -----------
Net decrease in cash........................................     (314,383)      (366,364)
Cash -- beginning of period.................................      653,228        704,312
                                                              -----------    -----------
Cash -- end of period.......................................  $   338,845    $   337,948
                                                              ===========    ===========
Supplemental cash flow information
  Cash paid during the period for:
     Interest...............................................  $    60,227    $    92,968
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 BBG-COA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements of BBG-COA, Inc. and its subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for interim periods.

     These consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto contained in the prospectus.

     The Company believes that the maturation of the Company's managed vision care business and the Company's termination of certain unprofitable managed vision care contracts has resulted in lower participant utilization and higher gross profits on the Company's managed vision care business during the quarter ended July 31, 1997. However, the results of operations for the three month period ended July 31, 1997 are not necessarily indicative of the results to be expected for the full year.

2.  AMENDMENT OF FINANCING AGREEMENT

     On October 1, 1997, the Company and NationsBank executed an amendment to the Company's financing agreement to extend the maturity date of the agreement to September 30, 1998 and to amend various covenants specified in the agreement.

3.  SALE OF COMPANY

     On October 13, 1997, BBG-COA's Board of Directors approved the terms of a letter of intent for the acquisition by Vision Twenty-One, Inc. of 100% of the issued and outstanding shares of BBG-COA's common stock for $35.0 million consideration consisting of cash and the common stock of Vision Twenty-One, Inc. plus the assumption of certain indebtedness. Additional shares of common stock will be held in escrow as contingent consideration, deliverable upon the attainment of certain operating results.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Swagel-Wootton Eye Center, Ltd.
and Aztec Optical Limited Partnership

     We have audited the accompanying combined balance sheet of Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership (collectively referred to as the Company), as of December 31, 1996, and the related combined statements of operations, stockholders' (partners') equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1996 of Swagel-Wootton Eye Center, Ltd. and Aztec Optical Limited Partnership, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
October 12, 1997

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,      MAY 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                  ASSETS
Current assets:
  Cash......................................................   $  202,973     $  191,441
  Patient accounts receivable, net..........................      418,488        317,368
  Inventories...............................................       48,786         53,742
  Note receivable from stockholder..........................       20,000             --
  Prepaid expenses and other current assets.................       68,600         43,756
                                                               ----------     ----------
          Total current assets..............................      758,847        606,307
Property, equipment and improvements, net...................    2,378,940      2,254,568
Notes receivable from stockholder...........................      100,000        100,000
Other assets................................................       47,032         79,907
                                                               ----------     ----------
          Total assets......................................   $3,284,819     $3,040,782
                                                               ==========     ==========
                    LIABILITIES AND STOCKHOLDERS' (PARTNERS') EQUITY
Current liabilities:
  Accounts payable..........................................   $   90,552     $  111,447
  Accrued compensation......................................      191,551        176,758
  Accrued pension contribution..............................      106,207        149,096
  Current portion of long-term debt ($38,620 and $39,600 to
     a related party at December 31, 1996 and May 31, 1997,
     respectively)..........................................      636,921        381,421
  Current portion of obligations under capital leases.......       16,321         18,750
                                                               ----------     ----------
          Total current liabilities.........................    1,041,552        837,472
Long-term debt, less current portion ($470,273 and $453,630
  to a related party at December 31, 1996 and May 31, 1997,
  respectively).............................................    1,687,536      1,554,417
Obligations under capital leases, net of current portion....       45,595         36,793
Stockholders' (Partners') equity:
  Common stock, $1 par value: 1,000 shares authorized, 800
     shares issued and outstanding..........................          800            800
  Retained earnings.........................................      359,867        494,516
  Partners' capital.........................................      149,469        116,784
                                                               ----------     ----------
          Total stockholders' (partners') equity............      510,136        612,100
                                                               ----------     ----------
          Total liabilities and stockholders' (partners')
            equity..........................................   $3,284,819     $3,040,782
                                                               ==========     ==========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                 FIVE-MONTH
                                                                                PERIOD ENDED
                                                             YEAR ENDED            MAY 31,
                                                            DECEMBER 31,   -----------------------
                                                                1996          1996         1997
                                                            ------------   ----------   ----------
                                                                                 (UNAUDITED)
Revenues:
  Net patient service revenues............................   $4,776,952    $2,366,202   $2,283,341
  Sale of optical goods...................................    1,074,633       483,056      469,742
  Other income............................................       17,261         3,268       14,638
                                                             ----------    ----------   ----------
          Total revenues..................................    5,868,846     2,852,526    2,767,721
Expenses:
  Compensation to physician stockholders..................      843,140       301,046      500,342
  Salaries, wages and benefits............................    2,196,575       987,640      938,631
  Cost of optical goods sold..............................      412,197       180,722      192,170
  Medical supplies........................................      530,618       251,777      228,397
  Advertising.............................................      309,626       148,074      149,112
  General and administrative..............................      440,729       204,556      164,832
  Utilities...............................................       83,011        36,299       39,132
  Insurance...............................................       51,267        14,390       30,390
  Building and equipment rent.............................       53,266        31,467       36,605
  Professional fees.......................................       47,654        19,869       35,800
  Depreciation and amortization...........................      254,681       110,238      103,423
                                                             ----------    ----------   ----------
          Total expenses..................................    5,222,764     2,286,078    2,418,834
                                                             ----------    ----------   ----------
Income from operations....................................      646,082       566,448      348,887
Interest expense..........................................      222,695        97,662       83,465
                                                             ----------    ----------   ----------
          Net income......................................   $  423,387    $  468,786   $  265,422
                                                             ==========    ==========   ==========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

            COMBINED STATEMENTS OF STOCKHOLDERS' (PARTNERS') EQUITY

                                                                                            TOTAL
                                                COMMON STOCK                            STOCKHOLDERS'
                                               ---------------   RETAINED   PARTNERS'    (PARTNERS')
                                               NUMBER   AMOUNT   EARNINGS    CAPITAL       EQUITY
                                               ------   ------   --------   ---------   -------------
BALANCE, JANUARY 1, 1996.....................   800      $800    $279,516   $ 136,731     $ 417,047
  Cash distributions.........................                      (7,699)   (322,599)     (330,298)
  Net income.................................    --        --      88,050     335,337       423,387
                                                ---      ----    --------   ---------     ---------
BALANCE, DECEMBER 31, 1996...................   800       800     359,867     149,469       510,136
  Net income (Unaudited).....................    --        --     134,649     130,773       265,422
  Cash distributions (Unaudited).............    --        --          --    (163,458)     (163,458)
                                                ---      ----    --------   ---------     ---------
BALANCE, MAY 31, 1997 (UNAUDITED)............   800      $800    $494,516   $ 116,784     $ 612,100
                                                ===      ====    ========   =========     =========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 FIVE-MONTH
                                                                                PERIOD ENDED
                                                              YEAR ENDED           MAY 31,
                                                             DECEMBER 31,   ---------------------
                                                                 1996         1996        1997
                                                             ------------   ---------   ---------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................   $ 423,387     $ 468,786   $ 265,422
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................     254,681       110,238     103,423
  (Gain) loss on disposal of equipment.....................       3,787        (1,050)    (13,426)
  Changes in operating assets and liabilities:
     Patient accounts receivable, net......................      46,811        26,793     101,120
     Inventories...........................................      (8,607)       (4,390)     (4,956)
     Prepaid expenses and other current assets.............     (10,561)        6,075      24,844
     Accounts payable......................................    (103,174)      (81,977)     20,895
     Accrued compensation..................................      17,704           596     (14,793)
     Accrued pension contribution..........................         653        38,088      42,889
                                                              ---------     ---------   ---------
          Net cash provided by operating activities........     624,681       563,159     525,418
INVESTING ACTIVITIES
Payment to stockholder.....................................     (20,000)           --          --
Collections from stockholders..............................      52,918            --      20,000
Proceeds on disposal of equipment..........................       4,050         1,050       1,500
Purchases of property and equipment........................     (52,568)      (25,045)         --
                                                              ---------     ---------   ---------
          Net cash (used in) provided by investing
            activities.....................................     (15,600)      (23,995)     21,500
FINANCING ACTIVITIES
Proceeds from long-term debt...............................     528,989       169,520          --
Payments on long-term debt.................................    (784,498)     (550,530)   (388,619)
Cash distributions.........................................    (330,298)     (125,167)   (163,458)
Payments on obligations under capital leases...............     (27,027)       (7,173)     (6,373)
                                                              ---------     ---------   ---------
          Net cash used in financing activities............    (612,834)     (513,350)   (558,450)
                                                              ---------     ---------   ---------
Increase (decrease) in cash................................      (3,753)       25,814     (11,532)
Cash at beginning of period................................     206,726       206,726     202,973
                                                              ---------     ---------   ---------
Cash at end of period......................................   $ 202,973     $ 232,540   $ 191,441
                                                              =========     =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest...................   $ 219,865     $  97,662   $  83,465
                                                              =========     =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Capital lease obligations incurred to acquire equipment....   $  59,390            --          --
                                                              =========     =========   =========

                            See accompanying notes.

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Swagel-Wootton Eye Center, Ltd. (SWEC), an Arizona corporation, operates a professional medical practice, specializing in general ophthalmology, surgery and optometry. Aztec Optical Limited Partnership (Aztec), an Arizona limited partnership with common ownership, operates a retail store which sells sunglasses and eyeglass frames and lenses. Both entities operate in the greater Phoenix area, and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of May 31, 1997 and for the five-month periods ended May 31, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending December 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

INVENTORIES

     Inventories consist primarily of sunglasses and eyeglass frames and lenses (collectively, optical goods). Inventories are stated at the lower of cost or market, with cost determined on an average cost basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at five to thirty-one years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all current assets and current liabilities approximates their fair value because of their short-term nature. The fair value of long-term debt approximates its carrying value based on current rates offered to the Company for debt of similar maturities.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, the Arizona Health Care Cost Containment System (AHCCS) and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCS programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     SWEC has elected to have its income taxed as an S corporation for income tax purposes. As a result, in lieu of corporate income tax, SWEC's taxable income is passed through to the stockholders of SWEC and taxed at the individual level.

     Aztec is taxed as a partnership for income tax purposes. As a result, in lieu of corporate income tax, Aztec's taxable income is passed through to the partners of Aztec and taxed at the individual level.

     Accordingly, no provision or liability for federal or state income tax has been reflected in the combined financial statements of the Company.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. NOTES RECEIVABLE

     The Company has notes receivable from a stockholder of $100,000 and $20,000 at December 31, 1996, with interest at prime plus 1% (9.25% at December 31, 1996). Interest is payable annually. The $20,000 note was repaid in 1997 and the $100,000 note will be repaid in 1998.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,     MAY 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
Note payable to an insurance company due in monthly
  installments through June 2006, with interest at 10%......   $1,098,633    $1,068,694
Note payable to a stockholder of SWEC due in monthly
  installments through November 2005, with interest at
  9.21%.....................................................      508,893       493,230
Note payable to a bank under a $400,000 credit facility: due in October 1997, with interest at prime plus .5% (8.75% at
  December 31, 1996). The note is guaranteed by the
  stockholders of SWEC......................................      353,000       100,000
Note payable to a vendor due in monthly installments through
  November 1999, with interest at 9.07%. The note is
  guaranteed by a stockholder of SWEC.......................      249,550       196,647

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              DECEMBER 31,     MAY 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
Notes payable to a bank due in monthly principal
  installments plus interest at prime plus .5% (8.75% at
  December 31, 1996) through 1999. The notes are guaranteed
  by the stockholders of SWEC...............................       84,049        54,853
Note payable to a finance company due in monthly
  installments through December 1997, with interest at
  6.9%......................................................        6,757         3,736
Unsecured note payable to a bank under a $50,000 credit
  facility: due in October 1997, with interest at prime plus
  .5% (8.75% at December 31, 1996). The note is guaranteed
  by a partner of Aztec.....................................       19,000        16,500
Note payable to a vendor due in monthly installments through
  June 1997, with interest at 9.25%.........................        4,575         2,178
                                                               ----------    ----------
                                                                2,324,457     1,935,838
Less current portion........................................     (636,921)     (381,421)
                                                               ----------    ----------
                                                               $1,687,536    $1,554,417
                                                               ==========    ==========

     Long-term debt is collateralized by substantially all assets of the Company.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

Year ending December 31:
     1997...................................................  $  636,921
     1998...................................................     227,309
     1999...................................................     226,046
     2000...................................................     150,597
     2001...................................................     165,927
     Thereafter.............................................     917,657
                                                              ----------
                                                              $2,324,457
                                                              ==========

4. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating and capital leases (with an initial or remaining term in excess of one year) at December 31, 1996 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
Year ending December 31:
  1997......................................................  $ 21,856   $ 62,124
  1998......................................................    15,336     62,124
  1999......................................................    15,336     54,994
  2000......................................................    15,336     12,758
  2001......................................................     7,668         --
                                                              --------   --------
          Total minimum lease payments......................    75,532   $192,000
                                                                         ========
Less amount representing interest...........................   (13,616)
                                                              --------
Present value of minimum lease payments (including current
  portion of $16,321).......................................  $ 61,916
                                                              ========

                      SWAGEL-WOOTTON EYE CENTER, LTD. AND
                       AZTEC OPTICAL LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following at December 31, 1996:

Land........................................................  $   634,378
Buildings...................................................    2,172,424
Medical equipment...........................................      798,319
Office furniture and equipment..............................      313,072
Automobiles.................................................       78,754
Leasehold improvements......................................       15,184
                                                              -----------
                                                                4,012,131
Less accumulated depreciation and amortization..............   (1,633,191)
                                                              -----------
                                                              $ 2,378,940
                                                              ===========

     Included in medical equipment as of December 31, 1996 are assets acquired through capital leases with original costs of approximately $147,000. Amortization expense related to capital leases is included in depreciation and amortization in the combined statements of operations.

6. MALPRACTICE INSURANCE

     The Company carries malpractice insurance for each of its physicians and optometrists. The insurance for the physicians provides coverage of $3,000,000 per incident, with a $5,000,000 annual limit. The two optometrists both have coverages of $1,000,000 per incident, with one optometrist having a $1,000,000 annual limit and the other optometrist having a $3,000,000 annual limit. Coverage for the physicians and optometrists is on a claims-made basis, with the exception of one optometrist who has occurrence basis coverage. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying combined financial statements.

7. RETIREMENT PLAN

     The Company maintains an employees savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees. The Company has elected to not make matching or discretionary contributions to this plan.

     The Company maintains a money purchase pension plan which covers substantially all employees. The Company makes annual contributions on behalf of eligible employees based on 7.5% of the employee's compensation as defined in the plan. Total expense related to the money purchase pension plan was approximately $106,000 for the year ended December 31, 1996.

8. SUBSEQUENT EVENT

     On June 1, 1997, substantially all assets and liabilities were acquired by Vision Twenty-One, Inc. (Vision) in exchange for 320,000 shares of Vision common stock. In connection therewith, the Company entered in to a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The combined financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Richard L. Short, D.O., P.A.
d/b/a Eye Associates of Pinellas

     We have audited the accompanying balance sheet of Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas (the Company) as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Richard L. Short, D.O., P.A. d/b/a Eye Associates of Pinellas at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 14, 1997,
except for Note 12, as to which the date is March 28, 1997

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Current assets:
  Patient accounts receivable, net of allowance for
     uncollectible accounts of approximately $57,000........    $332,220
  Inventory.................................................      40,728
  Prepaid expenses..........................................      19,074
  Prepaid rent-related party................................      97,593
                                                                --------
          Total current assets..............................     489,615
Available-for-sale securities...............................      61,076
Property and equipment, net.................................      71,544
Deferred tax assets.........................................       7,208
                                                                --------
          Total assets......................................    $629,443
                                                                ========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 52,266
  Bank overdraft............................................      46,415
  Accrued compensation......................................     128,237
  Pension plan payable......................................      60,000
  Deferred tax liability....................................      86,248
  Current portion of long-term debt obligation..............      21,936
                                                                --------
          Total current liabilities.........................     395,102
Long-term debt obligation, net of current portion...........      80,451
Note payable and accrued interest to related party..........      37,781
Deferred compensation.......................................      14,826
Stockholder's equity:
  Common stock, $1 par value: 5,000 shares authorized; 500
     shares issued and outstanding..........................         500
  Additional paid-in capital................................       4,500
  Unrealized gain on available-for-sale securities..........      14,972
  Retained earnings.........................................      81,311
                                                                --------
          Total stockholder's equity........................     101,283
                                                                --------
          Total liabilities and stockholder's equity........    $629,443
                                                                ========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                              STATEMENT OF INCOME

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Revenues:
  Net patient service revenues..............................   $2,472,423
  Other.....................................................       12,168
                                                               ----------
          Total revenues....................................    2,484,591
Expenses:
  Compensation -- physician stockholder.....................      509,614
  Salaries, wages and benefits -- physicians................      712,243
  Salaries, wages and benefits -- other.....................      513,027
  General and administrative................................      307,772
  Medical supplies..........................................      193,203
  Rent -- related party.....................................      183,000
  Depreciation..............................................       41,786
  Interest..................................................       15,764
                                                               ----------
          Total expenses....................................    2,476,409
                                                               ----------
Income before income taxes..................................        8,182
Income tax expense..........................................        4,740
                                                               ----------
          Net income........................................   $    3,442
                                                               ==========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                                      UNREALIZED
                                      COMMON STOCK     ADDITIONAL       GAIN ON                      TOTAL
                                     ---------------    PAID-IN     AVAILABLE-FOR-    RETAINED   STOCKHOLDER'S
                                     NUMBER   AMOUNT    CAPITAL     SALE SECURITIES   EARNINGS      EQUITY
                                     ------   ------   ----------   ---------------   --------   -------------
BALANCE AT DECEMBER 31, 1995.......   500      $500      $4,500         $ 8,713       $ 77,869     $ 91,582
  Net income.......................    --        --          --              --          3,442        3,442
  Unrealized gain on
     available-for-sale
     securities....................    --        --          --           6,259             --        6,259
                                      ---      ----      ------         -------       --------     --------
BALANCE AT DECEMBER 31, 1996.......   500      $500      $4,500         $14,972       $ 81,311     $101,283
                                      ===      ====      ======         =======       ========     ========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
OPERATING ACTIVITIES
Net income..................................................   $   3,442
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      41,786
  Accrued interest on note payable to related party.........       3,434
  Income tax expense........................................       4,740
  Changes in operating assets and liabilities:
     Patient accounts receivable............................      28,527
     Inventory..............................................     (13,367)
     Prepaid expenses.......................................      (3,330)
     Prepaid rent -- related party..........................     (18,141)
     Accounts payable and accrued expenses and bank
      overdraft.............................................      42,128
     Accrued and deferred compensation......................       6,345
                                                               ---------
          Net cash provided by operating activities.........      95,564
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (11,022)
Purchases of available-for-sale securities..................      (7,462)
                                                               ---------
Net cash used in investing activities.......................     (18,484)
FINANCING ACTIVITIES
Borrowings on long-term debt................................     109,700
Repayment of long-term debt.................................     (56,780)
Repayments to related party.................................     (30,000)
Repayment of line of credit.................................    (100,000)
                                                               ---------
Net cash used in financing activities.......................     (77,080)
                                                               ---------
Increase in cash and cash equivalents.......................          --
Cash and cash equivalents, beginning of year................          --
                                                               ---------
Cash and cash equivalents, end of year......................   $      --
                                                               =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................   $  15,571
                                                               =========
Cash paid for income taxes..................................   $     850
                                                               =========

                            See accompanying notes.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Richard L. Short, D.O., P.A., a Florida professional corporation (the Company), operates a professional medical practice in Pinellas Park, Florida, specializing in ophthalmology.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has evaluated its investment policies and determined that all of its securities are classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Realized gains and losses, and losses in value judged to be other than temporary on available-for-sale investments, are included in other revenue. The cost of securities sold is based on the specific identification method.

INVENTORY

     Inventory, consisting of eyeglass frames, contact lenses and optical supplies, is stated at cost using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method, with useful lives generally ranging from 5 to 31 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

NET PATIENT SERVICE REVENUES

     Net Patient service revenues are based on established billing rates less allowances for contractual adjustments for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     The following table summarizes the percentage of net patient service revenues by payor class for the year ended December 31, 1996:

Medicare....................................................   31%
Managed care plans..........................................   31
Medicaid....................................................    2
Other (including self-pay)..................................   36
                                                              ---
                                                              100%
                                                              ===

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third party payors.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

ADVERTISING COSTS

     The Company expenses all advertising costs as they are incurred. Advertising costs for the year ended December 31, 1996 was $15,178 and is included in general and administrative expenses in the accompanying financial statements.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of short-term borrowings reported in the financial statements reflects its fair value because of the short-term maturity of that financial instrument. It is not practicable to estimate the fair value of the Company's long-term debt because the Company's incremental borrowing rate cannot reasonably be determined.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     The Company leases certain real property from R&R Seminole, Ltd., (the Partnership) under a month-to-month arrangement for which no formal lease agreement has been executed. The Company is the general partner and has a 1% interest in the Partnership and the sole physician stockholder of the Company and his wife are the limited partners. The Company is the guarantor of the Partnership's mortgage note dated June 25, 1991 bearing interest at 8.875% with an outstanding principal balance of $742,446 at December 31, 1996. Rent expense, recorded by the Company, was approximately $183,000 in 1996 for property owned by the Partnership. Rental payments are based on monthly principal and interest payments due on the mortgage note payable on the property. Payments made by the Company to the Partnership totaled $201,141 in 1996. Prepaid rent to the Partnership totaled $97,593 at December 31, 1996.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. AVAILABLE-FOR-SALE SECURITIES

     All available-for-sale securities are comprised of mutual funds. The following is a summary of available-for-sale securities:

                                                             GROSS UNREALIZED
                                                             -----------------   ESTIMATED
                                                    COST      GAINS    LOSSES    FAIR VALUE
                                                   -------   -------   -------   ----------
1996.............................................  $46,104   $14,972   $    --    $61,076

     There were no realized gains or losses on available-for-sale securities during the year ended December 31, 1996.

4. PROPERTY, PLANT, AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996:

Medical equipment...........................................  $ 250,198
Office equipment and furniture..............................    100,301
Automobile..................................................     27,685
Leasehold improvements......................................     17,989
                                                              ---------
                                                                396,173
Accumulated depreciation....................................   (324,629)
                                                              ---------
                                                              $  71,544
                                                              =========

5. LINE OF CREDIT

     At December 31, 1995, the Company had $100,000 outstanding on a line of credit with a bank. Interest on the outstanding principal amount was payable monthly at prime (8.5% at December 31, 1995) plus 2%. The line of credit matured in May 1996 and was repaid.

6. NOTE PAYABLE TO RELATED PARTY

     In 1993, the Company issued a note payable for $40,000 to an employee physician to purchase the assets of his optometry practice. As part of the asset purchase agreement, the employee physician entered into an employment agreement (the Employment Agreement) with the Company. (See Employment Agreements below for additional information.) The outstanding principal balance on the note due to the employee physician was $27,080 at December 31, 1996. Accrued interest on the note payable was $10,701 at December 31, 1996. The note is payable in five annual installments of $10,548 per year including interest at 10% per annum, commencing July 1998.

     Under the terms of the Employment Agreement, the Company is to pay the employee physician deferred compensation of $9,551 per year for five years beginning August 1, 1998. The payments are to be reduced by certain amounts if the employee physician does not complete five years of service for the Company beginning July 1, 1993. In addition, deferred compensation payments may be reduced if the dollar value of the employee physician's practice production averaged less than $200,000 per year during the two-year period ended July 31, 1995. The accrued liability for deferred compensation payable to the employee physician, discounted at 8.25%, was $14,826 at December 31, 1996.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT

     Long-term debt at December 31, 1996 consists of the following:

Note payable to bank, interest at prime (8.25% at December
  31, 1996) plus .75%, principal of $1,828 plus interest
  payable monthly, collateralized by accounts receivable,
  inventories, furniture and equipment, due August 2001.....  $102,387
Less current maturities.....................................   (21,936)
                                                              --------
Long-term debt..............................................  $ 80,451
                                                              ========

     Aggregate maturities required on long-term debt at December 31, 1996, are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1997........................................................  $ 21,936
1998........................................................    21,936
1999........................................................    21,936
2000........................................................    21,936
2001........................................................    14,643
                                                              --------
                                                              $102,387
                                                              ========

8. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Noncurrent
  Depreciation..............................................   $ 7,102
  Contribution carryover....................................       106
                                                               -------
Total deferred tax assets...................................     7,208
                                                               -------
Current accrual to cash.....................................    86,248
Total deferred tax liabilities..............................    86,248
                                                               -------
Net deferred tax liabilities................................   $79,040
                                                               =======

     Components of the income tax provision (benefit) consists of the following for the year ended December 31, 1996:

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    ------
Federal..................................................    $--       $4,064     $4,064
State....................................................     --          676        676
                                                             ---       ------     ------
                                                             $--       $4,740     $4,740
                                                             ===       ======     ======

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes are different from the amount computed by applying the United States Statutory Rate to income before income taxes for the following reasons:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Income taxes at statutory rate..............................     $2,782
Permanent differences.......................................      1,396
State taxes, net of federal benefit.........................        446
Personal service corporation status.........................        116
                                                                 ------
                                                                 $4,740
                                                                 ======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at December 31, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. There was no change in the valuation allowance in 1996. At December 31, 1996, the Company did not have available any net operating loss carryforwards.

9. MALPRACTICE INSURANCE

     The Company carries claims-made malpractice insurance for each of its physicians. This insurance provides coverage of $1 million per incident, with a $3 million annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

10. RETIREMENT PLAN

     The Company maintains a profit-sharing plan covering all employees with two years of service. The amount of contribution to the plan is determined annually by the Board of Directors and may vary from zero to fifteen percent of covered compensation.

     The Company restated its profit sharing plan effective October 1, 1996 to comply with Section 401(k) of the Federal Internal Revenue Code. The plan allows employees with one year of service to defer up to fifteen percent of their salary with a discretionary matching Company contribution. Total Company expense related to the plan was $61,815 for the year ended December 31, 1996.

11. EMPLOYMENT AGREEMENTS

     The Company employs several physicians through various employment agreements. Compensation is calculated as a percentage of the dollar value of practice production collected which is attributable to the employee physician. The compensation percentage ranges from 40% to 70%. The employment agreements are one year in duration and may be canceled with 90 days written notice by either party.

     In addition, if the sole stockholder of the Company should die during the term of a certain physician employment agreement, the physician employee shall have 15 days to match any offer received to purchase all or a portion of the stock or assets of the Company.

12. SUBSEQUENT EVENT

     On March 28, 1997, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 129,000 shares of Vision common stock. In connection therewith, the Company entered into a 40-year business management agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

                          RICHARD L. SHORT, D.O., P.A.
                        D/B/A EYE ASSOCIATES OF PINELLAS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Cochise Eye & Laser, P.C.

     We have audited the accompanying balance sheet of Cochise Eye & Laser, P.C. as of July 31, 1996, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cochise Eye & Laser, P.C. at July 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
March 28, 1997
except for Note 6, as to which the date is May 1, 1997

                           COCHISE EYE & LASER, P.C.

                                 BALANCE SHEETS

                                                              JULY 31,    APRIL 30,
                                                                1996        1997
                                                              --------   -----------
                                                                         (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $155,798    $256,567
  Patient accounts receivable, net..........................   333,877     262,543
  Inventories...............................................   102,715      87,564
  Due from related party....................................     1,087      32,054
  Prepaid expenses..........................................    60,288      22,756
                                                              --------    --------
          Total current assets..............................   653,765     661,484
Due from related party......................................     6,952       6,952
Property, equipment and improvements, net...................   333,273     329,528
                                                              --------    --------
          Total assets......................................  $993,990    $997,964
                                                              ========    ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $139,105    $     --
  Accounts payable..........................................    42,595      37,634
  Accrued pension contribution..............................   126,629      60,489
  Accrued compensation......................................    28,619      42,650
                                                              --------    --------
          Total current liabilities.........................   336,948     140,773
  Deferred tax liability....................................   245,710     321,710
Stockholders' equity:
  Common stock, $1 par value: 50,000 shares authorized;
     1,225 (1996) and 1,247 (1997) shares issued and
     outstanding............................................     1,225       1,247
  Additional paid-in capital................................    95,625     104,197
  Due from stockholder......................................
  Retained earnings.........................................   314,482     430,037
                                                              --------    --------
          Total stockholders' equity........................   411,332     535,481
                                                              --------    --------
          Total liabilities and stockholders' equity........  $993,990    $997,964
                                                              ========    ========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                              STATEMENTS OF INCOME

                                                                                NINE-MONTH
                                                                               PERIOD ENDED
                                                             YEAR ENDED          APRIL 30,
                                                              JULY 31,    -----------------------
                                                                1996         1996         1997
                                                             ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues:
  Net patient service revenues.............................  $2,096,246   $1,679,545   $1,627,918
  Sale of optical supplies.................................     599,944      448,461      558,530
  Other....................................................       7,102        6,546       35,832
                                                             ----------   ----------   ----------
          Total revenues...................................   2,703,292    2,134,552    2,222,280
Expenses:
  Compensation to physician stockholders...................     740,324      450,872      432,456
  Salaries, wages and benefits.............................     837,029      610,318      711,509
  Cost of optical supplies sold............................     313,644      228,819      300,265
  Optical, clinical and surgical supplies..................     254,328      220,812      175,516
  General and administrative...............................     156,191      101,663      174,035
  Advertising..............................................      40,285       16,234       42,236
  Contract services........................................      31,090       17,170       17,309
  Insurance................................................      23,422        4,657       27,399
  Building and equipment rent..............................     109,292       74,724       93,003
  Depreciation and amortization............................      72,927       55,452       56,997
  Interest.................................................       1,415        2,183           --
                                                             ----------   ----------   ----------
          Total expenses...................................   2,579,897    1,782,904    2,030,725
                                                             ----------   ----------   ----------
          Income before income taxes.......................     123,345      351,648      191,555
                                                             ----------   ----------   ----------
Income taxes...............................................      53,852       40,000       76,000
                                                             ----------   ----------   ----------
Net income.................................................  $   69,493   $  311,648   $  115,555
                                                             ==========   ==========   ==========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL                   TOTAL
                                                ---------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                NUMBER   AMOUNT    CAPITAL     EARNINGS       EQUITY
                                                ------   ------   ----------   ---------   -------------
BALANCE AT AUGUST 1, 1995.....................  1,113    $1,113    $ 52,762    $262,989      $316,864
  Issuance of common stock....................    112       112      42,863          --        42,975
  Net income..................................     --        --          --      69,493        69,493
  Distributions to stockholders...............     --        --          --     (18,000)      (18,000)
                                                -----    ------    --------    --------      --------
BALANCE AT JULY 31, 1996......................  1,225     1,225      95,625     314,482       411,332
  Issuance of common stock....................     22        22       8,572          --         8,594
  Net income..................................     --        --          --     115,555       115,555
                                                -----    ------    --------    --------      --------
BALANCE AT APRIL 30, 1997 (UNAUDITED).........  1,247    $1,247    $104,197    $430,037      $535,481
                                                =====    ======    ========    ========      ========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                            STATEMENTS OF CASH FLOWS

                                                                                NINE-MONTH
                                                                               PERIOD ENDED
                                                              YEAR ENDED         APRIL 30,
                                                               JULY 31,    ---------------------
                                                                 1996        1996        1997
                                                              ----------   ---------   ---------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $  69,493    $ 311,648   $ 115,555
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     72,927       55,452      56,997
  Income taxes..............................................     53,852       40,000      76,000
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................    (73,990)     (69,606)     71,334
     Inventories............................................         --        8,793      15,151
     Prepaid expenses.......................................    (39,908)          --      37,532
     Due from related party.................................     12,858        2,897     (30,967)
     Accounts payable and accrued expenses..................    122,797      (36,381)   (196,175)
                                                              ---------    ---------   ---------
          Net cash provided by operating activities.........    218,029      312,803     145,427
INVESTING ACTIVITIES
Purchases of property, equipment and improvements...........   (107,954)     (98,471)    (53,252)
                                                              ---------    ---------   ---------
Net cash used in investing activities.......................   (107,954)     (98,471)    (53,252)
FINANCING ACTIVITIES
Payment of capital lease obligation.........................    (31,513)      (8,964)         --
Issuance of common stock....................................     42,975       22,538       8,594
Distributions to stockholders...............................    (18,000)          --          --
                                                              ---------    ---------   ---------
          Net cash provided by (used in) financing
            activities......................................     (6,538)      13,574       8,594
                                                              ---------    ---------   ---------
Net increase in cash equivalents............................    103,537      227,906     100,769
Cash equivalents at beginning of period.....................     52,261       52,261     155,798
                                                              ---------    ---------   ---------
          Cash equivalents at end of period.................  $ 155,798    $ 280,167   $ 256,567
                                                              =========    =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $   1,415    $   1,313   $      --
                                                              =========    =========   =========

                            See accompanying notes.

                           COCHISE EYE & LASER, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Cochise Eye & Laser, P.C. (the Company), an Arizona corporation, operates a professional medical practice, specializing in general ophthalmology, surgery, and optometry. The Company has three offices located in Sierra Vista, Benson and Douglas, Arizona.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of April 30, 1997 and for the nine-month periods ended April 30, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending July 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories consist primarily of optical lenses, contact lenses and eyeglass frames. Inventories are stated at the lower of cost or market, with cost determined on a specific-identification basis.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation and amortization, including amortization of assets held under capital lease agreements are computed using the straight-line method, with useful lives generally ranging from 5 to 20 years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Property, equipment and improvements consist of the following at July 31, 1996:

Land........................................................  $ 42,710
Medical, optical and surgical equipment.....................   511,837
Office equipment and furniture..............................   260,274
Vehicles....................................................    20,753
Leasehold improvements......................................   103,783
                                                              --------
                                                               939,357
Less accumulated depreciation and amortization..............  (606,084)
                                                              --------
                                                              $333,273
                                                              ========

     Included in medical equipment as of July 31, 1996 are assets acquired through capital leases with original costs of approximately $42,000.

     Amortization expense related to capital leases was approximately $8,000 for the year ended July 31, 1996, and is included in depreciation in the statement of income.

                           COCHISE EYE & LASER, P.C.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all current assets and current liabilities approximates their fair value because of their short-term nature.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare and the Arizona Health Care Cost Containment System (AHCCS), and various other discount arrangements. Payments received under these programs and arrangements, which generally are based on predetermined rates, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended July 31, 1996, approximately 27% of the Company's net patient service revenues were derived from the Medicare and AHCCS programs. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrong doing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCS programs.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           COCHISE EYE & LASER, P.C.

2. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at July 31, 1996:

DEFERRED TAX ASSETS
Noncurrent:
  NOL carryforward..........................................  $  10,722
  Other.....................................................      2,664
                                                              ---------
          Total deferred tax assets.........................     13,386
                                                              ---------
DEFERRED TAX LIABILITIES
Noncurrent:
Depreciation................................................     43,620
Accrual to cash.............................................    215,476
                                                              ---------
          Total deferred tax liabilities....................   (259,096)
                                                              ---------
Net deferred liability......................................  $(245,710)
                                                              =========

     Components of the income tax provision consist of the following for the year ended July 31, 1996:

                                                           CURRENT   DEFERRED    TOTAL
                                                           -------   --------   --------
Federal..................................................  $   --    $ 41,987   $ 41,987
State....................................................      --      11,865     11,865
                                                           ------    --------   --------
                                                           $   --    $ 53,852   $ 53,852
                                                           ======    ========   ========

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons for the year ended July 31, 1996:

Income taxes at the statutory rate..........................  $41,937
Permanent differences.......................................    7,712
State taxes, net of federal benefit.........................    2,969
Personal service corporation status.........................    1,234
                                                              -------
                                                              $53,852
                                                              =======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at July 31, 1996 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At July 31, 1996, the Company has net operating loss carryforwards of approximately $26,000 which expire in the years 2010 and 2011.

3. MALPRACTICE INSURANCE

     The Company carries malpractice insurance for its physicians and optometrists. This insurance provides coverage of $1,000,000 per incident with a $3,000,000 annual limit, with the exception of one optometrist who has coverage of $2,000,000 per incident and a $4,000,000 annual limit. Coverage for the physicians is on a claims-made basis, while coverage for the optometrists is on an occurrence basis. In addition, the Company has an umbrella policy which provides coverage of $1,000,000 per incident and $3,000,000 per annum. Management is not aware of any reported claims pending against the Company. Losses resulting from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

                           COCHISE EYE & LASER, P.C.

4. RETIREMENT PLAN

     The Company maintains a profit sharing plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. The Company makes discretionary contributions on behalf of eligible employees which are subject to various limits. Total expense related to the profit sharing plan for the year ended July 31, 1996 was approximately $75,000.

     The Company maintains a money purchase pension plan which covers substantially all employees. The Company makes annual contributions on behalf of eligible employees based on 5.7% of the employee's compensation, plus 5.7% of the employee's compensation in excess of the taxable wage base as defined in the plan. Total expense related to the money purchase pension plan for the year ended July 31, 1996 was approximately $52,000.

5. RELATED PARTY TRANSACTIONS

     The physician stockholders of the Company provide virtually all ophthalmology services and their related salaries and benefits are reported as compensation to physician stockholders in the accompanying statement of income.

     The Company rents the Sierra Vista building from one of its stockholders. Total rent paid to the stockholder for the year ended July 31, 1996 approximated $83,000, and is included in building and equipment rent in the accompanying statement of income.

     Included as a reduction to stockholders' equity is a note receivable for $900 from a stockholder related to the purchase of common stock.

     As of July 31, 1996, the Company had an amount due from an employee of $8,039, bearing interest at 8% and payable through 2010.

6. SUBSEQUENT EVENTS

     On May 1, 1997, substantially all assets and liabilities were acquired by Vision Twenty-One, Inc. (Vision) in exchange for 169,150 shares of Vision common stock. In connection therewith, the Company entered into a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the practice.

     The financial statements of the Company have been prepared as supplemental information about the Association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Retina Associates, Southwest, P.C. and
DGL Properties, Inc.

     We have audited the accompanying combined balance sheet of Retina Associates, Southwest, P.C. and DGL Properties, Inc. (collectively referred to as the Company), as of July 31, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at July 31, 1997 of Retina Associates, Southwest, P.C. and DGL Properties, Inc. and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Tampa, Florida
October 31, 1997

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

                             COMBINED BALANCE SHEET

                                                              JULY 31,
                                                                1997
                                                              --------
                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 18,806
  Patient accounts receivable, net of allowance for
     uncollectible accounts of approximately $163,000.......   303,774
  Prepaid expenses..........................................    13,710
                                                              --------
          Total current assets..............................   336,290
Property, equipment and improvements, net...................   107,289
Deposits and other assets...................................    22,489
                                                              --------
          Total assets......................................  $466,068
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 18,864
  Accrued compensation......................................    13,949
  Accrued pension contribution..............................     7,310
  Deferred rent.............................................    20,929
  Deferred tax liability....................................   111,286
                                                              --------
          Total current liabilities.........................   172,338
Deferred tax liability......................................       654
Stockholders' equity:
  Common stock, $1 par value: 2,000,000 shares authorized,
     17,250 shares issued and outstanding...................    17,250
  Retained earnings.........................................   275,826
                                                              --------
          Total stockholders' equity........................   293,076
                                                              --------
          Total liabilities and stockholders' equity........  $466,068
                                                              ========

                            See accompanying notes.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                                              YEAR ENDED
                                                               JULY 31,
                                                                 1997
                                                              ----------
Revenues:
  Net patient service revenues..............................  $2,980,662
  Other income..............................................      53,444
                                                              ----------
          Total revenues....................................   3,034,106
Expenses:
  Compensation to physician stockholders....................   1,731,361
  Salaries, wages and benefits..............................     563,052
  General and administrative................................     193,312
  Building rent.............................................     169,218
  Professional fees.........................................     159,742
  Insurance.................................................      58,579
  Medical supplies..........................................      17,267
  Advertising...............................................      14,261
  Depreciation and amortization.............................      32,766
                                                              ----------
          Total expenses....................................   2,939,558
                                                              ----------
          Income before income taxes........................      94,548
Income tax benefit..........................................      13,091
                                                              ----------
Net income..................................................  $  107,639
                                                              ==========

                            See accompanying notes.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK                     TOTAL
                                                        ----------------   RETAINED    STOCKHOLDERS'
                                                        NUMBER   AMOUNT    EARNINGS       EQUITY
                                                        ------   -------   ---------   -------------
BALANCE, AUGUST 1, 1996...............................  17,250   $17,250   $ 327,787     $ 345,037
  Net income..........................................     --         --     107,639       107,639
  Distributions to stockholders.......................     --         --    (159,600)     (159,600)
                                                        ------   -------   ---------     ---------
BALANCE, JULY 31, 1997................................  17,250   $17,250   $ 275,826     $ 293,076
                                                        ======   =======   =========     =========

                            See accompanying notes.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 31, 1997

                                                              YEAR ENDED
                                                               JULY 31,
                                                                 1997
                                                              ----------
OPERATING ACTIVITIES
Net income..................................................  $ 107,639
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     32,766
  Amortization of deferred rent.............................    (23,952)
  Income tax benefit........................................    (13,091)
  Changes in operating assets and liabilities:
     Patient accounts receivable, net.......................     54,148
     Prepaid expenses.......................................     (2,208)
     Accounts payable.......................................     10,993
     Accrued compensation...................................     (7,016)
     Accrued pension contribution...........................      7,032
                                                              ---------
          Net cash provided by operating activities.........    166,311
INVESTING ACTIVITIES
Purchases of property and equipment.........................    (14,735)
Decrease in deposits and other assets.......................      7,212
                                                              ---------
          Net cash used in investing activities.............     (7,523)
FINANCING ACTIVITIES
Distributions to stockholders...............................   (159,600)
                                                              ---------
          Net cash used in financing activities.............   (159,600)
Decrease in cash and cash equivalents.......................       (812)
Cash and cash equivalents at beginning of year..............     19,618
                                                              ---------
          Cash and cash equivalents at end of year..........  $  18,806
                                                              =========

                            See accompanying notes.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 JULY 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Retina Associates, Southwest, P.C. (RAS), an Arizona corporation, operates a professional medical practice, specializing in general ophthalmology and surgery. DGL Properties, Inc. (DGL), an Arizona corporation with common ownership, invests in commercial property. Both corporations operate in Tucson, Arizona, and surrounding communities in Pima County, and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at five to fifteen years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

NET PATIENT SERVICE REVENUES

     Net patient service revenues are based on established billing rates, less allowances for contractual adjustments for patients covered by Medicare, the Arizona Health Care Cost Containment System (AHCCS) and various other discount arrangements. Payments received under these programs and arrangements, which are based on predetermined rates, are generally less than the Company's established billing rates and the differences are recorded as contractual adjustments at the time the related service is rendered.

     For the year ended July 31, 1997, approximately 33% of the Company's net patient service revenues were derived from the Medicare and AHCCS programs. The Company does not believe that there are any credit risks associated with receivables due from governmental agencies. Concentration of credit risk from other payors is limited by the number of patients and payors. The Company does not require any form of collateral from its patients or third-party payors.

     Laws and regulations governing the Medicare and AHCCS programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquires have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and AHCCS programs.

INCOME TAXES

     Income taxes for RAS have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

     DGL is taxed under the provisions of Subchapter S of the Internal Revenue Code, which generally provides that in lieu of corporate taxes, the stockholders shall be taxed on DGL's taxable income in accordance with their ownership interests. As a result, the accompanying combined financial statements include no provision for income taxes for DGL.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying footnotes. Actual results could differ from those estimates.

2. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following at July 31, 1997:

Medical equipment...........................................  $ 482,771
Office furniture and equipment..............................    365,039
Leasehold improvements......................................     18,019
Computer software...........................................     21,480
                                                              ---------
                                                                887,309
                                                               (780,020)
                                                              ---------
Less accumulated depreciation and amortization..............  $ 107,289
                                                              =========

3. LEASE COMMITMENTS

     Future minimum lease commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) at July 31, 1997 are as follows:

Year ending July 31:
1998........................................................  $174,654
1999........................................................   160,720
2000........................................................   156,682
2001........................................................   162,952
2002........................................................   169,474
Thereafter..................................................    28,428
                                                              --------
          Total minimum lease payments......................  $852,910
                                                              ========

4. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

     Significant components of RAS's deferred tax assets and liabilities are as follows on July 31, 1997:

DEFERRED TAX ASSETS
Noncurrent:
  Deferred rent.............................................  $   8,549
  NOL carryforward..........................................      2,453
  Other.....................................................        250
                                                              ---------
          Total deferred tax assets.........................     11,252
                                                              ---------
DEFERRED TAX LIABILITIES
Current:
  Accrual to cash...........................................    111,286
Noncurrent:
  Depreciation..............................................     11,906
                                                              ---------
          Total deferred tax liabilities....................    123,192
                                                              ---------
Net deferred tax liability..................................  $(111,940)
                                                              =========

     Components of the income tax benefit consist of the following for the year ended July 31, 1997:

Current:
  Federal...................................................  $     --
  State.....................................................        --
Deferred:
  Federal...................................................   (10,206)
  State.....................................................    (2,885)
                                                              --------
                                                              $(13,091)
                                                              ========

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons for the year ended July 31, 1997:

Income taxes at the statutory rate..........................  $ 32,146
Permanent differences.......................................     2,767
S-corporation income........................................   (45,809)
State taxes, net of federal benefit.........................    (1,903)
Personal service corporation status.........................      (292)
                                                              --------
                                                              $(13,091)
                                                              ========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance at July 31, 1997 is necessary to reduce the deferred tax assets to the amount that will, more likely than not, be realized. At July 31, 1997, RAS has available net operating loss carryforwards of $5,383, which expire in the year 2010.

5. MALPRACTICE INSURANCE

     The Company carries claims-made medical malpractice insurance for each of its physicians. This insurance provides coverage of $2,000,000 per incident, with a $4,000,000 aggregate annual limit. In addition, the Company has an umbrella policy which provides coverage of $5,000,000 per claim, with a $5,000,000 annual limit. Management is not aware of any reported claims pending against the Company. Losses resulting

          RETINA ASSOCIATES, SOUTHWEST, P.C. AND DGL PROPERTIES, INC.

from unreported claims cannot be estimated by management and, therefore, are not included in the accompanying financial statements.

6. RETIREMENT PLAN

     The Company maintains a profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan allows employees with one year of service to defer up to ten percent of their compensation with a matching Company contribution equal to twenty-five percent of the employees eligible contributions as defined in the plan document. The Company may also elect to contribute a discretionary amount on behalf of all eligible employees. Total Company expense related to the plan was approximately $93,500 for the year ended July 31, 1997.

7. COMMITMENTS

     The Company has an employment agreement with a physician-stockholder which provides for, among other things, base pay and various insurance coverages. Additionally, the Company has a deferred compensation agreement with a physician-stockholder which provides for compensation in the event of voluntary or involuntary termination. DGL has a stockholder's agreement which requires the Company to purchase any shares of the Company's stock held by deceased stockholders from their estate at a purchase price based upon the value of such stock as set at the last regular meeting of the stockholders prior to the death of the stockholder.

8. SUBSEQUENT EVENT

     On September 15, 1997, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for approximately 219,000 shares of Vision common stock and cash of $1,800,000. In connection therewith, the Company entered into a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the Company.

     The combined financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Managed Health Service, Inc.

     We have audited the accompanying balance sheet of Managed Health Service, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Managed Health Service, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Tampa, Florida
November 21, 1997

                          MANAGED HEALTH SERVICE, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   AUGUST 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................    $     --      $441,764
                                                                --------      --------
          Total current assets..............................          --       441,764
Property and equipment, net.................................      10,873        12,097
Other assets................................................       5,447         4,925
                                                                --------      --------
          Total assets......................................    $ 16,320      $458,786
                                                                ========      ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft............................................    $ 11,120      $     --
  Medical claims payable....................................     263,661       454,538
  Due to related parties....................................       8,712         2,554
                                                                --------      --------
          Total current liabilities.........................     283,493       457,092
Stockholders' equity (deficit):
  Common stock, $1.00 par value: 7,500 shares authorized,
     100 shares issued and outstanding......................         100           100
  Retained earnings (accumulated deficit)...................    (267,273)        1,594
                                                                --------      --------
          Total stockholders' equity (deficit)..............    (267,173)        1,694
                                                                --------      --------
          Total liabilities and stockholders' equity
            (deficit).......................................    $ 16,320      $458,786
                                                                ========      ========

                            See accompanying notes.

                          MANAGED HEALTH SERVICE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 EIGHT-MONTH
                                                                                PERIOD ENDED
                                                             YEAR ENDED          AUGUST 31,
                                                            DECEMBER 31,   -----------------------
                                                                1996          1996         1997
                                                            ------------   ----------   ----------
                                                                                 (UNAUDITED)
Revenues:
  Managed care revenues...................................   $1,688,070    $1,082,327   $1,978,988
  Other income............................................        6,661         3,965        3,634
                                                             ----------    ----------   ----------
          Total revenues..................................    1,694,731     1,086,292    1,982,622
Expenses:
  Medical claims..........................................    1,178,866       721,778    1,462,132
  Management fees to a related party......................      509,665       161,899      237,529
  General and administrative..............................       25,940         7,209       12,422
  Depreciation and amortization...........................        6,826         3,688        1,672
                                                             ----------    ----------   ----------
          Total expenses..................................    1,721,297       894,574    1,713,755
                                                             ----------    ----------   ----------
Net income (loss).........................................   $  (26,566)   $  191,718   $  268,867
                                                             ==========    ==========   ==========

                            See accompanying notes.

                          MANAGED HEALTH SERVICE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                           RETAINED          TOTAL
                                                        COMMON STOCK       EARNINGS      STOCKHOLDERS'
                                                       ---------------   (ACCUMULATED)      EQUITY
                                                       NUMBER   AMOUNT     DEFICIT)        (DEFICIT)
                                                       ------   ------   -------------   -------------
BALANCE, JANUARY 1, 1996.............................    100     $100      $(240,707)      $(240,607)
  Net loss...........................................                        (26,566)        (26,566)
                                                        ----     ----      ---------       ---------
BALANCE, DECEMBER 31, 1996...........................    100      100       (267,273)       (267,173)
  Net income (Unaudited).............................                        268,867         268,867
                                                        ----     ----      ---------       ---------
BALANCE, AUGUST 31, 1997 (UNAUDITED).................    100     $100      $   1,594       $   1,694
                                                        ====     ====      =========       =========

                            See accompanying notes.

                          MANAGED HEALTH SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 EIGHT-MONTH
                                                                                PERIOD ENDED
                                                               YEAR ENDED        AUGUST 31,
                                                              DECEMBER 31,   -------------------
                                                                  1996         1996       1997
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................    $(26,566)    $191,718   $268,867
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................       6,826        3,688      1,672
  Changes in operating assets and liabilities:
     Accounts receivable....................................     106,146      106,146
     Bank overdraft.........................................      11,120                 (11,120)
     Medical claims payable.................................     (66,826)     (51,917)   190,877
     Due to related parties.................................     (37,736)       2,502     (6,158)
                                                                --------     --------   --------
          Net cash provided by (used in) operating
            activities......................................      (7,036)     252,137    444,138
INVESTING ACTIVITIES
Purchases of property and equipment.........................      (6,613)          --     (2,374)
                                                                --------     --------   --------
          Net cash used in investing activities.............      (6,613)          --     (2,374)
Increase (decrease) in cash.................................     (13,649)     252,137    441,764
Cash at beginning of period.................................      13,649       13,649         --
                                                                --------     --------   --------
          Cash at end of period.............................    $     --     $265,786   $441,764
                                                                ========     ========   ========

                            See accompanying notes.

                          MANAGED HEALTH SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Managed Health Service, Inc. (the Company), a Florida corporation, is a managed care organization which contracts with third-party health benefits payors in the Tampa, Florida area to provide eye care services through a network of associated optometry and ophthalmology practices and ambulatory surgical centers. The managed care contracts are for one year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Revenues from one payor (Note 3) constituted approximately 70%, 75% and 40% of managed care revenues for the year ended December 31, 1996 and the eight-month periods ended August 31, 1996 and 1997 (unaudited), respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of August 31, 1997 and for the eight-month periods ended August 31, 1996 and 1997 do not provide all disclosures included in the annual financial statements. These interim statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the 1997 interim period are not necessarily indicative of the results for the year ending December 31, 1997. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at three to five years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

MANAGED CARE REVENUES

     Managed care revenues are derived from monthly capitation payments from health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue on the accrual basis at contractually agreed-upon rates.

INCOME TAXES

     Effective January 1, 1996, the Company has elected to have its income taxed as an S corporation for income tax purposes. As a result, in lieu of corporate income tax, the Company's taxable income is passed through to the stockholders of the Company and taxed at the individual level. Accordingly, no provision or liability for income tax has been reflected in the financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

MANAGEMENT FEES TO A RELATED PARTY

     Management fees to a related party were incurred through contractual arrangements between the Company and an ophthalmology practice under common control.

                          MANAGED HEALTH SERVICE, INC.

MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain health benefits payors, the Company is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to the Company and an estimate of provider claims incurred but not reported (IBNR).

     The Company estimates the amount of IBNR using methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by the Company.

     Certain medical claims were paid to an ophthalmology practice under common control. The expense related to these transactions totaled approximately $148,000, $72,000 and $87,000 for the year ended December 31, 1996 and the eight-month periods ended August 31, 1996 and 1997 (unaudited), respectively.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996:

Computer equipment and software.............................  $18,312
Less accumulated depreciation and amortization..............   (7,439)
                                                              -------
                                                              $10,873
                                                              =======

3. SUBSEQUENT EVENTS

     On September 17, 1997, substantially all assets and liabilities of the Company were acquired by Vision Twenty-One, Inc. (Vision) in exchange for $435,000 in cash and contingent consideration of 76,622 shares of Vision common stock and $395,000 in cash if certain post-acquisition performance targets are met. In connection therewith, the Company entered into a 40-year service agreement with Vision, whereby Vision will provide substantially all nonmedical services to the Company.

     The financial statements of the Company have been prepared as supplemental information about the association to which Vision will provide management services following consummation of the acquisition. The Company previously operated as a separate independent association. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

     A managed care contract with a third-party health benefits payor was terminated effective January 1, 1998 (Note 1).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MEC Health Care, Inc. and LSI Acquisition, Inc.

     We have audited the accompanying combined balance sheet of MEC Health Care, Inc. and LSI Acquisition, Inc. (collectively referred to as the Company), as of November 30, 1997, and the related combined statements of operations, stockholder's equity, and cash flows for the eleven-month period ended November 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at November 30, 1997 of MEC Health Care, Inc. and LSI Acquisition, Inc. and the combined results of their operations and their cash flows for the eleven-month period then ended in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Tampa, Florida
March 5, 1998

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

                             COMBINED BALANCE SHEET

                                                              NOVEMBER 30,
                                                                  1997
                                                              ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................   $  260,248
  Due from NNJEI............................................      491,047
  Due from health benefits payors...........................      111,266
  Prepaid expenses..........................................       21,228
                                                               ----------
          Total current assets..............................      883,789
Property, equipment and improvements, net...................      829,727
Intangible assets, net of accumulated amortization of
  approximately $86,000.....................................    1,515,724
Other assets................................................      165,793
Deferred tax asset..........................................        5,000
                                                               ----------
          Total assets......................................   $3,400,033
                                                               ==========

                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $   87,417
  Accrued compensation......................................      144,780
  Due to NNJEI..............................................       52,490
  Note payable..............................................       26,500
  Medical claims payable....................................    1,104,662
  Income taxes payable......................................      313,000
  Current portion of obligations under capital leases.......      232,095
                                                               ----------
          Total current liabilities.........................    1,960,944
Obligations under capital leases, net of current portion....      463,434
Stockholder's equity :
  Common stock, $.001 par value; 51,000 shares authorized;
  6,000 shares issued and outstanding.......................            6
  Retained earnings.........................................      975,649
                                                               ----------
          Total stockholder's equity........................      975,655
                                                               ----------
          Total liabilities and stockholder's equity........   $3,400,033
                                                               ==========

                            See accompanying notes.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                                              ELEVEN-MONTH
                                                              PERIOD ENDED
                                                              NOVEMBER 30,
                                                                  1997
                                                              ------------
Revenues:
  Managed care..............................................  $ 7,952,150
  Practice management fees..................................    2,920,873
  Other revenue.............................................      119,954
                                                              -----------
                                                               10,992,977
Operating expenses:
  Practice management expenses..............................    2,169,444
  Medical claims............................................    6,011,152
  Salaries, wages and benefits..............................      953,048
  General and administrative................................      429,176
  Management fee paid to Stockholder........................      292,989
  Depreciation and amortization.............................      341,882
                                                              -----------
                                                               10,197,691
                                                              -----------
Income from operations......................................      795,286
Interest expense............................................       76,600
                                                              -----------
Income before income taxes..................................      718,686
Income taxes................................................      308,000
                                                              -----------
Net income..................................................  $   410,686
                                                              ===========

                            See accompanying notes.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

                                              COMMON STOCK     ADDITIONAL                    TOTAL
                                             ---------------     PAID-IN     RETAINED    STOCKHOLDER'S
                                             SHARES   AMOUNT     CAPITAL     EARNINGS       EQUITY
                                             ------   ------   -----------   ---------   -------------
BALANCE AT DECEMBER 31, 1996...............  6,000      $6     $ 2,552,765   $ 740,203    $ 3,292,974
  Net income...............................                                    410,686        410,686
  Capital distribution.....................                     (2,552,765)   (175,240)    (2,728,005)
                                             -----      --     -----------   ---------    -----------
BALANCE AT NOVEMBER 30, 1997...............  6,000      $6     $        --   $ 975,649    $   975,655
                                             =====      ==     ===========   =========    ===========

                            See accompanying notes.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                              ELEVEN-MONTH
                                                              PERIOD ENDED
                                                              NOVEMBER 30,
                                                                  1997
                                                              ------------
OPERATING ACTIVITIES
Net income..................................................  $   410,686
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      341,882
  Deferred income tax benefit...............................       (5,000)
  Changes in operating assets and liabilities:
     Due from NNJEI.........................................     (121,210)
     Due from health benefits payors........................     (111,266)
     Prepaid expenses.......................................      (14,628)
     Other assets...........................................     (150,000)
     Accounts payable and accrued expenses..................       34,105
     Accrued compensation...................................       50,193
     Medical claims payable.................................      509,951
     Due from Stockholder...................................    1,022,165
     Due to NNJEI...........................................       52,490
     Income taxes payable...................................      313,000
                                                              -----------
          Net cash provided by operating activities.........    2,332,368
INVESTING ACTIVITIES
Purchases of property, equipment and improvements...........      (54,375)
                                                              -----------
Net cash used in investing activities.......................      (54,375)
FINANCING ACTIVITIES
Payments on note payable....................................     (100,000)
Payments on obligations under capital leases................     (172,889)
Capital distribution........................................   (2,728,005)
                                                              -----------
          Net cash used in financing activities.............   (3,000,894)
                                                              -----------
Decrease in cash and cash equivalents.......................     (722,901)
Cash and cash equivalents at beginning of period............      983,149
                                                              ===========
          Cash and cash equivalents at end of period........      260,248
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $    78,000
                                                              ===========

                            See accompanying notes.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     MEC Health Care, Inc. (MEC), a Maryland corporation, is a managed care organization which contracts with third-party health benefits payors in Maryland and Virginia to provide eye care services through a network of associated optometry and ophthalmology practices. The managed care contracts range from one to five years and are terminable by either party generally on sixty to ninety days notice. The contracts generally are automatically renewable for a one-year period. Revenues from two payors constituted approximately 63% of managed care revenues for the eleven-month period ended November 30, 1997. LSI Acquisition, Inc. (LSIA), a New Jersey corporation, is a physician practice management company which provides business management services for Northern New Jersey Eye Institute, P.A. (NNJEI), a group of eye care professionals. Both MEC and LSIA operate under common ownership and are hereinafter collectively referred to as the Company. All significant intercompany transactions have been eliminated. MEC and LSIA are wholly-owned subsidiaries of LaserSight, Incorporated (Stockholder).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is computed using the straight-line method, with the assets' useful lives estimated at four to thirty-one years. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

INTANGIBLE ASSETS

     Intangible assets consists of the Services Agreement with NNJEI, which is being amortized on a straight-line method over 25 years.

     Amortization expense with respect to intangible assets was approximately $59,000 for the eleven-month period ended November 30, 1997.

OTHER ASSETS

     The Company purchased certain patient records and a managed care contract in 1996 and 1997, respectively, for which costs of approximately $166,000 (net of accumulated amortization of approximately $28,000) are included in other assets in the combined balance sheet as of November 30, 1997. The costs are being amortized on a straight-line method over four years. Amortization expense with respect to other assets was approximately $27,000 for the eleven-month period ended November 30, 1997.

MEDICAL CLAIMS PAYABLE

     In accordance with the capitation contracts entered into with certain health benefits payors, MEC is responsible for payment of providers' claims. Medical claims payable represent provider claims reported to MEC and an estimate of provider claims incurred but not reported (IBNR).

     MEC estimates the amount of IBNR using methodologies based upon the average interval between the date services are rendered and the date claims are reported and other factors considered relevant by MEC.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

     Certain medical claims were paid to an officer of MEC. The expense related to these transactions totaled approximately $285,000 for the eleven-month period ended November 30, 1997.

REVENUE RECOGNITION

  Managed Care

     Managed care revenues are derived from monthly capitation payments from health benefits payors which contract with MEC for the delivery of eye care services. MEC records this revenue on the accrual basis at contractually agreed-upon rates.

  Practice Management Fees

     Practice management fees are earned through management of NNJEI under the Services Agreement. This revenue represents reimbursement of practice management expenses incurred by LSIA, including depreciation and amortization expense of approximately $244,000 for the eleven-month period ended November 30, 1997. In addition, LSIA receives 5% of NNJEI's net practice revenues and 40% of the net practice earnings before physician related expenses, as determined under the Services Agreement.

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     The Company places cash and cash equivalents with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

INCOME TAXES

     The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. AFFILIATION WITH NNJEI

     Effective July 1, 1996, LSIA acquired substantially all of the assets and assumed certain liabilities of NNJEI, an ophthalmology practice located in New Jersey. The acquisition was accounted for by recording the assets and liabilities at fair value and allocating the remaining cost to the related Services Agreement. Under the Services Agreement, LSIA provides management, marketing and administrative services to NNJEI in return for a management fee. The Services Agreement has a 25-year life and is cancelable only for breach of its provisions or insolvency. NNJEI employs ophthalmologists and provides all eye care services to patients.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements consist of the following at November 30, 1997:

                        DESCRIPTION
                        -----------
Equipment held under capital leases.........................  $  979,170
Office furniture and equipment..............................     250,971
Leasehold improvements......................................      60,908
Vehicles....................................................      20,500
                                                              ----------
                                                               1,311,549
Less accumulated depreciation and amortization..............    (481,822)
                                                              ----------
                                                              $  829,727
                                                              ==========

     Depreciation and amortization of property, equipment and improvements totaled approximately $256,000 for the eleven-month period ended November 30, 1997. Amortization expense related to capital leases is included in depreciation and amortization in the combined statement of operations.

4. NOTE PAYABLE

     Note payable consists of the following as of November 30, 1997:

Non-interest bearing note payable to an individual, due
  October 15, 1998. The note is secured by certain equipment of LSIA...................................................  $26,500
                                                              =======

5. CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under noncancelable capital leases (with an initial or remaining term in excess of one year). Future minimum lease commitments are as follows:

Month ending December 31, 1997..............................  $  25,507
Year ending December 31:
  1998......................................................    306,083
  1999......................................................    306,083
  2000......................................................    181,163
  2001......................................................      4,706
                                                              ---------
Total minimum lease payments................................    823,542
Less amount representing interest...........................   (128,013)
                                                              ---------
Present value of minimum lease payments (including current
  portion of $232,095)......................................  $ 695,529
                                                              =========

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

6. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company leases its facilities and certain office equipment under noncancelable operating lease arrangements which expire at various dates, most with options for renewal. Certain facilities are leased from stockholders of NNJEI on a year-to-year basis and an officer of MEC through September 2002. As of November 30, 1997, future minimum lease payments under noncancelable operating leases with original terms of more than one year are as follows:

Month ending December 31, 1997..............................  $ 10,347
Year ending December 31:
  1998......................................................   222,964
  1999......................................................   222,964
  2000......................................................   214,562
  2001......................................................   204,316
  2002......................................................    79,137
                                                              --------
Total.......................................................  $954,290
                                                              ========

     Rent expense for the eleven-month period ended November 30,1997 was approximately $332,000. Rent expense related to locations leased from stockholders of NNJEI and an officer of MEC was approximately $241,000 during the eleven-month period ended November 30, 1997.

CONTINGENCY

     In October 1997, the Stockholder received a request for mediation/arbitration from NNJEI which relates to the services agreement between LSIA and NNJEI. This services agreement was entered into as part of LSIA's July 1996 acquisition of the assets of NNJEI. The request for mediation alleges breach of contract and fraud which the Stockholder denies and intends to vigorously defend. The mediation began in mid-November and is continuing. Under the terms of the services agreement, it will be followed by binding arbitration if a resolution cannot be reached. The physicians employed by NNJEI have threatened to discontinue providing professional services effective March 31, 1998. In the opinion of management of LSIA, the resolution of this matter will not have a material effect on the financial position or results of operations of LSIA or the Company.

MALPRACTICE

     LSIA and NNJEI are insured with respect to medical malpractice risks primarily on a claims-made basis. Management is not aware of any claims against LSIA or NNJEI which might have a material impact on LSIA's financial position. Losses resulting from unreported claims cannot be estimated by management and therefore, an accrual has not been included in the accompanying combined financial statements.

7. INCOME TAXES

     The Company accounts for income taxes under FASB Statement No. 109, "Accounting for Income Taxes (SFAS 109)". Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                MEC HEALTH CARE, INC. AND LSI ACQUISITION, INC.

     The components of the income tax provision (benefit) are as follows:

                                                              ELEVEN-MONTH
                                                              PERIOD ENDED
                                                              NOVEMBER 30,
                                                                  1997
                                                              ------------
Current
  Federal...................................................    $253,000
  State.....................................................      60,000
Deferred
  Federal...................................................      (4,000)
  State.....................................................      (1,000)
                                                                --------
          Total.............................................    $308,000
                                                                ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

                                                                DEFERRED TAX
                                                              ASSET (LIABILITY)
                                                                NOVEMBER 30,
TEMPORARY DIFFERENCES/CARRYFORWARDS                                 1997
-----------------------------------                           -----------------
Difference between book and tax amortization................       $5,000
                                                                   ------
          Total deferred tax assets.........................        5,000
Other deferred tax liabilities..............................           --
Valuation allowance.........................................           --
                                                                   ------
Net deferred taxes..........................................       $5,000
                                                                   ======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is not warranted at November 30, 1997.

     Income taxes are different from the amount computed by applying the United States statutory rate to income before income taxes for the following reasons:

                                                              ELEVEN-MONTH
                                                              PERIOD ENDED
                                                              NOVEMBER 30,
                                                                  1997
                                                              ------------
Income tax expense at the statutory rate....................    $244,000
Permanent differences.......................................      25,000
State taxes, net of federal benefit.........................      39,000
                                                                --------
Income taxes................................................    $308,000
                                                                ========

8. SUBSEQUENT EVENT

     Effective December 1, 1997, Vision Twenty-One, Inc. (Vision) acquired all of the outstanding stock of MEC and LSIA for $13.0 million, comprised of cash and common stock of Vision. The historical combined financial position, results of operations and cash flows of the Company do not reflect any adjustments relating to the acquisition.

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     5
The Company...........................    17
The Acquisitions......................    17
Use of Proceeds.......................    19
Selling Stockholders..................    20
Price Range of Common Stock...........    20
Dividend Policy.......................    21
Capitalization........................    22
Selected Pro Forma Financial Data.....    23
Selected Financial Data...............    24
Supplemental Selected Financial Data..    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    26
Business..............................    40
Management............................    46
Certain Transactions..................    53
Principal Stockholders................    56
Description of Capital Stock..........    57
Shares Eligible for Future Sale.......    61
Plan of Distribution..................    62
Legal Matters.........................    63
Experts...............................    63
Additional Information................    63
Index to Financial Statements.........   F-1

             ======================================================
             ======================================================
                                1,206,718 SHARES

                               VISION TWENTY-ONE
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                           , 1998
             ======================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the Offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........  $3,426
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Printing expenses...........................................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................
Registrar and Transfer Agent's fees and expenses............
Miscellaneous...............................................
                                                              ------
          Total.............................................  $
                                                              ======

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being sold by the Selling Shareholders hereunder, with the exception of underwriting discounts and commissions.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0831 of the Florida Business Corporation Act ("FBCA") limits the liability of directors of Florida corporations. Section 607.0831 provides as follows:

          1. A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

             a. The director breached or failed to perform his duties as a director; and

             b. The director's breach of, or failure to perform, those duties constitutes:

                (1) A violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful;

                (2) A transaction from which the director derived an improper personal benefit, either directly or indirectly;

                (3) A circumstance under which the liability provisions of Florida Statutes sec.607.0834 (liability for unlawful distributions) are applicable;

                (4) In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

                (5) In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          2. For the purposes of this section, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk;

             a. Known, or so obvious that it should have been known to the director; and

             b. Known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

          3. A director is deemed not to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and, without further limitation:

             a. In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the corporation, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

             b. The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

             c. The transaction was fair and reasonable to the corporation at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

          4. The circumstances set forth in subsection 3 are not exclusive and do not preclude the existence of other circumstances under which a director will be deemed not to have derived an improper benefit.

     Section 607.0850 of the FBCA empowers a Florida corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     The Articles of Incorporation of the Company provide that the Company shall indemnify any person who is or was a director or officer of the Company to the full extent permitted by Florida law. In addition, the Board of Directors of the Company has approved the execution by the Company of indemnification agreements with the Directors and certain officers of the Company, the form of which has been filed as an exhibit to the Registration Statement.

     The Company maintains director and officer liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company issued equity securities during 1997 in the following private transactions which were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) unless otherwise specifically set forth in the description of the issuance.

     In November 1996, the Company issued an aggregate of 2,685,318 shares of Common Stock to Theodore Gillette, Richard Sanchez and Peter Fontaine in connection with a reorganization of the Company.

     In May 1996 and October 1996, the Company issued an aggregate of 270,331 shares of Common Stock to Bruce S. Maller, a Director of the Company, as compensation for consulting and advisory services. These transactions were exempt from the registration requirements of the Securities Act pursuant to Rule 701.

     In September 1996, the Company issued 108,132 shares of Common Stock to Dr. Richard L. Lindstrom, a Director of the Company, as compensation for consulting and advisory services. See "Certain Transactions." This transaction was exempt from the registration requirements of the Securities Act pursuant to Rule 701.

     In December 1996, the Company sold an aggregate principal amount of $1,250,000 of its 10% Senior Subordinated Notes, Due December 19, 1999 (the "Notes"), to certain unrelated parties in a private placement. Each Note has a detachable Warrant exchangeable into 7,036 shares of Common Stock of the Company at an exchange price ranging from $6.00 to $7.11 per share, or in a cashless exchange for a reduced number of shares pursuant to a formula.

     In February 1997, the Company sold a 10% Senior Subordinated Series 1997 Note, Due December 19, 1999, in the principal amount of $2,000,000 (the "Note"), to Piper Jaffray Healthcare Fund II Limited Partnership in a private placement. The Note has a detachable Warrant exchangeable into a maximum of 333,333 shares of Common Stock at an exchange price ranging from $6.00 to $7.11 per share, or in a cashless exchange for a reduced number of shares pursuant to a formula.

     In an April 1997 private placement, which was amended in June 1997, the Company issued a promissory note to Prudential Securities Group in the maximum aggregate amount of $4.7 and warrants exchangeable into a maximum of 210,000 shares of Common Stock at an exchange price equal to the initial public offering price of the Company's Common Stock.

     In connection with the 1996 Acquisition, the Company issued non-negotiable promissory notes, as part of the purchase price, totaling approximately $2,000,000 and issued an aggregate of 2,223,053 shares of Common Stock.

     In 1996 and 1997, the Company granted options to purchase 682,677 shares of Common Stock under the Plans to certain employees, executive officers and affiliated professionals. These transactions were exempt from the registration requirements of the Securities Act pursuant to Rule 701.

     In April 1997, the Company issued 128,541 shares of Common Stock in connection with the acquisition of certain assets of Richard L. Short, D.O., P.A.

     In May 1997, the Company issued 11,411 shares of Common Stock, $19,000 in a non-negotiable promissory note and $26,000 in cash in connection with the acquisition of certain assets of Drs. Smith, Porter & Associates, P.A.

     In May 1997, the Company issued 169,150 shares of Common Stock in connection with the Merger Agreement with Cochise Eye & Laser, P.C.

     In June 1997, the Company issued 109,084 shares of Common Stock and $245,440 in non-negotiable promissory notes in connection with the acquisition agreements with Craig R. Cassidy, D.O., P.C., Sanford L. Moretsky, D.O., P.C., and Valley Outpatient Surgical Center, Inc.

     In June 1997, the Company issued 320,000 shares of Common Stock in connection with the acquisition of certain assets of Swagel-Wooten Eye Care Center, Ltd. and Aztec Optical.

     Effective July 1997, the Company issued 138,338 shares of Common Stock into escrow pending final closing upon the professional corporation obtaining a license in connection with the Merger Agreement with Eye Institute of Southern Arizona, P.C.

     In September 1997, the Company issued 219,057 shares of Common Stock in connection with the closing in escrow of the acquisition of Retina Associates Southwest, P.C.

     In September 1997, the Company issued 155,702 shares of Common Stock in connection with the closing in escrow of the acquisition of Florida Eye Care Center, Sever & Ramseur, M.D., P.A., Thomas J. Pusateri, M.D., P.A., and Leonard
E. Cortelli, M.D., P.A., Center Optical, Inc.

     In September 1997, the Company issued 22,453 shares of Common Stock in connection with the closing in escrow of the acquisition of Eye Q Corporation.

     In October 1997, the Company issued 70,659 shares of Common Stock in connection with the closing in escrow of the acquisition of Lawrence C. Taylor, Jr., M.D., P.A. and Leslie A. Tavares, M.D., P.A.

     In October 1997, the Company issued 56,636 shares of Common Stock with the acquisition of Lindstrom, Samuelson and Hardten Ophthalmology Associates, P.A.

     In an October 1997 private placement, the Company issued a promissory note to Prudential Securities Credit Corporation in the aggregate amount of $37.0 million and as a part of a commitment fee therefor, the Company issued warrants to purchase up to an aggregate of 50,000 shares of Common Stock at an exercise price of $11.50 per share. As a result of borrowings by the Company, Prudential Securities Credit Corporation received additional warrants to purchase an aggregate of approximately 107,000 shares of Common Stock as of January 30, 1998, as part of a funding fee calculated on a pro rata basis with respect to the actual amount borrowed by the Company, at exercise prices between $8.25 and $12.50 per share.

     In October 1997, the Company issued warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $13.25 per share to Prudential Securities Incorporated as compensation for advisory services in connection with the Block Acquisition.

     In October 1997, the Company issued warrants to purchase up to 10,000 shares of Common Stock at an exercise price of $13.625 per share to Prudential Securities Incorporated as a retainer in connection with the location of a bank credit facility and upon closing of such bank credit facility in January the Company issued warrants to purchase an additional 40,000 shares at an exercise price of $8.75 per share.

     Effective October 31, 1997, the Company issued 677,998 shares of Common Stock in connection with the acquisition of the stock of BBG-COA, Inc. of which 219,633 shares are contingent upon certain future events.

     Effective December 1, 1997, the Company issued 57,604 shares of Common Stock in connection with the acquisition of First Eye Care, P.C.

     In December, 1997 the Company issued 4,833 shares of Common Stock to Mr. William Balz in connection with the cashless conversion of his warrants. The warrant entitled Mr. Balz to purchase 8,333 shares of Common Stock at a conversion price of $6.00 per share or in lieu of paying the conversion price to receive a reduced amount of shares of Common Stock in a cashless conversion.

     In December 1997, the Company issued 812,500 shares of Common Stock and in January 1998, issued an additional 7,585 shares of Common Stock in connection with the acquisition of the stock of LSI Acquisition, Inc. and MEC Health Care, Inc.

     In December 1997, the Company issued 90,100 shares of Common Stock in connection with the acquisition of Desert Eye Associates, Ltd.

     In January 1998, the Company issued 6,733 shares of Common Stock in connection with the acquisition of James W. Dyson, O.D., P.C.

     In February 1998, the Company issued 16,799 shares of Common Stock in connection with the acquisition of Dr. Byron A. Teska, P.A.

     In March 1998, the Company issued an aggregate of 522,600 shares of Common Stock in connection with the acquisitions of Eye DRx and The Complete Optical Laboratory, Ltd., Corp.

     In March 1998, the Company issued an aggregate of 1,257,798 shares in connection with the acquisition of Vision Insurance Plan of America, Inc. and the merger of Eye Care One Corp.

     In April 1998, the Company issued 73,519 shares of Common Stock in connection with the acquisition of Robert L. Garrett, O.D., P.C.

     In April 1998, the Company issued 126,183 shares of Common Stock in connection with the acquisition of Master Eye Consultants, P.C.

     In April 1998, the Company issued 28,058 shares of Common Stock in connection with the acquisition of Dr. Freed & Associates, P.A.

     In April 1998, the Company issued 13,080 shares of Common Stock in connection with the acquisition of Mitchell F. Goldstein, O.D., P.A.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

(a) Exhibits:

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  2.1*     --   Agreement and Plan of Reorganization effective as of
                September 1, 1997 among Florida Eye Center, Sever & Ramseur,
                M.D., P.A., Raymond J. Sever, M.D. and Henry M. Ramseur,
                M.D., and the Registrant.(5)
  2.2*     --   Asset Purchase Agreement effective as of September 1, 1997 among Thomas J. Pusateri, M.D., P.A., Thomas J. Pusateri,
                M.D., and the Registrant.(5)
  2.3*     --   Asset Purchase Agreement effective as of September 1, 1997 among Leonard E. Cortelli, M.D., P.A., Leonard E. Cortelli,
                M.D., and the Registrant.(5)
  2.4*     --   Optical Asset Purchase Agreement effective as of September
                1, 1997 among Center Optical, Inc., Sever, Pusateri &
                Cortelli, M.D., P.A., Henry M. Ramseur, M.D., Raymond J.
                Sever, M.D., and the Registrant.(5)
  2.5*     --   Managed Care Organization Asset Purchase Agreement effective as of September 1, 1997, among Managed Health Services,
                Inc., Leonard E. Cortelli, M.D., Thomas J. Pusateri, M.D.,
                Henry M. Ramseur, M.D., Raymond J. Sever, M.D., the
                Registrant and Vision 21 Management Services, Inc.(5)
  2.6*     --   Agreement and Plan of Reorganization effective as of
                September 1, 1997, among Retina Associates Southwest, P.C.,
                Denis Carroll, M.D., Leonard Joffe, M.D., Reid Schindler,
                M.D., and the Registrant.(5)
  2.7*     --   Agreement and Plan of Reorganization dated May 1, 1997 by
                and among Cochise Eye & Laser, P.C., Jeffrey S. Felter,
                M.D., Thomas Rodcay, M.D., Vision 21 of Sierra Vista, Inc.
                and Vision Twenty-One, Inc.(9)
  2.8*     --   Asset Purchase Agreement dated June 1, 1997 among
                Swagel-Wootton Eye Center, Ltd., Wendy Wootton, M.D., James
                C. Wootton, M.D., Lorin Swagel, M.D., Daniel T. McGehee,
                O.D. and Vision Twenty-One, Inc.(9)
  2.9*     --   Optical Asset Purchase Agreement dated June 1, 1997 among
                Aztec Optical Limited Partnership, Swagel-Wootton Eye
                Center, Ltd., Wendy Wootton, M.D., James C. Wootton, M.D.,
                Lorin Swagel, M.D., Daniel T. McGehee, O.D. and Vision
                Twenty-One, Inc.(9)
  2.10*    --   Stock Purchase Agreement dated as of October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc., MarketCorp
                Venture Associates, L.P., New York State Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto.(8)
  2.11*    --   Stock Purchase Agreement effective December 1, 1997 among
                Vision Twenty-One, Inc., MEC Health Care, Inc., LSI
                Acquisition, Inc. and LaserSight Incorporated.(10)
                (Schedules (or similar attachments) have been omitted and
                the Registrant agrees to furnish supplementally a copy of
                any omitted schedule to the Securities and Exchange
                Commission upon request.)
  2.12     --   Asset Purchase Agreement dated as of December 1, 1997 by and among Desert Eye Associates, L.T.D., Jack A. Aaron, M.D.,
                Richard Marcello, M.D., and Vision Twenty-One, Inc.

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  2.13*    --   Agreement and Plan of Reorganization dated March 31, 1998 by and between Vision Twenty-One, Inc., Eye Care One Corp.,
                Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                Stephen L. Charnof, John C. Colman, not individually but
                solely as trustee of the John C. Colman Trust, u/t/a dated
                August 5, 1994, and Stephen L. Charnof and Daniel J. Stein,
                not individually but solely in their capacities as Trustees of the Daniel J. Stein Irrevocable Trust u/a/d April 3,
                1996.(12)
  2.14     --   Stock Purchase Agreement effective March 31, 1998 by and
                among Vision Twenty-One, Inc., Vision Twenty-One of
                Wisconsin, Inc., Vision Insurance Plan of America, Inc.,
                Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                Stephen L. Charnof, Thomas W. Witter, and John C. Colman,
                not individually but solely as Trustee of the John C. Colman
                Trust u/t/a dated August 5, 1994.
  2.15     --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Robert L. Garrett, O.D., P.C., Robert L. Garrett,
                O.D., Optometric Associates of Arizona, P.L.C., and Vision
                Twenty-One, Inc.
  2.16     --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Master Eye Consultants, P.C., Optometric Associates of
                Texas, P.C., Vision Twenty-One, Inc., and J.R. Cacy, O.D.
  2.17**   --   Letter of Intent by and among Vision Twenty-One, Inc.,
                Johnson Eye Institute, P.A., and Johnson Eye Institute
                Surgery Center, Inc.
  2.18     --   Asset Purchase Agreement effective January 1, 1998, by and among Elliot L. Shack, O.D., P.A., Charles M. Cummins, O.D.
                and Elliott L. Shack, O.D., P.A., and Vision Twenty-One,
                Inc.
  2.19     --   Stock Purchase Agreement effective as of January 1, 1998 by and between Vision Twenty-One, Inc., The Complete Optical
                Laboratory, Inc., Elliot L. Shack, and Charles M. Cummins.
  2.20**   --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Mitchell F. Goldstein O.D., P.A., Vision Twenty-One
                Inc. and Mitchell F. Goldstein O.D.
  2.21**   --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Dr. Freed & Associates, P.A., Vision Twenty-One, Inc., and David Freed, O.D.
  3.1*     --   Amended and Restated Articles of Incorporation of Vision
                Twenty-One, Inc.(1)
  3.2*     --   Bylaws of Vision Twenty-One, Inc.(1)
  4.1*     --   Specimen of Vision Twenty-One, Inc. Common Stock
                Certificate.(1)
  4.2*     --   Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                to Peter Fontaine.(1)
  4.3*     --   Promissory Note dated November 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine.(1)
  4.4*     --   Promissory Note dated December 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine.(1)
  4.5*     --   Note Purchase Agreement for 10% Senior Subordinated Notes
                Due December 19, 1999(Detachable Warrants Exchangeable Into
                Common Stock) dated December 20, 1996, by and between Vision
                Twenty-One, Inc. and certain purchasers.(1)
  4.6*     --   Amendment No. 1 dated April 18, 1997, to that certain Note
                Purchase Agreement dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers.(1)
  4.7*     --   Note Purchase Agreement for 10% Senior Subordinated Series
                1997 Notes Due December 19, 1999 (Detachable Warrants
                Exchangeable Into Common Stock) dated February 28, 1997
                between Vision Twenty-One, Inc. and Piper Jaffray Healthcare
                Fund II Limited Partnership.(1)
  4.8*     --   Amended and Restated Note and Warrant Purchase Agreement
                dated June 1997 and First Amendment to Amended and Restated
                Note and Warrant Purchase Agreement dated August 1997
                between Vision Twenty-One, Inc. and Prudential Securities
                Group.(4)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  4.9*     --   Credit facility commitment letter dated October 10, 1997
                between Prudential Securities Credit Corporation and Vision
                Twenty-One, Inc.(5)
  4.10*    --   Note Purchase Agreement dated October 1997 between Vision
                Twenty-One, Inc. and Prudential Securities Credit
                Corporation.(9)
  4.11*    --   Letter Amendment dated December 30, 1997 to the Note and
                Warrant Purchase Agreement between Vision Twenty-One, Inc.
                and Prudential Securities Credit Corporation.(10)
  4.12*    --   Stock Distribution Agreement dated December 30, 1997 by and between Vision Twenty-One, Inc. and LaserSight
                Incorporated.(10)
  4.13*    --   Credit Agreement dated as of January 30, 1998 among Vision
                Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                as Agent.(11)
                (The Company is not filing any instrument with respect to
                long-term debt that does not exceed 10% of the total assets of the Company and the Company agrees to furnish a copy of such instrument to the Commission upon request.)
  5**      --   Opinion of Shumaker, Loop & Kendrick, LLP as to the Common
                Stock being registered.
 10.1*     --   Employment Agreement dated October 1, 1996 between Vision
                Twenty-One, Inc. and Theodore N. Gillette.(1)
 10.2*     --   Employment Agreement dated October 1, 1996 between Vision
                Twenty-One, Inc. and Richard Sanchez.(1)
 10.3*     --   Employment Agreement dated September 1, 1996 between Vision
                Twenty One, Inc. and Richard T. Welch.(1)
 10.4*     --   Services Agreement dated September 9, 1996 between Vision
                Twenty-One, Inc. and Dr. Richard L. Lindstrom, M.D.(1)
 10.5*     --   Vision Twenty-One, Inc. 1996 Stock Incentive Plan.(1)
 10.6*     --   Vision Twenty-One, Inc. Affiliated Professionals Stock
                Plan.(1)
 10.7*     --   Agreement dated May 10, 1996 between Vision Twenty-One, Inc.
                and Bruce S. Maller.(1)
 10.8*     --   Advisory Agreement dated October 20, 1996 between Vision
                Twenty-One, Inc. and Bruce S. Maller.(1)
 10.9*     --   Services Agreement dated March 10, 1996 between Vision
                Twenty-One, Inc. and The BSM Consulting Group.(1)
 10.10*    --   Subscription Agreement dated June 4, 1996 between Vision
                Twenty-One, Inc. and Peter Fontaine.(1)
 10.11*    --   Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                to Peter Fontaine, filed as Exhibit 4.2 to this Report and incorporated herein by reference.
 10.12*    --   Promissory Note dated November 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine, filed as Exhibit 4.3 to this Report and incorporated herein by reference.
 10.13*    --   Promissory Note dated December 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine filed as Exhibit 4.4 to this Report and incorporated herein by reference.
 10.14*    --   Note Purchase Agreement for 10% Senior Subordinated Notes
                Due December 19, 1999 (Detachable Warrants Exchangeable Into
                Common Stock), dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers filed as
                Exhibit 4.5 to this Report and incorporated herein by
                reference.(2)
 10.15*    --   Amendment No. 1 dated April 18, 1997, to that certain Note
                Purchase Agreement dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers filed as
                Exhibit 4.6 to this Report and incorporated herein by
                reference.(1)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
 10.16*    --   Note Purchase Agreement for 10% Senior Subordinated Series
                1997 Notes Due December 19, 1999 (Detachable Warrants
                Exchangeable Into Common Stock), by and between Vision
                Twenty-One, Inc. and Piper Jaffray Healthcare Fund II
                Limited Partnership, filed as Exhibit 4.7 to this Report and incorporated herein by reference.(1)
 10.17*    --   Amended and Restated Note and Warrant Purchase Agreement
                dated June 1997 and First Amendment to Amended and Restated
                Note and Warrant Purchase Agreement dated August 1997
                between Vision Twenty-One, Inc. and Prudential Securities
                Group, Inc. filed as Exhibit 4.8 to this Report and
                incorporated herein by reference.(4)
 10.18*    --   Form of Indemnification Agreement.(1)
 10.19+*   --   Ancillary Provider Participation Agreement and Provider
                Amendment among Humana Medical Plan, Inc., Humana Health
                Plan of Florida, Inc., Humana Health Insurance of Florida,
                Inc., Humana Insurance Company and Vision 21.(2)
 10.20+*   --   Asset Purchase Agreement dated December 1, 1996, by and
                among Gillette & Associates, #6965, P.A., Theodore N.
                Gillette, O.D., Mark Sarno, O.D. and Mark Beiler, O.D. and
                Vision Twenty-One, Inc.(2)
 10.21*    --   Subordinated Promissory Note dated December 1, 1996, from
                Vision Twenty-One, Inc. to Gillette & Associates, #6965,
                P.A.(1)
 10.22*    --   Business Management Agreement dated December 1, 1996,
                between Vision Twenty-One, Inc. and Gillette & Associates,
                #6965, P.A.(2)
 10.23+*   --   Agreement and Plan of Reorganization dated December 1, 1996, by and among Eye Institute of Southern Arizona, P.C.,
                Jeffrey I. Katz, M.D. and Barry Kusman, M.D., Vision Twenty-
                One, Inc. and Vision 21 of Southern Arizona, Inc.(3)
 10.24*    --   Business Management Agreement dated December 1, 1996,
                between Eye Institute of Southern Arizona, P.C. and
                ExcelCare, P.C. (as assigned to Vision Twenty-One, Inc.)(1)
 10.25+*   --   Asset Purchase Agreement dated December 1, 1996, by and
                among Lindstrom, Samuelson & Hardten Ophthalmology
                Associates, P.A., Richard L. Lindstrom, M.D., Thomas W.
                Samuelson, M.D. and David R. Hardten, M.D. and Vision
                Twenty-One, Inc.(9)
 10.26*    --   Subordinated Promissory Note dated December 1, 1996, from
                Vision Twenty-One, Inc. to Lindstrom, Samuelson & Hardten
                Ophthalmology Associates, P.A.(1)
 10.27*    --   Business Management Agreement dated December 1, 1996,
                between Vision Twenty-One, Inc. and Lindstrom, Samuelson &
                Hardten Ophthalmology Associates, P.A.(1)
 10.42*    --   Stock Purchase Agreement dated May 1997, between David R.
                Hardten, M.D., Robert B. Kennedy, O.D., Thomas A. Knox,
                Gregory W. Kraupa, O.D., John W. Lahr, O.D., Richard L.
                Lindstrom, M.D., Jack W. Moore, Thomas W. Samuelson, M.D.,
                and Bradley Dr. Richter, O.D. and Vision Twenty-One, Inc.(1)
 10.43*    --   Regional Services Agreement dated May 1997, between Vision
                Twenty-One, Inc. and Richard L. Lindstrom, M.D.(1)
 10.47*    --   Form of Contract Provider agreement(2)
 10.48+*   --   Joint Venture Agreement dated May 1, 1996 by and between For
                Eyes Managed Care, Inc. and Vision 21 Managed Eye Care of
                Tampa Bay, Inc.(3)
 10.49*    --   Amendment to Agreement and Plan of Reorganization dated July
                31, 1997 by and among Kuscat Investments, L.L.C.,
                Ocusite-ASC, Inc., Jeffrey I. Katz, M.D. and Barry Kusman,
                M.D., Vital Site, P.C., Vision Twenty-One, Inc. Vision 21 of
                Southern Arizona, Inc. and the escrow agent.(9)
 10.50*    --   Employment Agreement dated October 31, 1997 between Vision
                Twenty-One, Inc. and Michael P. Block.(9)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
 10.51*    --   Letter of Intent dated October 15, 1997 by and among Vision
                Twenty-One, Inc., BBG-COA, Inc. MarketCorp Venture
                Associates, L.P., New York State Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto.(6)
 10.52*    --   Credit facility commitment letter dated October 10, 1997
                between Prudential Securities Credit Corporation and Vision
                Twenty-One, Inc. filed as Exhibit 4.9 to this Report and
                incorporated herein by reference.(6)
 10.53*    --   Note Purchase Agreement dated October 1997 between Vision
                Twenty-One, Inc. and Prudential Securities Credit
                Corporation, filed as Exhibit 4.10 to this Report and
                incorporated herein by reference.(9)
 10.54*    --   Stock Purchase Agreement effective October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc. Market Corp
                Venture Associates, L.P., New York state Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto, filed as Exhibit
                2.10 to this Report and incorporated herein by reference.(7)
 10.55*    --   Letter Agreement of October 2, 1997 by and between
                Prudential Securities Incorporated as exclusive agent for
                obtaining $50.0 million credit facility, and Vision
                Twenty-One, Inc.(9)
 10.56*    --   Letter Agreement of October 14, 1997 by and between
                Prudential Securities Incorporated, as exclusive financial adviser in the Block Acquisition, and Vision Twenty-One,
                Inc.(9)
 10.57*    --   Letter Amendment dated December 30, 1997 to the Note and
                Warrant Purchase Agreement between Vision Twenty-One, Inc.
                and Prudential Securities Credit Corporation, filed as
                Exhibit 4.11 to this Report and incorporated herein by
                reference.(10)
 10.58*    --   Stock Distribution Agreement Dated December 30, 1997 by and
                between Vision Twenty-One, Inc. and LaserSight,
                Incorporated, filed as Exhibit 4.12 to this Report and
                incorporated herein by reference.(10)
 10.59*    --   Credit Agreement dated as of January 30, 1998 among Vision
                Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                as Agent filed as Exhibit 4.13 to this Report and
                incorporated herein by reference.(11)
 11**      --   Statement of Computation of Per Share Earnings.
 21**      --   List of the subsidiaries of Vision Twenty-One, Inc.
 23.1      --   Consent of Ernst & Young, LLP, independent certified public accountants.
 23.2      --   Consent of Ernst & Young, LLP, independent certified public accountants.
 23.3      --   Consent of Price Waterhouse LLP, independent certified
                public accountants.
 23.4**    --   Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5).
 24        --   Power of Attorney (included on signature page).
 27.1      --   Restated Financial Data Schedule for year ended December 31,
                1996 (for SEC use only).
 27.2      --   Restated Financial Data Schedule for year ended December 31,
                1997 (for SEC use only).

---------------

   * Previously filed as an Exhibit in the Company filing identified in the footnote following the Exhibit Description and incorporated herein by reference.
 (1) Registration Statement on Form S-1 filed on June 13, 1997 (File No. 333-29213).
 (2) Amendment No. 1 to Registration Statement on Form S-1 filed on July 23,
     1997.
 (3) Amendment No. 3 to Registration Statement on Form S-1 filed on August 14, 1997.
 (4) Amendment No. 4 to Registration Statement on Form S-1 filed on August 15, 1997.
 (5) Form 8-K filed September 30, 1997.
 (6) Registration Statement on Form S-1 filed on October 30, 1997 (333-39031).
 (7) Amendment No. 1 to Registration Statement on Form S-1 filed on November 3, 1997.
 (8) Form 10-Q filed on November 14, 1997.

 (9) Amendment No. 2 to Registration Statement on Form S-1 filed November 19, 1997.
(10) Form 8-K filed January 13, 1998.
(11) Form 8-K filed February 10, 1998.
(12) Form 8-K filed April 14, 1998.

  ** To be filed by amendment.
   + Certain information contained in this exhibit has been granted confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended, and such confidential information has been omitted herefrom.

     (b) Financial Statement Schedules:

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the consolidated financial statements of Vision Twenty-One, Inc. and Subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 11, 1998 (included elsewhere in this Form S-1). Our audits also included the financial statement schedule listed in Item 16(b) of the Form S-1. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG

Tampa, Florida
March 11, 1998

                 SCHEDULE -- VALUATION AND QUALIFYING ACCOUNTS

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                                                          ADDITIONS
                                                   -----------------------
                                     BALANCE AT    CHARGED TO   CHARGED TO                     BALANCE AT END
                                    BEGINNING OF   COSTS AND      OTHER        DEDUCTIONS --         OF
DESCRIPTION                            PERIOD       EXPENSES     ACCOUNTS        DESCRIBE          PERIOD
-----------                         ------------   ----------   ----------     -------------   --------------
For the year ended December 31,
  1995:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $     --      $     --    $       --        $   --         $       --
                                      ========      ========    ==========        ======         ==========
For the year ended December 31,
  1996:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $     --      $     --    $  685,000(1)     $   --         $  685,000
                                      ========      ========    ==========        ======         ==========
For the year ended December 31,
  1997:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $685,000      $254,000    $2,532,000(2)     $   --         $3,471,000
                                      ========      ========    ==========        ======         ==========

---------------

(1) Amount represents allowance for doubtful accounts acquired in connection with the December 1, 1996 acquisition of substantially all of the assets and certain liabilities in 10 ophthalmology and optometry practices.
(2) Amount represents allowance for doubtful accounts acquired in connection with the 1997 purchases of substantially all of the assets and certain liabilities of 11 ophthalmology and optometry practices, 3 managed care companies, a medical consulting company, and an ambulatory surgical center.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the supplemental consolidated financial statements of Vision Twenty-One Inc. and Subsidiaries (formed as a result of the consolidation of Vision Twenty-One, Inc. and Subsidiaries, EyeCare One Corp. and Vision Insurance Plan of America, Inc.) as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 11, 1998 (included elsewhere in this Form S-1). Our audits also included the financial statement schedule listed in Item 16(b) of the Form S-1. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the supplemental financial statement schedule referred to above, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein, after giving retroactive effect to the merger of Vision Twenty-One, Inc. and Subsidiaries, EyeCare One Corp. and Vision Insurance Plan of America, Inc., as described in the notes to the supplemental consolidated financial statements.

                                                   /s/ ERNST & YOUNG

Tampa, Florida
March 11, 1998

           SCHEDULE -- SUPPLEMENTAL VALUATION AND QUALIFYING ACCOUNTS

                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                                                          ADDITIONS
                                                   -----------------------
                                     BALANCE AT    CHARGED TO   CHARGED TO                     BALANCE AT END
                                    BEGINNING OF   COSTS AND      OTHER        DEDUCTIONS --         OF
DESCRIPTION                            PERIOD       EXPENSES     ACCOUNTS        DESCRIBE          PERIOD
-----------                         ------------   ----------   ----------     -------------   --------------
For the year ended December 31,
  1995:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $     --      $     --    $       --        $   --         $       --
                                      ========      ========    ==========        ======         ==========
For the year ended December 31,
  1996:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $     --      $     --    $  685,000(1)     $   --         $  685,000
                                      ========      ========    ==========        ======         ==========
For the year ended December 31,
  1997:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts...................    $685,000      $262,000    $2,532,000(2)     $   --         $3,479,000
                                      ========      ========    ==========        ======         ==========

---------------

(1) Amount represents allowance for doubtful accounts acquired in connection with the December 1, 1996 acquisition of substantially all of the assets and certain liabilities in 10 ophthalmology and optometry practices.
(2) Amount represents allowance for doubtful accounts acquired in connection with the 1997 purchases of substantially all of the assets and certain liabilities of 11 ophthalmology and optometry practices, 3 managed care companies, a medical consulting company, and an ambulatory surgical center.

     All other schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto or the schedule is not required or inapplicable under the related instructions.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida on April 30, 1998.

                                          VISION TWENTY-ONE, INC.

                                          By:   /s/ THEODORE N. GILLETTE
                                            ------------------------------------
                                                    Theodore N. Gillette
                                                  Chief Executive Officer
                                             (The Principal Executive Officer)

                                          By:     /s/ RICHARD T. WELCH
                                            ------------------------------------
                                                      Richard T. Welch
                                                  Chief Financial Officer
                                                (The Principal Financial and
                                                    Accounting Officer)

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Theodore N. Gillette and Richard T. Welch his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1998.

                      SIGNATURE                                       TITLE
                      ---------                                       -----

              /s/ THEODORE N. GILLETTE                 Chief Executive Officer and Director
-----------------------------------------------------
                Theodore N. Gillette

                /s/ RICHARD T. WELCH                   Chief Financial Officer and Director
-----------------------------------------------------
                  Richard T. Welch

               /s/ RICHARD L. SANCHEZ                  Director
-----------------------------------------------------
                 Richard L. Sanchez

                 /s/ PETER FONTAINE                    Director
-----------------------------------------------------
                   Peter Fontaine

           /s/ HERBERT U. PEGUES II, M.D.              Director
-----------------------------------------------------
             Herbert U. Pegues II, M.D.

                      SIGNATURE                                       TITLE
                      ---------                                       -----

                 /s/ BRUCE S. MALLER                                 Director
-----------------------------------------------------
                   Bruce S. Maller

           /s/ RICHARD L. LINDSTROM, M.D.                            Director
-----------------------------------------------------
             Richard L. Lindstrom, M.D.

               /s/ JEFFREY KATZ, M.D.                                Director
-----------------------------------------------------
                 Jeffrey Katz, M.D.

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  2.1*     --   Agreement and Plan of Reorganization effective as of
                September 1, 1997 among Florida Eye Center, Sever & Ramseur,
                M.D., P.A., Raymond J. Sever, M.D. and Henry M. Ramseur,
                M.D., and the Registrant.(5)
  2.2*     --   Asset Purchase Agreement effective as of September 1, 1997 among Thomas J. Pusateri, M.D., P.A., Thomas J. Pusateri,
                M.D., and the Registrant.(5)
  2.3*     --   Asset Purchase Agreement effective as of September 1, 1997 among Leonard E. Cortelli, M.D., P.A., Leonard E. Cortelli,
                M.D., and the Registrant.(5)
  2.4*     --   Optical Asset Purchase Agreement effective as of September
                1, 1997 among Center Optical, Inc., Sever, Pusateri &
                Cortelli, M.D., P.A., Henry M. Ramseur, M.D., Raymond J.
                Sever, M.D., and the Registrant.(5)
  2.5*     --   Managed Care Organization Asset Purchase Agreement effective as of September 1, 1997, among Managed Health Services,
                Inc., Leonard E. Cortelli, M.D., Thomas J. Pusateri, M.D.,
                Henry M. Ramseur, M.D., Raymond J. Sever, M.D., the
                Registrant and Vision 21 Management Services, Inc.(5)
  2.6*     --   Agreement and Plan of Reorganization effective as of
                September 1, 1997, among Retina Associates Southwest, P.C.,
                Denis Carroll, M.D., Leonard Joffe, M.D., Reid Schindler,
                M.D., and the Registrant.(5)
  2.7*     --   Agreement and Plan of Reorganization dated May 1, 1997 by
                and among Cochise Eye & Laser, P.C., Jeffrey S. Felter,
                M.D., Thomas Rodcay, M.D., Vision 21 of Sierra Vista, Inc.
                and Vision Twenty-One, Inc.(9)
  2.8*     --   Asset Purchase Agreement dated June 1, 1997 among
                Swagel-Wootton Eye Center, Ltd., Wendy Wootton, M.D., James
                C. Wootton, M.D., Lorin Swagel, M.D., Daniel T. McGehee,
                O.D. and Vision Twenty-One, Inc.(9)
  2.9*     --   Optical Asset Purchase Agreement dated June 1, 1997 among
                Aztec Optical Limited Partnership, Swagel-Wootton Eye
                Center, Ltd., Wendy Wootton, M.D., James C. Wootton, M.D.,
                Lorin Swagel, M.D., Daniel T. McGehee, O.D. and Vision
                Twenty-One, Inc.(9)
  2.10*    --   Stock Purchase Agreement dated as of October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc., MarketCorp
                Venture Associates, L.P., New York State Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto.(8)
  2.11*    --   Stock Purchase Agreement effective December 1, 1997 among
                Vision Twenty-One, Inc., MEC Health Care, Inc., LSI
                Acquisition, Inc. and LaserSight Incorporated.(10)
                (Schedules (or similar attachments) have been omitted and
                the Registrant agrees to furnish supplementally a copy of
                any omitted schedule to the Securities and Exchange
                Commission upon request.)
  2.12     --   Asset Purchase Agreement dated as of December 1, 1997 by and among Desert Eye Associates, L.T.D., Jack A. Aaron, M.D.,
                Richard Marcello, M.D., and Vision Twenty-One, Inc.
  2.13*    --   Agreement and Plan of Reorganization dated March 31, 1998 by and between Vision Twenty-One, Inc., Eye Care One Corp.,
                Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                Stephen L. Charnof, John C. Colman, not individually but
                solely as trustee of the John C. Colman Trust, u/t/a dated
                August 5, 1994, and Stephen L. Charnof and Daniel J. Stein,
                not individually but solely in their capacities as Trustees of the Daniel J. Stein Irrevocable Trust u/a/d April 3,
                1996.(12)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  2.14     --   Stock Purchase Agreement effective March 31, 1998 by and
                among Vision Twenty-One, Inc., Vision Twenty-One of
                Wisconsin, Inc., Vision Insurance Plan of America, Inc.,
                Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                Stephen L. Charnof, Thomas W. Witter, and John C. Colman,
                not individually but solely as Trustee of the John C. Colman
                Trust u/t/a dated August 5, 1994.
  2.15     --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Robert L. Garrett, O.D., P.C., Robert L. Garrett,
                O.D., Optometric Associates of Arizona, P.L.C., and Vision
                Twenty-One, Inc.
  2.16     --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Master Eye Consultants, P.C., Optometric Associates of
                Texas, P.C., Vision Twenty-One, Inc., and J.R. Cacy, O.D.
  2.17**   --   Letter of Intent by and among Vision Twenty-One, Inc.,
                Johnson Eye Institute, P.A., and Johnson Eye Institute
                Surgery Center, Inc.
  2.18     --   Asset Purchase Agreement effective January 1, 1998, by and among Elliot L. Shack, O.D., P.A., Charles M. Cummins, O.D.
                and Elliott L. Shack, O.D., P.A., and Vision Twenty-One,
                Inc.
  2.19     --   Stock Purchase Agreement effective as of January 1, 1998 by and between Vision Twenty-One, Inc., The Complete Optical
                Laboratory, Inc., Elliot L. Shack, and Charles M. Cummins.
  2.20**   --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Mitchell F. Goldstein O.D., P.A., Vision Twenty-One
                Inc. and Mitchell F. Goldstein O.D.
  2.21**   --   Asset Purchase Agreement dated as of April 1, 1998 by and
                among Dr. Freed & Associates, P.A., Vision Twenty-One, Inc., and David Freed, O.D.
  3.1*     --   Amended and Restated Articles of Incorporation of Vision
                Twenty-One, Inc.(1)
  3.2*     --   Bylaws of Vision Twenty-One, Inc.(1)
  4.1*     --   Specimen of Vision Twenty-One, Inc. Common Stock
                Certificate.(1)
  4.2*     --   Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                to Peter Fontaine.(1)
  4.3*     --   Promissory Note dated November 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine.(1)
  4.4*     --   Promissory Note dated December 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine.(1)
  4.5*     --   Note Purchase Agreement for 10% Senior Subordinated Notes
                Due December 19, 1999(Detachable Warrants Exchangeable Into
                Common Stock) dated December 20, 1996, by and between Vision
                Twenty-One, Inc. and certain purchasers.(1)
  4.6*     --   Amendment No. 1 dated April 18, 1997, to that certain Note
                Purchase Agreement dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers.(1)
  4.7*     --   Note Purchase Agreement for 10% Senior Subordinated Series
                1997 Notes Due December 19, 1999 (Detachable Warrants
                Exchangeable Into Common Stock) dated February 28, 1997
                between Vision Twenty-One, Inc. and Piper Jaffray Healthcare
                Fund II Limited Partnership.(1)
  4.8*     --   Amended and Restated Note and Warrant Purchase Agreement
                dated June 1997 and First Amendment to Amended and Restated
                Note and Warrant Purchase Agreement dated August 1997
                between Vision Twenty-One, Inc. and Prudential Securities
                Group.(4)
  4.9*     --   Credit facility commitment letter dated October 10, 1997
                between Prudential Securities Credit Corporation and Vision
                Twenty-One, Inc.(5)
  4.10*    --   Note Purchase Agreement dated October 1997 between Vision
                Twenty-One, Inc. and Prudential Securities Credit
                Corporation.(9)
  4.11*    --   Letter Amendment dated December 30, 1997 to the Note and
                Warrant Purchase Agreement between Vision Twenty-One, Inc.
                and Prudential Securities Credit Corporation.(10)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
  4.12*    --   Stock Distribution Agreement dated December 30, 1997 by and between Vision Twenty-One, Inc. and LaserSight
                Incorporated.(10)
  4.13*    --   Credit Agreement dated as of January 30, 1998 among Vision
                Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                as Agent.(11)
                (The Company is not filing any instrument with respect to
                long-term debt that does not exceed 10% of the total assets of the Company and the Company agrees to furnish a copy of such instrument to the Commission upon request.)
  5**      --   Opinion of Shumaker, Loop & Kendrick, LLP as to the Common
                Stock being registered.
 10.1*     --   Employment Agreement dated October 1, 1996 between Vision
                Twenty-One, Inc. and Theodore N. Gillette.(1)
 10.2*     --   Employment Agreement dated October 1, 1996 between Vision
                Twenty-One, Inc. and Richard Sanchez.(1)
 10.3*     --   Employment Agreement dated September 1, 1996 between Vision
                Twenty One, Inc. and Richard T. Welch.(1)
 10.4*     --   Services Agreement dated September 9, 1996 between Vision
                Twenty-One, Inc. and Dr. Richard L. Lindstrom, M.D.(1)
 10.5*     --   Vision Twenty-One, Inc. 1996 Stock Incentive Plan.(1)
 10.6*     --   Vision Twenty-One, Inc. Affiliated Professionals Stock
                Plan.(1)
 10.7*     --   Agreement dated May 10, 1996 between Vision Twenty-One, Inc.
                and Bruce S. Maller.(1)
 10.8*     --   Advisory Agreement dated October 20, 1996 between Vision
                Twenty-One, Inc. and Bruce S. Maller.(1)
 10.9*     --   Services Agreement dated March 10, 1996 between Vision
                Twenty-One, Inc. and The BSM Consulting Group.(1)
 10.10*    --   Subscription Agreement dated June 4, 1996 between Vision
                Twenty-One, Inc. and Peter Fontaine.(1)
 10.11*    --   Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                to Peter Fontaine, filed as Exhibit 4.2 to this Report and incorporated herein by reference.
 10.12*    --   Promissory Note dated November 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine, filed as Exhibit 4.3 to this Report and incorporated herein by reference.
 10.13*    --   Promissory Note dated December 1996 from Vision Twenty-One,
                Inc. to Peter Fontaine filed as Exhibit 4.4 to this Report and incorporated herein by reference.
 10.14*    --   Note Purchase Agreement for 10% Senior Subordinated Notes
                Due December 19, 1999 (Detachable Warrants Exchangeable Into
                Common Stock), dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers filed as
                Exhibit 4.5 to this Report and incorporated herein by
                reference.(2)
 10.15*    --   Amendment No. 1 dated April 18, 1997, to that certain Note
                Purchase Agreement dated December 20, 1996, by and between
                Vision Twenty-One, Inc. and certain purchasers filed as
                Exhibit 4.6 to this Report and incorporated herein by
                reference.(1)
 10.16*    --   Note Purchase Agreement for 10% Senior Subordinated Series
                1997 Notes Due December 19, 1999 (Detachable Warrants
                Exchangeable Into Common Stock), by and between Vision
                Twenty-One, Inc. and Piper Jaffray Healthcare Fund II
                Limited Partnership, filed as Exhibit 4.7 to this Report and incorporated herein by reference.(1)
 10.17*    --   Amended and Restated Note and Warrant Purchase Agreement
                dated June 1997 and First Amendment to Amended and Restated
                Note and Warrant Purchase Agreement dated August 1997
                between Vision Twenty-One, Inc. and Prudential Securities
                Group, Inc. filed as Exhibit 4.8 to this Report and
                incorporated herein by reference.(4)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
 10.18*    --   Form of Indemnification Agreement.(1)
 10.19+*   --   Ancillary Provider Participation Agreement and Provider
                Amendment among Humana Medical Plan, Inc., Humana Health
                Plan of Florida, Inc., Humana Health Insurance of Florida,
                Inc., Humana Insurance Company and Vision 21.(2)
 10.20+*   --   Asset Purchase Agreement dated December 1, 1996, by and
                among Gillette & Associates, #6965, P.A., Theodore N.
                Gillette, O.D., Mark Sarno, O.D. and Mark Beiler, O.D. and
                Vision Twenty-One, Inc.(2)
 10.21*    --   Subordinated Promissory Note dated December 1, 1996, from
                Vision Twenty-One, Inc. to Gillette & Associates, #6965,
                P.A.(1)
 10.22*    --   Business Management Agreement dated December 1, 1996,
                between Vision Twenty-One, Inc. and Gillette & Associates,
                #6965, P.A.(2)
 10.23+*   --   Agreement and Plan of Reorganization dated December 1, 1996, by and among Eye Institute of Southern Arizona, P.C.,
                Jeffrey I. Katz, M.D. and Barry Kusman, M.D., Vision Twenty-
                One, Inc. and Vision 21 of Southern Arizona, Inc.(3)
 10.24*    --   Business Management Agreement dated December 1, 1996,
                between Eye Institute of Southern Arizona, P.C. and
                ExcelCare, P.C. (as assigned to Vision Twenty-One, Inc.)(1)
 10.25+*   --   Asset Purchase Agreement dated December 1, 1996, by and
                among Lindstrom, Samuelson & Hardten Ophthalmology
                Associates, P.A., Richard L. Lindstrom, M.D., Thomas W.
                Samuelson, M.D. and David R. Hardten, M.D. and Vision
                Twenty-One, Inc.(9)
 10.26*    --   Subordinated Promissory Note dated December 1, 1996, from
                Vision Twenty-One, Inc. to Lindstrom, Samuelson & Hardten
                Ophthalmology Associates, P.A.(1)
 10.27*    --   Business Management Agreement dated December 1, 1996,
                between Vision Twenty-One, Inc. and Lindstrom, Samuelson &
                Hardten Ophthalmology Associates, P.A.(1)
 10.42*    --   Stock Purchase Agreement dated May 1997, between David R.
                Hardten, M.D., Robert B. Kennedy, O.D., Thomas A. Knox,
                Gregory W. Kraupa, O.D., John W. Lahr, O.D., Richard L.
                Lindstrom, M.D., Jack W. Moore, Thomas W. Samuelson, M.D.,
                and Bradley Dr. Richter, O.D. and Vision Twenty-One, Inc.(1)
 10.43*    --   Regional Services Agreement dated May 1997, between Vision
                Twenty-One, Inc. and Richard L. Lindstrom, M.D.(1)
 10.47*    --   Form of Contract Provider agreement(2)
 10.48+*   --   Joint Venture Agreement dated May 1, 1996 by and between For
                Eyes Managed Care, Inc. and Vision 21 Managed Eye Care of
                Tampa Bay, Inc.(3)
 10.49*    --   Amendment to Agreement and Plan of Reorganization dated July
                31, 1997 by and among Kuscat Investments, L.L.C.,
                Ocusite-ASC, Inc., Jeffrey I. Katz, M.D. and Barry Kusman,
                M.D., Vital Site, P.C., Vision Twenty-One, Inc. Vision 21 of
                Southern Arizona, Inc. and the escrow agent.(9)
 10.50*    --   Employment Agreement dated October 31, 1997 between Vision
                Twenty-One, Inc. and Michael P. Block.(9)
 10.51*    --   Letter of Intent dated October 15, 1997 by and among Vision
                Twenty-One, Inc., BBG-COA, Inc. MarketCorp Venture
                Associates, L.P., New York State Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto.(6)
 10.52*    --   Credit facility commitment letter dated October 10, 1997
                between Prudential Securities Credit Corporation and Vision
                Twenty-One, Inc. filed as Exhibit 4.9 to this Report and
                incorporated herein by reference.(6)

EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
-------                             -------------------
 10.53*    --   Note Purchase Agreement dated October 1997 between Vision
                Twenty-One, Inc. and Prudential Securities Credit
                Corporation, filed as Exhibit 4.10 to this Report and
                incorporated herein by reference.(9)
 10.54*    --   Stock Purchase Agreement effective October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc. Market Corp
                Venture Associates, L.P., New York state Business Venture
                Partnership, Chase Venture Capital Associates, Michael P.
                Block, Saree Block and James T. Roberto, filed as Exhibit
                2.10 to this Report and incorporated herein by reference.(7)
 10.55*    --   Letter Agreement of October 2, 1997 by and between
                Prudential Securities Incorporated as exclusive agent for
                obtaining $50.0 million credit facility, and Vision
                Twenty-One, Inc.(9)
 10.56*    --   Letter Agreement of October 14, 1997 by and between
                Prudential Securities Incorporated, as exclusive financial adviser in the Block Acquisition, and Vision Twenty-One,
                Inc.(9)
 10.57*    --   Letter Amendment dated December 30, 1997 to the Note and
                Warrant Purchase Agreement between Vision Twenty-One, Inc.
                and Prudential Securities Credit Corporation, filed as
                Exhibit 4.11 to this Report and incorporated herein by
                reference.(10)
 10.58*    --   Stock Distribution Agreement Dated December 30, 1997 by and
                between Vision Twenty-One, Inc. and LaserSight,
                Incorporated, filed as Exhibit 4.12 to this Report and
                incorporated herein by reference.(10)
 10.59*    --   Credit Agreement dated as of January 30, 1998 among Vision
                Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                as Agent filed as Exhibit 4.13 to this Report and
                incorporated herein by reference.(11)
 11**      --   Statement of Computation of Per Share Earnings.
 21**      --   List of the subsidiaries of Vision Twenty-One, Inc.
 23.1      --   Consent of Ernst & Young, LLP, independent certified public accountants.
 23.2      --   Consent of Ernst & Young, LLP, independent certified public accountants.
 23.3      --   Consent of Price Waterhouse LLP, independent certified
                public accountants.
 23.4**    --   Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5).
 24        --   Power of Attorney (included on signature page).
 27.1      --   Restated Financial Data Schedule for year ended December 31,
                1996 (for SEC use only).
 27.2      --   Restated Financial Data Schedule for year ended December 31,
                1997 (for SEC use only).

---------------

   * Previously filed as an Exhibit in the Company filing identified in the footnote following the Exhibit Description and incorporated herein by reference.
 (1) Registration Statement on Form S-1 filed on June 13, 1997 (File No. 333-29213).
 (2) Amendment No. 1 to Registration Statement on Form S-1 filed on July 23,
     1997.
 (3) Amendment No. 3 to Registration Statement on Form S-1 filed on August 14, 1997.
 (4) Amendment No. 4 to Registration Statement on Form S-1 filed on August 15, 1997.
 (5) Form 8-K filed September 30, 1997.
 (6) Registration Statement on Form S-1 filed on October 30, 1997 (333-39031).
 (7) Amendment No. 1 to Registration Statement on Form S-1 filed on November 3, 1997.
 (8) Form 10-Q filed on November 14, 1997.
 (9) Amendment No. 2 to Registration Statement on Form S-1 filed November 19, 1997.
(10) Form 8-K filed January 13, 1998.
(11) Form 8-K filed February 10, 1998.
(12) Form 8-K filed April 14, 1998.

  ** To be filed by amendment.

   + Certain information contained in this exhibit has been granted confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended, and such confidential information has been omitted herefrom.